As filed with the Securities and Exchange Commission on May 8, 1998
                                               Registration No. 333-
==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                 --------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 --------------

                                RCN CORPORATION
            (Exact name of Registrant as specified in its charter)

         Delaware                         4813                  22-3498533
(State or other jurisdiction        Primary Standard         (I.R.S. Employer
     of incorporation         (Industrial Classification   Identification No.)
     or organization)                 Code Number)

                              105 Carnegie Center
                           Princeton, NJ  08540-6215
                                 (609) 734-3700
   (Address and telephone number of Registrant's principal executive offices)

                                Bruce C. Godfrey
                                RCN Corporation
                              105 Carnegie Center
                           Princeton, NJ  08540-6215
                                 (609) 734-3700
           (Name, address and telephone number of agent for service)

                                 -------------

                                   Copies to:
    William L. Taylor                                Anthony J. Carroll
   Davis Polk & Wardwell                              Christy & Viener
    450 Lexington Avenue                               620 Fifth Avenue
  New York, New York 10017                         New York, New York  10020
       (212) 450-4000                                  (212) 632-5500

               Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and the effective time (the "Effective Time") of the merger (the "Merger") of a wholly-owned subsidiary of the Registrant with and into Lancit Media Entertainment, Ltd. ("Lancit"), as described in the Agreement and Plan of Merger dated as of February 27, 1998, as amended.
               If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
               If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____
               If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                              CALCULATION OF REGISTRATION FEE
===========================================================================================================================
                                                                       Proposed             Proposed
                                                    Amount             Maximum               Maximum            Amount of
           Title of Each Class of                    to be             Offering             Aggregate          Registration
        Securities to be Registered              Registered(1)      Price Per Unit      Offering Price(2)         Fee(3)
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per share.....        331,738              N/A               $5,598,071              $490
===========================================================================================================================

(1) Represents the maximum number of shares of Common Stock, par value $1.00 per share ("RCN Common Stock"), of RCN Corporation ("RCN") to be issued in connection with the Merger (as hereinafter defined) in exchange for shares of Common Stock, par value $0.001 per share ("Lancit Common Stock"), of Lancit, determined on the basis of the maximum exchange ratio applicable in the Merger (which is 0.05 of a share of RCN Common Stock for each share of Lancit Common Stock) and the number of outstanding shares of Lancit Common Stock on May 5, 1998 which was 6,634,750.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), by multiplying (i) the average high ask and low bid prices of the Lancit Common Stock on May 6, 1998 on The Nasdaq Stock Market ("NASDAQ"), which was $0.84375, by (ii) the number of outstanding shares of Lancit Common Stock on May 5, 1998, which was 6,634,750.

(3) The total registration fee due is $1,652 (calculated by multiplying 0.000295 by $5,598,071). A fee of $1,162 (calculated pursuant to Rules 14a-6(i)(4) and O-11 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")), has been previously paid in connection with the filing of the preliminary Proxy Statement--Prospectus on Schedule 14A pursuant to
    Section 14(a) of the Exchange Act. The remaining registration fee for the securities registered hereby of $490 (calculated by subtracting $1,162 from $1,652, the total registration fee) is being paid herewith.

                                 --------------

               The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================


                        LANCIT MEDIA ENTERTAINMENT, LTD.
                              601 West 50th Street
                            New York, New York 10019

                                                                  May 12, 1998

Dear Shareholder:

               You are cordially invited to attend a Special Meeting of Shareholders of Lancit Media Entertainment, Ltd. ("Lancit") to be held at 3:30 P.M. local time, on June 11, 1998, at the principal offices of Lancit, 601 West 50th Street, New York, New York. I hope that you will be present or represented by proxy at this important meeting.

               At the Special Meeting, you will be asked to approve the Agreement and Plan of Merger, dated as of February 27, 1998, as amended on April 6, 1998 (as it may be further amended, supplemented or modified from time to time, the "Merger Agreement"), among RCN Corporation ("RCN"), LME Acquisition Corporation ("LME") and Lancit. Pursuant to the Merger Agreement, LME will be merged with and into Lancit, with Lancit to be the surviving corporation and a wholly owned subsidiary of RCN (the "Merger"). Upon effectiveness of the Merger, each outstanding share of common stock of Lancit, par value $.001 per share (the "Lancit Common Stock"), outstanding at the effective time of the Merger will be converted into the right to receive merger consideration in the form of a fraction of a share of common stock of RCN, par value $1.00 per share (the "RCN Common Stock"), the numerator of which will have a value of $1.20 (subject to a possible adjustment as described in the accompanying Proxy Statement--Prospectus which adjustment, if applicable, will not in any event be material), and the denominator of which will equal the average of the closing price (last sale) of RCN Common Stock on The NASDAQ Stock Market for the five trading day period ending one day prior to the effective date of the Merger; provided, that, if such average closing price exceeds $29, the value of such fraction of a share will be calculated as if the average closing price were $29, and if such average closing price is less than $24, the value of such fraction of a share will be calculated as if the average closing price were $24.

               The Merger is intended to be a tax-free transaction for federal income tax purposes. See "The Merger--Certain Federal Income Tax
Consequences" in the accompanying Proxy Statement--Prospectus.

               The Merger (including the merger consideration and the possible adjustment thereto) is described in greater detail in the enclosed Proxy Statement--Prospectus.

               Following the Merger, the former shareholders of Lancit are expected to own approximately 0.0057% of the outstanding RCN Common Stock. The aggregate value of the RCN Common Stock being issued in the Merger is approximately $8 million, assuming an average closing price of the RCN Common Stock of between $24 and $29. The number of shares of RCN Common Stock that will be issued in the Merger will be between 274,541 and 331,738, assuming no transaction expenses adjustment as described in the accompanying Proxy Statement--Prospectus. The exact number of shares will be dependent upon the trading price of RCN Common Stock and certain other factors at the time of the Merger, as described above and in the accompanying Proxy Statement-- Prospectus. If the exchange value were calculated on the basis of the average closing price of RCN Common Stock on The NASDAQ Stock Market for the five trading day period ending one day prior to May 8, 1998, and assuming no other adjustments in the merger consideration (as described in the accompanying Proxy Statement--Prospectus), each outstanding share of Lancit Common Stock would be exchanged for 0.05 shares of RCN Common Stock. In order to provide Lancit Shareholders with current information during the period prior to the effective time of the Merger regarding the fraction of a share of RCN Common Stock issuable in the Merger (based on recent closing prices of RCN Common Stock), Lancit has established a toll-free telephone number at (800) 253-3814 that interested parties may call.

               The Board of Directors of Lancit has received the written opinion, dated February 27, 1998 (the "February 27 Opinion"), of its financial advisor, Schroder & Co. Inc., to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Lancit Common Stock in the Merger is fair to such holders from a financial point of view. Schroder & Co. Inc. has delivered to Lancit a subsequent opinion, dated May 7, 1998 (the "May 7 Opinion" and together with the February 27 Opinion, the "Schroders' Opinion"), reiterating the February 27 Opinion. See "The Merger--Opinion of Financial Advisor" in the accompanying Proxy Statement--Prospectus. A copy of the Schroders' Opinion is included as Annex III to the accompanying Proxy Statement--Prospectus and should be read carefully in its entirety.

               Your Board of Directors, after careful consideration, has approved the Merger and determined that the Merger is fair to and in the best interests of Lancit's shareholders. See "The Merger--Recommendation of the Lancit Board" in the accompanying Proxy Statement--Prospectus. Copies of the Merger Agreement and the Voting Agreement are attached as Annexes I and II, respectively, to the accompanying Proxy Statement--Prospectus.

               Your Board of Directors unanimously recommends that you vote "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

               Approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, to be voted on at the Special Meeting requires a favorable vote of two-thirds of the outstanding shares of Lancit Common Stock. Accordingly, failure to vote has the effect of a vote against the Merger. Moreover, under The NASDAQ Stock Market rules, brokers cannot vote at the Special Meeting without instructions from shareholders. Shareholders whose shares are held in brokerage accounts ("street names") are urged to instruct their brokers to vote their shares in favor of the Merger. Laurence A. Lancit and Cecily Truett, co-presidents, directors and co-founders of Lancit, and a trust established for the benefit of the minor children of Mr. Lancit and Ms. Truett, collectively own approximately 17.3% of the shares of Lancit Common Stock expected to be outstanding at the time of the Special Meeting and have entered into an agreement with RCN, LME and Lancit whereby each of them has agreed to vote the shares owned by them "for" the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. See "The Voting Agreement" in the accompanying Proxy Statement--Prospectus. The Voting Agreement is attached as Annex II to the accompanying Proxy Statement-- Prospectus. Additionally, the remaining directors and executive officers of Lancit have indicated that they intend to vote any shares of Lancit
Common Stock owned by them "for" approval and adoption of the Merger
Agreement and the transactions contemplated thereby, including the Merger.

               Unless otherwise indicated on the proxy form, properly executed proxies that are timely returned will be voted in accordance with the judgment of the person or persons voting the proxies on any other matter that may properly be brought before the Special Meeting, including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies or votes or otherwise; provided, however, that no proxy which is voted against the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, will be voted in favor of any such adjournment or postponement.

               Shareholders are entitled to vote all shares of Lancit Common Stock held by them on May 5, 1998, which is the record date for the Special Meeting.

               WE URGE YOU TO CONSIDER CAREFULLY THESE IMPORTANT MATTERS, WHICH ARE DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT--PROSPECTUS. In order to ensure that your vote is represented at the Special Meeting, please indicate your choice on the proxy form, date and sign it, and return it in the enclosed envelope. A prompt response will be appreciated.

               Please do not send in any share certificates at this time. If the Merger Agreement and the transactions contemplated thereby, including the Merger, are approved and adopted by the Shareholders at the Special Meeting, you will receive separate instructions as to how to exchange your share certificates.

                                        Sincerely,


                                        SUSAN L. SOLOMON
                                        Chief Executive Officer and
                                          Chairman of the Board of Directors





                     LANCIT MEDIA ENTERTAINMENT, LTD.
                           601 West 50th Street
                         New York, New York 10019

                            -------------------

                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         To Be Held June 11, 1998

                            -------------------


               NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Lancit Media Entertainment, Ltd., a New York corporation ("Lancit"), has been called by the Board of Directors of Lancit and will be held at the offices of Lancit, 601 West 50th Street, New York, New York at 3:30 P.M. local time on June 11, 1998, for the following purposes:

      1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 27, 1998, as amended on April 6, 1998 (as it may be further amended, supplemented or modified from time to time, the "Merger Agreement"), among RCN Corporation, a Delaware corporation ("RCN"), LME Acquisition Corporation, a New York corporation and wholly owned subsidiary of RCN ("LME"), and Lancit, and the transactions contemplated by the Merger Agreement, pursuant to which:

         (a) LME will be merged with and into Lancit upon the terms and subject to the conditions set forth in the Merger Agreement (the "Merger"), such that Lancit will be the surviving corporation and a wholly owned subsidiary of RCN; and

         (b) Each outstanding share of common stock of Lancit, par value $.001 per share (the "Lancit Common Stock"), outstanding at the effective time of the Merger will be converted into the right to receive merger consideration in the form of a fraction of a share of common stock of RCN, par value $1.00 per share (the "RCN Common Stock"), the numerator of which will have a value of $1.20 (subject to a possible additional adjustment as described in the accompanying Proxy Statement--Prospectus, which adjustment, if applicable, will not in any event be material) and the denominator of which will equal the average of the closing price (last sale) of RCN Common Stock on The NASDAQ Stock Market for the five trading day period ending one day prior to the effective date of the Merger, provided, that if such average closing price exceeds $29, the value of such fraction of a share will be calculated as if the average closing price were $29, and if such average closing price is less than $24, the value of such fraction of a share will be calculated as if the average closing price were $24, as more fully described in the accompanying Proxy Statement--Prospectus;

      subject to and as more fully described in the Merger Agreement, the full text of which is attached as Annex I to the accompanying Proxy Statement--Prospectus; and

      2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

               Only holders of Lancit Common Stock of record at the close of business on May 5, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Approval of the matters to be voted upon in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the affirmative vote of two-thirds of the outstanding shares of Lancit Common Stock.

               Unless otherwise indicated on the proxy form, properly executed proxies that are timely returned will be voted in accordance with the judgment of the person or persons voting the proxies on any other matter that may properly be brought before the Special Meeting, including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies or votes or otherwise; provided, however, that no proxy which is voted against the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, will be voted in favor of any such adjournment or postponement.

                                          By Order of the Board Directors

                                          MARC L. BAILIN
                                          Secretary

New York, New York
May 12, 1998

               PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY FORM PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY, EITHER IN WRITING OR BY VOTING IN PERSON AT THE SPECIAL MEETING, AT ANY TIME PRIOR TO ITS EXERCISE.

               THE BOARD OF DIRECTORS OF LANCIT UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

               PLEASE DO NOT SEND IN ANY SHARE CERTIFICATES AT THIS TIME.



[RCN LOGO]                                                [LANCIT LOGO]


                     LANCIT MEDIA ENTERTAINMENT, LTD.
                           601 West 50th Street
                            New York, NY 10019
                              (212) 977-9100

                              PROXY STATEMENT


                  FOR THE SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON JUNE 11, 1998

                            -------------------

                              RCN CORPORATION
                            105 Carnegie Center
                            Princeton, NJ 08540
                              (609) 734-3700

                                PROSPECTUS

                            -------------------


               This Proxy Statement--Prospectus is being furnished to the holders of common stock, par value $0.001 per share ("Lancit Common Stock"), of Lancit Media Entertainment, Ltd., a New York corporation ("Lancit"), in connection with the solicitation of proxies by the Board of Directors of Lancit (the "Lancit Board") for use at a special meeting of Lancit's shareholders to be held at 3:30 P.M. local time on June 11, 1998, at the principal offices of Lancit, 601 West 50th Street, New York, New York, and at any adjournment or postponement thereof (the "Special Meeting").

               At the Special Meeting, the holders of Lancit Common Stock will consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of February 27, 1998, as amended on April 6, 1998 (as it may be further amended, supplemented or modified from time to time, the "Merger Agreement"), between RCN Corporation, a Delaware corporation ("RCN"), LME Acquisition Corporation, a New York corporation and a wholly owned subsidiary of RCN ("LME"), and Lancit, pursuant to which LME will be merged with and into Lancit (the "Merger"), and Lancit will be the surviving corporation and a wholly owned subsidiary of RCN. At the Special Meeting, the shareholders of Lancit will be asked to approve and adopt the Merger Agreement, which approval and adoption will also constitute approval of the transactions contemplated thereby, including the Merger.

               On February 27, 1998, the Lancit Board approved the Merger Agreement and determined that the Merger is fair to and in the best interests of Lancit's shareholders. The Lancit Board has received the written opinion, dated February 27, 1998 (the "February 27 Opinion"), of its financial advisor, Schroder & Co. Inc. ("Schroders"), to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Lancit Common Stock in the Merger is fair to such holders from a financial point of view. Schroders has delivered to Lancit a subsequent opinion, dated May 7, 1998 (the "May 7 Opinion" and together with the February 27 Opinion, the "Schroders' Opinion"), reiterating the February 27 Opinion. See "The Merger--Opinion of Financial Advisor." A copy of the Schroders' Opinion is included as Annex III hereto and should be read carefully in its entirety.

                                                      (continued on next page)

               See "Risk Factors" beginning on page 15 for a discussion of certain risk factors that should be considered by holders of Lancit Common Stock in considering whether to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

                            -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT--PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------

          The date of this Proxy Statement--Prospectus is May 8, 1998.



               The Merger Agreement provides that, upon consummation of the Merger, each outstanding share of Lancit Common Stock will become and be converted into the right to receive merger consideration ("Merger Consideration") in the form of a fraction (the "Stock Exchange Ratio") of a share of common stock of RCN, par value $1.00 per share ("RCN Common Stock"), the numerator of which will have a value of $1.20 (subject to an adjustment if Lancit's transaction expenses exceed a specified amount (the "Transaction Expenses Adjustment"), which adjustment, if applicable, will not in any event be material) and the denominator of which will equal the average closing price (last sale) (the "Average Closing Price") of the RCN Common Stock on The NASDAQ Stock Market (the "NASDAQ") for the five trading day period ending one trading day prior to the effective time of the Merger (the "Effective Time"); provided, that if such Average Closing Price exceeds $29, the value of such fraction of a share will be calculated as if the Average Closing Price were $29, and if such Average Closing Price is less than $24, the value of such fraction of a share will be calculated as if the Average Closing Price were $24. For each $1 that the Average Closing Price exceeds $29, the effective exchange value of a share of Lancit Common Stock will increase by approximately $0.04138 and for each $1 that the Average Closing Price is less than $24, the effective exchange value of a share of Lancit Common Stock will decrease by approximately $0.05. There is no provision for termination of the Merger Agreement in the event that the Average Closing Price is less than or exceeds any specified amounts. Under the terms of the Merger Agreement, cash will be paid in lieu of fractional shares of RCN Common Stock that would otherwise be issued to a holder of Lancit Common Stock after aggregating all RCN Common Stock to be received in respect of all shares of Lancit Common Stock held by such holder. Had the Merger become effective on May 8, 1998, the Average Closing Price would have been $23.8937 yielding a conversion rate of 0.05 shares of RCN Common Stock for each share of Lancit Common Stock (calculated, pursuant to the Merger Agreement, as if the Average Closing Price had been $24 and assuming no Transaction Expenses Adjustment), resulting in an effective exchange value (based on the Average Closing Price of $23.8937) of $1.1946 per share of Lancit Common Stock. Upon consummation of the Merger, LME will be merged with and into Lancit and Lancit will be the surviving corporation and a wholly owned subsidiary of RCN. Holders of Lancit Common Stock will not be entitled to dissenters' rights of appraisal in connection with the Merger.

               The aggregate value of the RCN Common Stock being issued in the Merger is approximately $8 million, assuming an Average Closing Price of the RCN Common Stock of between $24 and $29. The number of shares of RCN Common Stock that will be issued in the Merger will be between 274,541 and 331,738, assuming no Transaction Expenses Adjustment.

               For a description of the Merger Agreement, which is included in its entirety as Annex I to this Proxy Statement--Prospectus, see "The Merger." The Merger is intended to be a tax-free transaction for federal income tax purposes. See "The Merger--Certain Federal Income Tax Consequences."

               Only shareholders of record of Lancit Common Stock (the "Lancit Shareholders") at the close of business on May 5, 1998 (the "Record Date"), will be entitled to notice of, and to vote at, the Special Meeting. Shares of Lancit Common Stock represented by duly executed proxies received by Lancit will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted for the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. In addition, properly executed proxies that are timely received will be voted in accordance with the judgment of the person or persons voting the proxies on any other matter that may properly be brought before the Lancit Shareholders, including, among other things, a motion to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies or votes or otherwise; provided, however, that no proxy which is voted against the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, will be voted in favor of any such adjournment or postponement. The execution of a proxy will in no way affect a Lancit Shareholder's right to attend the Special Meeting and to vote in person. Any proxy executed and returned by a Lancit Shareholder may be revoked at any time thereafter except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

               This Proxy Statement--Prospectus also constitutes a prospectus of RCN with respect to the shares of RCN Common Stock to be issued in exchange for Lancit Common Stock upon consummation of the Merger pursuant to the terms of the Merger Agreement (the "Merger Shares"). On March 9, 1998, the Board of Directors of RCN (the "RCN Board") approved a one-for-one stock dividend on the RCN Common Stock (the "RCN Stock Dividend"). The record date for the RCN Stock Dividend was March 20, 1998. Shareholders of record of RCN at the market close on that date received an additional share of RCN Common Stock for each share held. The distribution date for the RCN Stock Dividend was April 3, 1998. All share and per share data, stock option data and market prices (including historical trading prices) of RCN Common Stock in this Proxy Statement--Prospectus have been restated to reflect this RCN Stock Dividend, except as otherwise set forth herein.

               Shares of RCN Common Stock are currently, and the Merger Shares will be, traded on NASDAQ under the symbol "RCNC." Shares of Lancit Common Stock are currently traded on NASDAQ under the symbol "LNCT." The last reported sale price per share of RCN Common Stock as reported on the NASDAQ on February 26, 1998, the last business day preceding public announcement of the signing of the Merger Agreement, was $28 15/16 and on May 7, 1998 was
$23 31/32.   The last reported sale price per share of Lancit Common Stock as reported on the NASDAQ on February 26, 1998, the last business day preceding public announcement of the signing of the Merger Agreement, was $1 9/16 and on May 7, 1998 was $ 7/8. This Proxy Statement--Prospectus and the accompanying proxy card are being mailed on or about May 12, 1998 to Lancit Shareholders entitled to vote at the Special Meeting.



                           FORWARD-LOOKING STATEMENTS

               CERTAIN STATEMENTS CONTAINED IN THIS PROXY STATEMENT--PROSPECTUS UNDER "SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RCN," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LANCIT," "THE MERGER," "DESCRIPTION OF BUSINESS CONDUCTED BY RCN," AND "DESCRIPTION OF BUSINESS CONDUCTED BY LANCIT" IN ADDITION TO CERTAIN STATEMENTS CONTAINED ELSEWHERE IN THIS PROXY STATEMENT--PROSPECTUS, ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND ARE THUS PROSPECTIVE. SUCH FORWARD-LOOKING STATEMENTS INCLUDE, IN PARTICULAR, (I) AS TO
RCN: STATEMENTS MADE AS TO EXPECTED EFFICIENCIES TO BE REALIZED FROM THE MERGER, PLANS TO ACQUIRE LANCIT, PLANS TO DEVELOP NETWORKS AND UPGRADE FACILITIES, THE MARKET OPPORTUNITY PRESENTED BY MARKETS TARGETED BY RCN, RCN'S INTENTION TO CONNECT CERTAIN WIRELESS VIDEO, RESALE TELEPHONE AND INTERNET SERVICE CUSTOMERS TO ITS ADVANCED FIBER OPTIC NETWORKS, THE DEVELOPMENT OF RCN'S BUSINESSES, THE MARKETS FOR RCN'S SERVICES AND PRODUCTS, RCN'S ANTICIPATED CAPITAL EXPENDITURES, RCN'S ANTICIPATED SOURCES OF CAPITAL AND EFFECTS OF REGULATORY REFORM AND COMPETITIVE AND TECHNOLOGICAL DEVELOPMENTS (SEE "RISK FACTORS--RCN RISK FACTORS"), AND (II) AS TO LANCIT: STATEMENTS MADE AS TO LANCIT'S PLANS TO ACQUIRE PROPERTIES AND PRODUCE PROGRAMS, LANCIT'S INTENTIONS TO BEGIN PRODUCTION ON PROGRAMS ALREADY OWNED AND LANCIT'S FINANCIAL OUTLOOK (SEE "RISK FACTORS--LANCIT RISK FACTORS"). NO ASSURANCE CAN BE GIVEN THAT THE FUTURE RESULTS COVERED BY THE FORWARD-LOOKING STATEMENTS WILL BE ACHIEVED. SUCH STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE MOST SIGNIFICANT OF SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS ARE DISCUSSED UNDER THE HEADING "RISK FACTORS," BEGINNING ON PAGE 15 OF THIS PROXY STATEMENT--PROSPECTUS, AND HOLDERS OF LANCIT COMMON STOCK ARE URGED TO CAREFULLY CONSIDER SUCH FACTORS.

               NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT--PROSPECTUS, IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY RCN OR LANCIT, OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROXY STATEMENT--PROSPECTUS NOR ANY DISTRIBUTION MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF RCN OR LANCIT SINCE THE DATE HEREOF. THIS PROXY STATEMENT--PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY, OR THE SOLICITATION OF A PROXY, BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                            -------------------
                             TABLE OF CONTENTS
                            -------------------


                                                                       Page
                                                                       ----
Summary..................................................................1
  The Special Meeting....................................................1
  The Merger and the Companies...........................................1
    Structure, Merger Consideration and
      Lancit Shareholder Approval........................................1
    The Companies........................................................3
    Reasons for the Merger...............................................4
    Recommendation of the Lancit Board...................................4
    Opinion of Financial Advisor.........................................4
    Effective Time of the Merger.........................................4
    Consequence of Failure to Approve the
      Merger.............................................................4
    Certain Other Terms and Conditions...................................5
    Comparative Rights of Shareholders...................................7
    Fractional Shares....................................................7
    Certain Federal Income Tax Consequences..............................7
    Appraisal Rights.....................................................7
  Management After the Merger............................................7
  Interests of Certain Persons in the Merger.............................7
  Risk Factors...........................................................8
  Summary Historical Consolidated
    Financial Data of RCN................................................9
  Summary Pro Forma Financial Data
    of RCN..............................................................11
  Summary Historical Consolidated
    Financial Data of Lancit............................................12
  Market Price and Comparative Per Share Data...........................13
Risk Factors............................................................15
  RCN Risk Factors......................................................15
    Stock Exchange Ratio................................................15
    Limited Operating History; Negative
      Cash Flow; Operating Losses.......................................15
    Further Capital Requirements........................................16
    Substantial Indebtedness; Effect of
      Financial Leverage................................................16
    Ability to Manage Growth; Risks Related
      to Acquisitions...................................................17
    Rapid Technological Changes.........................................17
    Dependence on Strategic Relationships;
      Terms of Joint Venture Arrangements...............................17
    Competition.........................................................18
    Regulation..........................................................20
    Need to Obtain and Maintain Permits,
      Building Access Agreements and
      Rights-of-Way.....................................................24
      Ability to Procure Programming Services...........................24
      Liabilities for Unearned Revenues.................................24
      Variability of Operating Results..................................24
      Risks Relating to Provision of Internet
        Services........................................................25
      Potential Liabilities Associated with Internet
        Businesses......................................................26
      Reliance on Key Personnel.........................................26
      Dividend Policy...................................................26
      Control by Level 3 Telecom Holdings,
        Inc.; Conflicts of Interest.....................................27
      Anti-takeover Effects of Certain Statutory, Charter, Bylaw and
        Contractual Provisions..........................................28
    Lancit Risk Factors.................................................28
Introduction............................................................30
  Solicitation of Proxies...............................................30
  Purpose of the Special Meeting........................................30
  Voting and Revocation of Proxy........................................30
  Record Date; Voting Rights............................................31
  Quorum................................................................31
  Vote Required.........................................................31
  Matters Deemed Adopted, Approved or Ratified by Lancit
    Shareholders........................................................31
  Appraisal Rights......................................................31
The Merger..............................................................32
  Structure and Terms of the Merger.....................................32
  Background of the Merger..............................................33
  Reasons for the Merger--Lancit........................................39
  Consequence of Failure to Approve the Merger..........................40
  Recommendation of the Lancit
    Board...............................................................41
  Reasons for the Merger--RCN...........................................41
  Opinion of Financial Advisor..........................................41
  Fractional Shares.....................................................45
  Lancit Stock Options and Warrants.....................................45
  Effective Time of the Merger..........................................45
  Resale of RCN Common Stock Issued in the Merger; Affiliates...........45
  Rule 145 Restrictions.................................................46
  Certain Federal Income Tax Consequences...............................46
  Accounting Treatment..................................................47
  Management After the Merger...........................................47
  Interests of Certain Persons in the Merger............................47
  Possible Transaction Expenses Adjustment in the Merger
    Consideration.......................................................48
  Other Conditions to Consummation of the Merger........................49
  Representations and Warranties........................................49
  Amendment, Waiver and Termination.....................................50
  Expenses; Termination Fees............................................50
  Consideration of Other Proposals......................................51
  Conduct of Business Pending the Merger................................52
The Voting Agreement....................................................53
Trading Market..........................................................54
Dividends...............................................................54
Unaudited Pro Forma Consolidated Financial Statements of RCN............55
Selected Historical Consolidated Financial Data of RCN..................62
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations of RCN.....................................................63
  General...............................................................63
  Results of Operations.................................................65
  Liquidity and Capital Resources.......................................69
Selected Historical Consolidated Financial Data of Lancit...............73
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of Lancit..................................................74
  Results of Operations.................................................74
  Liquidity and Capital Resources.......................................78
Description of Business Conducted by RCN................................80
  Overview..............................................................80
  Business Strategy.....................................................81
  RCN Services..........................................................82
  Strategic Relationships...............................................83
  Recent Acquisition Transactions.......................................87
  Hybrid Fiber/Coaxial Cable Systems....................................89
  Interconnection.......................................................90
  Resale Arrangements...................................................90
  Customer Service and Billing..........................................91
  Programming and Suppliers.............................................91
  RCN Long Distance Company.............................................92
  International.........................................................92
  Relationship Among RCN, Commonwealth Telephone and Cable
   Michigan.............................................................92
  Competition...........................................................95
  Regulation............................................................98
  Employees............................................................104
  Properties...........................................................104
  Legal Proceedings....................................................107
Description of Business Conducted by Lancit............................109
  Introduction.........................................................109
  Overview of Business.................................................109
  Restructuring; Corporate Transaction.................................110
  Strategic Programming Alliance with Discovery Communications,
   Inc.................................................................111
  Productions..........................................................111
  Development..........................................................114
  Licensing Agent Activities...........................................114
  Post Production Services.............................................115
  Trademarks, Service Marks and Copyrights.............................115
  Competition..........................................................116
  Employees............................................................116
  Properties...........................................................116
Management of RCN......................................................118
  Structure of RCN's Board of Directors................................118
  Executive Officers and Directors.....................................118
  Executive Compensation...............................................121
  Effect of Distribution on Equity-Related
    Benefits...........................................................124
  Pension Benefits.....................................................124
  Directors' Compensation..............................................124
  Compensation Committee Interlocks and
   Insider Participation...............................................124
Transactions with Management and
  Certain Concerns.....................................................124
Security Ownership of Certain Beneficial
  Owners and Management of RCN.........................................126
Security Ownership of Certain Beneficial
  Owners and Management of Lancit......................................129
Description of Capital Stock of RCN....................................131
  Authorized Capital Stock.............................................131
  RCN Common Stock.....................................................131
  RCN Class B Stock....................................................131
  Preferred Stock......................................................132
  Exchange Agent.......................................................132
Certain Statutory, Charter and Bylaw
  Provisions for RCN...................................................133
  Charter and Bylaw Provisions.........................................133
  Delaware Takeover Statute............................................134
  Liability and Indemnification of Directors
   and Officers........................................................134
Comparison of Shareholders' Rights.....................................136
  General..............................................................136
  Authorized Capital Stock.............................................131
  Directors............................................................137
  Annual and Special Meetings of
   Shareholders........................................................137
  Voting; Written Consents of Shareholders.............................137
  Notice of Business...................................................138
  Nomination of Directors..............................................138
  Amendment of Bylaws..................................................139
  Amendment of Certificate of Incorporation............................139
  Mergers and Business Combinations;
   Sales of Assets.....................................................140
  Dividends, Redemptions and Repurchases...............................140
  Shareholders Lists; Inspections Rights...............................141
  Indemnification; Limitation of Liability.............................141
  Appraisal Rights.....................................................142
Exchange Procedures....................................................144
Legal Matters..........................................................144
Experts................................................................144
Additional Information.................................................146
Index to Financial Statements..........................................F-i

Index of Defined Terms.............................................INDEX-1

Annex I - Agreement and Plan of Merger, as amended
Annex II - Voting Agreement
Annex III - Opinions of Schroder & Co. Inc.


                                    SUMMARY

               The following is a brief summary of the matters covered by this Proxy Statement--Prospectus and is qualified in its entirety by the more detailed information (including the financial statements and the notes thereto) included elsewhere herein and in the attached annexes. Lancit Shareholders are urged to review carefully the entire Proxy Statement--Prospectus and the Annexes hereto. Unless the context indicates otherwise, "RCN" means RCN Corporation and its subsidiaries and those joint ventures in which RCN exercises control and "Lancit" means Lancit Media Entertainment, Ltd. and its subsidiaries and those joint ventures in which Lancit exercises control.


                              The Special Meeting

               The Special Meeting of Shareholders of Lancit will be held at 3:30 P.M. local time, on June 11, 1998, at the principal offices of Lancit, 601 West 50th Street, New York, New York. Only shareholders of record of Lancit Common Stock at the close of business on the Record Date, will be entitled to notice of, and to vote at, the Special Meeting. At the Special Meeting, the Lancit Shareholders will consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. The presence in person or by proxy of shares representing a majority of shares outstanding and entitled to vote shall constitute a quorum. Approval of the matters related to the Merger to be voted on at the Special Meeting requires a favorable vote of two-thirds of the outstanding shares of Lancit Common Stock. Accordingly, failure to vote has the effect of a vote against the Merger. Moreover, under the NASDAQ rules, brokers cannot vote at the Special Meeting without instructions from shareholders.

               Laurence A. Lancit and Cecily Truett, co-presidents, directors and co-founders of Lancit, and The Lancit Children's Trust (the "Children's Trust"), a trust established for the benefit of the minor children of Mr. Lancit and Ms. Truett, collectively own approximately 17.3% of the shares of Lancit Common Stock expected to be outstanding at the time of the Special Meeting and have entered into a voting agreement, dated as of February 27, 1998, with RCN, LME and Lancit (the "Voting Agreement") whereby each of them agreed to vote the shares owned by them "for" the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. See "The Voting Agreement." The Voting Agreement is attached as Annex II hereto. Additionally, the remaining directors and executive officers of Lancit and persons related to any of them, who beneficially own, in the aggregate, approximately 0.3% of the shares of Lancit Common Stock expected to be outstanding at the time of the Special Meeting, have indicated that they intend to vote "for" approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. See "Introduction--Vote Required."


                          The Merger and the Companies

Structure, Merger Consideration and Lancit Shareholder Approval

               Each share of Lancit Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will be converted into the right to receive Merger Consideration in the form of a fraction of a validly issued, fully paid and non-assessable share of RCN Common Stock, the numerator of which will have a value of $1.20 (subject to the possible Transaction Expenses Adjustment, which adjustment, if applicable, will not in any event be material) and the denominator of which will equal the Average Closing Price; provided, that if the Average Closing Price exceeds $29, the value of such fraction of a share will be calculated as if the Average Closing Price were $29, and if the Average Closing Price is less than $24, the value of such fraction of a share will be calculated as if the Average Closing Price were $24. For each $1 that the Average Closing Price exceeds $29, the effective exchange value of a share of Lancit Common Stock will increase by approximately $0.04138 and for each $1 that the Average Closing Price is less than $24, the effective exchange value of a share of Lancit Common Stock will decrease by approximately $0.05. Under the terms of the Merger Agreement, cash will be paid in lieu of fractional shares of RCN Common Stock that would otherwise be issued to a holder of Lancit Common Stock after aggregating all RCN Common Stock to be received in respect of all shares of Lancit Common Stock held by such holder. There is no provision for termination of the Merger Agreement in the event that the Average Closing Price is less than or exceeds any specified amounts. Had the Effective Time occurred on May 8, 1998, the Average Closing Price would have been $23.8937, yielding a conversion ratio of 0.05 shares of RCN Common Stock for each share of Lancit Common Stock (calculated, pursuant to the Merger Agreement, as if the Average Closing Price had been $24 and assuming no Transaction Expenses Adjustment), resulting in an effective exchange value (based on the Average Closing Price of $23.8937) of $1.1946 per share of Lancit Common Stock. In order to provide Lancit Shareholders with current information during the period prior to the Effective Time of the Merger regarding the conversion ratio (based on recent closing prices of RCN Common Stock), Lancit has established a toll-free telephone number at (800) 253-3814 that interested parties may call. Lancit Shareholders do not have any dissenters' rights of appraisal with respect to the Merger as the Lancit Common Stock is admitted for trading on the NASDAQ. See "Comparison of Shareholders' Rights -- Appraisal Rights."

               Based on a range of assumed Average Closing Prices of $23 to $30, following is a table setting forth the applicable conversion rate per share of Lancit Common Stock and the applicable effective exchange value of a share of Lancit Common Stock.

                                               Effective Exchange Value per
Average Closing Price    Conversion Rate(1)    Share of Lancit Common Stock(2)
---------------------    ------------------    -------------------------------
         $23                  0.050000                      $1.15
         $24                  0.050000                      $1.20
         $25                  0.048000                      $1.20
         $26                  0.046154                      $1.20
         $27                  0.044444                      $1.20
         $28                  0.042857                      $1.20
         $29                  0.041379                      $1.20
         $30                  0.041379                      $1.24

----------
(1) Each share of Lancit Common Stock will be converted into a fraction of a share of RCN Common Stock equal to the conversion rate.

(2) Determined by multiplying the Average Closing Price by the Conversion Rate.

               The Merger is intended to be a tax-free transaction for federal income tax purposes. Accordingly, the Lancit Shareholders should not recognize any gain or loss as a result of the Merger, except with respect to any cash received in lieu of fractional shares of RCN Common Stock. See "The Merger--Certain Federal Income Tax Consequences."

               Upon consummation of the Merger, LME will be merged with and into Lancit, the separate existence of LME will cease and Lancit will continue as the surviving corporation (the "Surviving Corporation") and as a wholly owned subsidiary of RCN.

               As a result of the Merger, based on the Average Closing Price as of May 8, 1998, the Lancit Shareholders will own approximately 0.0057% of the issued and outstanding shares of RCN Common Stock. The aggregate value of the RCN Common Stock being issued in the Merger is approximately $8 million, assuming an Average Closing Price of the RCN Common Stock of between $24 and $29. The number of shares of RCN Common Stock that will be issued in the Merger will be between 274,541 and 331,738, assuming no Transaction Expenses Adjustment. The exact number of shares issued pursuant to the Merger will be dependent upon factors in effect at the time of the Merger, including the Average Closing Price and the possible Transaction Expenses Adjustment. In the event Lancit's transaction expenses exceed $602,000, the $1.20 numerator used to calculate the stock exchange ratio will be reduced by an amount equal to such excess divided by the number of outstanding shares of Lancit Common Stock immediately prior to the Effective Time. If a Transaction Expenses Adjustment is made, such adjustment is not expected to be material. See "The Merger--Possible Transaction Expenses Adjustment in the Merger Consideration."

               On March 9, 1998, the RCN Board approved the RCN Stock Dividend. The record date for the RCN Stock Dividend was March 20, 1998. Shareholders of record of RCN at the market close on that date received an additional share of RCN Common Stock for each share held. The distribution date for the RCN Stock Dividend was April 3, 1998. All share and per share data, stock option data and market prices (including historical trading prices) of RCN Common Stock in this Proxy Statement--Prospectus have been restated to reflect this RCN Stock Dividend, except as otherwise set forth herein.

The Companies

               RCN. RCN is developing advanced fiber optic networks to provide a wide range of telecommunications services including local and long distance telephone, video programming and data services (including high speed Internet access), primarily to residential customers in selected markets in the Boston to Washington, D.C. corridor. The region, one of the most densely populated in the United States, represents approximately 4% of the geography of the U.S., but accounts for over 26% of the telecommunications market based upon the number of telephone access lines. RCN believes that of the estimated 22 million homes in the Boston to Washington, D.C. corridor, approximately 9 million homes are located in high-density urban and suburban residential areas that will support development of an advanced fiber optic network on an attractive economic basis. RCN believes that its capability to deliver multiple services (telephone, video programming and Internet access) to any given customer on its networks will provide it with competitive advantages over other competitors. RCN's strategy is to become the leading single-source provider of voice, video and data services to residential customers in each of its markets by offering individual or bundled service options, superior customer service and competitive prices.

               Prior to September 30, 1997, RCN was operated as part of C-TEC Corporation ("C-TEC"). On September 30, 1997, C-TEC distributed 100% of the outstanding shares of common stock of its wholly owned subsidiaries, RCN and Cable Michigan, Inc. ("Cable Michigan"), to holders of record of C-TEC's Common Stock and C-TEC's Class B Common Stock as of the close of business on September 19, 1997 (the "Distribution") in accordance with the terms of a Distribution Agreement dated September 5, 1997 among C-TEC, RCN and Cable Michigan. RCN consists primarily of C-TEC's high growth, bundled residential voice, video and Internet access operations in the Boston to Washington, D.C. corridor, its existing New York, New Jersey and Pennsylvania cable television operations, a portion of its long distance operations and its international investment in Megacable, S.A. de C.V. ("Megacable"). Cable Michigan consists of C-TEC's Michigan Cable operations, including its 62% ownership in Mercom, Inc. C-TEC, RCN and Cable Michigan have entered into certain agreements providing for the Distribution, and governing various ongoing relationships between the three companies, including a distribution agreement and a tax-sharing agreement. See "Description of Business Conducted by RCN." Following the Distribution, C-TEC changed its name to Commonwealth Telephone Enterprises, Inc. (referred to herein as "Commonwealth Telephone" or "C-TEC").

               RCN's principal executive offices are located at 105 Carnegie Center, Princeton, New Jersey 08540 and its telephone number is (609) 734-3700.

               LME. LME, a New York corporation, is a wholly owned subsidiary of RCN formed solely for the purpose of effecting the Merger. LME's principal executive offices are located at 105 Carnegie Center, Princeton, New Jersey 08540 and its telephone number is (609) 734-3700.

               Lancit. Lancit creates, acquires, develops and produces high-quality children's "edutainment" and family programming, including the 11-time Emmy Award-winning Reading Rainbow[Registered] (including 1997 and 1996 Emmys for "Outstanding Children's Series"), which is now in its fifteenth year on the Public Broadcasting Service ("PBS"), and The Puzzle Place[Registered], the award-winning children's program, produced in cooperation with KCET/Southern California ("KCET"), now in its fourth year on PBS. Reading Rainbow has received seven 1998 Emmy nominations. The Puzzle Place has received over 20 broadcast awards, plus four Emmy Award nominations, including one for 1997's "Outstanding Children's Preschool Series." Lancit seeks to reach consumers for its productions via traditional commercial and public broadcast television, cable television, motion pictures, home video, and interactive media products. See "Description of Business Conducted by Lancit."

               Lancit was incorporated as a New York corporation in 1979. Lancit's principal executive offices are located at 601 West 50th Street, New York, New York 10019 and its telephone number is (212) 977-9100.

Reasons for the Merger

               Lancit; Recommendation of Lancit Board. The Lancit Board has determined that the terms of the Merger are fair and in the best interests of the Lancit Shareholders. The Lancit Board has unanimously recommended that the Lancit Shareholders approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. See "The Merger--Background of the Merger" and "--Reasons for the Merger--Lancit" for a description of the various factors considered by the Lancit Board in making its decision.

               RCN. RCN believes that Lancit will provide it with high quality, proprietary programming at a relatively low cost. RCN also anticipates that as a result of the Merger, RCN will be able to meet its local production obligations more efficiently. See "The Merger--Reasons for the Merger--RCN."

Recommendation of the Lancit Board

               The Lancit Board believes that the terms of the Merger are fair to, and in the best interests of, the Lancit Shareholders, has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommends that the Lancit Shareholders approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The conclusions of the Lancit Board with respect to the Merger are based upon a number of factors. See "The Merger--Background of the Merger," "--Reasons for the Merger--Lancit," "--Recommendation of the Lancit Board" and "--Opinion of Financial Advisor."

Opinion of Financial Advisor

               Schroders has delivered the Schroders' Opinion to the Lancit Board to the effect that, as of the date of each of the February 27 Opinion and the May 7 Opinion and based upon and subject to certain matters stated therein, the consideration to be received by the Lancit Shareholders in the Merger is fair, from a financial point of view, to such holders. A copy of the Schroders' Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached to this Proxy Statement--Prospectus as Annex III and each should be read carefully by the Lancit Shareholders in its entirety. See "The Merger--Opinion of Financial Advisor."

Effective Time of the Merger

               The Merger will become effective as of the time of the filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of New York (i.e., the Effective Time). Such filing will occur when all conditions to the Merger contained in the Merger Agreement, including the requisite approval of the Lancit Shareholders, have been satisfied or waived. RCN and Lancit currently anticipate that the Effective Time will occur as soon as practicable after the Special Meeting. See "The Merger--Other Conditions to Consummation of the Merger."

Consequence of Failure to Approve the Merger

               As of the expected date of the Special Meeting of Lancit Shareholders to consider the Merger Agreement and the Merger, it is anticipated that Lancit will have minimal, if any, further cash resources or access to such resources. Accordingly, if the Merger is not approved by the Lancit Shareholders, it is unlikely that Lancit would be able to sustain its operations, whether in order to pursue an alternative transaction or otherwise, for any significant period beyond the date of such meeting, absent a source of additional funding which does not currently exist. In such event, Lancit would have to consider seeking protection from its creditors under the Federal bankruptcy laws and/or liquidating. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Lancit -- Liquidity and Capital Resources."

Certain Other Terms and Conditions

               In addition to the foregoing matters, certain other terms and conditions of the Merger Agreement are as follows:

               Other Conditions to the Merger. In addition to the approval of the Merger and the Merger Agreement by the Lancit Shareholders, the consummation of the Merger is conditioned upon the satisfaction of certain other conditions set forth in the Merger Agreement, including: (i) the receipt by each party of various legal opinions, certificates, consents, resolutions and reports from the other and from third parties; (ii) the effectiveness of the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), and the absence of any stop order suspending such effectiveness or the institution or threat of proceedings for such purpose;
(iii) the approval for listing on the NASDAQ, subject to official notice of issuance, of the shares of RCN Common Stock issuable to the Lancit Shareholders pursuant to the Merger Agreement; and (iv) the accuracy of the representations and warranties of each of Lancit and RCN, except to the extent that such representations and warranties relate to matters which, singly or in the aggregate, did not have and could not reasonably be expected to have a material adverse effect. See "The Merger--Other Conditions to Consummation of the Merger."

               Consideration of Other Proposals. The Merger Agreement provides that neither Lancit nor any of its subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall Lancit or any of its subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries to, solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any person or group as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than RCN or LME (each, a "Third Party") relating to (A) any acquisition or purchase of 20% or more of the consolidated assets of Lancit and its subsidiaries or of over 20% of any class of equity securities of Lancit or any of its subsidiaries, (B) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 20% or more of any class of equity securities of Lancit or any of its subsidiaries, (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Lancit or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Lancit other than the transactions contemplated by the Merger Agreement, or (D) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would or could reasonably be expected to materially dilute the benefits to RCN of the transactions contemplated by the Merger Agreement (each, an "Acquisition Proposal"), or otherwise participate in such a proposal or offer. Notwithstanding the foregoing, Lancit is permitted to, among other things, (i) furnish information concerning its business, properties or assets to a person or group that makes a bona fide inquiry or proposal concerning any Acquisition Proposal, subject to a confidentiality agreement on terms substantially the same as that entered into between RCN and Lancit, and (ii) enter into discussions or negotiations with any such person or group concerning any proposed Acquisition Proposal; provided that the Lancit Board shall have concluded, following consultation with outside counsel, that failure to take the relevant action would result in a breach of the Lancit Board's fiduciary duties to the shareholders of Lancit. Since the announcement of the Merger Agreement, no such inquiry, offer or proposal has been received by Lancit, nor is Lancit engaged in any such discussions or negotiations.

               Amendment, Waiver and Termination. The Merger Agreement (including any Exhibits thereto) may be amended at any time before or after its approval by the Lancit Shareholders, to the extent permitted under the Business Corporation Law of the State of New York, as amended (the "NYBCL"). In addition, the Merger Agreement provides that any of RCN, LME or Lancit may waive, in whole or in part, any of the conditions to the other's performance set forth in the Merger Agreement.

               The Merger Agreement may be terminated at any time prior to the Effective Time (a) by mutual written consent of Lancit and RCN; (b) by either Lancit or RCN, if the Merger has not been consummated by June 30, 1998, provided that the party seeking to exercise such termination right is not then in breach in any material respect of any of its obligations under the Merger Agreement, and provided, further, that if the Merger has not been consummated by June 30, 1998 because of a delay caused by RCN (even if such delay does not constitute a material breach by RCN of its obligations under the Merger Agreement), RCN shall not be permitted to terminate the Merger Agreement under the termination provision described in this clause (b) prior to August 1, 1998; (c) by either Lancit or RCN if the other party shall have breached in any material respect, any of its obligations under the Merger Agreement, or, subject to notice and an opportunity to cure, if any representation and warranty shall have been incorrect in any material respect when made or, except as to representations made as of a specific date, at any time prior to the Effective Time, except to the extent that any such incorrect representations or warranties relate to matters which, singly or in the aggregate, did not have and could not reasonably be expected to have a material adverse effect on the other party; (d) by either Lancit or RCN, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining RCN or Lancit from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; (e) by RCN if the Lancit Board shall have withdrawn or modified or amended, in a manner adverse to RCN, its approval or recommendation of the Merger Agreement and the Merger, or its recommendation that the Lancit Shareholders approve and adopt the Merger Agreement and Merger, or approved, recommended or endorsed any Acquisition Proposal for a transaction other than the Merger or if Lancit has failed to call the Special Meeting or failed as promptly as practicable after the RCN Registration Statement is declared effective to mail the Proxy Statement to the Lancit Shareholders or failed to include in such Proxy Statement the recommendation referred to above, (f) subject to payment by Lancit of certain fees and expenses (see "The Merger--Expenses; Termination Fees") and prior to approval of the Merger by the Lancit Shareholders, by Lancit, if prior to the Effective Time, and based on a good faith determination (following consultation with outside counsel) that failure to take such action would result in a breach of the Lancit Board's fiduciary duties, the Lancit Board shall have withdrawn or modified or amended, in a manner adverse to RCN, its approval or recommendation of the Merger Agreement and the Merger or its recommendation that the Lancit Shareholders approve and adopt the Merger Agreement and Merger in order to permit Lancit to execute a definitive agreement providing for the acquisition of Lancit or in order to approve a tender or exchange offer for any or all of the Lancit Common Stock, in either case, that is determined by the Lancit Board to be on financial terms more favorable to the Lancit Shareholders than the Merger; or (g) by either Lancit or RCN, if the Merger Agreement shall have been voted upon by the Lancit Shareholders at the Special Meeting (which includes any adjournment or postponement thereof) without the requisite shareholder approval being obtained. See "The Merger--Amendment, Waiver and Termination."

               Termination Fees. If the Merger Agreement is terminated by (a) RCN, if the Lancit Board withdraws or modifies or amends, in a manner adverse to RCN, its approval or recommendation of the Merger Agreement or its recommendation that the Lancit Shareholders adopt and approve the Merger Agreement, or approves, recommends or endorses any Acquisition Proposal for a transaction other than the Merger (including a tender or exchange offer for Lancit Common Stock) or if Lancit fails promptly to call the Special Meeting or fails as promptly as practicable to mail this Proxy Statement--Prospectus to the Lancit Shareholders or fails to include in such statement the recommendation referred to above; (b) Lancit, in contemplation of a merger agreement or tender offer or exchange offer or any transaction of the type listed in clause (d) below, if, prior to the Effective Time and prior to approval of the Merger by the Lancit Shareholders, and based on a good faith determination (following consultation with outside counsel) that failure to take such action would result in a breach of the Lancit Board's fiduciary duties, the Lancit Board withdraws or modifies or amends, in a manner adverse to RCN, its approval or recommendation of the Merger Agreement or its recommendation that Lancit Shareholders adopt and approve the Merger Agreement in order to permit Lancit to execute a definitive agreement providing for the acquisition of Lancit or in order to approve a tender or exchange offer for any or all of the Lancit Common Stock, in either case, that is determined by the Lancit Board to be on financial terms more favorable to the Lancit's Shareholders than the Merger; (c) RCN, if Lancit willfully breaches in any material respect any of its obligations under the Merger Agreement; or (d) any of the following events occurs within 12 months of the termination of the Merger Agreement, because the requisite shareholder approval of the Merger was not obtained: Lancit is acquired by merger or otherwise by a Third Party; a Third Party acquires more than 50% of the total assets of Lancit and its subsidiaries, taken as a whole; a Third Party acquires more than 50% of the outstanding Lancit Common Stock or Lancit adopts and implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Lancit Common Stock or an extraordinary dividend relating to more than 50% of the outstanding Lancit Common Stock or 50% of the assets of Lancit and its subsidiaries, taken as a whole, and in each case, the Lancit Shareholders receive, pursuant to such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of Lancit or its subsidiaries otherwise held by the Lancit Shareholders after such event, in excess of $1.20 per share of Lancit Common Stock, then in each case Lancit has agreed to pay to LME, within two business days thereafter, a fee of $500,000 in cash. See "The Merger--Expenses; Termination Fees."

Comparative Rights of Shareholders

               If the Merger is consummated, the shareholders of Lancit, a New York corporation, will become shareholders of RCN, a Delaware corporation, which will result in their rights as shareholders being governed by Delaware law and RCN's Amended and Restated Certificate of Incorporation (the "RCN Certificate of Incorporation") and Bylaws (the "RCN Bylaws"), rather than New York law and Lancit's Certificate of Incorporation, as amended (the "Lancit Certificate of Incorporation"), and Bylaws, as amended (the "Lancit Bylaws"). It is not practical to describe all the differences between each of Delaware law and New York law and between RCN's governing documents and Lancit's governing documents. A summary of certain of such differences is set forth in "Comparison of Shareholders' Rights," including, without limitation, differences with respect to the size of the board of directors, nomination of directors, the calling of special meetings of shareholders, the required shareholder vote for the approval of certain transactions, the amendment of the governing documents, state anti-takeover statues and appraisal rights.

               See "Description of Capital Stock of RCN--RCN Common Stock," "Certain Statutory, Charter and Bylaw Provisions for RCN" and "Comparison of Shareholders' Rights" for a detailed description of the rights of holders of RCN Common Stock and related matters.

Fractional Shares

               No fractional shares of RCN Common Stock will be issued in connection with the Merger. In lieu thereof, each Lancit Shareholder otherwise entitled to a fraction of a share of RCN Common Stock pursuant to the terms of the Merger Agreement (after aggregating the Merger Consideration to be paid to such Lancit Shareholder in respect of all shares of Lancit Common Stock held by such Lancit Shareholder) will be paid, in cash, an amount equal to such fraction multiplied by the Average Closing Price as soon as practicable following the effective time of the Merger.

Certain Federal Income Tax Consequences

               Lancit has received an opinion of its counsel, Christy & Viener, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) RCN, LME and Lancit each will be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by RCN, LME or Lancit as a result of the Merger. See "The Merger--Certain Federal Income Tax Consequences."

Appraisal Rights

               Lancit Shareholders do not have any dissenters' rights of appraisal with respect to the Merger.


                          Management After the Merger

                At the Effective Time, the Board of Directors and the officers of the Surviving Corporation will consist of the current directors and officers of LME. See "The Merger--Management After the Merger."


                   Interests of Certain Persons in the Merger

               Laurence A. Lancit and Cecily Truett, co-presidents, directors and co-founders of Lancit, and the Children's Trust, a trust established for the benefit of the minor children of Mr. Lancit and Ms. Truett, collectively own an aggregate of approximately 17.3% of the shares of Lancit Common Stock expected to be outstanding at the time of the Special Meeting and have entered into the Voting Agreement whereby each of them has agreed to vote the shares owned by them "for" the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and to vote against certain competing transactions. See "The Voting Agreement."

               The remaining directors and executive officers of Lancit have indicated that they intend to vote any shares of Lancit Common Stock owned by them "for" approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. All shares held by the foregoing parties will be converted in the Merger on the same terms and conditions as apply to all shares of Lancit Common Stock. See "Introduction--Vote Required."

               Pursuant to the terms of the employment agreement between Susan
L. Solomon and Lancit, upon consummation of the Merger, Ms. Solomon's employment with Lancit will terminate and she would be entitled to receive a payment equal to twice her annual salary ($350,000, subject to New York consumer price index adjustments), plus accrued and unpaid bonus compensation of $50,000, together with certain additional amounts. Effective upon consummation of the Merger, Ms. Solomon has agreed to waive her right to receive such cash amount and certain other benefits and to accept, in full satisfaction thereof, registered RCN Common Stock having a value at the time of the Merger of $750,000. At RCN's request, Ms. Solomon entered into a consulting agreement with RCN, terminable at will by either party upon 45 days' prior notice, pursuant to which she will act as a consultant to RCN following the Effective Time of the Merger for compensation at a monthly rate approximately equal to her current Lancit salary.

               Upon consummation of the Merger, pursuant to the terms of their respective employment agreements, each of Mr. Lancit and Ms. Truett would be entitled to terminate his or her employment with Lancit prior to its scheduled termination in October 1998 and to be released from his or her respective noncompete covenant under his or her employment agreement. Each of them has agreed with RCN to waive the rights to terminate his or her employment and to be released from the noncompete covenant by reason of the Merger. See "The Merger--Interests of Certain Persons in the Merger."

               All outstanding stock options to purchase Lancit Common Stock that are held by the foregoing persons and the other directors and officers of Lancit will be canceled in accordance with the terms of the Merger Agreement. See "The Merger--Lancit Stock Options and Warrants."


                                  Risk Factors

                In considering whether to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, Lancit Shareholders should carefully consider those factors described under "Risk Factors" beginning on page 15. The price of the RCN Common Stock at the Effective Time may vary from the price as of the date of the Proxy Statement--Prospectus or the date on which Lancit Shareholders vote on the Merger due to changes in the business, operations or prospects of RCN, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions and other factors.



             Summary Historical Consolidated Financial Data of RCN

               Prior to September 30, 1997, RCN operated as part of C-TEC. The table below sets forth selected historical consolidated financial data for RCN. The historical financial data presented below reflect periods during which RCN did not operate as an independent company and, accordingly, certain assumptions were made in preparing such financial data. Therefore, such data may not reflect the results of operations or the financial condition which would have resulted if RCN had operated as a separate, independent company during such periods, and are not necessarily indicative of RCN's future results of operation or financial condition.

               The selected historical consolidated financial data for the years ended December 31, 1994 and 1993 and as of December 31, 1995, 1994 and 1993 are derived from RCN's unaudited historical consolidated financial statements not included in this Proxy Statement--Prospectus. The selected historical consolidated financial data of RCN for the years ended December 31, 1997, 1996 and 1995 and as of December 31, 1997 and 1996 are derived from and should be read in conjunction with RCN's audited historical consolidated financial statements (the "RCN Financial Statements") included elsewhere in this Proxy Statement--Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of RCN" and the RCN Financial Statements.

                                                                                        Year Ended December 31,
                                                                   -----------------------------------------------------------------
                                                                                        (dollars in thousands)
                                                                     1993        1994              1995(1)     1996         1997
                                                                   --------    --------          ---------   --------    ----------
Statement of Operations Data:
Sales...........................................................    $49,504     $59,500           $91,997    $104,910      $127,297
Costs and expenses, excluding depreciation and amortization.....
                                                                     30,821      49,747            75,003      79,107       134,967
Nonrecurring charges(2).........................................         --          --                --          --        10,000
Depreciation and amortization...................................      9,922       9,803            22,336      38,881        53,205
                                                                   --------    --------          ---------   --------    ----------
Operating (loss) income.........................................      8,761         (50)           (5,342)    (13,078)      (70,875)
Interest income.................................................     17,882      21,547            29,001      25,602        22,824
Interest expense................................................    (17,127)    (16,669)          (16,517)    (16,046)      (25,602)
Other income (expense), net.....................................      1,195       1,343              (304)       (546)          131
(Benefit) provision for income taxes............................        167       2,340             1,119         979       (20,849)
Equity in loss of unconsolidated entities(3)....................         --          --            (3,461)     (2,282)       (3,804)
Minority interest in (income) loss of consolidated entities(4)..        (85)        (95)             (144)      1,340         7,296
Cumulative effect of changes in accounting principles(5)........      1,628         (83)               --          --            --
Extraordinary charge--debt prepayment penalty, net of tax of
 $1,728(6)......................................................         --          --                --          --        (3,210)
                                                                   --------    --------          ---------   --------    ----------
Net income (loss)...............................................    $12,087      $3,653            $2,114     $(5,989)    $ (52,391)
                                                                   ========    ========          =========   ========    ==========
Balance Sheet Data (at end of period):
Total assets....................................................   $291,634    $568,586  (7)     $649,610    $628,085    $1,150,992
Long-term debt..................................................    181,500     154,000           135,250     131,250       686,103
Shareholders' equity............................................     74,329     372,847  (7)      394,069     390,765       356,584

----------
(1) Certain of RCN's businesses were acquired by C-TEC and transferred to RCN in connection with the Distribution. In May 1995, a subsidiary of C-TEC acquired Twin County Trans Video, Inc. ("Twin County") and accordingly Twin County is fully consolidated in the RCN Financial Statements since the date of acquisition. See Note 4 to the Consolidated Financial Statements of RCN.

(2) Nonrecurring charges of $10,000 represent costs incurred with respect to the termination of a marketing services agreement related to RCN's wireless video services.

(3) Equity in loss of unconsolidated entities primarily consists of RCN's proportionate share of income (losses) and amortization of excess cost over net assets of Megacable. RCN purchased its 40% equity interest in Megacable in January 1995 and accounts for its investment by the equity method of accounting.

(4) In 1997, the minority interest in (income) loss of consolidated entities consists of minority losses of the RCN-BECOCOM, LLC joint venture of $6,562, minority losses of Freedom New York, L.L.C. ("Freedom") through March 1997 of $966 and minority income earned by a cable television partnership of $(232). The minority interest in (income) loss of consolidated entities primarily consists of the approximately 20% minority interest in the loss of Freedom. Prior to 1996, the minority interest represents minority income earned by a cable television partnership.

(5) The cumulative effect of changes in accounting principles reflects the adoption of Statement of Financial Accounting Standards No. 109--"Accounting for Income Taxes" in 1993 and the accounting for benefits under Statement of Financial Accounting Standards No. 112--"Employers' Accounting for Postemployment Benefits" in 1994.

(6) Extraordinary charge represents the fee, net of taxes, paid in connection with the early prepayment of 9.65% Senior Secured Notes of C-TEC Cable Systems, Inc. (the "Senior Secured Notes"). The Senior Secured Notes were prepaid in connection with RCN's acquisition of a new $125,000 credit agreement comprised of a five year revolving credit facility in the amount of $25,000 and a $100,000 term credit facility which is to be repaid over six years in quarterly installments from September 30, 1997 through June 30, 2005.

(7) During 1994, C-TEC transferred to RCN an equity contribution of $298,759 primarily representing net proceeds from a C-TEC common stock rights offering.



                    Summary Pro Forma Financial Data of RCN

               The following unaudited summary pro forma financial data include adjustments to the historical statements of operations of RCN for the years ended December 31, 1997 and 1996 as if the Distribution, the acquisition of a 19.9% minority interest in Freedom, borrowings of $110 million under the Credit Agreement dated as of July 1, 1997 between certain subsidiaries of RCN and a group of lenders for which First Union National Bank acts as agent (the "Credit Agreement"), the offering (the "1997 Notes Offering") of RCN's 10% Senior Notes due 2007 ("10% Senior Notes") and 11 1/8% Senior Discount
Notes due 2007 ("11 1/8% Senior Discount Notes," and together with the 10% Senior Notes, the "1997 Notes"), the acquisition (the "Erols Acquisition") of Erols Internet, Inc. ("Erols") and the offering (the "1998 Notes Offering") of RCN's 9.80% Senior Discount Notes due 2008 (the "9.80% Senior Discount Notes" or the "1998 Notes") had occurred on the first day of the period. Such adjustments result primarily from changes in the capital structure of RCN and accounting for the Erols Acquisition. The following unaudited summary pro forma financial data have not been adjusted for the acquisition of Lancit because the acquisition is not material to RCN. See "Unaudited Pro Forma Consolidated Financial Statements of RCN" and the notes thereto. The following unaudited pro forma financial data are provided for information purposes only and should not be construed to be indicative of RCN's results of operations or financial condition had the Distribution, borrowings of $110 million under the Credit Agreement, the 1997 Notes Offering, the Erols Acquisition and the 1998 Notes Offering occurred on the dates assumed, may not reflect the results of operations or financial condition which would have resulted had RCN been operated as a separate, independent company during such period, and are not necessarily indicative of RCN's future results of operations or financial condition.

                                                                                                             Year Ended
                                                                                                            December 31,
                                                                                                                1997
                                                                                                      ---------------------
                                                                                                      (dollars in thousands)
Statement of Operations Data:
      Sales.........................................................................................   $141,273
      Costs and expenses, excluding depreciation and amortization...................................    154,032
      Nonrecurring charges..........................................................................     10,000
      Depreciation and amortization.................................................................     61,421
                                                                                                      ----------
      Operating (loss)..............................................................................    (84,180)
      Interest income...............................................................................     14,138
      Interest expense..............................................................................   (106,037)
      Other (expense) income, net...................................................................         82
                                                                                                      ----------
      (Loss) before income taxes....................................................................   (175,997)
      (Benefit) for income taxes....................................................................    (61,794)
                                                                                                      ----------
      Income (loss) before equity in unconsolidated entities and minority interest..................   (114,203)
      Equity in loss of unconsolidated entities.....................................................    (17,224)
                                                                                                      ----------
 (Loss) before extraordinary charge and minority interest in loss of consolidated entities..........   $(131,427)
                                                                                                      ==========
Other Data:
      EBITDA before nonrecurring charges (1)........................................................   $(12,759)
      Capital expenditures..........................................................................    $90,392
      Connections...................................................................................    593,646
      Employees.....................................................................................      1,150

----------
(1) EBITDA represents earnings before interest, depreciation and amortization, and income taxes. EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows for the period and should not be considered as an alternative to cash flows from operating, investing or financing activities as determined in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). EBITDA is not a measurement under U.S. GAAP and may not be comparable with other similarly titled measures of other companies.



            Summary Historical Consolidated Financial Data of Lancit

               The selected historical consolidated financial data for the fiscal years ended June 30, 1994 and 1993, and as of June 30, 1995, 1994 and 1993 are derived from Lancit's audited historical consolidated financial statements not included in this Proxy Statement--Prospectus. The selected historical consolidated financial data for the fiscal years ended June 30, 1997, 1996 and 1995, and as of June 30, 1997 and 1996 are derived from and should be read in conjunction with Lancit's audited consolidated financial statements (the "Lancit Audited Financial Statements") included elsewhere in this Proxy Statement--Prospectus. The summary consolidated financial data for the six-month periods ended December 31, 1997 and 1996 are derived from and should be read in conjunction with the unaudited consolidated condensed financial statements of Lancit (the "Lancit Unaudited Financial Statements"; together with the Lancit Audited Financial Statements, the "Lancit Financial Statements") included elsewhere in this Proxy Statement--Prospectus. The Lancit Unaudited Financial Statements include, in management's opinion, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the results for such periods. Results for the six months ended December 31, 1997 are not necessarily indicative of results to be expected for the entire year ending June 30, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Lancit" and the Lancit Financial Statements.

                                                                                                             Six Months
                                                  Fiscal Year Ended June 30,                             Ended December 31,
                          -------------------------------------------------------------------------  --------------------------
                               1997            1996          1995           1994          1993            1997         1996
                          -------------   ------------   -----------    -----------  --------------  --------------------------
Statement of                                                                                                 (unaudited)
  Operations Data:
Revenues................  $   3,152,057   $  9,061,213   $ 17,882,479    $8,914,698   $  3,670,990   $    832,520  $ 1,389,883
Net income (loss)(1)....  $(10,078,908)   $ (3,700,713)  $  1,247,499    $   34,874   $   (996,823)  $ (2,635,753) $(1,467,914)
Basic income (loss) per
  common share(1).......  $       (1.54)  $       (.60)  $        .20    $      .01   $       (.25)  $       (.40) $      (.23)
Basic weighted average
  shares used in
  computation...........      6,538,851      6,177,051      6,127,551     5,560,999      3,944,010      6,634,750    6,443,952
Diluted income (loss)
  per common share(1)...  $       (1.54)  $       (.60)  $        .20   $       .01   $       (.25)  $       (.40) $      (.23)
Diluted weighted
  average shares used
  in computation........      6,538,851      6,177,051      6,365,741     6,154,223      3,944,010      6,634,750    6,443,952
Balance Sheet
  Data:
Total assets............  $   9,199,313    $14,388,166    $22,395,858   $16,926,998    $ 5,494,714   $  6,692,888  $17,235,497

----------
(1) Net income (loss) for fiscal 1997 includes a charge of $5,456,180, or $0.83 per share, for a non-cash write-down related to projects and, for fiscal 1996, includes a charge of $2,650,000, or $0.43 per share, for a non-cash write-down related to a project and a restructuring charge. See the Lancit Financial Statements and related notes thereto.


                  Market Price and Comparative Per Share Data

               Both the RCN Common Stock (symbol: RCNC) and the Lancit Common Stock (symbol: LNCT) are admitted for trading on the NASDAQ.

               The following table sets forth the high and low bid prices per share of the RCN Common Stock and the Lancit Common Stock on the NASDAQ for the periods indicated.

                                                   RCN Common Stock(1)                   Lancit Common Stock
                                ---------------------------------------------- ------------------------------------
                                            Market Price              Cash             Market Price       Cash
                                ------------------------------      Dividends  ---------------------    Dividends
                                     High           Low             Declared      High       Low         Declared
                                ---------------  -------------   ------------- ---------  ----------    -----------
1995
 Quarter ended September 30....                                                $16 3/4    $12 1/2          $0
 Quarter ended December 31.....                                                 13 3/8     10 5/8           0
1996
 Quarter ended March 31........                                                 13          8 7/8           0
 Quarter ended June 30.........                                                 14          9 1/2           0
 Quarter ended September 30....                                                 12 7/8      9 1/4           0
   Quarter ended December 31...                                                 10 1/2      4 1/4           0
1997
 Quarter ended March 31........                                                  7 1/8      4 5/8           0
 Quarter ended June 30.........                                                  5 1/8      2 22/32         0
 Quarter ended September 30.... $15 11/16 (2)    $10 9/16 (2)     $0             4          2 1/2           0
 Quarter ended December 31.....  21 1/2           12 1/2           0             3 5/8        3/4           0
1998
 Quarter ended March 31........  30 9/16          15 7/8           0             1 15/16      27/32         0

----------
(1) Because RCN Common Stock was distributed on September 30, 1997 to holders of record of C-TEC Common Stock on September 19, 1997, market price and dividend information have only been set forth for the quarters ending September 30, 1997, December 31, 1997 and March 31, 1998. RCN Common Stock information has been restated to reflect the RCN Stock Dividend.

(2) The prices reflect the partial period between September 19, 1997 through September 30, 1997. There was no market for RCN Common Stock prior to this period.

                The following table sets forth the high ask, low bid and closing bid price per share of RCN Common Stock and Lancit Common Stock (on a historical and equivalent per share basis) on (i) February 26, 1998, the last business day preceding public announcement of the signing of the Merger Agreement and (ii) May 7, 1998, the last practicable date prior to the mailing of this Proxy Statement--Prospectus:

                                                RCN Common Stock               Lancit Common Stock
                                    ----------------------------------- -------------------------------
                                      High          Low         Close      High      Low        Close
                                    --------    ---------    ---------   -------   --------  ----------
February 26, 1998.................. $28 3/8      $28 5/16    $28 7/16    $ 1 5/8   $ 1 3/16   $ 1 9/16
Equivalent share basis on February
 26, 1998 (1)......................      --           --           --    $ 1.2882  $ 1.2854   $ 1.2911
May 7, 1998........................ $24 3/8      $22 1/2     $23 31/32   $    7/8  $  27/32   $    7/8
Equivalent share basis on May 7,
 1998 (1)..........................      --           --           --    $ 1.2187  $  1.125   $ 1.1984

----------

(1) Equivalent share basis is determined by multiplying the applicable price of the RCN Common Stock by 0.05 (the exchange ratio that would have been applied if the Merger had become effective on May 8, 1998) to reflect the terms of the Merger Agreement.


               Lancit Shareholders are urged to obtain current market quotations prior to making any decision with respect to the Merger. In order to provide Lancit Shareholders with current information during the period prior to the Effective Time of the Merger regarding the conversion ratio (based on recent closing prices of RCN Common Stock), Lancit has established a toll-free telephone number at (800) 253-3814 that interested parties may call.


                                                               RCN                        Lancit
                                                          --------------   ------------------------------------
                                                            Year Ended                            Six Months
                                                           December 31,       Year Ended        Ended December
                                                               1997          June 30, 1997         31, 1997
                                                          --------------   ---------------   ------------------
Book value per share..................................... $     6.49       $      0.62       $       0.24
Cash dividends declared per share........................ $     0.00       $      0.00       $       0.00
Income (loss) per share from continuing operations....... $   (0.95)       $    (1.54)       $     (0.40)


               On May 5, 1998, the last practicable date prior to the mailing of this Proxy Statement--Prospectus, there were approximately 2,720 holders of RCN Common Stock, no holders of RCN's Class B Non-Voting Common Stock, par value $1.00 per share (the "RCN Class B Stock," and together with the RCN Common Stock, the "RCN Common Equity"), and no holders of RCN's preferred stock, par value $1.00 per share (the "RCN Preferred Stock").

               There is only one beneficial owner of more than 5% of the RCN Common Stock and the issuance of the Merger Shares will not materially affect the present holdings of this holder:

                                        Holding as of March 1, 1998         Holding following the Merger
                                     ---------------------------------   -----------------------------------
                                       Number of                              Number of
                                         Shares           Percent of            Shares          Percent of
                                      Beneficially        Outstanding        Beneficially      Outstanding
                                         Owned              Shares              Owned             Shares
                                     ---------------      ------------   -------------------   -------------
Level 3 Telecom Holdings, Inc.......    26,640,970            46                26,640,970            46


               Level 3 Communications, Inc. ("LCI") owns 90% of the common stock and all of the preferred stock of Level 3 Telecom Holdings, Inc. ("Level 3 Telecom"), formerly Kiewit Telecom Holdings, Inc. David C. McCourt, Chairman and Chief Executive Officer of RCN, owns the remaining 10% of the common stock of Level 3 Telecom. No director, nor all of the directors as a group, holds more than 1% of the outstanding RCN Common Stock; therefore, RCN believes that the issuance of the Merger Shares will not materially affect the holdings by such directors or group of directors nor RCN's commitments to such persons with respect to the issuance of RCN Common Equity. See "Security Ownership of Certain Beneficial Owners and Management of RCN."

               As of the Record Date, there were 2,720 holders of record of RCN Common Stock. RCN has not paid any cash dividends in the past. RCN anticipates that future revenues will be used principally to support operations and finance growth of the business and, thus, RCN does not intend to pay cash dividends on the RCN Common Stock in the foreseeable future. The payment of any cash dividends in the future will be at the discretion of the RCN Board. The declaration of any dividends and the amount thereof will depend on a number of factors, including RCN's financial condition, capital requirements, funds from operations, future business prospects, covenant restrictions and such other factors as the RCN Board may deem relevant.

               As of the Record Date, there were approximately 189 holders of record of Lancit Common Stock. Lancit has not paid any dividends in the past and has no present intention to declare or pay dividends.



                                  RISK FACTORS

               In addition to the other information contained in this Proxy Statement--Prospectus, holders of Lancit Common Stock should carefully review the following factors in evaluating whether to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.


                                RCN RISK FACTORS

               This Proxy Statement--Prospectus contains certain forward-looking statements regarding RCN's operations, economic performance and financial condition, including, in particular, statements made as to plans to develop networks and upgrade facilities, the market opportunity presented by markets targeted by RCN, RCN's intention to connect certain wireless video and resale telephone customers to its advanced fiber optic networks, the development of RCN's businesses, the markets for RCN's services and products, RCN's anticipated capital expenditures, RCN's anticipated sources of capital and effects of regulatory reform and competitive and technological developments. Such forward-looking statements are subject to known and unknown risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified in this Section and elsewhere in this Proxy Statement--Prospectus. Such risks include, but are not limited to, RCN's ability to realize expected benefits from the Merger, RCN's proposed acquisition of Lancit and RCN's ability to successfully market its services to current and new customers, connect existing customers to its advanced fiber optic networks, access markets, finance network development, design and construct fiber optic networks, install or lease fiber optic cable and other facilities, including switching electronics, and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative, judicial, competitive and technological developments that could cause actual results to vary materially from the future results indicated, expressed or implied, in such forward-looking statements.

Stock Exchange Ratio

               In considering whether to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, holders of Lancit Common Stock should carefully consider that (i) the Stock Exchange Ratio will only be adjusted, based on changes in the market price of the RCN Common Stock during the five trading day period ending one trading day prior to the Effective Time, to the extent the price per share of the RCN Common Stock is between $24 and $29, (ii) the price per share of the RCN Common Stock may vary from the price as of the date of this Proxy Statement--Prospectus or the date on which holders of Lancit Common Stock vote on the Merger Agreement due to changes in the business, operations or prospects of RCN, general market and economic conditions and other factors and
(iii) there can be no assurance that the Average Closing Price will be between $24 and $29 and for every dollar that the Average Closing Price is less than $24, the value received by Lancit Shareholders for each share of Lancit Common Stock will decrease by $0.05 (and for every dollar that the Average Closing Price is more than $29, the value received by Lancit Shareholders for each share of Lancit Common Stock will increase by $0.04138). Lancit does not have the right to terminate the Merger Agreement based on the Average Closing Price being below $24.

Limited Operating History; Negative Cash Flow; Operating Losses

               RCN has only recently begun operating a voice, video and data services business and this business has only a limited operating history upon which investors may base an evaluation of its performance. In connection with entering this business, RCN has incurred operating and net losses and negative cash flows to build its networks and pursue its business plans and expects to continue to do so for the foreseeable future as it expands its network and customer base. The extent to which it continues to experience negative cash flow in the future will be affected by a variety of factors, including the pace of its entry into new markets, the time and expense required for building out its planned network, its success in marketing its services, the intensity of the competition experienced by RCN and the availability of additional capital to pursue its business plans. RCN had operating losses after depreciation and amortization and nonrecurring charges of $70,875,000, $13,078,000 and $5,342,000 for the years ended December 31, 1997, 1996 and
1995. On a pro forma basis, after giving effect to the Distribution, the acquisition of a 19.9% interest in Freedom, the 1997 Notes Offering, the Erols Acquisition and the 1998 Notes Offering, RCN had operating losses after depreciation and amortization and nonrecurring charges of $84,180,000 for the year ended December 31, 1997. There can be no assurance that RCN will achieve or sustain profitability or positive cash flows from operating activities in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of RCN."

Further Capital Requirements

               RCN expects that it will require a substantial amount of capital to fund the development and operations of business in the Boston to Washington, D.C. corridor, including to fund its advanced fiber optic networks, the upgrade of hybrid fiber/coaxial plant, the funding of operating losses and debt service requirements. RCN currently estimates that its capital requirements for the period from January 1, 1998 through December 31, 1999 will be approximately $785 million, which includes capital expenditures (including connection costs which will only be incurred as RCN obtains revenue generating customer connections) of approximately $300 million in 1998 and approximately $485 million through 1999. These capital expenditures will be used principally to fund the buildout of RCN's fiber optic network in high density areas in the Boston, New York and Washington, D.C. markets and represent only RCN's proportionate share of the funding requirements of the Boston and Washington, D.C. joint ventures. RCN is obligated to fund its portion of any capital contributions required by the joint ventures' annual budget or capital contribution schedule. See "--Dependence on Strategic Relationships; Terms of Joint Venture Arrangements." RCN expects that its joint venture partners will each contribute approximately $150 million in capital to the joint ventures in the period from September 30, 1997 through 2000 in order to fund capital expenditures at the joint venture company level. RCN expects to contribute to Starpower Communications, LLC ("Starpower"), the joint venture with Pepco Communications, L.L.C. ("Pepco Communications"), an indirect wholly owned subsidiary of Potomac Electric Power Company ("PEPCO"), the subscribers acquired in the acquisition of Erols located in the Washington, D.C. area in which Starpower operates. On February 20, 1998, approximately 61% of all of Erols' subscribers were located in the relevant Washington, D.C. area. RCN anticipates that Pepco Communications will make a contribution equal to the value of such subscribers. The joint venture partners of Starpower are currently negotiating the terms of such contribution. Failure by its joint venture partner(s) to make anticipated capital contributions could have a material adverse effect on RCN.

               RCN believes that it has sufficient liquidity to meet its capital requirements through mid-2000. The actual timing and amount of capital required for the rollout of RCN's network and to fund operating losses may vary materially from RCN's estimates and additional funds will be required in the event of significant departures from the current business plan, unforeseen delays, cost overruns, engineering design changes and other technological risks or to meet other unanticipated expenses. RCN will continue to require additional capital for planned increases in network coverage and other capital expenditures, working capital, debt service requirements and anticipated further operating losses. Sources of funding for RCN's further financing requirements may include vendor financing, public offerings or private placements of equity and/or debt securities, and bank loans. There can be no assurance that additional financing will be available to RCN or, if available, that it can be obtained on a timely basis and on acceptable terms. Failure to obtain such financing could result in the delay or curtailment of RCN's development and expansion plans and expenditures. Any of these events could impair RCN's ability to meet its debt service requirements and could have a material adverse effect on its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of RCN."

Substantial Indebtedness; Effect of Financial Leverage

               RCN has indebtedness that is substantial in relation to its shareholders' equity and cash flow. As of December 31, 1997, on a pro forma basis, after giving effect to the Distribution, the acquisition of a 19.9% minority interest in Freedom, the 1997 Notes Offering, the Erols Acquisition and the 1998 Notes Offering, RCN had an aggregate of approximately $1,039 million of indebtedness outstanding, representing 73.8% of total capitalization, and the ability to borrow up to an additional $22 million under the Credit Agreement. As a result of the substantial indebtedness of RCN, RCN's fixed charges are expected to exceed its earnings for the foreseeable future and there can be no assurance that RCN's operating cash flow will be sufficient to pay interest on the 1997 Notes or the 1998 Notes (together the "Notes"). In addition, RCN will require substantial additional indebtedness, particularly in connection with the buildout of RCN's networks and the introduction of its telecommunications services to new markets. The leveraged nature of RCN could limit its ability to effect future financings or may otherwise restrict RCN's business activities.

               The extent of RCN's leverage may have the following consequences: (i) limit the ability of RCN to obtain necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes, (ii) require that a substantial portion of RCN's cash flows from operations be dedicated to the payment of principal and interest on its indebtedness and therefore not be available for other purposes; (iii) limit RCN's flexibility in planning for, or reacting to, changes in its business; (iv) place RCN at a competitive disadvantage as compared with less leveraged competitors; and (v) render RCN more vulnerable in the event of a downturn in its business.

Ability to Manage Growth; Risks Related to Acquisitions

               The expansion and development of RCN's operations (including the construction and development of additional networks) will depend on, among other things, RCN's ability to assess markets, design fiber optic network backbone routes, install or lease fiber optic cable and other facilities, including switches, and obtain rights-of-way, building access rights and any required government authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. There can be no assurance that RCN will be able to expand its existing network. Furthermore, RCN's ability to manage its expansion effectively will also require it to continue to implement and improve its operating and administrative systems and attract and retain qualified management and professional and technical personnel. If RCN were not able to manage its planned expansion effectively it could have a material adverse effect on RCN.

               Although RCN's acquisitions of Erols and Ultranet Communications, Inc. ("Ultranet") were consummated in February, 1998, the process of integrating the business of these Internet service providers ("ISPs") into RCN may take a significant period of time, may place a significant strain on RCN's resources, and could subject RCN to additional expenses during the integration process. In addition, RCN expects that it will need to upgrade the systems and controls of the companies being acquired. As a result, there can be no assurance that RCN will be able to successfully integrate these ISPs successfully or in a timely manner. See "--Risks Relating to Provision of Internet Services."

Rapid Technological Changes

               The telecommunication industry is subject to rapid and significant changes in technology. While RCN believes that for the foreseeable future these changes will neither materially affect the continued use of fiber optic telecommunications networks nor materially hinder its ability to acquire necessary technologies, the effect of technological changes on the business of RCN cannot be predicted. There can be no assurance that technological developments in telecommunications will not have a material adverse effect on RCN.

Dependence on Strategic Relationships; Terms of Joint Venture Arrangements

               RCN has entered into a number of strategic alliances and relationships in order to provide it with early entry into the market for telecommunications services. As RCN's network is further developed, it will be dependent on these arrangements to provide the full range of its telecommunication service offerings. The key strategic relationships include
(1) RCN's arrangements with MFS Communications Company, Inc. ("MFS/WorldCom") (which is now a subsidiary of WorldCom Inc. ("WorldCom")) to, among other things, lease portions of MFS/WorldCom's fiber optic network in New York City and Boston, (2) RCN's joint venture with Boston Edison Company ("BECO") under which RCN has access to BECO's extensive fiber optic network in Greater Boston and (3) RCN's joint venture with Pepco Communications, an indirect subsidiary of PEPCO, to develop an advanced fiber optic network in the Washington, D.C. market. See "Description of Business Conducted by RCN--Strategic Relationships." RCN also has in place arrangements to act as a reseller of Bell Atlantic local telephone services and arrangements to lease Bell Atlantic unbundled local loop and T-1 facilities (including Bell Atlantic services previously provided by NYNEX). Any disruption of these relationships or arrangements could have a material adverse effect on RCN. RCN has also executed comprehensive telephone service co-carrier interconnection agreements with Bell Atlantic and Sprint, covering, along with the District of Columbia, ten states in the Northeast and New England-Middle Atlantic corridor areas, which RCN has targeted as its initial geographic markets. RCN may be required to negotiate new interconnection agreements from time to time and as it enters new markets in the future. There can be no assurance that RCN will successfully negotiate such other agreements for interconnection with the incumbent local exchange carrier or renewals of existing interconnection agreements. The failure to negotiate or renew required interconnection agreements could have a material adverse effect on RCN.

               The agreements governing RCN's joint ventures with BECO and Pepco Communications contain material provisions for the management, governance and ownership of the Greater Boston and Washington, D. C. businesses, respectively. The Boston Joint Venture Agreement (as defined under "Description of Business Conducted by RCN--Strategic Relationships") provides, among other things, that (1) certain fundamental business actions, such as material capital expenditures, debt incurrences and distributions to RCN and BECO, require the joint approval of RCN and BECO; (2) neither RCN nor BECO may transfer their interests in the joint venture for a period of three years without the other's consent and, thereafter, may only do so while observing certain rights of first offer and tag-along rights; (3) upon a change of control (as defined below) of RCN Telecom Services of Massachusetts ("RCN Massachusetts") or BECOCOM, Inc. ("BECOCOM"), the other party has the right to acquire all of the equity interest in the joint venture for fair market value;
(4) following certain deadlock events (defined generally as an inability of RCN and BECO to agree upon certain fundamental business actions requiring mutual consent), either RCN or BECO may offer to buy the other's interest in the joint venture or sell its own interest in the joint venture, which gives the offeree the right to elect to buy or sell its interest; and (5) in the event of a default by RCN in meeting a capital call, BECO may dilute RCN's interest in the joint venture. The Amended and Restated Operating Agreement (the "Starpower Operating Agreement") for Starpower provides, among other things, that (1) so long as each partner maintains a 50% interest in the joint venture, all business actions require the approval of the operating committee;
(2) subject to certain exceptions, neither RCN nor Pepco Communications may sell any interest in Starpower within the first four years after the execution of the Starpower Operating Agreement nor may they thereafter sell any interest in Starpower without satisfying certain conditions; (3) upon a change of control of RCN Telecom Services of Washington, D.C., Inc. ("RCN Washington") or Pepco Communications, which the other party has reason to believe will have a material adverse effect on Starpower, the other party may offer to buy out the entity experiencing the change of control or to sell its own interest in the joint venture, which gives the offeree the right to elect to buy or sell its interest or accept the change of control; (4) after three years following the execution of the agreement, upon certain deadlock events (defined generally as an inability of the operating committee to agree upon any business actions), either RCN Washington or Pepco Communications may offer to buy the other's interest in the joint venture or sell its own interest in the joint venture, which gives the offeree the obligation to elect to buy or sell its interest; and (5) failure to make scheduled capital contributions or to vote in favor of certain additional capital contributions may result in dilution of equity interests. Accordingly, certain matters beyond the control of RCN, such as a change of control of RCN or an inability to agree on certain proposed actions, could result in it being forced to sell its interest in the relevant joint venture or buy out the interest of the other joint venturer. There can be no assurance that these provisions will not have a material adverse effect upon RCN's liquidity or future prospects or that, if necessary, RCN will be able to raise the necessary funds to acquire the balance of the interests in the joint venture on a timely basis and thereby maintain its interest in the venture in question. See "Description of Business Conducted by RCN--Strategic Relationships." In addition, although certain covenants contained in the indentures applicable to the Notes (the "Indentures") are applicable to the joint venture companies, neither the joint venture companies nor RCN's joint venture partners are parties to the Indentures and accordingly are not bound to comply with the terms of the Indentures. A disagreement with its joint venture partners over certain business actions, including actions related to compliance with the Indentures, could give rise to a deadlock event.

Competition

               RCN competes with a wide range of service providers for each of the services that it provides. Virtually all markets for voice and video services are extremely competitive, and RCN expects that competition will intensify in the future. In each of the markets in which it offers voice and video programming services, RCN faces significant competition often from larger, better-financed incumbent local telephone carriers and cable companies, and RCN often competes directly with incumbent providers which have historically dominated their respective local telephone and cable television markets. These incumbents presently have numerous advantages as a result of their historic monopoly control of their respective markets.

               With respect to local telephone services, RCN competes with the incumbent local exchange carriers ("LECs"), and alternative service providers including competitive local exchange carriers ("CLECs") and cellular and other wireless telephone service providers. With respect to long distance telephone services, RCN faces, and expects to continue to face, significant competition from the interexchange carriers ("IXCs"), including AT&T, Sprint and MCI, which account for the majority of all long distance revenue. Certain of the IXCs, including AT&T, MCI and Sprint, have announced their intention to offer local services in major U.S. markets using their existing infrastructure in combination with resale of incumbent LEC service, lease of unbundled local loops or other providers' services.

               All of RCN's video services face competition from alternative methods of receiving and distributing television signals and from other sources of news, information and entertainment. Among the alternative video distribution technologies are home satellite dish earth stations, private satellite master antenna television systems, direct broadcast satellite services ("DBS") and wireless program distribution services such as multi-channel multipoint distribution service systems. RCN expects that its video programming service will face growing competition from current and new DBS service providers.

               RCN believes that among the existing competitors, the incumbent LECs and the incumbent cable providers provide the most direct competition to RCN in the delivery of "last mile" connections to residential consumers for voice and video services. In each of its target markets for advanced fiber optic networks, RCN faces, and expects to continue to face, significant competition from the incumbent LECs (including Bell Atlantic in New York City and Boston), which currently dominate their local telephone markets. RCN competes with the incumbent LECs in its markets for local exchange services on the basis of product offerings (including the ability to offer bundled voice and video services), reliability, state-of-the-art technology and superior customer service, as well as price. The incumbent LECs have begun to expand the amount of fiber facilities in their networks and to prepare to re-enter into the long distance telephone services market and, in addition, have long-standing relationships with their customers. RCN expects that the increased competition made possible by regulatory reform will result in certain pricing and margin pressures in the telecommunications services business.

               The Telecommunications Act of 1996 (the "1996 Act") permits the incumbent LECs and others to provide a wide variety of video services directly to subscribers in competition with RCN. Various LECs currently are providing video services within and outside their telephone service areas through a variety of distribution methods, including both the deployment of broadband wire facilities and the use of wireless transmission facilities. RCN cannot predict the likelihood of success of video service ventures by LECs or the impact on RCN of such competitive ventures.

               Certain of RCN's video programming service businesses compete with incumbent wireline cable companies in their respective service areas. In particular, RCN's advanced fiber optic networks compete for cable subscribers with the major wireline cable operators in New York City and Boston, primarily Time Warner Cable in New York City and Cablevision in Boston. RCN's wireless video service in New York City competes with Time Warner Cable, Cablevision Systems and Comcast. RCN's Pennsylvania hybrid fiber/coaxial cable television system competes with an alternate service provider, Service Electric Cable TV, which also holds a franchise for the relevant service area.

               RCN also faces, and expects to continue to face, competition from other potential competitors in certain of the markets in which RCN offers its services. Other CLECs, such as Teleport Communications Group, compete for local telephone services, although they have to date focused primarily on the market for commercial customers. In addition, potential competitors capable of offering private line and special access services also include other smaller long distance carriers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users, including Winstar, Dualstar and New Vision. Cellularvision, a provider of local multipoint distribution service ("LMDS"), offers wireless Internet and video programming services in New York City and has announced plans to offer telephone service in the future.

               The market for Internet access services is extremely competitive and highly fragmented. No significant barriers to entry exist, and accordingly competition in this market is expected to intensify. RCN competes (or in the future may compete) directly or indirectly with (i) national and regional ISPs; (ii) established online services; (iii) computer software and technology companies; (iv) national telecommunications companies; (v) LECs;
(vi) cable operators; and (vii) nonprofit or educational ISPs, and some of these present or potential future competitors have or can be expected to have substantially greater market presence and financial, technical, marketing and other resources than RCN. Certain of RCN's online competitors, including America Online, Inc. ("America Online"), the Microsoft Network and Prodigy, have introduced unlimited access to the Internet and their proprietary content at flat rates, and certain of the LECs have also introduced competitive flat-rate pricing for unlimited access (without a set-up fee for at least some period of time). Bell Atlantic has recently filed with the Federal Communications Commission (the "FCC") a petition for an exemption from a regulation prohibiting it from building a high-speed network. Bell Atlantic's petition requests that such network, which would serve as an Internet backbone, not be subject to pricing and other regulatory restriction. The network would span the states from Maine to Virginia. There can be no assurance that competition will not lead to pricing pressures in the Internet business. For additional information on the competitive environment in which RCN operates, see "Description of Business Conducted by RCN--Competition."

               Other new technologies may become competitive with services that RCN offers. Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may also create significant new competitors to RCN. RCN cannot predict whether competition from such developing and future technologies or from such future competitors will have a material impact on its operations.

Regulation

               The telephone and video programming transmission services offered by RCN are subject to federal, state, and local government regulation. The 1996 Act, which became effective in February 1996, introduced widespread changes in the regulation of the communications industry, including the local telephone, long distance telephone, data services, and television entertainment segments in which RCN operates.

               The 1996 Act eliminates many of the pre-existing legal barriers to competition in the telephone and video programming communications businesses, preempts many of the state barriers to local telephone service competition that previously existed in state and local laws and regulations, and sets basic standards for relationships between telecommunications providers.

               Among other things, the 1996 Act removes barriers to entry in the local exchange telephone market by preempting state and local laws that restrict competition and by requiring LECs to provide nondiscriminatory access and interconnection to potential competitors, such as cable operators, wireless telecommunications providers, and long distance companies. In addition, the 1996 Act provides relief from the earnings restrictions and price controls that have governed the local telephone business for many years. The 1996 Act will also, once certain thresholds are met, allow Regional Bell Operating Companies ("RBOCs") to enter the long distance market within their own local service regions.

               Regulations promulgated by the FCC under the 1996 Act require LECs to open their telephone networks to competition by providing competitors interconnection, access to unbundled network elements and retail services at wholesale rates. Numerous parties appealed certain aspects of these regulations, and the appeals were consolidated in the United States Court of Appeals for the Eighth Circuit. On July 18, 1997, the Eighth Circuit found constitutional challenges to certain practices implementing cost provisions of the Telecommunications Act that were ordered by certain state public utility commissions ("PUCs") to be premature; vacated significant portions of the FCC's nationwide pricing rules; and confined the use of combined unbundled network elements to instances where the requesting carrier itself would do the combining. On October 14, 1997, the Eighth Circuit issued a decision vacating additional FCC rules that will likely have the effect of increasing the cost of obtaining the use of combinations of an incumbent LEC's unbundled network elements. On January 26, 1998, the Supreme Court granted a writ of certiorari under which it will review the July 18 Eighth Circuit decision; it is expected (but not yet certain) that the Court will hear arguments on this case in the fall of 1998. The Eighth Circuit decisions create uncertainty about the rules governing pricing and terms and conditions of interconnection agreements, and could make negotiating and enforcing such agreements more difficult and protracted and may require renegotiation of existing agreements. Prior to the Eighth Circuit decisions, RCN had entered into interconnection agreements with Bell Atlantic, covering all of its target market area, that are generally consistent with the FCC guidelines, and those agreements remain in effect notwithstanding the reversal of the FCC rules. There can be no assurance, however, that RCN will be able to obtain or enforce future interconnection agreements, or obtain renewal of existing agreements, on terms acceptable to RCN.

               Certain RBOCs have also raised constitutional challenges to restrictions in the 1996 Act preventing Bell Operating Companies ("BOCs") from entering the long distance market in their home region. On December 31, 1997, the U.S. District Court for the Northern District of Texas issued a decision (the "SBC Decision") finding that Sections 271 to 275 of the Telecommunications Act of 1996 are unconstitutional. SBC Communications, Inc., et. al v. Federal Communications Commission, et. al., Civil Action No. 7:97-CV-163-X. These sections of the 1996 Act impose restrictions on the lines of business in which the RBOCs may engage, including establishing the conditions they must satisfy before they may provide in-region interLATA (local access and transport area) telecommunications services. The District Court has stayed the SBC Decision pending appeal. If the stay is lifted, the RBOCs (including Bell Atlantic, which was permitted to intervene in the case) would be able to provide interLATA services immediately without satisfying the statutory conditions. Although RCN believes the factual assumptions and legal reasoning in the SBC Decision are erroneous and therefore the decision will likely be reversed on appeal, there can be no assurance of this outcome. If the SBC Decision were upheld on appeal it may have an unfavorable effect on RCN's business for at least two reasons. First, RBOCs currently have an incentive to foster competition within their service areas so that they can qualify to offer interLATA services. The SBC Decision removes this incentive by allowing RBOCs to offer interLATA service without regard to their progress in opening their local markets to competition. However, the SBC Decision would not affect other provisions of the Act which create legal obligations for all incumbent LECs to offer interconnection and network access, and therefore will not impair RCN's ability to compete in local exchange markets. Second, RCN is legally able to offer its customers both long distance and local exchange services, which the RBOCs currently may not do. This ability to offer "one-stop shopping" gives RCN a marketing advantage that it would no longer enjoy if the SBC Decision were upheld on appeal. RCN cannot predict either the outcome of these or future challenges to the 1996 Act, any related appeal of regulation or court decision, or the eventual effect on its business or the industry in general.

               The 1996 Act also makes far-reaching changes in the regulation of the video programming transmission services offered by RCN, including changes to the regulations applicable to video operators, the elimination of restrictions on telephone company entry into the video business, and the establishment of a new "open video systems" ("OVS") regulatory structure for telephone companies and others to offer such services. Under the 1996 Act, local telephone companies, including both incumbent LECs such as Bell Atlantic, and CLECs such as RCN, may provide service as traditional cable television operators subject to municipal cable television franchises, or they may opt to provide their programming over non-franchised open video systems subject to certain conditions, including, but not limited to, making available a portion of their channel capacity for use by unaffiliated program distributors and satisfying certain other requirements, including providing capacity for public, educational and government channels, and payment of a gross receipts fee equivalent to the franchise fee paid by the incumbent cable television operator. RCN is one of the first CLECs to provide television programming over an advanced fiber optic network pursuant to the OVS regulations implemented by the FCC under the 1996 Act. As discussed below, RCN is currently providing OVS service in the City of Boston and the City of New York, and has entered into an OVS agreement to allow it to provide OVS services in a number of communities surrounding Boston. Starpower is negotiating similar agreements in Washington and surrounding communities.

               RCN's voice business is subject to regulation by the FCC at the federal level with respect to interstate telephone services (i.e., those that originate in one state and terminate in separate states). State regulatory commissions have jurisdiction over intrastate communications (i.e., those that originate and terminate in the same state). See "Description of Business Conducted by RCN--Regulation--Regulation of Voice Services." Municipalities also regulate limited aspects of RCN's voice business by, for example, imposing various zoning requirements and, in some instances, requiring telecommunications licenses, franchise agreements and/or installation permits for access to local streets and rights-of-way. In New York City, for example, RCN will be required to obtain a telephone franchise in order to provide voice services using its advanced fiber optic network facilities located in the streets of New York City.

               In February 1997, RCN subsidiaries were certified to operate OVS networks in the five boroughs of New York City and, as part of a joint venture with Boston Edison, in Boston and 47 surrounding communities. Initiation of OVS services is subject to negotiation of certain agreements with local governments. RCN executed an agreement with the City of Boston on June 2, 1997, and initiated OVS service in the City on that day. Pursuant to its agreement with the City of Boston, RCN will be required to pay a fee to the City equal to 5% of video revenues. RCN has entered into similar OVS agreements or is in the process of negotiating agreements with certain other Boston-area municipalities, either to offer OVS services or franchised cable television services. It executed an agreement with the City of New York on December 29, 1997, and has initiated OVS service in the Borough of Manhattan pursuant to that agreement.

               In areas where it offers video programming services as an OVS operator, RCN is required to hold a 90-day open enrollment period every three years, during which times RCN will be required to offer capacity on its network to other video programming providers ("VPPs"). Under the OVS regulations, RCN must offer at least two-thirds of its capacity to unaffiliated parties, if demand for such capacity exists during the open enrollment period. In certain areas, RCN is in discussions with local municipal authorities to explore the feasibility of obtaining a cable franchise in lieu of an OVS agreement, and will consider providing RCN video service pursuant to franchise agreements rather than OVS certification, if franchise agreements can be obtained on terms and conditions acceptable to RCN. However, RCN will consider the relative benefits of OVS certification versus local franchise agreements, including the possible imposition of universal service requirements, before making any such decisions. In addition, the current FCC rules concerning OVS are subject to appeal in the United States Court of Appeals and, to the extent that certain favorable aspects of the FCC's rules are overturned on appeal, the determination of whether to operate as an OVS provider versus as a franchised cable television operator may be affected. Moreover, the incumbent cable television provider in Boston, Cablevision Systems, has requested that the FCC permit it to obtain capacity on RCN's Boston area OVS network, and Time Warner, the incumbent cable television provider in certain communities in the Boston area, has made a similar filing at the FCC with respect to its request for capacity on the Boston OVS network. RCN will continue to oppose these requests made to the FCC, but to the extent that the FCC were to grant any such request(s), such a result would likely affect RCN's determination as to whether to operate as an OVS provider versus as a franchised cable television operator.

               Prior to its certification as an OVS provider, RCN offered limited video programming services using the video dialtone ("VDT") services offered by MFS/WorldCom in Manhattan and the City of Boston. In February, 1997, the FCC held that MFS/WorldCom's facilities did not qualify as video dialtone facilities entitled to an extension of time to comply with the newly-adopted OVS rules; nonetheless, the FCC did not direct MFS/WorldCom and RCN to cease video programming distribution operations over the MFS/WorldCom platform. One of the incumbent cable television companies in New York City has filed a complaint with the New York Public Service Commission challenging the former (pre-OVS) operations of RCN and WorldCom under the VDT framework, which remains pending before that commission.

               RCN's 18 GHz wireless video services in New York City are distributed using microwave facilities provided by Bartholdi Cable Company ("Bartholdi Cable") pursuant to temporary authorizations issued to Bartholdi Cable by the FCC. Bartholdi Cable has agreed to provide transmission services to RCN until RCN has either converted the wireless video subscribers to its advanced fiber optic network facilities or has obtained FCC authority to provide such services pursuant to its own wireless radio licenses. In addition, Bartholdi Cable has agreed to transfer to RCN the transmission equipment on demand. Bartholdi Cable's obligation to provide transmission services is subject to Bartholdi Cable having licenses from the FCC to provide such services. The qualifications of Bartholdi Cable to hold certain of the licenses needed to provide transmission services to RCN are at issue in an FCC proceeding in which an initial decision (the "Initial Decision") was released on March 6, 1998. In the Initial Decision, the Administrative Law Judge found Bartholdi Cable unqualified with respect to 15 such licenses. The Administrative Law Judge declared that the Initial Decision would become effective 50 days after its release unless Bartholdi Cable filed exceptions to the Initial Decision within 30 days of its release or the FCC elected to review the case on its own motion. Bartholdi Cable filed exceptions to the Initial Decision on April 7, 1998. Because of the uncertainty as to Bartholdi Cable's right in the future to offer transmission services to RCN, RCN filed its own license applications at the FCC for all of the microwave transmission paths which are currently being used by Bartholdi Cable to provide transmission services to RCN and, in light of the increased uncertainties resulting from the Initial Decision in the FCC proceeding involving certain of Bartholdi Cable's licenses, RCN expects now actively to pursue its license applications. While RCN expects to receive authorizations to transmit over these microwave paths, there can be no assurance that RCN will be able to offer wireless video services pursuant to its own FCC licenses or that the FCC's investigation will be resolved favorably. The failure to obtain such license or resolve such proceedings would materially adversely affect RCN's wireless video operations in New York City.

               There can be no assurance that RCN will be able to obtain or retain all necessary authorizations needed to construct advanced fiber optic network facilities in order to convert its wireless video subscribers to an advanced fiber optic network.

               RCN's hybrid fiber/coaxial cable systems are subject to regulation under the Cable Television Consumer Protection and Competition Act of 1992, as amended (the "1992 Act"), which provides, among other things, for rate regulation for cable services in communities that are not subject to "effective competition." On September 8, 1997, RCN was notified by the FCC that it has ruled that certain of RCN's upper levels of service for its New Jersey systems are regulated levels of service and that RCN's rates for such levels of service have exceeded the allowable rates under the FCC rate regulation rules which have been effective since September 1993. RCN had treated these levels of service as unregulated. RCN is contesting this decision. RCN does not believe that the ultimate resolution of this matter will have a material impact on its results of operations or financial condition. With the passage of the 1996 Act all cable systems rates will be deregulated as effective competition is shown to exist in the franchise area, or by March 31, 1999, whichever date is sooner. RCN anticipates that the remaining provisions of the 1992 Act that do not relate to rate regulation, such as the provisions relating to retransmission consent and customer service standards, will remain in place and may serve to reduce the future operating margins of RCN's hybrid fiber/coaxial cable television businesses as video programming competition develops in its cable television service markets. Federal requirements also impose certain broadcast signal carriage requirements that allow local commercial television broadcast stations to require a cable system to carry the station, and that require cable operators to set aside certain channels for public, educational and governmental access programming. Because a cable communications system uses local streets and rights-of-way, such cable systems are generally subject to state and local regulation, typically imposed through the franchising process. The terms and conditions of state or local government franchises vary materially from jurisdiction to jurisdiction and generally contain provisions governing cable service rates, franchise fees, franchise term, system construction and maintenance obligations, customer service standards, franchise renewal, sale or transfer of the franchise, territory of the franchisee and use and occupancy of public streets and types of cable services provided.

               RCN's ability to provide franchised cable television services is dependent on its ability to obtain and renew its franchise agreements from local government authorities on generally acceptable terms. RCN currently has 91 franchise agreements relating to the hybrid fiber/coaxial cable systems' networks in New York (outside New York City), New Jersey and Pennsylvania. These franchises typically contain many conditions, such as time limitations on commencement and completion of construction, conditions of service, including the number of channels, the provision of free service to schools and certain other public institutions, and the maintenance of insurance and indemnity bonds. These franchises provide for the payment of fees to the issuing authorities and generally range from 3% to 5% of revenues. The duration of these outstanding franchises presently varies up to the year 2011. To date, all of RCN's cable franchises have been renewed or extended, generally at or prior to their stated expirations and on acceptable terms. Approximately 39 of RCN's hybrid fiber/coaxial cable system's franchises are due for renewal within the next three years. No assurances can be given that RCN will be able to renew its franchises on acceptable terms. No one franchise accounts for more than 7% of RCN's total revenue. RCN's five largest franchises account for approximately 27% of RCN's total revenue.

               The data services business, including Internet access, is largely unregulated at this time (apart from Federal, state, and local laws and regulations applicable to businesses in general). However, there can be no assurance that this business will not become subject to regulatory restraints. Some jurisdictions have sought to impose taxes and other burdens on providers of data services, and to regulate content provided via the Internet and other information services. RCN expects that proposals of this nature will continue to be debated in Congress and state legislatures in the future. In addition, although the FCC has on several occasions rejected proposals to impose additional costs on providers of Internet access service and other data services to the extent they use local exchange telephone network facilities for access to their customers, similar proposals may well be considered by the FCC or Congress in the future. See "--Potential Liabilities Associated with Internet Businesses."

               The foregoing does not purport to describe all present and proposed federal, state, and local regulations and legislation affecting the telephone and video programming industries. Other existing federal regulations, copyright licensing, and, in many jurisdictions, state and local franchise requirements, are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which communications companies operate. The ultimate outcome of these proceedings, and the ultimate impact of the 1996 Act or any final regulations adopted pursuant to the new law on RCN or its businesses cannot be determined at this time. For additional information on the regulatory environment in which RCN operates, see "Business Conducted by RCN--Regulation."

Need to Obtain and Maintain Permits, Building Access Agreements and
Rights-of-Way

               In order to develop its networks, RCN must obtain local franchises and other permits, as well as building access agreements and rights to utilize underground conduit and pole space and other rights-of-way and fiber capacity from entities such as incumbent LECs and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. There can be no assurance that RCN will be able to maintain its existing franchises, permits and rights or to obtain and maintain the other franchises, permits, building access agreements and rights needed to implement its business plan on acceptable terms. Although RCN does not believe that any of the existing arrangements will be canceled or will not be renewed as needed in the near future, cancellation or non-renewal of certain of such arrangements could materially adversely affect RCN's business in the affected area. In addition, the failure to enter into and maintain any such required arrangements for a particular network, including a network which is already under development, may affect RCN's ability to acquire or develop that network.

Ability to Procure Programming Services

               RCN's video programming services are dependent upon management's ability to procure programming that is attractive to its customers at reasonable commercial rates. RCN is dependent upon third parties for the development and delivery of programming services. These programming suppliers charge RCN for the right to distribute the channels to RCN's customers. The costs to RCN for programming services is determined through negotiations with these programming suppliers. Management believes that the availability of sufficient programming on a timely basis will be important to RCN's future success. There can be no assurance that RCN will have access to programming services or that management can secure rights to such programming on commercially acceptable terms.

Liabilities for Unearned Revenues

               Erols offers one-, two- and three-year subscriptions for Internet access, which generally are paid for in advance. Such subscriptions are subject to cancellation with a full refund for the first 30 days and to cancellation with a pro-rated refund thereafter. Such revenues will be recognized over the term of each such subscription, resulting in material short- and long-term liabilities for unearned revenues. As of December 31, 1996, Erols had short- and long-term liabilities for unearned revenues of approximately $12.9 million and $3.4 million, respectively and, as of December 31, 1997, of approximately $25.6 million and $8.9 million, respectively. Cancellation by a significant number of the subscribers under such contracts could require cash payment of material sums.

Variability of Operating Results

               As a result of factors such as the significant expenses associated with the development of its networks and services, RCN anticipates that its operating results could vary significantly from period to period.

Risks Relating to Provision of Internet Services

               Dependence on the Internet; Uncertain Acceptance of the Internet as a Medium of Commerce and Communication. RCN's Internet business will depend in part upon the continuing development and expansion of the Internet and the market for Internet access. Important issues concerning business and personal use of the Internet (including security, reliability, cost, ease of use, access and quality of service) remain unresolved and may significantly affect the growth of Internet use. Acceptance of the Internet for commerce and communications generally requires that potential users accept a new way of conducting business and exchanging information, industry participants continue to provide new and compelling content and applications, and the Internet provide a reliable and secure computer platform. A diminution in the growth of demand for Internet services or an absolute decrease in such demand could have a material adverse effect on RCN's Internet business.

               Evolving Industry Standards. New industry standards have the potential to replace or provide lower-cost alternatives to existing services. The adoption of such new industry standards could render RCN's existing services obsolete and unmarketable or require reduction in the fees charged therefor. For example, Erols' services currently rely on the widespread commercial use of Transmission Control Protocol/Internet Protocol ("TCP/IP"). Alternative open and proprietary protocol standards that compete with TCP/IP, including proprietary protocols developed by International Business Machines Corporation ("IBM") and Novell, Inc., have been or are being developed.

               ISPs participate in the Internet through contractual "peering arrangements" with Internet companies. These contractual arrangements are not subject to regulation and could be subject to revision in terms, conditions or costs over time.

               Constraints on Capacity and Supply of Equipment. RCN's ability to provide Internet service will depend in part on its ability to provide sufficient capacity, both at the level of a particular point of presence ("POP") (affecting only subscribers attempting to use that POP) and in connection with system-wide services (such as e-mail and news services, which can affect all subscribers). In addition, RCN will be dependent in part on the availability of equipment such as modems, servers and other equipment. Any shortage of such equipment or capacity of servers could result in a strain on incoming access lines during peak times, causing busy signals and/or delays for subscribers.

               Reliance on Network Infrastructure; Risk of System Failure; Security Risks. Internet network infrastructure is vulnerable to computer viruses and other similar disruptive problems caused by its users, other Internet users or other third parties. Computer viruses and other problems could lead to interruptions of, delays in, or cessation of service, by RCN, as well as corruption of RCN's or its subscribers' computer systems. In addition, there can be no assurance that subscribers or others will not assert claims of liability against RCN as a result of events such as computer viruses, other inappropriate uses or security breaches.

               Proprietary Rights; Risk of Infringement. Erols relies on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect its proprietary technology. However, there can be no assurance that Erols' technology will not be misappropriated or that equivalent or superior technologies will not be developed. In addition, there can be no assurance that third parties will not assert that the Erols' services or its users' content infringe their proprietary rights.

               RCN has obtained authorization, typically in the form of a license, to distribute third-party software incorporated in the Erols access software product for Windows 3.1, Windows 95, Windows NT and Macintosh platforms. RCN plans to maintain or negotiate renewals of existing software licenses and authorizations. RCN may want or need to license other applications in the future.

               State and Local Taxes on Internet Services. RCN is currently subject to certain state and local taxes on certain of its telecommunications, data and Internet access services. RCN may become subject to additional state and local taxes on such services as it continues to expand and develop more services to customers throughout the United States and as more state and local taxing authorities become familiar with such services. Recognizing the problem of discriminatory and multiple state taxation for telecommunication or Internet services, various federal legislative proposals are currently pending before Congress that, if enacted, would limit the ability of the state or local governments to impose, assess, or attempt to collect any tax on such services. The most recent version of the Internet Tax Freedom Act proposes to impose a three-year national moratorium on certain state and local taxation of electronic and Internet services and trade and to create a federally-led task force to develop recommendations for a national solution to the problem of discriminatory and multiple state taxation for on-line services. The National Governors' Association has proposed, among other things, that a single statewide sales tax rate be established on all taxable electronic commerce under the Internet Development Act. RCN believes that either of these proposals, if enacted, could reduce certain state or local taxes currently imposed on or may later be imposed on RCN's telecommunications, data and Internet access services. However, there can be no assurance as to whether or in what form any legislation will be enacted. In addition, there can be no assurance as to the extent that any such legislation, if enacted, would relieve the state or local taxes currently imposed, or would reduce the future state or local taxes that may be imposed, on RCN's telecommunication, data and Internet access services.

Potential Liabilities Associated with Internet Businesses

               Prior to the enactment of the Communications Decency Act of 1996 (the "CDA"), which is Title V of the 1996 Act, a federal district court held that an online service provider could be found liable for defamation, on the ground that the service provider exercised active editorial control over postings to its service. The CDA contains a provision which, one court has held, shields ISPs from such liability for material posted to the Internet by their subscribers or other third parties. Other courts have held that online service providers and ISPs may, under certain circumstances, be subject to damages for copying or distributing copyrighted materials.

               As enacted, the CDA imposed fines on any entity that (i) by means of a telecommunications device, knowingly sends indecent or obscene material to a minor; (ii) by means of an interactive computer service, sends or displays indecent material to a minor; or (iii) permits any telecommunications facility under such entity's control to be used for the foregoing purposes. That provision, as applied to indecent materials, has been declared unconstitutional by the United States Supreme Court. While the Clinton Administration has announced that it will not seek passage of similar legislation to replace this provision, action by Congress in this area remains possible. At present, RCN intends to exercise editorial control over Internet postings to the extent of blocking Web sites and Usenet News groups when RCN becomes aware that such sites or groups offer child pornography.

               As the law in this area develops, the potential that liability might be imposed on RCN for information carried on and disseminated through its network could require RCN to implement measures to comply with applicable law and reduce its exposure to such liability, which could require the expenditure of substantial resources or the discontinuation or modification of certain service offerings.

Reliance on Key Personnel

               RCN believes that its continued success will depend in large part on its ability to attract and retain highly skilled and qualified personnel. RCN believes that the Distribution will, among other things, permit RCN to offer equity-based compensation that is more directly linked to RCN's performance, which RCN believes will facilitate the attraction, retention and motivation of highly skilled and qualified personnel. In this regard, RCN has implemented an Employee Stock Ownership Plan ("ESOP") and makes available competitive employee benefit programs providing benefits substantially comparable to benefits provided immediately prior to the Distribution. There can be no assurance that RCN will retain or, as necessary, attract qualified management personnel.

Dividend Policy

               RCN anticipates that future revenues will be used principally to support operations and finance growth of the business and, thus, RCN does not intend to pay cash dividends on the RCN Common Stock in the foreseeable future. The payment of any cash dividends in the future will be at the discretion of the RCN Board. The declaration of any dividends and the amount thereof will depend on a number of factors, including RCN's financial condition, capital requirements, funds from operations, future business prospects, covenant restrictions and such other factors as the RCN Board may deem relevant. RCN is a holding company and its ability to pay cash dividends is dependent on its ability to receive cash dividends, advances and other payments from its subsidiaries. In addition, the Credit Agreement (as defined below) into which certain of RCN's subsidiaries have entered contains restrictions on the payment of dividends by these subsidiaries. RCN has also issued Notes all of which are governed by indentures which restrict RCN's and certain of its subsidiaries' ability to pay dividends. "Management's Discussion and Analysis of Financial Condition and Results of Operations of RCN--Liquidity and Capital Resources" and "Dividends."

Control by Level 3 Telecom Holdings, Inc.; Conflicts of Interest

               Immediately after the Effective Time, the former holders of Lancit Common Stock will hold an aggregate of approximately 0.005% of then outstanding shares of the RCN Common Stock and will not be able to control, as a group, the management of RCN. In addition, Level 3 Telecom beneficially owns approximately 46% of the RCN Common Stock. Consequently, Level 3 Telecom effectively has the power to elect a majority of RCN's directors and to determine the outcome of substantially all matters to be decided by a vote of shareholders. The control of RCN by Level 3 Telecom may tend to deter non-negotiated tender offers or other efforts to obtain control of RCN and thereby deprive shareholders of opportunities to sell shares at prices higher than those prevailing in the market. Moreover, a disposition by Level 3 Telecom of a significant portion of its RCN Common Stock, or the perception that such a disposition may occur, could affect the trading price of the RCN Common Stock and could affect the control of RCN. The common stock of Level 3 Telecom is owned 90% by LCI and 10% by David C. McCourt, the Chairman and Chief Executive Officer of RCN. LCI is a wholly owned subsidiary of PKS.

               As a result of the Distribution, there exist relationships that may lead to conflicts of interest. Level 3 Telecom effectively controls RCN, Commonwealth Telephone and Cable Michigan. In addition, the majority of RCN's named executive officers are also directors and/or executive officers of Commonwealth Telephone or Cable Michigan. See "Management of RCN." In particular, David C. McCourt, Chairman and Chief Executive Officer of RCN, also serves as a director and Chairman and Chief Executive Officer of Cable Michigan and as a director and Chairman and Chief Executive Officer of Commonwealth Telephone. Mr. McCourt expects to devote approximately 70% of his time to managing the affairs of RCN. In addition, Michael J. Mahoney, who has been President and Chief Operating Officer, as well as a director, of RCN since the Distribution, is also a director of Commonwealth Telephone. Mr. Mahoney expects to devote approximately 85-90% of his time to managing the affairs of RCN. RCN's other named executive officers expect to devote the following approximate portions of their time to managing the affairs of RCN:
Mr. Godfrey (80%); Mr. Haverkate (75%) and Mr. Adams (100%). In addition, Dennis Spina, Director and President of Internet Services of RCN, is expected to devote approximately 85-90% of his time to managing the affairs of RCN.
The success of RCN may be affected by the degree of involvement of its officers and directors in RCN's business and the abilities of RCN's officers, directors and employees in managing both RCN and the operations of Cable Michigan and/or Commonwealth Telephone. Potential conflicts of interest will be dealt with on a case-by-case basis taking into consideration relevant factors including the requirements of NASDAQ and prevailing corporate practices.

               In connection with the Distribution, Commonwealth Telephone has agreed to provide or cause to be provided to RCN and to Cable Michigan certain specified services for a transitional period after the Distribution. The fees for such services will be an allocated portion (based on relative usage) of the cost incurred by Commonwealth Telephone to provide such services to RCN, Cable Michigan and Commonwealth Telephone. See "Description of Business Conducted by RCN--Relationship Among RCN, Commonwealth Telephone and Cable Michigan." The aforementioned arrangements were not the result of arm's length negotiation between unrelated parties as RCN and Commonwealth Telephone have certain common officers and directors. Although the transitional service arrangements in such agreements are designed to reflect arrangements that would have been agreed upon by parties negotiating at arm's length, there can be no assurance that RCN would not be able to obtain better terms from unrelated third parties. Additional or modified agreements, arrangements and transactions may be entered into between RCN and either or both of Commonwealth Telephone and Cable Michigan, which will be negotiated at arm's length.

Anti-Takeover Effects of Certain Statutory, Charter, Bylaw and Contractual Provisions

               Several provisions of the RCN Certificate of Incorporation and the RCN Bylaws and the Delaware General Corporation Law, as amended (the "DGCL"), could discourage potential acquisition proposals and could deter or delay unsolicited changes in control of RCN, including provisions of the RCN Certificate of Incorporation and the RCN Bylaws creating a classified Board of Directors, limiting the shareholders' powers to remove directors, and prohibiting the taking of action by written consent in lieu of a shareholders' meeting. In addition, the RCN Board has the authority, without further action by the shareholders, to fix the rights and preference of and to issue preferred stock. The issuance of preferred stock could adversely affect the voting power of the owners of RCN Common Stock, including the loss of voting control to some.

               The Credit Agreement into which certain subsidiaries of RCN have entered includes as an event of default certain changes in control of RCN. The Indentures which govern the Notes require RCN to purchase all of the Notes at a premium in the event of a change of control of RCN. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of RCN--Liquidity and Capital Resources." Certain of RCN's Agreements with MFS/WorldCom permit MFS/WorldCom to terminate those agreements on a change of control of RCN. BECO is entitled to purchase RCN's interest in their joint venture upon change of control of RCN. In addition, upon a change of control of RCN Washington, Pepco Communications has the right to sell to RCN its interest, or to buy RCN's interest, in the joint venture between the parties. See "Description of Business Conducted by RCN--Strategic Relationships."

               These provisions and others that could be adopted or entered into in the future could discourage unsolicited acquisition proposals or delay or prevent changes in control or management of RCN, including transactions in which shareholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions could limit the ability of shareholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock of RCN" and "Certain Statutory, Charter and Bylaw Provisions for RCN."


                              LANCIT RISK FACTORS

               Lancit desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and advises readers that this Proxy Statement--Prospectus includes forward-looking statements that involve known and unknown risks and uncertainties which may cause Lancit's development and financial performance in future periods to differ materially from anticipated developments and performance expressed in any forward-looking statements made by, or on behalf of, Lancit. These risk factors include, among others, the following:

               As previously disclosed, Lancit's management believes that additional funding will be required to enable Lancit to continue to meet its obligations and to sustain its operations through the fourth quarter of the current fiscal year. Lancit has been actively seeking such funding, which ultimately led to its entering into the Merger Agreement with RCN. Thereafter, Lancit negotiated arrangements with certain creditors to defer certain of its obligations until after the estimated date of the Special Meeting.

               As of the date of the Special Meeting, it is anticipated that Lancit will have minimal, if any, further cash resources or access to substantial such resources. Accordingly, if the Merger is not approved by the Lancit Shareholders, it is unlikely that Lancit would be able to sustain its operations, whether in order to pursue an alternative transaction or otherwise, for any significant period beyond the date of such meeting, absent a source of additional funding which does not currently exist. In such event, Lancit would have to consider seeking protection from its creditors under the Federal bankruptcy laws and/or liquidating. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Lancit -- Liquidity and Capital Resources."

               Additionally, Lancit's business generally is subject to many risks which may cause actual results to differ materially from those projected in this Proxy Statement--Prospectus due to a number of factors, including those identified in this Section and elsewhere in this Proxy Statement--Prospectus. Such risks include, without limitation, (i) the risks generally associated with the production of a television series and other entertainment products, including, without limitation, (a) the availability of appropriate time slots for children's and family entertainment programming;
(b) a serious strike threat that could delay production schedules; (c) availability of a star or other key individual(s) associated with production of a series, movie or other project; (ii) the network and studio acceptance of television and motion picture projects; pricing, purchasing, financing, operational, advertising and promotional decisions by intermediaries in the distribution channel; and the effects of vertical integration of companies in the media and entertainment industry, the effects of which could be to reduce the opportunities for Lancit and independent producers, suppliers and distributors as a whole; (iii) the ability of Lancit to successfully negotiate and enter into agreements to acquire rights, develop, produce, market and distribute entertainment and licensing projects; (iv) difficulties or delays in the development, production and marketing of entertainment projects and/or licensed products, including, but not limited to, a failure to complete production of new projects when anticipated and failures related to another party's inability to perform, which could, for example, affect the licensees' ability to manufacture, or consumer demand for, licensed products; (v) less than anticipated consumer acceptance of entertainment projects or licensed products, which could negatively affect the cycle of entertainment projects and licensed products; (vi) the effects of, and changes in, consumer tastes, economic and tax policies, social and economic conditions, and laws and regulations, including governmental action or legal proceedings relating to intellectual property rights and intellectual property licenses and the adoption of new, or changes in, accounting policies; (vii) non-renewal of annual contracts with production-related customers; and (viii) underutilization of Lancit's post-production facilities resulting from, among other things, production slowdowns or inefficiencies.



                                  INTRODUCTION

Solicitation of Proxies

               This Proxy Statement--Prospectus and the accompanying proxy card are furnished in connection with the solicitation by the Lancit Board of proxies to be used at the Special Meeting, which will be held on June 11, 1998, at 3:30 P.M., local time, at the principal offices of Lancit, 601 West 50th Street, New York, New York, including any adjournments or postponements thereof. Only Lancit Shareholders at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting, whether in person or by proxy.

               The expense of soliciting proxies, including the cost of assembling and mailing this proxy material to Lancit Shareholders, will be borne by Lancit. In addition to solicitation of proxies for the Special Meeting by use of the mails, Lancit may use the services of its directors, officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Lancit has also retained the services of Beacon Hill Partners, Inc. to assist in the solicitation of proxies for a fee estimated at $22,500. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of Lancit's shares held of record by such persons, and Lancit will reimburse such persons for reasonable out-of-pocket expenses incurred by them in that regard.

Purpose of the Special Meeting

               At the Special Meeting, the Lancit Shareholders will be asked to consider a proposal to approve and adopt the Merger Agreement pursuant to which LME will be merged with and into Lancit, and Lancit will continue as the Surviving Corporation and as a wholly owned subsidiary of RCN. Approval of the Merger Agreement will also constitute approval of the transactions contemplated thereby, including the Merger. In the Merger, each outstanding share of Lancit Common Stock will be converted into the right to receive the Merger Consideration (i.e., the fraction of a share of RCN Common Stock, the numerator of which will have a value of $1.20 and the denominator of which will equal the Average Closing Price of RCN Common Stock, subject to a possible Transaction Expenses Adjustment, as more fully described herein).
For a more complete description of the Merger Agreement, the manner of determining the Merger Consideration, the other terms of the Merger and related matters, see "The Merger."

               Lancit Shareholders are requested to complete, date and sign the enclosed proxy card and return it promptly to Lancit. Lancit Shareholders who attend the Special Meeting in person may vote their stock personally, even if they have previously mailed a proxy.

Voting and Revocation of Proxy

               If a proxy is properly executed and timely returned, it will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. In addition, properly executed proxies that are timely returned will be voted in accordance with the judgment of the person or persons voting the proxies on any other matter that may properly be brought before the Special Meeting, including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies or votes or otherwise; provided, however, that no proxy which is voted against the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, will be voted in favor of any such adjournment or postponement. Any proxy may be revoked at any time before it is voted by (i) attending the Special Meeting and voting in person or (ii) delivering a written revocation or a later dated proxy to the Secretary of Lancit at or prior to the Special Meeting.

               If fewer shares of Lancit Common Stock are voted in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, than the number required for approval and adoption, it is expected that the Special Meeting will be adjourned or postponed in order to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the Special Meeting, all proxies obtained prior to such adjournment or postponement will be voted in such manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies which shall have been theretofore effectively revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Record Date; Voting Rights

               The Lancit Board has set May 5, 1998 as the Record Date to determine those record owners of Lancit Common Stock entitled to notice of, and to vote at, the Special Meeting. At that date, there were 189 holders of record, all of whom are entitled to vote on the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, who held an aggregate of 6,634,750 issued and outstanding shares of Lancit Common Stock. Each share is entitled to one vote with respect to the matters to be voted upon at the Special Meeting.

Quorum

               The Lancit Bylaws provide that the holders of more than a majority of the shares of Lancit Common Stock outstanding and entitled to vote must attend the Special Meeting in person or be represented by proxy in order for a quorum to be properly constituted at the Special Meeting. Abstentions will be counted as present for purposes of determining whether a quorum is present.

Vote Required

               Under the NYBCL and the Lancit Certificate of Incorporation, approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the affirmative vote of the Lancit Shareholders owning 66 2/3% of the outstanding shares of Lancit Common Stock as of the Record Date. Abstentions and broker non-votes will have the same effect as negative votes.

               Laurence A. Lancit and Cecily Truett, co-presidents, directors and co-founders of Lancit, and the Children's Trust, a trust established for the benefit of the minor children of Mr. Lancit and Ms. Truett, collectively own approximately 17.3% of the shares of Lancit Common Stock expected to be outstanding at the time of the Special Meeting and have entered into the Voting Agreement whereby each of them agreed to vote the shares owned by them "for" the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and to vote against certain competing transactions. See "The Voting Agreement." Additionally, the remaining directors and executive officers of Lancit and persons related to any of them, who beneficially own, in the aggregate, approximately 0.3% of the shares of Lancit Common Stock expected to be outstanding at the time of the Special Meeting, have indicated that they intend to vote "for" approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. No vote of the shareholders of RCN is required for the consummation of the Merger and RCN does not intend to submit to its shareholders a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

Matters Deemed Adopted, Approved or Ratified by Lancit Shareholders

               Approval and adoption of the Merger Agreement by the Lancit Shareholders will also constitute approval and adoption of the transactions contemplated thereby, including the Merger.

Appraisal Rights

               Lancit Shareholders do not have any dissenters' rights of appraisal with respect to the Merger.


                                   THE MERGER

               This section of the Proxy Statement--Prospectus describes certain aspects of the proposed Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex I to this Proxy
Statement--Prospectus and is incorporated herein by reference.

Structure and Terms of the Merger

               On February 27, 1998, the Merger Agreement was executed by RCN, LME and Lancit and was amended on April 6, 1998. Pursuant to the Merger Agreement, at the Effective Time, each share of Lancit Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration, which is equal to a fraction of a share of RCN Common Stock, the numerator of which will have a value equal to $1.20 (subject to a possible Transaction Expenses Adjustment as described herein) and the denominator of which will equal the Average Closing Price (i.e., the average of the closing price (last sale) of RCN Common Stock on the NASDAQ for the five trading day period ending one day prior to the date on which the Effective Time occurs); provided, that if such Average Closing Price exceeds $29, the value of such fraction of a share will be calculated as if the Average Closing Price were $29, and if the Average Closing Price is less than $24, the value of such fraction of a share will be calculated as if the Average Closing Price were $24. For each $1 that the Average Closing Price exceeds $29, the effective exchange value of a share of Lancit Common Stock will increase by approximately $0.04138 and for each $1 that the Average Closing Price is less than $24, the effective exchange value of a share of Lancit Common Stock will decrease by approximately $0.05. There is no provision for termination of the Merger Agreement in the event that the Average Closing Price is less than or exceeds specified amounts. Under the terms of the Merger Agreement, cash will be paid in lieu of fractional shares of RCN Common Stock that would otherwise be issued to a holder of Lancit Common Stock after aggregating all RCN Common Stock to be received in respect of all shares of Lancit Common Stock held by such holder. See "--Fractional Shares." The Merger Consideration, however, could be further adjusted by the Transaction Expenses Adjustment. See "--Possible Transaction Expenses Adjustment in the Merger Consideration."

               Based on a range of assumed Average Closing Prices from $23 to $30, following is a table setting forth the applicable conversion rate per share of Lancit Common Stock and the applicable effective exchange value of a share of Lancit Common Stock.

                                               Effective Exchange Value per
Average Closing Price    Conversion Rate(1)    Share of Lancit Common Stock(2)
---------------------    ------------------    -------------------------------
         $23                  0.050000                      $1.15
         $24                  0.050000                      $1.20
         $25                  0.048000                      $1.20
         $26                  0.046154                      $1.20
         $27                  0.044444                      $1.20
         $28                  0.042857                      $1.20
         $29                  0.041379                      $1.20
         $30                  0.041379                      $1.24

----------
(1) Each share of Lancit Common Stock will be converted into a fraction of a share of RCN Common Stock equal to the conversion rate.

(2) Determined by multiplying the Average Closing Price by the Conversion Rate.

               The aggregate value of the RCN Common Stock being issued in the Merger is approximately $8 million, assuming an Average Closing Price of the RCN Common Stock of between $24 and $29 and no Transaction Expenses Adjustment. The number of shares of RCN Common Stock that will be issued in the Merger will be between 274,541 and 331,738, assuming no Transaction Expenses Adjustment.

               The Merger is intended to be a tax-free transaction for federal income tax purposes. Accordingly, the Lancit Shareholders should not recognize any gain or loss as a result of the Merger, except with respect to any cash received in lieu of fractional shares of RCN Common Stock. See "--Certain Federal Income Tax Consequences."

               Upon and following the Effective Time, the separate existence of LME will cease and Lancit will continue as the Surviving Corporation and a wholly owned subsidiary of RCN.

Background of the Merger

Lancit

               During the fiscal year ended June 30, 1997, Lancit determined to implement a strategic restructuring plan, the initial phase of which included an extensive and systematic review of Lancit's operations, cost structure and balance sheet. As part of this process, commencing shortly after April 1, 1997, when its new chief executive officer, Susan L. Solomon, began her employment, Lancit conducted a comprehensive review of its properties and of its rights in those properties. That review resulted initially in Lancit's taking a restructuring charge for the fiscal quarter ended March 31, 1997. See "Description of Business Conducted by Lancit - Restructuring; Corporate Transaction" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Lancit." The review continued through the summer of 1997. In combination with marketplace developments including the increased vertical integration of the entertainment industry and attendant decrease in available distribution outlets and "slots" and substantial decline in license fees, the review led Lancit's management to conclude that Lancit would require additional funding to continue its operations through the end of its current fiscal year.

               Commencing in approximately May 1997, Lancit initiated an extensive series of contacts with major entertainment companies, seeking relationships which would provide substantial additional funding and committed distribution for its products and/or additional sources of content. Approximately 24 companies were contacted by Lancit management during the spring and summer of 1997. A number of discussions were held, and Lancit obtained a distribution and two-year series funding commitment from Discovery Communications, Inc. ("DCI") and became the exclusive worldwide distribution and licensing agent for Reading Rainbow during this period (see "Description of Business Conducted by Lancit--Strategic Programming Alliance with Discovery Communications, Inc." and "--Licensing Agent Activities"); however, these initial contacts did not result in Lancit's obtaining the level of additional funding management sought, or offers therefor, at that time.

               On September 12, 1997, Lancit engaged Schroders to assist
Lancit in soliciting and evaluating potential corporate transactions involving a strategic partner, a significant investor or a merger or sale of Lancit's business. In determining to pursue such transactions, the Lancit Board considered such factors as: Lancit's need for additional funding to commercialize its properties and the lack of current sources of funding; the continuing unprofitability of Lancit's operations and its diminishing capital resources, which resulted in the modification of the opinion of its independent auditors, Ernst & Young LLP, in connection with Lancit's financial statements for the fiscal year ended June 30, 1997; the nature of Lancit's existing properties and third-party rights therein, such that without additional funding such properties would be unlikely to generate sufficient cash to sustain Lancit's operations, particularly in the near term; and marketplace developments including the increasing competitiveness of the entertainment industry and the increasing dominance of large, vertically integrated companies, which have their own distribution channels. As an independent production company, Lancit lacked both a substantial pre-existing library to license and committed distribution; it was also without credit facilities or other sources of additional funding. The Lancit Board was also cognizant that Lancit's stock price had declined, and the Lancit Board believed that a corporate transaction could potentially help preserve shareholder value.

               In connection with its planning relating to the cash required to continue operating through its current fiscal year, the Lancit Board considered preliminarily whether it would be feasible to sell certain properties of Lancit in order to raise cash. While a number of properties were identified for this purpose, this review also made it clear that the value of a number of Lancit's properties, and the full value of its properties in the aggregate, could be realized only if Lancit continued as a going concern. This was due to the shared nature of Lancit's rights in certain properties, as well as the importance of Lancit's development, production and merchandising capabilities, and related management and creative personnel, in exploiting its properties.

               Lancit and/or Schroders contacted a total of 43 potential interested parties on a confidential basis. Of those, 14 requested and received additional information. On October 30, 1997, the Lancit Board appointed a special committee to monitor and oversee the process of soliciting and evaluating the corporate transactions under consideration by Lancit and to consult with management in connection therewith. The special committee consisted of two outside directors, John Costantino and Roger C. Faxon, together with Ms. Solomon as an ex officio member.

               On December 1, 1997, Debra Herz, the Director of Business Development at RCN, initially contacted Lancit. The inquiry was referred to Schroders and several telephone calls were exchanged between Schroders and RCN; Schroders also transmitted to RCN a package of Lancit's public filings and other publicly available information. On January 8, 1998, a meeting was held at RCN between Paul Sigmund, Executive Vice President of RCN, Ms. Herz, Ms. Solomon and representatives of Schroders, at which there was preliminary discussion of a possible business combination. Mr. Sigmund and Ms. Herz visited Lancit's offices the next day to conduct preliminary due diligence.

               On January 9, 1998, Schroders requested written indications of interest from those parties that continued to express serious interest in Lancit. Five companies responded with written indications of interest, including RCN. On January 16, 1998, Schroders sent written invitations to those companies to perform final due diligence and three of such parties (including RCN) conducted due diligence investigations of Lancit at a data room set up by Lancit.

               On January 14 and 15, a series of meeting were held at Lancit between Mr. Sigmund and Ms. Herz and Lancit management personnel, including Ms. Solomon, Senior Vice President - Production Orly Wiseman, Senior Vice President and Chief Financial Officer Gary Appelbaum, Senior Vice President - Legal and Business Affairs Jane M. Abernethy and Senior Vice President - Marketing Irene Minett. These meetings focused on Lancit's business, intellectual property rights and financial condition.

               On January 22, 1998, a meeting was held at Lancit between Mr. Sigmund and Ms. Herz from RCN and members of senior management of Lancit, including Ms. Solomon, Co-Presidents Laurence A. Lancit and Cecily Truett, and a representative of Schroders. At the meeting, there was extensive discussion of Lancit's properties and operations. RCN and its counsel also conducted a further due diligence investigation at Lancit on that day.

               On January 23, 1998, Ms. Solomon met with Mr. Sigmund at RCN's New York City offices. At the meeting, there were further discussions relating to the potential for the respective businesses of Lancit and RCN to complement each other.

               During this period there were a number of telephone calls between Mr. Sigmund, Lancit and Schroders, as well as continuing contacts with certain of the other parties that had submitted written indications of interest. Over the next several weeks, negotiations with several of these other parties were either terminated or suspended as certain parties withdrew and others failed to progress to a firm offer stage.

               On January 26, 1998, Schroders distributed a draft merger agreement that had been prepared by counsel for Lancit to RCN and the other remaining party that had expressed an interest in a merger transaction, inviting firm bids accompanied by comments on that draft.

               On January 27, 1998, Ms. Solomon met with RCN's Chairman and Chief Executive Officer, David C. McCourt, at RCN's offices in New York City, which was followed by a visit to Lancit's headquarters where Mr. McCourt met with Ms. Solomon, Mr. Lancit, Ms. Truett and certain other Lancit executives. At these meetings, the potential for a combination between RCN and Lancit and their respective businesses was further explored.

               RCN was the first to respond in writing to the invitation for bids, submitting on February 5, 1998 extensive comments to Lancit's draft merger agreement and a draft of the Voting Agreement; RCN's draft proposed a merger between Lancit and a subsidiary of RCN as is currently provided for in the Merger Agreement and further provided that the merger consideration would be paid in RCN Common Stock, based on the average closing prices of the RCN Common Stock for the five trading days ending the day prior to the effective date of the proposed merger. RCN's comments did not, however, address RCN's proposed pricing for Lancit's stock. RCN's proposal and Lancit's preliminary reactions thereto were reviewed through the weekend by Lancit management and counsel in consultation with the special committee of the Lancit Board.

               At a meeting on February 9, 1998 between Mr. Sigmund and Ms. Herz from RCN, Ms. Solomon from Lancit, Schroders, and counsel for Lancit and RCN, RCN made its preliminary pricing proposal, valuing Lancit's stock at $1.16 per share. RCN's proposal included a collar mechanism that would, among other things, protect the value that the Lancit Shareholders would receive, except to the extent that the market price of the RCN common stock declined by more than $2.50 per share from its then-current market level. Conversely, the value of the RCN Common Stock to be received by the Lancit shareholders would not increase, except to the extent that the five-day average price of the RCN Common Stock increased by more than $2.50 per share from its then-current market level. As of February 9, 1998, RCN's bid represented a premium of 16% over the closing price of Lancit's stock on February 6, 1998, the last trading day before the meeting, and a premium of 1% to 10% over the five, ten and thirty day averages of Lancit's closing price through that date. At the meeting, RCN also made it clear that its bid was predicated upon termination fees reflected in its draft, and the amount of the termination fee was negotiated. See "The Merger--Expenses; Termination Fees." Negotiations concerning other provisions of the draft merger agreement also took place at the meeting. RCN also indicated a strong interest in pursuing the negotiating process to completion, and immediately committed people and resources to the additional due diligence and review of the schedules prepared by Lancit called for by its comments to the draft merger agreement, while negotiations as to the draft agreement between counsel for RCN and Lancit also moved forward.

               February 9, 1998, the day of the meeting described above, was a day of above-average trading activity in Lancit's stock, and the price per share increased from $1.00 as of the close of trading on the previous day to $1.75 as of the close on February 9. However, Lancit's stock declined to $1.375 at the close of trading on February 13, 1998. Also during that week, a number of favorable analyst's reports appeared regarding RCN, and RCN's closing stock price increased from $21.969 per share at its opening on February 9 to $26.5625 per share at the close of trading on February 10, 1998. As stated above, for purposes of this discussion, each of the share price of RCN Common Stock and the "collar" discussion has been adjusted to reflect the RCN Stock Dividend.

               Late on February 9, 1998, Lancit received a bid and merger agreement mark-up from another bidder (the "Second Bidder"). That bid, which was expressed as a fixed exchange ratio for the Second Bidder's stock, was approximately 8% lower than RCN's (based on the then-current market price of the Second Bidder's stock), did not provide for any variation based on the Second Bidder's stock price or any collar arrangement, and was subject to a number of conditions, including the conduct of additional due diligence and reaching satisfactory employment arrangements with Ms. Solomon, Ms. Truett and Mr. Lancit. The Second Bidder had been in contact with Lancit since May 1997, and a number of possible transactions had been discussed during the summer and fall of 1997, but these discussions had not resulted in any agreement or, prior to February 9, 1998, in any firm bid being expressed. Schroders contacted the Second Bidder in order to clarify the terms of its bid, and was advised by the Second Bidder that it wished to perform its additional due diligence and reach agreement as to the employment arrangements referred to above before detailed negotiations regarding the merger could move forward. The Second Bidder also expressed unwillingness to increase its bid, and further declined to commit resources to further negotiations absent an assurance of exclusivity, at least for some specified period. Schroders requested that the Second Bidder provide more specific terms with respect to the items identified by the Second Bidder as its conditions to moving forward.

               On February 10, 1998, in a telephone conversation with Schroders, RCN increased its bid to $1.20 per share of Lancit Common Stock, with a collar at $24 and $29 (i.e., $2.50 higher and $2.50 lower than RCN's then market price of approximately $26.50), and indicated that it was not prepared to go higher. Negotiations regarding the draft merger agreement were also proceeding between counsel for Lancit and RCN, as were responses to the detailed schedules requested by RCN. On February 12, 1998, the Lancit Board met to consider RCN's final bid and the proposal of the Second Bidder and to determine how to proceed. Representatives of Schroders and of Lancit's counsel, Christy & Viener, were also present at the meeting.

               At the meeting, the Lancit Board considered preliminary information compiled by Schroders showing, among other things, Lancit's history of losses for the past two fiscal years and of substantial negative cash flows for the each of last three fiscal years, continuing into the current fiscal year; the decline in Lancit's stock price; the substantially increased liquidity to Lancit's shareholders that would be afforded by a merger with RCN, due to its greater number of publicly held shares and higher trading volumes in comparison both with Lancit and the Second Bidder (and noting in that connection that Lancit had been notified by NASDAQ that Lancit would not meet NASDAQ's revised requirements for continued listing on the NASDAQ National Market System which would take effect on February 23, 1998); and recent favorable analyst reports regarding RCN. The Lancit Board also reviewed the process which Lancit, together with Schroders, had gone through in soliciting interest in a variety of transactions, including strategic alliances and the sale of an interest in Lancit as well as the sale of Lancit, as well as preliminary analyses prepared by Schroders which showed the consideration proposed to be paid by RCN to be within a range of comparable transactions.

               In comparing the bids of RCN and the Second Bidder, the Lancit Board considered, among other things, the fact that RCN's bid was higher by approximately 13% than the Second Bidder's, based upon the closing stock prices on February 11, 1998; the absence of a collar mechanism in the Second Bidder's proposal; the greater market capitalization and liquidity of the RCN Common Stock in comparison with both the Second Bidder's and Lancit's stock; and the fact that negotiations with the Second Bidder had been proceeding intermittently since May of 1997, without conclusion. The Lancit Board also noted the additional conditions that had been imposed by the Second Bidder on its proceeding with further negotiations. The Lancit Board endorsed management's approach, as discussed above, of attempting to elicit further detail from the Second Bidder that could lead to an unqualified bid by it. However, in view of the uncertainties inherent in the above considerations, the Lancit Board did not believe that the proposal of the Second Bidder and the conditions thereto justified diverting Lancit's management from continued intensive negotiations with RCN, particularly in view of the Second Bidder's requirement that Lancit cease negotiations with other interested parties.

               At the meeting, the Lancit Board also considered Lancit's cash resources in relation to its obligations through the period required in order to consummate a merger. Counsel estimated that a preliminary proxy filing would likely be made in middle to late March at the earliest, yielding an estimated date for the Lancit shareholders meeting and closing of the proposed merger of middle May to middle June, allowing for SEC review and a post-mailing solicitation period. Preliminary cash flow projections prepared by Lancit's management and reviewed by the Lancit Board showed that Lancit would require interim funding, deferral of certain obligations and/or other sources of cash in order to meet its cash flow needs for the period through June. In connection with soliciting bids on January 26, Lancit had requested that bidders submit proposals for bridge financing; however, both RCN and the Second Bidder expressed their unwillingness to extend such financing. While the Lancit Board believed that Lancit's cash position gave rise to substantial uncertainties for Lancit, including the possibility of adverse developments that could give RCN the right not to consummate the proposed merger, the Lancit Board also believed that the proposed merger represented a substantially better potential outcome for Lancit's shareholders than the likely available alternatives, which could include a liquidation or similar outcome. The Lancit Board also believed that entering into a merger agreement with a stronger partner such as RCN would encourage Lancit's creditors and improve Lancit's ability to meet its cash needs, and noted that the draft merger agreement being negotiated with RCN provided that RCN would cooperate with Lancit in that regard.

               In that connection, the Lancit Board noted that, in view of Lancit's financial state and the unsuccessful results of Lancit's prior efforts to obtain additional funding or a business combination, unless Lancit were to enter into a transaction with a strong partner such as the transaction offered by RCN, Lancit would have to consider alternatives such as seeking protection from its creditors under the Federal bankruptcy laws or liquidation. The Lancit Board believed that the effect of a potential bankruptcy or liquidation was likely to be the interruption of Lancit's operations, including ongoing production activities, and a consequent inability to realize the value of its properties, which would likely result in Lancit Shareholders receiving little or no value for their shares.

               The Lancit Board also reviewed with its counsel certain provisions of the draft merger agreement. Of particular note were the conditions to RCN's obligations to close, which in general required that a breach of representation or warranty by Lancit have a material adverse effect on Lancit before it could constitute a failure to meet a closing condition.
It was noted that, as a condition to entering into the proposed merger agreement, RCN was requiring that Ms. Truett, Mr. Lancit and the Children's Trust enter into a voting agreement. The Lancit Board also noted that under the draft agreement with RCN, Lancit could consider bona fide inquiries and proposals received after entering into the agreement to the extent that the Lancit Board concluded, following consultation with outside counsel, that failure to consider any such proposal would result in a breach of the Lancit Board's fiduciary duties to the Lancit Shareholders, provided such inquiries were not solicited or initiated by Lancit and that the Lancit Board was required to notify RCN promptly that it was considering any such proposal; and that Lancit could terminate the agreement if, prior to approval of the merger by the Lancit Shareholders, Lancit had the opportunity to enter into a definitive agreement providing for the acquisition of Lancit or for a tender or exchange offer that is determined by the Lancit Board to be on financial terms more favorable to the Lancit Shareholders than those contained in the Merger Agreement. The Lancit Board also considered that the draft agreement provided for the payment by Lancit of $500,000 in the event that the merger agreement were terminated under certain conditions, and noted that such fee was required by RCN as a condition to entering into a definitive agreement with Lancit. See "The Merger--Expenses; Termination Fees" and "--Consideration of Other Proposals." The Lancit Board also noted in that connection that the Second Bidder's proposal made provision for a similar payment, although the amount of such payment had not been specified by the Second Bidder.

               The Lancit Board took particular note that the bids of both RCN and the Second Bidder were below the market price of the Lancit Common Stock as of the date of the meeting; however, the Lancit Board noted that RCN's bid represented a premium over both the market price and the five, ten and 30-day averages as of the day RCN's initial bid was made. Further, it was noted by the Lancit Board that due to the illiquidity and generally small trading volumes of Lancit's stock, Lancit's stock price tended to react strongly to relatively isolated purchasing activity.

               Furthermore, RCN's bid remained the highest firm bid that Lancit had received and, as noted, was 13% above that of Second Bidder. The Lancit Board believed that both the length and thoroughness of the solicitation process conducted by Lancit's management and Schroders, and the history of negotiations with the Second Bidder in particular, made it unlikely that a higher bid than RCN's would be received. The Lancit Board also noted the importance of reaching an agreement quickly, due to the declining financial position of Lancit, and noted the speed and commitment shown by RCN in moving forward with negotiations to date, particularly in contrast to the other parties contacted by Lancit, including the Second Bidder. Accordingly, the Lancit Board authorized management to proceed with negotiations based on the final RCN bid.

               Following the meeting, negotiations continued between counsel for Lancit and RCN, and were monitored by Lancit management and the special committee of the Lancit Board. Pursuant to those negotiations, most of the issues regarding the Merger Agreement and the Voting Agreement were resolved.

               The Lancit Board met again on by telephone February 17, 1998. At that meeting, the Lancit Board again reviewed the factors reviewed at the February 12 meeting. Schroders reported on contacts with the Second Bidder, and noted that no material changes in the Second Bidder's position had been communicated. Management was again authorized to proceed with an agreement with RCN, based on the considerations noted above. It was anticipated that an agreement could be executed shortly thereafter, although it was also noted that RCN had requested a meeting with Ms. Solomon for later that day, and that a due diligence call between RCN and Schroders was also scheduled.

               Ms. Solomon met with Mr. McCourt at RCN's headquarters in Princeton later on February 17, 1998, and Ms. Truett and Mr. Lancit met with Mr. McCourt in New York City on February 18, 1998. At those meetings and in subsequent telephone conversations between RCN and its counsel and the above individuals and their counsel, RCN requested certain modifications and waivers relating to the respective rights of such individuals under their employment agreements, ultimately arriving at the arrangements described under "The Merger--Interests of Certain Persons in the Merger."

               During this period final changes to the draft agreements were negotiated by counsel, in Lancit's case in consultation with the special committee of the Lancit Board.

               On February 27, 1998, the Lancit Board held a special meeting by telephone to consider the final version of the Merger Agreement. The Lancit Board was advised of the waivers and other arrangements referred to in the second preceding paragraph and of the respective interests of Ms. Solomon, Ms. Truett and Mr. Lancit in the proposed transaction. The Lancit Board also enquired as to recent contacts with the Second Bidder on the part of Schroders and Ms. Solomon, and was advised that the Second Bidder continued to require further due diligence and agreement as to executive employment arrangements as a condition to proceeding with negotiations, had not submitted its proposals in that connection, and had expressed unwillingness to proceed with negotiations absent an assurance of exclusivity. Accordingly, the Lancit Board did not deem it warranted to delay its agreement with RCN in order to pursue negotiations with the Second Bidder.

               At the February 27, 1998 meeting, the Lancit Board also reviewed the considerations described above in connection with the February
12, 1998 meeting. In that connection, it was noted that the market price of the Lancit Common Stock stood at $1.625 per share, principally due to a day of relatively heavy purchases on February 25, 1998, two trading days before, and that the $1.20 valuation offered by RCN was approximately 6.7% below the 30-day average of recent Lancit share prices and approximately 14.7% below the 10-day average. However, the considerations described above in connection with the February 12 meeting continued to apply. In particular, RCN's offer remained both the most favorable firm offer that had been received by Lancit, approximately 13% above that of Second Bidder, based on the closing stock prices on February 26, 1998, and appeared to offer the greatest likelihood of prompt consummation.

               Also at the February 27, 1998 meeting, the Lancit Board received from Schroders an oral opinion (which was subsequently confirmed in writing) to the effect that the consideration to be received by the Lancit Shareholders pursuant to the Merger Agreement was fair, from a financial point of view, to the Lancit Shareholders. See "--Opinion of Financial Advisor."

               The Board of Directors of Lancit unanimously approved the Merger Agreement on February 27, 1998 and the parties entered into the Merger Agreement on that date. RCN and Lancit issued a joint press release on that date announcing the transactions contemplated by the Merger Agreement.

               On March 9, 1998, RCN declared the RCN Stock Dividend. The distribution date for the RCN Stock Dividend was April 3, 1998. In accordance with the Merger Agreement, RCN, LME and Lancit entered into Amendment No. 1 to the Merger Agreement (the "Amendment") on April 6, 1998 amending the highest Average Closing Price from $58 to $29 and the lowest Average Closing Price from $48 to $24 to reflect the RCN Stock Dividend.

               On May 7, 1998, Schroders delivered to Lancit the May 7 Opinion, reiterating the February 27 Opinion.

       RCN

               On December 1, 1997, representatives of RCN and Lancit began preliminary discussions regarding the possibility of a merger between the two entities. RCN began conducting preliminary due diligence review of Lancit's business on January 9, 1998. Lancit delivered a proposed draft of the Merger Agreement to RCN on January 26, 1998. On February 5, 1998, RCN delivered its comments to the Merger Agreement as well as the proposed voting agreement among RCN, LME, Lancit, Cecily Truett, Laurence A. Lancit and the Children's Trust.

               On February 9, 1998, representatives of RCN and Lancit met to begin negotiating the terms of the Merger Agreement. Also on this date, the parties began discussions regarding the Voting Agreement. During this week, RCN, together with its legal advisors, completed its due diligence review of Lancit. During the week of February 16, 1998, RCN began discussions with (i) Cecily Truett and Laurence A. Lancit regarding their waiver of the right to be released from their noncompete covenant if they should terminate their existing employment agreements in connection with the Merger (respectively, the "Truett Waiver" and the "Lancit Waiver") and (ii) Susan L. Solomon regarding the termination of her existing employment agreement and the amounts payable thereunder and regarding the possibility of hiring her as a consultant to RCN after the Effective Time (the "Solomon Agreements"). These discussions as well as the negotiation of the Merger Agreement continued until February 27, 1998. On February 27, 1998, the Merger Agreement, the Voting Agreement, the Truett Waiver, the Lancit Waiver and the Solomon Agreements were finalized and the parties thereto executed and delivered such documents.

               The Executive Committee of the RCN Board approved the terms of the Merger Agreement on February 24, 1998 by unanimous written consent.

               On March 9, 1998, RCN declared the RCN Stock Dividend. The record date for the RCN Stock Dividend was March 20, 1998. Shareholders of record of RCN at the market close on that date received an additional share of RCN Common Stock for each share held. The distribution date for the RCN Stock Dividend was April 3, 1998. All share and per share data, stock option data and market prices (including historical trading prices) of RCN Common Stock have been restated to reflect this RCN Stock Dividend, except as otherwise set forth herein. In accordance with the Merger Agreement, on April 6, 1998, RCN, LME and Lancit entered into the Amendment to adjust the formula for calculating the Merger Consideration to give effect to the RCN Stock Dividend.

Reasons for the Merger--Lancit

               The Lancit Board has determined that the terms of the Merger are fair and in the best interest of the Lancit Shareholders. The Lancit Board has unanimously recommended that the Lancit Shareholders approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

               The Lancit Board of Directors, in its consideration of the Merger Agreement, received presentations from and/or reviewed the terms and conditions of the Merger Agreement with members of Lancit's management, Lancit's counsel and Lancit's financial advisor, Schroders. After such review, the Board of Directors of Lancit concluded that the Merger will afford the Lancit Shareholders the most value for their shares of Lancit Common Stock, as compared with other potential business combinations available to Lancit or with a potential liquidation or bankruptcy if Lancit failed to enter into a transaction such as that proposed by RCN.

               In deciding that the consideration to be received in the Merger is fair to the Lancit Shareholders, the Lancit Board considered the following factors:

                    (i) the terms of the Merger Agreement and the transactions contemplated thereby, including the consideration to be paid by RCN;

                    (ii) a comparison of the proposed Merger with the alternatives available to Lancit, both with respect to the amount and liquidity of the consideration contemplated thereby and the timeliness of its execution, delivery and proposed consummation;

                    (iii) Lancit's need for additional financing in order to sustain its operations and the likelihood of adverse financial consequences, such as the possibility of bankruptcy or liquidation, in the event that a transaction such as that proposed by RCN was not promptly entered into;

                    (iv) the length and comprehensiveness of the process followed by management and Schroders in soliciting alternative transactions;

                    (v) information concerning the financial performance, condition, business operations and prospects of Lancit and RCN;

                    (vi) the fact that the terms of the Merger Agreement were the result of arm's length negotiations between representatives of Lancit and RCN; and

                    (vii) the fairness opinion of Lancit's financial advisor, Schroders.

               The Lancit Board also considered the following additional benefits of the transactions contemplated by the Merger Agreement in deciding that the Merger is in the best interests of the Lancit Shareholders:

                    (i) the opportunity to participate in the potential growth of RCN being offered to Lancit Shareholders through ownership of RCN Common Stock;

                    (ii) the structure of the Merger, which would permit the Lancit Shareholders to exchange all of their Lancit Common Stock for RCN Common Stock on a tax-free basis; and

                    (iii) that the Lancit Shareholders would have increased investment liquidity as the RCN Common Stock is listed on the NASDAQ and trades at substantially higher volumes than the Lancit Common Stock.

               The Lancit Board also considered certain risks and uncertainties relating to consummation of the Merger, principally relating to Lancit's ability to maintain its operations through consummation of the Merger. However, as noted above, the Lancit Board believed that entering into the Merger Agreement would enhance its ability to maintain such operations.

               In view of the wide variety of factors considered in connection with its evaluation of the Merger and the Merger Agreement, the Lancit Board did not find it practical to assign relative weights to the factors considered in reaching its decision, and, therefore, the Lancit Board did not quantify or otherwise attach relative weights to the specific factors considered by it.

               On the basis of the foregoing factors and for reasons discussed in greater detail under "--Background of the Merger," above, the Lancit Board of Directors concluded that the proposed Merger with RCN would afford the Lancit Shareholders greater value for their shares of Lancit Common Stock than was likely to be realized by them through the other available alternatives and, accordingly, was fair to and in the best interests of the Lancit Shareholders. THE LANCIT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE LANCIT SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

Consequence of Failure to Approve the Merger

               As of the expected date of the Special Meeting of Lancit Shareholders to consider the Merger Agreement and the transactions contemplated thereby, including the Merger, it is anticipated that Lancit will have minimal, if any, further cash resources or access to substantial such resources. Accordingly, if the Merger Agreement and the transactions contemplated thereby, including the Merger, are not approved by the Lancit Shareholders, it is unlikely that Lancit would be able to sustain its operations, whether in order to pursue an alternative transaction or otherwise, for any significant period beyond the date of such meeting, absent a source of additional funding which does not currently exist. In such event, Lancit would have to consider seeking protection from its creditors under the Federal bankruptcy laws and/or liquidating. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Lancit--Liquidity and Capital Resources."

Recommendation of the Lancit Board

               THE LANCIT BOARD UNANIMOUSLY RECOMMENDS THAT THE LANCIT SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

Reasons for the Merger--RCN

               RCN believes that Lancit will provide it with high quality, proprietary programming at a relatively low cost. RCN also anticipates that as a result of the Merger, RCN will be able to meet its local production obligations more efficiently.

Opinion of Financial Advisor

               Schroders was retained by Lancit to act as a financial advisor to Lancit in connection with the proposed Merger. In connection with such engagement, Lancit requested that Schroders advise the Lancit Board with respect to the fairness, from a financial point of view, to the holders of Lancit Common Stock of the Merger Consideration. On February 27, 1998, at a meeting of the Lancit Board held to evaluate the proposed Merger, Schroders reviewed with the Lancit Board the financial analyses performed by Schroders in connection with such advice and delivered to the Board an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion, dated February 27,
1998) to the effect that, as of the date of such opinion, based upon and subject to certain matters stated therein and given the strategic alternatives available to Lancit, the Merger Consideration was fair, from a financial point of view, to the holders of Lancit Common Stock. Schroders has delivered to Lancit the May 7 Opinion, reiterating the February 27 Opinion.

               In arriving at its opinion, Schroders, among other things: (i) reviewed Lancit's (a) Annual Reports on Form 10-K filed with the Securities and Exchange Commission for the fiscal years ended June 30, 1995, 1996 and 1997, (b) Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997 and December 31, 1997 and (c) Proxy Statement dated November 14, 1996;
(ii) reviewed the Report of Independent Auditors of Lancit dated October 13, 1997, contained in Form 10-K for the fiscal year ended June 30, 1997, in which Lancit anticipated that additional funding will be necessary to sustain Lancit's operations through the fiscal year ending June 30, 1998 (which report stated that these conditions raise substantial doubt about Lancit's ability to continue as a going concern); (iii) reviewed a certain near-term cash flow forecast dated February 16, 1998 prepared by management of Lancit which relates to the six months ended June 30, 1998; (iv) visited the principal office of Lancit and conducted discussions with the senior management of Lancit concerning its historical financial results and near-term cash flow forecast as presented and described in (i), (ii) and (iii) above; (v) performed various financial analyses, as Schroders deemed appropriate, of Lancit using generally accepted analytical methodologies, including (a) the application to the financial results of Lancit of the public trading multiples of companies which Schroders deemed comparable, (b) the application to the financial results of Lancit of the multiples reflected in recent mergers and acquisitions for businesses which Schroders deemed comparable and (c) a review of Lancit's near term cash flow forecast as described in (iii) above; (vi) reviewed the historical trading prices and volumes of Lancit Common Stock on the NASDAQ from January 1, 1996 to February 25, 1998; (vii) reviewed the draft Merger Agreement dated February 27, 1998; (viii) discussed the transaction with RCN; (ix) reviewed RCN's (a) Amendment No. 2 to Form 10/A filed with the Securities and Exchange Commission on September 5, 1997, (b) Form 10-Q for the quarter ended September 30, 1997, (c) 144A offering memorandum, dated January 30, 1998, for its 9.80% Senior Discount Notes due 2008 and (d) Form 8-K dated February 5, 1998; (x) reviewed the historical trading prices and volumes of RCN Common Stock on the NASDAQ from September 19, 1997 to February 25, 1998;
(xi) reviewed projections for RCN contained in research reports by Merrill Lynch & Co. dated February 9, 1998 and by Prudential Securities Incorporated dated February 9, 1998; (xii) took into account the results of the extended solicitations of interest by Lancit and Schroders, from persons thought likely to have a possible interest in acquiring Lancit; and (xiii) performed such other financial studies, analyses, inquiries and investigations as Schroders deemed appropriate.

               In its review and analysis and in formulating its opinion, Schroders assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by Lancit or obtained by Schroders from other sources, and upon the assurance of Lancit's management that they were not aware of any information or facts that would make the information provided to Schroders incomplete or misleading. Schroders did not attempt to independently verify any of such information. Schroders did not undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of Lancit, nor was it furnished with any such appraisals. In addition, Schroders did not review any information with respect to RCN other than that referred to in items (viii), (ix), (x) and (xi) in the preceding paragraph. No projections prepared by management of RCN were made available to Schroders, and Lancit advised Schroders that RCN had not made available to Lancit any projections prepared by management of RCN. With respect to the near-term cash flow forecast for Lancit (as described in (iii) above), Schroders was advised by Lancit, and Schroders assumed, without independent investigation, that it had been reasonably prepared and reflected Lancit management's reasonable estimate of the aggregate amounts of the sources and uses of its funds for the six-month period covered thereby.

               Schroders noted that its opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated by Schroders on each of the date of the February 27 Opinion and the date of the May 7 Opinion.

               Schroders noted that its opinion does not constitute a recommendation as to any action the Lancit Board or any shareholder of Lancit should take in connection with the Merger Agreement or any aspect thereof or alternative thereto, and does not constitute a recommendation to any shareholder with respect to whether to vote in favor of the Merger, and should not be relied upon by any shareholder as such. In rendering its opinion, Schroders was not engaged as an agent or fiduciary of Lancit's shareholders or of any other third party. Schroders' Opinion relates solely to the fairness, from a financial point of view, to the shareholders of Lancit of the Merger Consideration to be received by the holders of Lancit Common Stock. Schroders expressed no opinion as to the structure, terms or effect of any other aspect of the Merger or the Merger Agreement.

               The full text of the Schroders' Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex III and is incorporated herein by reference. Holders of Lancit Common Stock are urged to read the Schroders' Opinion carefully in its entirety. The opinions of Schroders are directed to the Lancit Board and relates only to the fairness of the Merger Consideration from a financial point of view, do not address any other aspect of the Merger or the Merger Agreement and do not constitute a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting. The summary of the opinions of Schroders set forth in this Proxy Statement--Prospectus is qualified in its entirety by reference to the full text of such opinions.

               In preparing its opinion, Schroders performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying the Schroders' Opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Schroders did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Schroders believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Schroders made numerous assumptions with respect to Lancit, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Lancit. The estimate contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The February 27 Opinion and analyses were only one of many factors considered by the Lancit Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Lancit Board or management of Lancit with respect to the Merger Consideration or the proposed Merger.

               The following is a summary of certain analyses performed by Schroders in connection with its opinion.

               Financial Viability. Lancit had previously publicly disclosed that it believed that additional funding would be necessary to sustain its operations through the fourth fiscal quarter of fiscal 1998 and that it was actively seeking such funding, including through a sale of an interest in Lancit, an acquisition of Lancit and/or strategic alliances with industry partners (and the near term cash flow forecast prepared by management of Lancit reflected those expectations). In the course of the solicitations of interest by Lancit and Schroders, no additional source of such funding had been identified other than such a corporate transaction. Schroders did not perform a traditional discounted cash flow analysis in connection with its opinion because, without the additional funding to be provided by such a transaction, Lancit's management did not believe that Lancit would be able to sustain its operations for any substantial period following June 30, 1998.

               Analysis of Comparable Publicly Traded Companies. Using publicly available information, Schroders compared selected historical operating data and selected stock market data of Lancit to the corresponding data of the following publicly traded companies which Schroders considered reasonably comparable to Lancit (collectively, the "Comparable Companies"):
Cinar Films, Inc; Dick Clark Productions, Inc.; Film Roman, Inc.; The Kushner-Locke Company; Nelvana Limited; and The Producers Entertainment Group Ltd.

               Since Lancit had negative earnings per share ("EPS"), revenue, earnings before interest and taxes ("EBIT") and cash flow for the last twelve months ("LTM") ending December 31, 1997, a comparison of historical EPS, EBIT and cash flow of Lancit with those of the Comparable Companies was not meaningful. In addition, since projected financial data for Lancit for periods after June 30, 1998 were not prepared by management of Lancit for the reasons set forth above under "--Financial Viability," Schroders did not perform an analysis comparing projected EPS, revenue, EBIT or cash flow of Lancit with those of the Comparable Companies. The analyses that Schroders believed to be meaningful were (i) the market value of each of the Comparable Companies and Lancit as multiples of book value and (ii) the market value plus total debt minus total cash ("Enterprise Value") of each of the Comparable Companies and Lancit as multiples of LTM revenue. Schroders performed these analyses using closing market prices as of February 25, 1998. Based on these analyses, Schroders calculated an implied equity value for the Lancit Common Stock of between $0.14 and $1.93 per share.

               Analysis of Merger and Acquisition Transactions in the Film and Television Production Industry. Schroders analyzed certain publicly available information relating to numerous selected merger and acquisition transactions in the film and television production industries since 1994. Although these transactions were reviewed for comparison purposes, none of such transactions was considered directly comparable to the proposed Merger. Among the transactions analyzed by Schroders were (target/acquiror): Windlight Studios/Nelvana Limited; All American Communications, Inc./Pearson plc; Grosso-Jacobson Entertainment Companies, Inc./Producers Entertainment Group Ltd.; Metromedia International Group, Inc./Metro-Goldwyn-Mayer, Inc.; Rabbit Ears Productions, Inc./Microleague Multimedia, Inc.; Mark Goodson Productions, L.P./All American Communications, Inc.; Samuel Goldwyn Company/Metromedia International Group, Inc.; Positive Response Television, Inc./National Media Corporation; Allied Communications, Inc./Pearson plc; MCA, Inc./Seagram Company Limited; Stephen J. Cannell Productions, Inc./New World Productions Group, Inc.; ITC Entertainment Group/PolyGram N.V.; Beacon Communications Corporation/COMSAT Corporation; Fremantle International, Inc./All American Communications, Ltd.; and Diamond Entertainment II, Inc./Eagle Automotive Enterprises, Inc.

               In each of the selected transactions analyzed, Schroders computed the adjusted price (the Equity Cost (as defined below) plus latest reported total debt, capitalized leases, preferred stock and minority interest minus total cash and cash equivalents (the "Adjusted Purchase Price")) and divided such amount by the acquired company's LTM revenues immediately prior to the acquisition, which resulted in a range of purchase price multiples. Schroders also computed the equity cost (where applicable, the offer per share multiplied by total common shares outstanding (the "Equity Cost")) paid in each of the selected transactions analyzed and divided such amount by the acquired company's book value immediately prior to the acquisition, which resulted in another range of purchase price multiples. Such analyses illustrated a range of acquisition multiples of LTM revenues of 0.5x to 4.7x and a range of acquisition multiples of book value of 2.2x to 9.3x. Excluding two transactions which Schroders believed yielded multiples of LTM revenues which were either extremely high or extremely low, the analyses illustrated a range of acquisition multiples of LTM revenues of 1.0x to 2.0x. Excluding two transactions which Schroders believed yielded multiples of book value which were either extremely high or extremely low, the analyses illustrated a range of multiples of 2.6x to 8.5x. Excluding the extreme outliers, Schroders calculated an implied equity value of the Lancit Common Stock of between $0.62 and $2.04 per share.

               Analysis of Merger and Acquisition Transactions of Companies in Financial Distress. Schroders analyzed certain publicly available information relating to numerous selected merger and acquisition transactions since 1994 of companies in financial distress. Although these transactions were reviewed for comparison purposes, none of such transactions was considered directly comparable to the proposed Merger. Among the transactions analyzed by Schroders were (target/acquiror): Health Management Inc./Counsel Corporation; Sure Shot International, Inc./Investor Group; WRT Energy Corporation/DLB Oil & Gas Inc. and Wexford Management LLC; biosys, inc./Thermo Trilogy Corporation; Physicians Clinical Laboratory, Inc./Nu-Tech Bio-Med, Inc.; Comptronix Corporation/Sanmina Corporation; and Codenoll Technology Corporation/ADC Telecommunications, Inc.

               In each of the selected transactions analyzed, Schroders computed the Adjusted Purchase Price and divided such amount by the acquired company's LTM revenues immediately prior to the acquisition, which resulted in a range of purchase price multiples. Schroders also computed the Equity Cost paid in each of the selected transactions analyzed and divided such amount by the acquired company's book value immediately prior to the acquisition, which resulted in another range of purchase price multiples. Such analyses illustrated a range of acquisition multiples of LTM revenues of 0.4x to 6.4x and a range of acquisition multiples of book value of 0.6x to 3.1x. Excluding two transactions which Schroders believed yielded multiples of LTM revenue which were either extremely high or extremely low, the analyses illustrated a range of acquiring multiples of LTM revenue of 0.5x to 1.3x. Excluding the extreme outliers, Schroders calculated an implied equity value of the Lancit Common Stock of between $0.14 and $0.99 per share.

               Premium Analysis. Schroders analyzed the premium paid over the stock price of acquired companies in selected merger transactions since January 1, 1997, based on stock prices one day, one week and four weeks prior to the announcement of the transaction. Because RCN's definitive offer was submitted to Lancit on February 9, 1998, and in light of the significant price increase in the stock after February 6, 1998 (which coincided with atypically high trading volume on several days between February 6 and February 26) Schroders performed the premium analysis using two benchmark dates for the Lancit Common Stock: February 26, 1998 (the last trading before the February 27, 1998 Lancit Board Meeting to approve the Merger) and February 6, 1998 (the last trading day before a definitive offer was received from RCN). This analysis demonstrated that, on average, the acquired company received a premium over its stock price of 25.0%, 29.9% and 36.9% over its stock price one day, one week and four weeks, respectively, prior to announcement of a transaction. For transactions with an Enterprise Value of $20-$50 million, such premiums, on average, were 16.9%, 23.5% and 15.6%, respectively. For transactions with an Enterprise Value of less than $20 million, such premiums, on average, were 6.1%, 11.1% and 10.7%, respectively. Schroders compared these results with the results implied by Merger Consideration (based on RCN's share price of $56.875 ($28.4375 after adjustment for the RCN Stock Dividend) on February 26, 1998 and an exchange ratio of 0.021 (0.042 after adjustment for the RCN Stock Dividend) RCN shares per share of Lancit Common Stock), which comparison indicated that the Merger Consideration implied discounts of 23.2%, 4.0% and 4.0% from Lancit's share price on February 26, 1998 and one week and four weeks, respectively, prior to February 26, 1998. Schroders compared the selected transaction premiums with the results implied by the Merger Consideration (based on RCN's share price of $56.875 ($28.4375 after adjustment for the RCN Stock Dividend) of the February 26, 1998 and an exchange ratio of 0.021 (0.042 after adjustment for the RCN Stock Dividend) RCN shares per share of Lancit Common Stock) using February 6, 1998 as the benchmark date for the Lancit Common Stock, which comparison indicated that the Merger Consideration implied premiums of 20.0%, 6.7% and 12.9% over Lancit's share price on February 6, 1998, one week prior to February 6, 1998 and four weeks prior to February 6, 1998, respectively.

               Pursuant to the terms of Schroders' engagement by Lancit, Lancit has agreed to pay Schroders for its services in connection with the Merger an aggregate financial advisory fee equal to the greater of $250,000 or 2.5% of the total consideration payable in connection with the Merger, which is contingent on consummation of the Merger. Lancit has also agreed to reimburse Schroders for reasonable out-of-pocket expenses incurred by Schroders in performing its services, including the reasonable fees and expenses of its outside legal counsel, and to indemnify Schroders and related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

               Schroders, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Lancit selected Schroders as its financial advisors because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

Fractional Shares

               No fractional shares of RCN Common Stock will be issued in connection with the Merger. In lieu thereof, each Lancit Shareholder otherwise entitled to receive a fraction of a share of RCN Common Stock pursuant to the terms of the Merger Agreement (after aggregating all fractional shares of RCN Common Stock to be issued in respect of all shares of Lancit Common Stock held by such holder immediately prior to the Effective
Time) will be paid as soon as practicable following the Effective Time, in cash, an amount equal to such fraction multiplied by the Average Closing Price. No fractional share interest shall entitle the owner thereof to vote or to any rights of a shareholder of RCN.

Lancit Stock Options and Warrants

               Each stock option (each, a "Lancit Stock Option") owned by current and former employees, directors and consultants of Lancit outstanding and unexercised as of the Effective Time, whether or not vested, will be canceled. As of February 27, 1998, there were outstanding Lancit Stock Options to purchase 1,235,250 shares of Lancit Common Stock under Lancit's various stock option plans.

               The warrants (each, a "Lancit Warrant") to purchase an aggregate of (i) 438,116 shares of Lancit Common Stock currently held by DCI, with an exercise price of $13.00 per share, (ii) 122,093 shares of Lancit Common Stock currently held by Robinson Lerer Montgomery, LLC, with an exercise price of $3.625 per share, and (iii) 100,000 shares of Lancit Common Stock currently held by Allen & Company Incorporated, with an exercise price of $3.00 per share, will, as of the Effective Time, be converted into warrants to purchase shares of RCN Common Stock in accordance with the respective terms of each individual warrant. Pursuant to such conversion, the aggregate exercise price of each Lancit Warrant (i.e., the product of the exercise price per share times the number of shares covered thereby) will remain unchanged.

Effective Time of the Merger

               The Merger will become effective upon the time of the filing of a Certificate of Merger with the Secretary of State of New York (i.e., the Effective Time). Such filing will occur when all conditions to the Merger contained in the Merger Agreement, including the requisite approval of the Lancit Shareholders, have been satisfied or waived. RCN and Lancit currently anticipate that such filing will be made and that the Effective Time will occur as soon as practicable after the Special Meeting. See "--Other Conditions to Consummation of the Merger."

Resale of RCN Common Stock Issued in the Merger; Affiliates

               The RCN Common Stock to be issued to the Lancit Shareholders in connection with the Merger will be freely transferable under the Securities Act, except for shares of RCN Common Stock issued to any person deemed to be an affiliate of Lancit for purposes of Rule 145 under the Securities Act at the time of the Special Meeting ("Affiliates"). Affiliates may not sell their shares of RCN Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act.

Rule 145 Restrictions

               The shares of RCN Common Stock that will be issued pursuant to the Merger are registered securities. Following the Merger, persons who are not affiliates of Lancit will be able to sell RCN Common Stock in the public market. Under Rule 145 of the Securities and Exchange Commission's (the "Commission") rules and regulations, for one year after the Effective Time, persons that were affiliates of Lancit prior to the Merger (and are not affiliates of RCN after the Merger) may sell RCN Common Stock subject to certain volume limitations, manner of sale provisions, notification requirements and requirements as to current public information concerning RCN set forth in Rule 144 of the Commission's rules and regulations. During the period between the first and second years after the Effective Time, such persons are subject only to the Rule 144 requirement as to current public information regarding RCN. After two years, such persons may sell their shares of RCN Common Stock without compliance with Rules 145 and 144. Assuming that the Average Closing Price is $29, affiliates of Lancit will receive approximately 274,546 shares of RCN Common Stock pursuant to the Merger. If instead, the minimum Average Closing Price of $24 was used to calculate the amount of RCN Common Stock issuable pursuant to the Merger, affiliates of Lancit would receive approximately 331,738 shares of RCN Common Stock pursuant to the Merger. Persons who are currently affiliates of Lancit and become affiliates of RCN after the Merger may sell RCN Common Stock only pursuant to an effective registration statement, Rule 144 or another exemption from registration.

Certain Federal Income Tax Consequences

               Lancit has received from its counsel, Christy & Viener, an opinion to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, that RCN, LME and Lancit each will be a party to the reorganization within the meaning of Section 368(b) of the Code and that RCN, LME and Lancit will not recognize any gain or loss as a result of the Merger. Such opinion is subject to certain assumptions and is based on certain representations of RCN, LME and Lancit. Lancit Shareholders should be aware that such opinion is not binding on the Internal Revenue Service (the "IRS"), and no assurance can be given that the IRS will not adopt a contrary position or that a contrary IRS position would not be sustained by the courts. None of RCN, LME or Lancit has requested an advance ruling from the IRS as to the tax consequences of the Merger.

               Assuming the Merger qualifies as a reorganization under Section 368(a) of the Code, the U.S. federal income tax consequences of the Merger will be as follows:

       The Lancit Shareholders will not recognize gain or loss as a result of the Merger with respect to shares of Lancit Common Stock converted solely into RCN Common Stock;

       The tax basis of the RCN Common Stock received by the Lancit Shareholders in the Merger (including any fractional share deemed received) will be the same as the tax basis of the Lancit Common Stock surrendered in exchange therefor;

       The payment of cash to the Lancit Shareholders in lieu of fractional shares of RCN Common Stock will be treated as if the fractional shares were distributed as part of the Merger exchange and then redeemed by RCN; the Lancit Shareholders will recognize gain or loss for federal income tax purposes as a result thereof, measured by the difference between the amount of cash received and the portion of the basis of the share of Lancit Common Stock allocable to such fractional share interest. Such gain or loss will be capital gain or loss, provided that such share of Lancit Common Stock was held as a capital asset at the Effective Time, and will be long-term capital gain or loss if such share of Lancit Common Stock has been held for more than one year at the Effective Time; if the holding period for such fractional share is more than 18 months at the Effective Time, a maximum tax rate of 20% will apply to any such capital gain if recognized by a Lancit Shareholder who is an individual.

       The holding period of the shares of RCN Common Stock received in the Merger by the Lancit Shareholders (including any fractional share deemed received) will include the period during which the shares of Lancit Common Stock surrendered in exchange therefor were held, provided that such shares of Lancit Common Stock were held as capital assets at the Effective Time; and

       No gain or loss will be recognized by RCN, LME or Lancit as a result of the Merger.

               The foregoing discussion is intended only as a summary of certain U.S. federal income tax consequences of the Merger, and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision as to whether to vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. The discussion does not address the tax consequences that may be relevant to a particular Lancit Shareholder subject to special treatment under certain U.S. federal income tax laws, such as dealers in securities, mutual funds, banks, insurance companies, tax-exempt organizations, non-United States persons and Lancit Shareholders who acquired their shares of Lancit Common Stock pursuant to the exercise of Lancit Stock Options or otherwise as compensation, nor any consequences arising under the laws of any state, local or foreign jurisdiction. Tax consequences to holders of Lancit Stock Options and Lancit Warrants are not discussed. The discussion is based upon the Code, treasury regulations thereunder and administrative rulings and court decisions as of the date hereof. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. Lancit Shareholders are urged to consult with their own tax advisors concerning the federal, state, local and foreign tax consequences of the Merger to them.

Accounting Treatment

               The Merger will be accounted for under the "purchase" method.

Management After the Merger

               The Board of Directors and executive officers of LME prior to the Effective Time will be the Board of Directors and executive officers of the Surviving Corporation. The Board of Directors of LME consists of David C. McCourt. The Chief Executive Officer is David C. McCourt, the President and Chief Operating Officer is Michael J. Mahoney and the Chief Financial Officer and Secretary is Bruce C. Godfrey. For information about such persons, see "Management of RCN" and "Additional Information." After the Merger, RCN will own all of the Lancit Common Stock and will be able to elect or appoint all the directors or officers of Lancit.

Interests of Certain Persons in the Merger

               Laurence A. Lancit and Cecily Truett, co-presidents, directors and co-founders of Lancit, are the beneficial owners of an aggregate of 1,106,226 shares (approximately 16.7% of the shares of Lancit Common Stock expected to be outstanding at the time of the Special Meeting) consisting of 553,113 shares held by each of them individually. The Children's Trust, a trust established for the benefit of the minor children of Mr. Lancit and Ms. Truett, beneficially owns 40,080 shares of Lancit Common Stock (approximately 0.6% of the shares of Lancit Common Stock expected to be outstanding at the time of the Special Meeting). Each of Mr. Lancit, Ms. Truett and the Children's Trust has entered into the Voting Agreement whereby each of them agreed to vote the shares owned by them "for" the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and to vote against certain competing transactions. See "The Voting Agreement."

               The remaining directors and executive officers of Lancit and persons related to any of them, as a group, beneficially own approximately 0.3% of the shares of Lancit Common Stock expected to be outstanding at the time of the Special Meeting entitled to vote at the Special Meeting. Each such Lancit Shareholder has advised Lancit that they intend to vote "for" the approval and adoption of the Merger Agreement and the consummation of the transactions contemplated thereby. All shares held by these parties will be converted in the Merger on the same terms and conditions as apply to all shares of Lancit Common Stock. See "Introduction--Vote Required."

               Pursuant to the terms of the employment agreement between Susan
L. Solomon and Lancit, upon consummation of the Merger, Ms. Solomon's employment with Lancit will terminate and she would be entitled to receive a payment equal to twice her annual salary ($350,000, subject to New York consumer price index adjustments), plus accrued and unpaid bonus compensation of $50,000, together with certain additional amounts. Effective upon consummation of the Merger, Ms. Solomon has agreed to waive her right to receive such cash amount and certain other benefits and to accept, in full satisfaction thereof, registered RCN Common Stock having a value at the time of the Merger of $750,000. At RCN's request, Ms. Solomon entered into a consulting agreement with RCN, terminable at will by either party upon 45 days' prior notice, pursuant to which she will act as a consultant to RCN following the Effective Time of the Merger for compensation at a monthly rate approximately equal to her current Lancit salary.

               Upon consummation of the Merger, pursuant to the terms of their respective employment agreements, each of Mr. Lancit and Ms. Truett would be entitled to terminate his or her employment with Lancit prior to its scheduled termination in October 1998 and to be released from his or her respective noncompete covenant under his or her employment agreement. Each of them has agreed with RCN to waive the rights to terminate his or her employment and to be released from the noncompete covenant by reason of the Merger.

               All outstanding stock options to purchase Lancit Common Stock that are held by the foregoing persons and the other directors and officers of Lancit will be canceled in accordance with the terms of the Merger Agreement. See "The Merger--Lancit Stock Options and Warrants."

               Pursuant to the terms of the Merger Agreement, RCN has agreed to cause the Surviving Corporation to maintain, for a period of six years after the Effective Time, directors' and officers' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each director or officer of Lancit who was previously covered by Lancit's directors' and officers' liability insurance policy on terms with respect to coverage and amount no less advantageous to such officers and directors than those of such policy in effect on February 27, 1998; provided that, in satisfying this obligation, RCN shall not be obligated to cause the Surviving Corporation to pay an aggregate premium in excess of 300% of the amount per annum Lancit paid for its current year of coverage.

Possible Transaction Expenses Adjustment in the Merger Consideration

               Pursuant to the Merger Agreement, the amount of the Merger Consideration is subject to adjustment in the event that Lancit's transaction expenses (the "Transaction Expenses") exceed $602,000, in which case, for purposes of calculating the Merger Consideration, the $1.20 per share transaction value will be reduced by an amount equal to the excess of the Transaction Expenses over $602,000 divided by the number of outstanding shares of Lancit Common Stock immediately prior to the Effective Time (i.e. the Transaction Expenses Adjustment). If the Transaction Expenses exceed $602,000 (such excess, the "Excess Transaction Expenses"), the fraction of a share of RCN Common Stock into which each share of Lancit Common Stock will be converted pursuant to the Merger will be calculated using the following formula:

              Excess Transaction Expenses
$1.20- -----------------------------------------
       Number of Shares of Lancit Common Stock
------------------------------------------------
                Average Closing Price
      (not greater than $29 or less than $24)

If, for example, the Transaction Expenses were $650,000, the Average Closing Price used for this purpose were $24.00 and the number of outstanding shares of Lancit Common Stock were 6,634,750, each share of Lancit Common Stock would be converted into the right to receive 0.049698 shares of RCN Common Stock in the Merger instead of the 0.05 shares of RCN Common Stock into which each share of Lancit Common Stock would have been converted if there had been no Transaction Expenses Adjustment. Lancit anticipates that if the Transaction Expenses Adjustment is required it will not be material.

Other Conditions to Consummation of the Merger

               In addition to the requisite approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the Lancit Shareholders, the consummation of the Merger is subject to the satisfaction or waiver of the following conditions set forth in the Merger Agreement: (i) the respective representations and warranties of Lancit and RCN contained in the Merger Agreement must be true and correct, except to the extent that any such incorrect representations or warranties relate to matters which, singly or in the aggregate, did not have and could not reasonably be expected to have a material adverse effect; (ii) the respective obligations of Lancit, LME and RCN required by the Merger Agreement to have been performed at or prior to the Effective Time must have been performed in all material respects; (iii) each of RCN and Lancit must have received various legal opinions, certificates, consents, resolutions and reports from the other and from third parties, as applicable; (iv) the Registration Statement must have become effective under the Securities Act and must not be the subject of any stop order or of proceedings seeking a stop order; (v) the shares of RCN Common Stock issuable pursuant to the Merger Agreement must have been approved for listing on the NASDAQ, subject to official notice of issuance; (vi) no provision of any applicable law, regulation, judgment, order, decree or injunction shall prohibit or restrain the consummation of the Merger; (vii) all actions by or in respect of or filings with and all consents, approvals and licenses of any governmental or other regulatory body and all consents from third parties required for the consummation of the Merger and for the Surviving Corporation to conduct Lancit's business shall have been obtained in form and substance reasonably satisfactory to RCN and no such consent, authorization or approval shall have been revoked; (viii) there shall not be instituted or pending any action or proceeding by any government or governmental authority or agency or any other person before any court or governmental authority or agency which, if successful, would make illegal, materially delay or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or RCN's ownership and operation of all or any material portion of Lancit's business or assets, or seeking to impose or confirm material limitations on the ability of RCN to control the business or operations of Lancit, or seeking to require divestiture by RCN of any shares of stock of the Surviving Corporation; and
(ix) RCN shall have received a written undertaking from each person who might reasonably be considered an "affiliate" within the meaning of Rule 145(c) under the Securities Act providing that such affiliate will agree to procedures to place a legend on the shares of RCN Common Stock to be received by such affiliate in the Merger, will notify RCN in writing before offering for sale or selling its RCN Common Stock, and will not make such a sale without supplying RCN with an opinion of counsel for the affiliate to the effect that such transfer is not in violation of the Securities Act.

               No assurance can be given as to when all of the conditions to the Merger can or will be satisfied. Except as limited by applicable law, any party to the Merger Agreement may waive any of the conditions to such party's obligations thereunder.

Representations and Warranties

               The Merger Agreement contains various customary representations and warranties relating to, among other things, (i) each of RCN's, LME's, Lancit's and Lancit's subsidiaries' organization and similar corporate matters;
(ii) Lancit's and its subsidiaries' capital structures; (iii) delivery of certain corporate documents; (iv) authorization, execution, delivery, performance and enforceability of the Merger Agreement and any agreements delivered pursuant thereto and related matters; (v) receipt of an opinion from the financial advisor of Lancit as to the fairness from a financial point of view of the consideration to be received pursuant to the Merger; (vi) absence of conflicts under charters or bylaws and of violations of any instruments or law;
(vii) required governmental and third-party consents, approvals and authorizations; (viii) financial statements; (ix) liens on assets and principal properties; (x) documents filed by RCN and Lancit with the Commission and the accuracy of information contained therein; (xi) absence of certain changes;
(xii) validity of permits, certificates, approvals and other authorizations of governmental authorities necessary to operate Lancit's business, and compliance with laws generally; (xiii) tax matters relating to Lancit; (xiv) Lancit's employee benefit plans; (xv) litigation; (xvi) Lancit's material agreements and commitments; (xvii) Lancit's intellectual property; (xviii) brokers used in connection with the Merger and Lancit's Transaction Expenses; (xix) the accuracy of information supplied by RCN and Lancit, respectively, in connection with the Registration Statement on Form S-4 ("Registration Statement") (of which this Proxy Statement--Prospectus is a part) and this Proxy Statement--Prospectus;
(xx) the absence of certain changes in Lancit's business from the date of the Merger Agreement until the Effective Time; (xxi) environmental matters relating to Lancit; (xxii) Lancit's insurance coverage; (xxiii) Lancit's employees and various labor matters; (xxiv) Lancit's books and records; (xxv) interested party transactions entered into by Lancit; (xxvi) no material adverse change in RCN's business from September 30, 1997 until the date of the Merger Agreement, and (xxvii) due authorization, issuance and listing of the Merger Shares.

Amendment, Waiver and Termination

               The Merger Agreement (including any schedules and exhibits thereto) may be amended at any time before or after its approval by the Lancit Shareholders, to the extent permitted under the NYBCL.

               The Merger Agreement provides that either RCN or Lancit may (i) extend the time for the performance of any of the obligations or acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement, or (iii) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement.

               The Merger Agreement may be terminated at any time prior to the Effective Time (a) by mutual written consent of Lancit and RCN, (b) by either Lancit or RCN, if the transactions contemplated by the Merger Agreement shall not have been consummated by June 30, 1998, provided that the party seeking to exercise such termination right is not then in breach in any material respect of any of its obligations under the Merger Agreement, and provided, further, that if the Merger has not been consummated by June 30, 1998 because of a delay caused by RCN (even if such delay does not constitute a material breach by RCN of its obligations under the Merger Agreement), RCN shall not be permitted to terminate the Merger Agreement prior to August 1, 1998, (c) by either Lancit or RCN, if the other party shall have breached in any material respect any of its obligations under the Merger Agreement or any representation and warranty of the other party shall have been incorrect in any material respect when made or, except as to representations made as of a specific date, at any time prior to the Effective Time, provided that prior to seeking any termination the party seeking to terminate shall give written notice of its intention to terminate to the other party and the other party shall have 15 business days to cure the breach or failure of compliance giving rise to such right to terminate, (d) by either Lancit or RCN, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Lancit or RCN from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable, (e) by RCN if the Lancit Board shall have withdrawn or modified or amended, in a manner adverse to RCN, its approval or recommendation of the Merger Agreement and the Merger or its recommendation that the Lancit Shareholders adopt and approve the Merger Agreement and the Merger, or approved or recommended or endorsed any Acquisition Proposal for a transaction other than the Merger, or if Lancit has failed to promptly call the Special Meeting or failed as promptly as practicable to mail the Proxy Statement--Prospectus to the Lancit Shareholders or failed to include in such statement the recommendation referred to above,
(f) prior to approval of the Merger by the Lancit Shareholders, by Lancit on 48 hours' prior notice if, prior to the Effective Time, and based on a good faith determination (following consultation with outside counsel) that failure to take such action would result in a breach of the Lancit Board's fiduciary duties, the Lancit Board shall have withdrawn or modified or amended, in a manner adverse to RCN, its approval or recommendation of the Merger Agreement and the Merger or its recommendation that the Lancit Shareholders adopt and approve the Merger Agreement and the Merger in order to permit Lancit to execute a definitive agreement providing for the acquisition of Lancit or in order to approve a tender or exchange offer for any or all of the Lancit
Common Stock, in either case, that is determined by the Lancit Board to be on financial terms more favorable to the Lancit Shareholders than the Merger, or
(g) by either Lancit or RCN if the requisite shareholder adoption and approval shall not have been obtained.

Expenses; Termination Fees

               If (w) the Merger Agreement is terminated pursuant to clause (e) of the preceding paragraph; (x) pursuant to clause (f) of the preceding paragraph in contemplation of a merger agreement or tender or exchange offer or any transaction of the type listed in clause (z) below; (y) the Merger Agreement is terminated by RCN pursuant to clause (c) of the preceding paragraph if the breach referred to in such clause is willful; or (z) any of the following events occurs within 12 months of the termination of the Merger Agreement pursuant to clause (g) of the preceding paragraph: Lancit is acquired by merger or otherwise by a Third Party; a Third Party acquires more than 50% of the total assets of Lancit and its subsidiaries, taken as a whole; a Third Party acquires more than 50% of the outstanding Lancit Common Stock or Lancit adopts and implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Lancit Common Stock or an extraordinary dividend relating to more than 50% of the outstanding Lancit Common Stock or 50% of the assets of Lancit and its subsidiaries, taken as a whole, and, in each case, Lancit Shareholders receive, pursuant to such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of Lancit or its subsidiaries otherwise held by the Lancit Shareholders after such event, in excess of $1.20 per share of Lancit Common Stock, then in each case Lancit has agreed to pay to LME, within two business days thereafter, a fee of $500,000 in cash.

               The Merger Agreement provides that if the Merger is consummated, all costs, expenses and fees incurred by Lancit in connection with the transactions contemplated in the Merger Agreement will be paid by RCN.

Consideration of Other Proposals

               The Merger Agreement provides that neither Lancit nor any of its subsidiaries may (whether directly or indirectly through advisors, agents or other intermediaries), nor may Lancit or any of its subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or subsidiaries to, solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Third Party (other than RCN or LME) relating to any acquisition or purchase of 20% or more of the consolidated assets of Lancit and its subsidiaries or of over 20% of any class of equity securities of Lancit or any of its subsidiaries, any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 20% or more of any class of equity securities of Lancit or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Lancit or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Lancit other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would or could reasonably be expected to materially dilute the benefits to RCN of the transactions contemplated by the Merger Agreement (collectively, "Acquisition Proposals"), or agree to or endorse any Acquisition Proposal, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Third Party any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Third Party (other than RCN) to do or seek any of the foregoing, or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Lancit or any of its subsidiaries; provided, however, that the foregoing does not prohibit Lancit (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to Lancit in any material respect than the Confidentiality Agreement dated as of December 10, 1997 between RCN and Lancit, and a copy of which must be provided for informational purposes only to RCN) concerning Lancit and its businesses, properties or assets to a Third Party who has made a bona fide Acquisition Proposal, (ii) engaging in discussions or negotiations with such a Third Party who has made a bona fide Acquisition Proposal, (iii) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its shareholders, (iv) following receipt of a bona fide Acquisition Proposal, failing to make or withdrawing or modifying its recommendation that the Lancit Shareholders approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and/or (v) taking any non-appealable, final action ordered to be taken by Lancit by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through (iv) only to the extent that the Lancit Board shall have concluded, following consultation with outside counsel, that failure to take the relevant action would result in a breach of the Lancit Board's fiduciary duties to the Lancit Shareholders; provided, further, that the Lancit Board must promptly notify RCN of the taking of any of the foregoing actions referred to in clauses (i) through (iv) and, in addition, if the Lancit Board receives an Acquisition Proposal, then Lancit must promptly notify and inform LME of the material terms and conditions of such proposal and the identity of the person making it and thereafter promptly advise RCN of any material change in the status or terms and conditions thereof.

               Lancit may terminate the Merger Agreement on 48 hours' prior notice if, prior to approval of the Merger by the Lancit Shareholders and the Effective Time, and based on a good faith determination (following consultation with outside counsel) that failure to take such action would result in a breach of the Lancit Board's fiduciary duties, the Lancit Board shall have withdrawn or modified or amended, in a manner adverse to RCN, its approval or recommendation of the Merger Agreement and the Merger or its recommendation that the Lancit Shareholders approve and adopt the Merger Agreement and the Merger in order to permit Lancit to execute a definitive agreement providing for the acquisition of Lancit or in order to approve a tender or exchange offer for any or all of the Lancit Common Stock, in either case, that is determined by the Lancit Board to be on financial terms more favorable to the Lancit Shareholders than the Merger. Notwithstanding the foregoing, Lancit is still subject to the Termination Fee described in "--Expenses; Termination Fees." Since the announcement of the Merger Agreement, no such inquiry, offer or proposal has been received by Lancit, nor is Lancit engaged in any such discussions or negotiations.

Conduct of Business Pending the Merger

               The Merger Agreement provides that until the Effective Time, Lancit and its subsidiaries shall, except in actions to be taken pursuant to the express provisions of the Merger Agreement, use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees and conduct Lancit's business only in the ordinary course consistent with past practice.

               In addition, except actions to be taken pursuant to the express provisions of the Merger Agreement, Lancit may not, and may not permit any of its subsidiaries to, without the prior written consent of RCN in each instance,
(i) except pursuant to Lancit Stock Options or Lancit Warrants in effect on February 27, 1998, issue, sell, purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any of its subsidiaries' capital stock, (ii) declare, set aside, or pay any dividend or make any distribution with respect to any shares of Lancit Common Stock or other capital stock of Lancit or any of its subsidiaries, except from any such subsidiary to Lancit,
(iii) directly or indirectly redeem, purchase or otherwise acquire or commit to acquire any shares of Lancit Common Stock or other capital stock or other ownership interest of any party, (iv) effect a split or reclassification of its capital stock, or a recapitalization, (v) amend the Lancit Certificate of Incorporation or the Lancit Bylaws, (vi) except as required by law, (A) grant or make any change in control, severance or termination payments to any officer or employee except pursuant to plans or agreements in existence on February 27, 1998, (B) enter into any option, employment, deferred compensation or other similar agreement (or enter into any amendment to any such existing agreement) with any officer, director, employee or consultant, (C) increase benefits payable under any existing severance or termination pay policies or agreements, or (D) except as otherwise permitted by the Merger Agreement, grant or provide for any increase in (or commit, orally or in writing, to increase) the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable to or to become payable to, or any bonus, insurance, pension or other employee benefit plan benefitting any director, officer, employee or consultant, (vii) merge or consolidate with any other person or acquire a material amount of assets of any person, (viii) enter into any material transaction, contract or commitment, (ix) assume or guarantee any debt for borrowed money, (x) sell, lease, license, encumber or otherwise dispose of any material properties or assets, (xi) make any reevaluation of the assets of Lancit or any of its subsidiaries, (xii) except as required by GAAP, change any of its accounting methods, principles or practices, (xiii) make any tax election that would have an adverse effect on Lancit or any of its subsidiaries,
(xiv) agree or commit to any of the foregoing, or (xv) (A) intentionally take or agree or commit to take any action that would make any representation and warranty of Lancit under the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time, or (B) intentionally omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time. In addition, Lancit is required to (x) use its best efforts to maintain in full force and effect insurance policies providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under the policies of insurance now in effect for Lancit, (y) timely file all tax returns due on or before the Effective Time and pay (or reserve for) all taxes due and payable with respect to periods ending on or before or including the Effective Time, and (z) notify RCN promptly of the occurrence of any matter, event or change in circumstances known to it after February 27, 1998 that would have been required to be disclosed by it under the Merger Agreement if it had occurred on or prior to February 27, 1998 or which constitutes a breach of any of the representations, warranties or covenants or agreements under the Merger Agreement by Lancit.

               Lancit is required to use it reasonable best efforts to obtain for RCN the right to show re-runs of episodes of The Puzzle Place and Reading Rainbow on terms satisfactory to RCN. RCN has agreed that it will cooperate with Lancit in connection with Lancit obtaining financing between February 27, 1998 and the Effective Time and Lancit has agreed that it will take such reasonable actions as RCN may request in order to obtain such financing and that any such financing will be on terms reasonably satisfactory to RCN.
After entering into the Merger Agreement, Lancit negotiated arrangements with certain creditors to defer certain of its obligations until after the estimated date of the Special Meeting. See "Description of Business Conducted by Lancit--Restructuring; Corporate Transaction." Lancit is further required to provide to RCN such access to its premises, employees and information as RCN reasonably requests.


                              THE VOTING AGREEMENT

               This section of the Proxy Statement--Prospectus describes certain aspects of the Voting Agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, which is attached as Annex II to this Proxy
Statement--Prospectus and is incorporated herein by reference.

               Each of Laurence A. Lancit, Cecily Truett and the Children's Trust has entered into the Voting Agreement with RCN, Lancit and LME, whereby each of them agreed to vote the shares owned by them "for" the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

               Pursuant to the terms of the Voting Agreement, each of Mr. Lancit, Ms. Truett and the Children's Trust has agreed that, during the period beginning on February 27, 1998 and ending on the earlier of (i) the Effective Time, (ii) the date that is one year after the termination of the Merger Agreement (A) by RCN for a willful breach by Lancit of its obligations under the Merger Agreement, (B) by RCN if the Lancit Board shall have withdrawn or modified or amended, in a manner adverse to RCN, its approval or recommendation of the Merger Agreement and the Merger, or its recommendation that the Lancit Shareholders approve and adopt the Merger Agreement and Merger, or approved, recommended or endorsed any Acquisition Proposal other than the Merger or if Lancit has failed to call the Special Meeting or failed as promptly as practicable to mail the Proxy Statement--Prospectus to its shareholders or failed to include in such Proxy Statement--Prospectus the recommendation referred to above, (C) by Lancit if prior to the Effective Time, and based on a good faith determination (following consultation with outside counsel) that failure to take such action would result in a breach of the Lancit Board's fiduciary duties, the Lancit Board shall have withdrawn or modified or amended, in a manner adverse to RCN, its approval or recommendation of the Merger Agreement and the Merger or its recommendation that the Lancit Shareholders approve and adopt the Merger Agreement and Merger in order to permit Lancit to execute a definitive agreement providing for the acquisition of Lancit or in order to approve a tender or exchange offer for any or all of the Lancit Common Stock, in either case, that is determined by the Lancit Board to be on financial terms more favorable to the Lancit Shareholders than the Merger or (D) by either Lancit or RCN, if the Merger Agreement shall have been voted upon by the Lancit Shareholders at the Special Meeting (which includes any adjournment or postponement thereof) without the requisite shareholder approval being obtained, and, in the case of termination in accordance with (B) or (C) above, payment in full of all amounts payable to LME (see "The Merger--Expenses; Termination Fees"), (iii) the date of termination of the Merger Agreement for any other reason, and (iv) February 27, 2000 (the "Agreement Period"), he, she or it will vote all of his, her or its shares of Lancit Common Stock, whether now owned or subsequently acquired, to approve and adopt the Merger Agreement and the Merger and any actions directly and reasonably related thereto at any meeting or meetings of the Lancit Shareholders and at any adjournment thereof or pursuant to action by written consent at or by which the Merger Agreement or such other actions are submitted for the consideration and vote of the Lancit Shareholders so long as such meeting is held or written consent adopted prior to the termination of the Agreement Period. Additionally, during the Agreement Period, each of Mr. Lancit, Ms. Truett and the Children's Trust has agreed that he, she or it will vote all of his, her or its shares of Lancit Common Stock subject to the Voting Agreement against the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of Lancit or any other extraordinary transaction involving Lancit or any matters related to or in connection therewith and that, except in Mr. Lancit's or Ms. Truett's capacity as an officer or director of Lancit, he or she will not directly or indirectly solicit, initiate or encourage any Acquisition Proposal or engage in negotiations or discussions with, or disclose non-public information relating to Lancit or afford access to the properties, books or records of Lancit to, or otherwise assist, facilitate or encourage any party that may be considering making a proposal for an Acquisition Proposal. If any of Mr. Lancit, Ms. Truett or the Children's Trust sells, transfers or otherwise disposes of any of the shares of Lancit Common Stock subject to the Voting Agreement during the Agreement Period, he, she or it shall require the transferee of such shares to execute and deliver to RCN and Lancit a voting agreement identical in form to the Voting Agreement except for the identity of the shareholder.

               Under the Voting Agreement, neither Mr. Lancit nor Ms. Truett has made an agreement or understanding in his or her capacity as director or officer of Lancit. The Voting Agreement binds each of Mr. Lancit, Ms. Truett and the Children's Trust only in his, her or its capacity as a shareholder of Lancit and only with respect to the specific matters set forth therein. The Voting Agreement does not prohibit Mr. Lancit or Ms. Truett from acting in accordance with his or her fiduciary duties as an officer or director of Lancit.

               Entering into the Voting Agreement was a condition to RCN entering into the Merger Agreement, and no compensation was paid to any person in consideration for entering into the Voting Agreement.


                                 TRADING MARKET

               The RCN Common Stock currently trades on the NASDAQ. It is a condition to the obligation of Lancit to consummate the Merger that the Merger Shares shall have been approved for listing on the NASDAQ. See "The Merger--Other Conditions to Consummation of the Merger." The prices at which the RCN Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, quarter-to-quarter variations in the actual or anticipated financial results of RCN or other companies in the markets served by RCN. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market price of many telecommunications stocks and that have often been unrelated or disproportionate to the operating performance of individual companies. These and other factors may adversely affect the market price of the RCN Common Stock. See "Risk Factors--RCN Risk Factors."

               RCN anticipates that approximately 274,546 to 331,738 shares of RCN Common Stock will be issued pursuant to the Merger, assuming no Transaction Expenses Adjustment. RCN estimates that immediately after the Merger approximately 58,000,000 shares of RCN Common Stock will be outstanding. Except for (i) the registration rights agreement entered into in connection with the acquisition of Ultranet with respect to 890,384 shares of RCN Common Stock, (ii) the registration rights agreement entered into in connection with the Erols Acquisition with respect to 1,730,648 shares of RCN Common Stock and (iii) the Exchange Agreement entered into in connection with the Joint Venture with BECO and referred to in "Description of Business Conducted by RCN--Strategic Relationships--BECO Joint Venture," RCN has not entered into any agreement or otherwise committed to register any shares of RCN Common Stock under the Securities Act for sale by security holders. See also "Description of Business Conducted by RCN--Recent Acquisition Transactions."


                                   DIVIDENDS

               RCN anticipates that future revenues will be used principally to support operations and finance growth of the business and, thus, RCN does not intend to pay cash dividends on the RCN Common Stock in the foreseeable future. The payment of any cash dividends in the future will be at the discretion of the RCN Board. The declaration of any dividends and the amount thereof will depend on a number of factors, including RCN's financial condition, capital requirements, funds from operations, future business prospects and such other factors as the RCN Board may deem relevant. RCN is a holding company and its ability to pay cash dividends is dependent on its ability to receive cash dividends, advances and other payments from its subsidiaries. The Credit Agreement into which certain subsidiaries of RCN have entered contains restrictions on the payment of dividends by those subsidiaries. RCN has entered into the Indentures which restrict RCN's and certain of its subsidiaries' ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of RCN."


          UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF RCN

               Prior to September 30, 1997, RCN was operated as part of C-TEC. The following Unaudited Pro Forma Consolidated Statements of Operations sets forth the historical statements of operations of RCN for the years ended December 31, 1997 and 1996 and as adjusted for the Distribution, the acquisition of a 19.9% minority interest in Freedom, the 1997 Notes Offering, the Erols Acquisition and the 1998 Notes Offering, and the related transactions and events described in the notes thereto, as if such transactions and events had been consummated on the first day of the period. The following Unaudited Pro Forma Consolidated Balance Sheet sets forth the historical balance sheet of RCN as of December 31, 1997, and as adjusted for the transactions and events described in the notes thereto as if such transactions and events had been consummated on December 31, 1997.

               Management believes that the assumptions used provide a reasonable basis on which to present such Unaudited Pro Forma Consolidated Financial Statements of RCN. The Unaudited Pro Forma Consolidated Financial Statements of RCN should be read in conjunction with the historical RCN Financial Statements and notes thereto included elsewhere in this Proxy Statement--Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations of RCN." The Unaudited Pro Forma Consolidated Financial Statements of RCN are provided for information purposes only and should not be construed to be indicative of RCN's results of operations or financial condition had the Distribution and the transactions and events described above been consummated on the dates assumed, may not reflect the results of operations or financial condition which would have resulted had RCN been operated as a separate, independent company during such period, and are not necessarily indicative of RCN's future results of operations or financial condition.


                                RCN CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          Year ended December 31, 1997
        ($ in thousands, except per share amounts and number of shares)


                                                                                          Liberty/             Adjustments
                                                   Adjustments          Pro Forma         Freedom            for Issuance
                                     RCN               for                 for          Acquisitions           of the 1997
                                 Historical       Distribution        Distribution      Adjustments              Notes
                                 -----------     --------------    ----------------   ---------------    --------------------
Sales.........................   $   127,297                       $   127,297
Cost and expenses, excluding
    depreciation and
    amortization..............       134,967                           134,967
Nonrecurring charges..........        10,000                            10,000

Depreciation and
    amortization..............        53,205                            53,205          $ 1,250 (1)
                                 -----------     --------          -----------           ------          ---------
Operating (loss)..............       (70,875)                          (70,875)          (1,250)
Interest income...............        22,824     $ (8,686)(2)           14,138
Interest expense..............       (25,602)      (5,654)(3)          (20,796)                          $ (50,221)(4)
                                                   10,460 (5)

Other (expense) income, net...           131                               131
                                 -----------     --------          -----------           ------          ---------
(Loss) before income taxes....       (73,522)      (3,880)             (77,402)          (1,250)           (50,221)

(Benefit) for income taxes....       (20,849)      (1,358)(6)          (22,207)            (437)(7)        (17,577)(4)
                                 -----------     --------          -----------           ------          ---------
(Loss) before equity in
    unconsolidated entities
    and minority interest.....       (52,673)      (2,522)             (55,195)            (813)           (32,644)
Equity in (loss) of
    unconsolidated entities...        (3,804)                           (3,804)
                                 -----------     --------          -----------           ------          ---------
Income (loss) before
    extraordinary charge and
    minority interest in
    loss of consolidated
    entities..................   $   (56,477)    $ (2,522)         $   (58,999)          $ (813)         $ (32,644)
                                 ===========     ========          ===========           ======          =========
Unaudited pro forma (loss)
    before extraordinary
    charge and minority
    interest per
    common share..............   $     (1.03)                      $     (1.07)
Weighted average number of
    common shares and
    common stock equivalents
    outstanding...............    54,965,716                        54,965,716






                                                                          Adjustments
                                                    Acquisition           for Issuance
                                       Erols        Adjustments            of the 1998
                                   Historical(8)     for Erols                Notes       Pro Forma
                                  --------------   --------------       ---------------- -----------
Sales.........................    $ 36,528         $  (22,552)(9)                         $ 141,273
Cost and expenses, excluding
    depreciation and
    amortization..............      49,829            (30,764)(9)                           154,032
Nonrecurring charges..........                                                               10,000

Depreciation and
    amortization..............       6,360                606 (10)                           61,421
                                  --------         ----------          ---------         ----------
Operating (loss)..............     (19,661)             7,606                               (84,180)
Interest income...............                                                               14,138
Interest expense..............        (162)               100          $ (34,958)(12)      (106,037)


Other (expense) income, net...         (49)                                                      82
                                  --------         ----------          ---------         ----------
(Loss) before income taxes....     (19,872)             7,706            (34,958)          (175,997)

(Benefit) for income taxes....                         (9,338)(11)       (12,235)(12)       (61,794)
                                  --------         ----------          ---------         ----------
(Loss) before equity in
    unconsolidated entities
    and minority interest.....     (19,872)            17,044            (22,723)          (114,203)
Equity in (loss) of
    unconsolidated entities...                        (13,420) (9)                          (17,224)
                                  --------         ----------          ---------         ----------
Income (loss) before
    extraordinary charge and
    minority interest in
    loss of consolidated
    entities..................    $(19,872)        $    3,624         $ (22,723)        $ (131,427)
                                  ========         ==========          =========         ==========
Unaudited pro forma (loss)
    before extraordinary
    charge and minority
    interest per
    common share..............                                                           $    (2.32)
Weighted average number of
    common shares and
    common stock equivalents
    outstanding...............                      1,730,648 (18)                          56,696,364


               See Notes to Unaudited Pro Forma Consolidated Financial Statements


                                RCN CORPORATION
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               December 31, 1997
                                ($ in thousands)


                                                                    Adjustments
                                                                        for            Adjustments
                                      RCN              Erols        Acquisition      for Issuance of
                                   Historical      Historical(8)     of Erols       the 1998 Notes      Pro Forma
                                   -----------    --------------    -------------   -----------------   ----------
ASSETS
Current Assets
 Cash and temporary cash
   investments..................     $222,910        $104           $(35,000)(13)     $344,587 (17)     $  532,601
 Short term investments.........      415,603                                                              415,603
 Accounts receivable from
   related parties..............        9,829                                                                9,829
 Accounts receivable, net of
   reserve for doubtful
   accounts.....................       17,815         544                                                   18,359
 Unbilled revenues..............        1,695                                                                1,695
 Material and supply
   inventory, at average cost...        2,745                                                                2,745
 Prepayments and other..........        5,314         390                                                    5,704
 Investments restricted for
   debt service.................       22,500         150                                                   22,650
 Deferred income taxes..........        4,821                                                                4,821
                                   ----------     -------           --------          --------          ----------
Total current assets............      703,232       1,188            (35,000)          344,587           1,014,007
                                   ----------     -------           --------          --------          ----------
Property, plant and equipment...      307,759      26,232                                                  333,991
Accumulated depreciation........      107,419       8,391             (8,391)(14)                          107,419
                                   ----------     -------           --------          --------          ----------
 Net property, plant and
   equipment....................      200,340      17,841              8,391                               226,572
Investments.....................       70,424                         51,937 (15)                          122,361
Investments restricted for debt
 service........................       39,411         743                                                   40,154
Intangible assets, net..........       96,547                          9,169 (14)                          105,716
Deferred charges and other
assets..........................       41,038         396                                6,000 (17)         47,434
                                   ----------     -------           --------          --------          ----------
Total Assets....................   $1,150,992     $20,168           $ 34,497          $350,587          $1,556,244
                                   ==========     =======           ========          ========          ==========

                                 See Notes to Unaudited Pro Forma Consolidated Financial Statements


                                RCN CORPORATION
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               December 31, 1997
                                ($ in thousands)

                                                                     Adjustments
                                                          Erols          for                 Adjustments
                                          RCN          Historical    Acquisition           for Issuance of
                                       Historical          (8)         of Erols            the 1998 Notes         Pro Forma
                                       -----------  --------------   -------------      --------------------  -----------------
LIABILITIES AND
SHAREHOLDERS' EQUITY
Current Liabilities
 Accounts payable to related
   parties..........................       $3,748                                                                  $3,748
 Accounts payable...................       24,835          $8,651                                                  33,486
 Advance billings and customer
   deposits.........................        7,318          25,583       $(15,624)(15)                              17,277
 Accrued interest...................        5,549                                                                   5,549
 Accrued contract settlements.......        3,126                                                                   3,126
 Accrued cable programming
   expense..........................        3,498                                                                   3,498
 Accrued expenses and other.........       21,631           1,470           (100)(13)                              23,001
 Current maturities of debt.........                        2,167           (700)(13)                               1,467
                                       ----------         -------        -------        --------               ----------
Total current liabilities...........       69,705          37,871        (16,424)                                  91,152
                                       ----------         -------        -------        --------               ----------
Long-term debt......................      686,103           6,852         (5,000)(13)   $350,587 (17)           1,038,542
Deferred income taxes...............       19,612                         14,626 (14)                              34,238
Other deferred credits..............        2,596           9,107         (5,439)(15)                               6,264
Minority interest...................       16,392                                                                  16,392
Commitments and contingencies
Common shareholders' equity.........      356,584         (33,662)        46,734 (16)                             369,656
                                       ----------         -------        -------        --------               ----------
Total liabilities and shareholders'
 equity.............................   $1,150,992         $20,168        $34,497        $350,587               $1,556,244
                                       ==========         =======        =======        ========               ==========

                                 See Notes to Unaudited Pro Forma Consolidated Financial Statements

                                RCN CORPORATION
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                             (dollars in thousands)

               The Unaudited Pro Forma Consolidated Statement of Operations and Balance Sheet of RCN assume that the Company was an autonomous entity rather than a wholly owned subsidiary of C-TEC for the periods shown. The Pro Forma adjustments, as described below, are keyed to the corresponding amounts shown in the relevant statement. All share and per share data of RCN Common Stock have been restated to reflect the Stock Dividend.

              (1) Adjustment to reflect the additional depreciation and amortization of $1,250 in 1997 resulting from the acquisition of the minority interest of Freedom in March 1997 and to present the information as if the acquisition of the minority interest of Freedom had occurred at the beginning of 1997. See Note 4 to the Consolidated Financial Statements.


              (2) Adjustment to eliminate interest income of $8,686 for the year ended December 31, 1997, net of income taxes of $(3,040) on outstanding intercompany notes payable owed to the Company of which $110,000 was repaid and the remaining balance was treated as capital contributions from the Company to the borrower.


              (3) Adjustment to reflect interest expense and amortization of debt issuance costs of $5,654 for the year ended December 31, 1997 net of income taxes of $(1,979) on new third party debt of $110,000 which was incurred.


              (4) Adjustment to reflect interest expense and amortization of debt issuance costs related to the issuance of the 1997 Notes aggregating $50,221 for the year ended December 31, 1997, net of income taxes of $17,577.


              (5) Adjustment to eliminate interest expense and amortization of debt issuance costs of $10,460 for the year ended December 31, 1997 and related income taxes of $3,661 on existing outstanding third party debt that was repaid and on outstanding intercompany notes payable owned by the Company which were treated as capital contributions to the Company from the borrower.


              (6) Income tax effects for the distribution adjustments are summarized as follows:


                                                                                                               Year Ended
                                                                                                            December 31,1997
                                                                                                       ------------------------
                                                                                                          Benefit (provision)
Elimination of interest expense and amortization of debt issuance costs on existing outstanding
 third party debt (see Note 5).......................................................................           $ 3,661
Incurrence of interest expense and amortization of debt issuance costs on new third party debt
 (see Note 3)........................................................................................            (1,979)
Elimination of interest income on outstanding intercompany notes (see Note 2)........................            (3,040)
                                                                                                                -------
 Total...............................................................................................           $(1,358)
                                                                                                                =======



              (7) Adjustments to income taxes of $(437) relating to additional depreciation and amortization in 1997 due to the acquisition of a 19.9% minority interest in Freedom in March 1997 (see Note 1).


              (8) In February 1998, the Company completed the acquisition of Erols, Washington, D.C.'s largest Internet service provider, for $29,200 in cash, 1,730,648 newly issued shares of RCN Common Stock plus the assumption and repayment of $5,800 of debt (including payment of accrued interest). Additionally, the Company is converting approximately 998,719 stock options for Erols common stock into options to purchase 699,104 shares of RCN Common Stock at an average exercise price of $3.424 per share. The Company accounted for this transaction under the purchase method of accounting and accordingly, the financial statements of Erols are not consolidated with the Company's historical financial statements as of and for the year ended December 31, 1997. The financial information of Erols was provided by Erols.


              (9) Such adjustments include a pro forma allocation of historical operating results of Erols to the joint venture with PEPCO (see Note 15) based upon the relationship of the number of subscribers expected to be contributed to the joint venture to the total number of subscribers acquired in the merger. The Company's share of such operating results, including the depreciation and amortization effects of the allocation of a portion of the total purchase price to the joint venture, representing the assumed value of the subscribers to be contributed to the joint venture, are included in the adjustment for "equity in the loss of unconsolidated entities."


             (10) Such adjustment reflects the increase in depreciation and amortization for the effect of the fair value adjustment of the net assets of Erols acquired. (See Note 14.) Amortization of such excess over a five year period has been assumed, although a shorter life may result based on the study discussed in Note 14. Also, as discussed in Note 14, a portion of the excess is expected to be allocated to certain in-process research and development projects which has resulted in a ratable reduction of pro forma amortization expense. The final allocation to in-process research and development may differ from the preliminary estimate.


             (11) Adjustment to reflect the tax effect of the pro forma adjustments, including the tax effect of the historical results of operations of Erols.


             (12) Adjustment to reflect interest expense and amortization of debt issuance costs related to the issuance of the Notes aggregating $34,958 for the year ended December 31, 1997, net of income taxes of $12,235.


             (13) Adjustment to reflect $29,200 cash portion of the consideration for the merger, $5,800 of debt (including accrued interest) of Erols outstanding at December 31, 1997 which the Company repaid at closing and other capitalized transaction costs.


             (14) The Company allocated the purchase price for Erols (see Note
8) on the basis of the fair market value of the assets acquired and liabilities assumed. The Company has undertaken a study to determine such fair market values, including in-process research and development. Such fair market values may differ from the allocations assumed in the pro forma financial statements. The impact on deferred tax balances was included in the above-referenced fair value adjustments. Erols' historical property, plant and equipment has been adjusted to its estimated fair value based upon its depreciated cost. The remaining excess of consideration over the historical book value of Erols net assets acquired has been preliminarily allocated to subscriber base, goodwill and other intangible assets. The amounts preliminarily allocated to subscriber base, goodwill and other intangible assets have been ratably reduced by the portion of the purchase price expected to be allocated to in-process research and development. Such acquired research and development would result in a charge which would initially be recognized in the period in which the RCN/Erols merger occurred.


             (15) A subsidiary of the Company is a party to a joint venture with a subsidiary of PEPCO, to provide the greater Washington, D.C. area residents and businesses local and long-distance telephone, cable television, and Internet services as a package from a single source. As a result of this joint venture, the Company expects to contribute to the joint venture the subscribers acquired in the merger with Erols which are located in the relevant joint venture market. The joint venture partners of Starpower are currently negotiating the terms of such contribution. The value of such contribution for accounting purposes is estimated to be approximately $51,937. The joint venture is accounted for under the equity method of accounting. As a result, the Company's contribution is reflected as an increase in "Investments." Additionally, the Company expects that Starpower will assume the liability for the unearned revenue related to the subscribers contributed to Starpower.


             (16) Adjustment to reflect the elimination of Erols' deficit, the issuance of 1,730,648 shares of RCN stock as a portion of the consideration for the merger and the estimated write-off of acquired in-process research and development. (See Note 8.)


             (17) Adjustment to reflect the issuance in February 1998 of $350,587 of the 1998 Notes. The debt issuance costs of $6,000 are included in "deferred charges and other assets" and are amortized over the term of the Notes.


             (18) Represents adjustment for shares to be issued in connection with the acquisition of Erols. (See Note 8.)



             SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RCN

               Prior to September 30, 1997, RCN and the RCN Businesses were operated as part of C-TEC. The table below sets forth selected historical consolidated financial data for RCN. The historical consolidated financial data presented below reflect periods during which RCN did not operate as an independent company and, accordingly, certain assumptions were made in preparing such financial data. Therefore, such data may not reflect the results of operations or the financial condition which would have resulted if RCN had operated as a separate, independent company during such periods, and are not necessarily indicative of RCN's future results of operation or financial condition.

               The selected historical consolidated financial data for the year ended December 31, 1994 and 1993 and as of December 31, 1995, 1994 and 1993 are derived from RCN's unaudited historical consolidated financial statements not included in this Prospectus. The selected historical consolidated financial data of RCN for the years ended December 31, 1997, 1996 and 1995 and as of December 31, 1997 and 1996 are derived from and should be read in conjunction with RCN's audited historical consolidated financial statements included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of RCN" and the RCN Financial Statements.

                                                                              Year Ended December 31,
                                                        --------------------------------------------------------------------
                                                           1993          1994          1995          1996           1997
                                                        ----------   ----------    -----------   -----------   -------------
                                                                               (dollars in thousands)
Statement of Operations Data:
Sales...............................................     $ 49,504       $59,500       $91,997      $104,910        $127,297
Costs and expenses, excluding depreciation and
 amortization.......................................       30,821        49,747        75,003        79,107         134,967
Nonrecurring charges(1).............................           --            --            --            --          10,000
Depreciation and amortization.......................        9,922         9,803        22,336        38,881          53,205
                                                         --------      --------      --------      --------      ----------
Operating (loss)....................................        8,761           (50)       (5,342)      (13,078)        (70,875)
Interest income.....................................       17,882        21,547        29,001        25,602          22,824
Interest expense....................................      (17,127)      (16,669)      (16,517)      (16,046)        (25,602)
Other income (expense), net.........................        1,195         1,343          (304)         (546)            131
(Benefit) provision for income taxes................          167         2,340         1,119           979         (20,849)
Equity in loss of unconsolidated entities...........           --            --        (3,461)       (2,282)         (3,804)
Minority interest in (income) loss of consolidated
 entities...........................................          (85)          (95)         (144)        1,340           7,296
Extraordinary charge--debt prepayment penalty, net
 of tax of $1,728...................................           --            --            --            --          (3,210)
Cumulative effect of changes in  accounting
principles..........................................        1,628           (83)           --            --              --
                                                         --------      --------      --------      --------      ----------
Net (loss) income...................................     $ 12,087      $  3,653      $  2,114      $ (5,989)     $  (52,391)
                                                         ========      ========      ========      ========      ==========
Balance Sheet Data (at end of period):
Total assets........................................     $291,634      $568,586      $649,610      $628,085      $1,150,992
Long-term debt......................................      181,500       154,000       135,250       131,250         686,103
Shareholders' equity................................       74,329       372,847       394,069       390,765         356,584

----------
(1) Nonrecurring charges of $10,000 represent costs incurred with respect to the termination of a marketing services agreement related to RCN's wireless video services.



                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RCN

                 (Dollars in thousands, except per share data)

               Certain statements contained in this report are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective. Such forward-looking statements include, in particular, statements made as to plans to develop networks and upgrade facilities, the market opportunity presented by markets targeted by RCN, RCN's intention to connect certain wireless video resale telephone and Internet service customers to its advanced fiber optic networks, the development of RCN's businesses, the markets for RCN's services and products, RCN's anticipated capital expenditures, RCN's anticipated sources of capital and effects of regulatory reform and competitive and technological developments. No assurance can be given that the future results covered by the forward looking statements will be achieved. Such statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

               The following discussion should be read in conjunction with historical Consolidated Financial Statements of RCN and the Notes thereto included elsewhere in this Proxy Statement--Prospectus.

General

               RCN is developing networks that are capable of providing a full range of high speed, high capacity telecommunications services, including voice, video programming and data services including Internet access. RCN intends to provide these services individually or in bundled service packages primarily to residential customers in high-density areas and also seeks to serve certain commercial accounts on or near its networks. In 1997, RCN commenced providing service through advanced fiber optic network facilities in New York City and Boston. RCN also has hybrid fiber/coaxial cable television operations in New York (outside New York City), New Jersey and Pennsylvania ("Hybrid Fiber/Coaxial"), wireless video operations in New York City ("Wireless Video"), and certain other operations, including long distance telephone (collectively, "Other Operations"). RCN has historically managed its business along these lines and the discussion which follows addresses those lines accordingly.

               Financial results related to advanced fiber optic networks and from provision of Internet services are currently included in the "Advanced Fiber, Wireless Video and Other Operating" segment data. RCN may present separate segment information with respect to the advanced fiber optic networks and Internet business in future periods in connection with RCN's adoption of Statement of Financial Accounting Standards No. 131-- "Disclosure about Segments of an Enterprise and Related Information." RCN expects that the operating and net losses and negative cash flows from its advanced fiber optic network business will rise in the future as it expands and develops its network and customer base. There can be no assurance that RCN will achieve or sustain profitability or positive cash flows from operating activities in the future as it develops its advanced fiber optic network.

               The negative operating cash flow from RCN's advanced fiber optic network business has resulted primarily from expenditures associated with the development of RCN's operational infrastructure and marketing expenses. RCN expects it will continue to experience negative operating cash flow while it continues to invest in its networks and until such time as revenue growth is sufficient to fund operating expenses. RCN expects to achieve positive operating margins over time by (i) increasing the number of customers it serves, (ii) increasing the number of connections per customer by cross marketing its services and promoting bundled service options and therefore increasing the revenue per customer, (iii) lowering the costs associated with new subscriber additions and (iv) reducing the cost of providing services by capturing economies of scale. RCN expects its operating revenues will increase in 1998 through internal growth of its current advanced fiber optic networks; however, RCN also expects negative operating cash flow will increase for some period of time as RCN initiates network development in Washington, D.C. and expands its current networks. When RCN makes its initial investment in a new market, the operating losses typically increase as the network and sales force are expanded to facilitate growth. RCN's ability to generate positive cash flow in the future will depend on the extent of capital expenditures in current and additional markets, the ability of the joint ventures to generate revenues and cash flow, competition in RCN's markets and any potential adverse regulatory developments. RCN will be dependent on various financing sources to fund its growth as well as continued losses from operations. There can be no assurance that such funding will be available, or available on terms acceptable to RCN. See "--Liquidity and Capital Resources."

               The terms of RCN's joint ventures require the mutual consent of RCN and its joint venture partner to distribute or advance funds to RCN. RCN's debt agreements allow subsidiaries and joint ventures to incur indebtedness for network buildout costs, which indebtedness may contain limitations on the subsidiaries' and the joint venture's ability to pay dividends and distributions to RCN. Although the joint ventures have not had a significant impact on RCN's cash flows in the periods presented, cash flows available to RCN in future periods will be affected by the extent to which operations are conducted through joint ventures. Due to the degree of control that RCN has in the joint ventures, RCN accounts for the BECO joint venture on a consolidated basis and Starpower under the equity method of accounting.

               Prior to September 30, 1997, RCN was operated as part of C-TEC. On September 30, 1997, C-TEC distributed 100% of the outstanding shares of common stock of its wholly owned subsidiaries, RCN and Cable Michigan, to holders of record of C-TEC's Common Stock and C-TEC's Class B Common Stock as of the close of business on September 19, 1997 in accordance with the terms of a Distribution Agreement dated September 5, 1997 among C-TEC, RCN and Cable Michigan (the "Distribution Agreement"). RCN consists primarily of C-TEC's bundled residential voice, video and Internet access operations in the Boston to Washington, D.C. corridor, its existing New York, New Jersey and Pennsylvania cable television operations, a portion of its long distance operations and its international investment in Megacable. C-TEC, RCN and Cable Michigan have entered into certain agreements providing for the Distribution, and governing various ongoing relationships between the three companies, including a distribution agreement and a tax-sharing agreement. The historical financial information presented herein reflects periods during which RCN did not operate as an independent company and accordingly, certain assumptions were made in preparing such financial information. Such information, therefore, may not necessarily reflect the results of operations or the financial condition of RCN which would have resulted had RCN been an independent, public company during the reporting periods, and are not necessarily indicative of RCN's future operating results or financial condition.

               Certain of RCN's businesses were acquired by C-TEC and transferred to RCN in connection with the Distribution. On August 30, 1996, a subsidiary of C-TEC acquired an 80.1% interest in Freedom and all related rights and liabilities from Level 3 Telecom. Freedom held the wireless cable television business of Liberty Cable Television, Inc. ("Liberty Cable"). RCN acquired the remaining minority interest in Freedom in March 1997. The acquisition was accounted for as a purchase and is reflected in RCN's consolidated financial statements since September 1996. On May 15, 1995, C-TEC Cable Systems, Inc., a wholly owned subsidiary of C-TEC ("RCN Cable"), acquired
40% of the outstanding common stock of Twin County.   The remaining shares were
subject to an escrow agreement, pending completion of the merger, and were required to be voted under the direction of RCN. As of May 15, 1995, RCN also assumed management of Twin County. As a result, RCN had control of Twin County and accordingly has fully consolidated Twin County in RCN's financial statements since May 1995, the date of the original acquisition. The remaining outstanding common stock of Twin County was acquired in September 1995. Goodwill relating to this acquisition is being amortized over a period of approximately 10 years. In January 1995, RCN International Holdings, Inc. (formerly C-TEC International, Inc.), a wholly owned subsidiary of C-TEC, purchased a 40% equity position in Megacable, the second largest cable television provider in Mexico. RCN accounts for its investment by the equity method of accounting and is amortizing the original excess cost over the underlying equity in the net assets on a straight-line basis over 15 years.

Results of Operations

               Selected segment data was as follows for the years ended December 31, 1997, 1996 and 1995:

                                                                         Year ended December 31,
                                                                 ---------------------------------------
                                                                    1997           1996         1995
                                                                 ------------   -----------   ----------
                                                                             (in thousands)
Sales
Hybrid Fiber/Coaxial......................................... $  92,000          $ 84,096      $66,404
Advanced Fiber, Wireless Video and Other Operating...........    35,111            20,768       25,528
Corporate....................................................        86                46           65
                                                              ---------          --------      -------
 Total....................................................... $ 127,297          $104,910      $91,997
                                                              =========          ========      =======

               Operating Income Before Depreciation and Amortization and Nonrecurring Charge:

                                                                       Year ended December 31,
                                                               -----------------------------------------
                                                                   1997           1996          1995
                                                               ------------    -----------   -----------
                                                                            (in thousands)
Sales
Hybrid Fiber/Coaxial.........................................  $ 39,767        $ 40,094      $ 28,458
Advanced Fiber, Wireless Video and Other Operating...........   (39,882)        (11,711)       (8,416)
Corporate....................................................    (7,555)         (2,580)       (3,048)
                                                               --------        --------      --------
 Total.......................................................  $ (7,670)       $ 25,803      $ 16,994
                                                               ========        ========      ========


               Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

               For the year ended December 31, 1997, operating income before depreciation and amortization and nonrecurring charge was ($7,670) as compared to $25,803 for the year ended December 31, 1996. Sales increased 21.3% to $127,297 for the year ended December 31, 1997 from $104,910 for the same period in 1996.

               Sales. Sales are primarily comprised of subscription fees for basic, premium and pay per view cable television services; local telephone service fees consisting primarily of monthly line charges, local toll and special features; long distance telephone service fees based on minutes of traffic and tariffed rates or contracted fees; and Internet access fees billed at contracted rates. For the year ended December 31, 1997, sales were $127,297, an increase of $22,387 due to higher Hybrid Fiber/Coaxial sales of $8,004 and higher Advanced Fiber, Wireless Video and Other Operating sales of $14,343. The increase in Hybrid Fiber/Coaxial sales principally results from higher basic service revenue resulting from approximately 4,850 additional average monthly subscribers over 1996, the effects of a rate increase in the first quarter of 1997 and cash incentives related to the launch of certain new channels. Advanced Fiber, Wireless Video and Other Operating sales increased primarily due to the acquisition of Freedom in August 1996 (the "Freedom Acquisition"), which resulted in higher basic and premium video revenue. Additionally, higher voice revenue of approximately $3,200 resulted from higher advanced fiber optic voice connections and higher resold voice connections. The increase in Advanced Fiber, Wireless Video and Other Operating sales also includes increases of approximately $3,300 related to the long distance business.

               Costs and Expenses Excluding Depreciation and Amortization and Nonrecurring Charges. Costs and expenses, excluding depreciation and amortization and nonrecurring charges, are comprised of direct costs of providing services, primarily cable programming and franchise costs, network access fees, video transmission licensing fees, salaries and benefits, and customer service costs; sales and marketing costs; and general and administrative expenses. For the year ended December 31, 1997, costs and expenses, excluding depreciation, amortization, and nonrecurring charges, were $134,967, an increase of $55,860 or 70.6% as compared to 1996. The increase is primarily attributable to higher Advanced Fiber, Wireless Video and Other Operating costs and expenses, excluding depreciation and amortization, of approximately $42,500, resulting principally from the Freedom Acquisition in August 1996 and expansion of the business in the Boston and New York City markets. The most significant increases occurred in personnel and related costs, due to increased headcount primarily in operations, marketing and customer service to support the expansion of the business, origination and programming cost associated with an increase in video connections, and advertising expenses of approximately $9,000 associated with a high visibility campaign. The long distance business contributed approximately $6,100 of the remaining increase in Advanced Fiber, Wireless Video and Other Operating costs and expenses, excluding depreciation and amortization. Hybrid Fiber/Coaxial costs and expenses, excluding depreciation and amortization, increased approximately $8,300 primarily due to higher basic programming costs resulting from higher rates, additional channels and subscriber increases. Additionally, in connection with the Distribution (see Note 1 to the Consolidated Financial Statements of RCN), C-TEC completed a comprehensive study of its employee benefit plans in 1996. As a result of this study, effective December 31, 1996, in general, employees of RCN no longer accrued benefits under the defined benefit pension plan, but became fully vested in their benefit accrued through that date. C-TEC notified affected participants in December 1996. In December 1996, C-TEC allocated pension plan assets of $6,984 to a separate plan for employees who no longer accrue benefits after December 31, 1996 (the "curtailed plan"). The underlying liabilities were also allocated. The allocation of assets and liabilities resulted in a curtailment/settlement gain attributable to Hybrid Fiber/Coaxial cable operations of approximately $1,500. Such gain did not recur in 1997. The remaining increase in costs and expenses, excluding depreciation and amortization, of approximately $5,000 is primarily due to costs associated with the spin-off of RCN from C-TEC.

               Depreciation and Amortization. Depreciation and amortization is comprised principally of depreciation relating to RCN's Hybrid Fiber/Coaxial facilities, advanced fiber and wireless video network and amortization of subscriber lists, building access rights and goodwill. Depreciation and amortization increased $14,324, or 36.8% to $53,205 for the year ended December 31, 1997 as compared to $38,881 for 1996. The increase is principally due to the additional depreciation and amortization resulting from the Freedom Acquisition and depreciation related to RCN's advanced fiber optic networks in New York City and Boston.

               In future periods, depreciation and amortization are expected to exceed amounts recorded in 1997 due to depreciation with respect to RCN's advanced fiber optic networks in New York City and Boston and due to depreciation and amortization with respect to RCN's acquisitions in February 1998 of Erols and Ultranet. See Note 19 to the Consolidated Financial Statements of RCN.

               Nonrecurring Charges. Nonrecurring charges of $10,000 represent costs incurred with respect to the termination of a marketing services agreement held by Freedom.

               Interest Income. For the year ended December 31, 1997, interest income was $22,824, a decrease of $2,778, or 10.9% primarily due to lower average cash balances and lower average notes receivable with related parties. Average cash balances decreased principally as a result of the Freedom Acquisition in August 1996 (as well as the acquisition in March 1997 of the remaining 19.9% ownership interest in Freedom) and capital expenditures, partially offset by the proceeds of the 1997 Notes Offering. See Note 10 to the Consolidated Financial Statements of RCN.

               Interest Expense. For the year ended December 31, 1997, interest expense was $25,602, an increase of $9,556, or 59.6% primarily due to interest expense on RCN's $225,000 of 10% Senior Notes and $601,045 aggregate principal amount at maturity of 11 1/8% Senior Discount Notes placed in October 1997. See Note 10 to the Consolidated Financial Statements of RCN. This was partially offset by lower interest expense resulting from the required principal payment of $18,750 on the Senior Secured Notes in December 1996. Additionally, RCN paid $922 to Level 3 Telecom in 1996 in connection with RCN's August 1996 acquisition of Level 3 Telecom's 80.1% interest in Freedom. This portion of the consideration represents an amount to compensate Level 3 Telecom for forgone interest on the amount which it had invested in Freedom.

               Income Tax. Benefit for income taxes increased $21,828 primarily due to the increase of $65,020 in loss before taxes. For an analysis of the change in income taxes, see the reconciliation of the effective income tax rate in Note 11 to the Consolidated Financial Statements of RCN.

               Minority Interest. Minority interest in the loss of consolidated entities increased $5,956 primarily as a result of the minority share of the losses of the BECO joint venture (see Note 7 to the Consolidated Financial Statements of RCN), which began operations in June 1997. Additionally, the minority share of the losses of Freedom from January 1 through March 21, at which time RCN acquired the remaining 19.9% ownership interest, was $966.

               Equity in Loss of Unconsolidated Entities.  RCN's equity in the
(loss) of unconsolidated entities was ($3,804) in 1997 and ($2,282) in 1996, and is comprised principally of RCN's share of the operating results of Megacable. In January 1995, RCN purchased a forty percent equity position in Megacable, a Mexican cable television provider, for cash of $84,115. RCN is exposed to foreign currency translation adjustments resulting from translation into U.S. dollars of the financial statements of Megacable, which through December 1996 utilized the peso as the local and functional currency. Such adjustments have historically been included as a separate component of shareholders' equity. Effective January 1, 1997, since the three year cumulative rate of inflation at December 31, 1996 exceeded 100% , Mexico is being treated for accounting purposes under Statement of Financial Accounting Standards No. 52--"Foreign Currency Translation" as having a highly inflationary economy. As a result, the financial statements of Megacable are remeasured as if the functional currency were the U.S. dollar. The remeasurement of the Mexican peso into U.S. dollars creates translation adjustments which are included in net income. RCN is also exposed to foreign currency transaction losses resulting from transactions of Megacable which are made in currencies different from its own. RCN's proportionate share of transaction gains (losses) are included in income as they occur. RCN does not hedge its foreign currency exchange risk and it is not possible to determine what effect future currency fluctuations will have on RCN's operating results. Exchange gains (losses) of ($12), $247, and ($932) in 1997, 1996, and 1995, respectively, including translation losses in 1997, are included in the respective statements of operations through RCN's proportionate share of losses of Megacable.

               In 1997, Megacable had sales of $30,441, operating income before depreciation and amortization of $10,504 and net income of $6,653. In 1996, Megacable had sales of $23,225, operating income before depreciation and amortization of $10,183 and net income of $10,226. Year end subscriber counts were 211,627 at December 31, 1997 as compared to 178,664 at December 31, 1996. In 1997 and 1996, RCN's share of the income of Megacable was $2,411 and $4,090, respectively, which includes the exchange gains (losses) as discussed above. RCN's investment in Megacable exceeded its underlying equity in the net assets of Megacable when acquired by approximately $94,000, which goodwill is being amortized on a straight-line basis over 15 years. In 1997 and 1996, amortization of RCN's excess purchase price over the net assets of Megacable when acquired was $6,280 in each year.

               Extraordinary Charge. In September 1997, RCN prepaid the Senior Secured Notes with the proceeds of new credit facilities. See Note 10 to the Consolidated Financial Statements of RCN. The early extinguishment of the 9.65% Senior Secured Notes resulted in an extraordinary charge of $3,210, net of taxes.

               Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

               For the year ended December 31, 1996, operating income before depreciation and amortization was $25,803 as compared to $16,994 for the year ended December 31, 1995. Sales increased 14.0% to $104,910 for 1996 from $91,997 in 1995. The improvement in operating income before depreciation and amortization of $8,809 was offset by higher depreciation and amortization of $16,545, as discussed below, resulting in a net loss of ($5,989) for the year ended December 31, 1996 as compared to net income of $2,114 in 1995.

               Sales. For 1996, sales were $104,910, an increase of $12,913, or 14.0% due to higher Hybrid Fiber/Coaxial sales partially offset by lower Advanced Fiber, Wireless Video and Other Operating sales, principally long distance. Hybrid Fiber/Coaxial sales increased $17,692, or 26.6%, primarily due to the acquisition of the Pennsylvania cable system (formerly Twin County Trans Video, Inc.) in May 1995, which resulted in $13,530 of the increase in Hybrid Fiber/Coaxial sales in 1996. The Pennsylvania cable system serves approximately 74,000 subscribers in the Greater Lehigh Valley area of Pennsylvania. The 14.0% increase in sales in 1996 was lower than the increase of 54.6% in 1995, principally due to the consolidation of the Pennsylvania cable system for seven months (from acquisition in May 1995). Since the Pennsylvania cable system was consolidated for seven months in 1995, consolidation for a full year in 1996 reflects only an incremental five months revenue as compared to an incremental seven months revenue in 1995. Additionally, long distance revenues decreased approximately 30% from 1995 to 1996, principally as a result of termination of AT&T Tariff 12 production in 1996, as compared to increases of 77% from 1994 to 1995, which resulted from the resale of AT&T Tariff 12 long distance services and increases in long distance switched business and 800 services sales in 1995. The remaining increase in Hybrid Fiber/Coaxial sales is due to higher basic service revenues resulting from an increase in average subscribers of 4,995 or 5.3% and the full year impact, in 1996, of the 9.6% rate increase in April 1995 and the impact of 5.9% rate increase in February 1996. These increases were partially offset by lower Advanced Fiber, Wireless Video and Other Operating sales of $4,760 primarily resulting from the termination in the second quarter of 1995 of an agreement for the resale of AT&T Tariff 12 long distance services to another long distance reseller. Included in Advanced Fiber, Wireless Video and Other Operating sales for 1996 were Wireless Video sales of $3,532, compared to zero for 1995 reflecting the Freedom Acquisition.

               Cost and Expenses, Excluding Depreciation and Amortization. In 1996, costs and expenses, excluding depreciation and amortization, were $79,107, an increase of $4,104 or 5.5% as compared to 1995. Hybrid Fiber/Coaxial programming expense increased $3,930 due to license fee increases, channel additions, and subscriber growth, primarily due to the acquisition of the Pennsylvania cable system. Additionally, Hybrid Fiber/Coaxial salaries and benefits expense increased $1,862 primarily due to the acquisition of the Pennsylvania cable system. Corporate costs and expenses, excluding depreciation and amortization, decreased $487. This decrease is primarily due to the corporate allocable share of the gain on the partial curtailment and settlement of C-TEC's defined benefit pension plan of $992 (see Note 13 to the Consolidated Financial Statements of RCN) partially offset by RCN's allocable portion of costs associated with the investigation of the feasibility of various restructuring alternatives to enhance shareholder value. Advanced Fiber, Wireless Video and Other Operating costs and expenses, excluding depreciation and amortization, decreased $1,465 primarily due to lower expenses associated with the 97% reduction in AT&T Tariff 12 long distance revenues partially offset by an increase of $2,320 representing costs associated with the development of RCN's advanced fiber optic networks in New York City and Boston and Wireless Video costs and expenses of $8,303 in 1996 compared to zero in 1995 reflecting the Freedom Acquisition.

               Depreciation and Amortization. For 1996, depreciation and amortization expense was $38,881, an increase of $16,545 or 74.1% as compared to 1995 primarily due to purchase accounting effects of the acquisition of Pennsylvania cable system in May 1995 and the Freedom Acquisition on August 30, 1996. See Note 4 to the Consolidated Financial Statements of RCN. In addition, RCN incurred $3,756 in depreciation related to RCN's advanced fiber optic networks in New York City and Boston.

               Interest Income. For the year ended December 31, 1996, interest income was $25,602, a decrease of $3,399, or 11.7% due primarily to a reduction in average cash balances in 1996 as compared to 1995 and a decrease in the average yield on invested cash, partially offset by interest income of $2,222 accrued on a $13,088 note receivable acquired from Mazon Corporativo S.A. de C.V. in January 1996. Average cash balances decreased in 1996 primarily due to cash used in the Freedom Acquisition and the purchase of the loan receivable from Mazon Corporativo S. A. de C.V. Additionally, lower balances on notes receivable-affiliates contributed to the decrease.

               Interest Expense. Interest expense for 1996 was $16,046, a decrease of $471, or 2.9% in 1996 as compared to 1995. This decrease is due to lower average rates on outstanding debt and includes approximately $922 paid to Level 3 Telecom, RCN's controlling shareholder, in connection with the Freedom Acquisition. This portion of the consideration represents an amount to compensate Level 3 Telecom for forgone interest on the amount invested in Freedom.

               Income Taxes. RCN's effective income tax rate was (19.5%) in 1996 and 34.6% in 1995. For an analysis of the change in income taxes, see the reconciliation of the effective income tax rate in Note 11 to the Consolidated Financial Statements of RCN.

               Minority Interest. As a result of the Freedom Acquisition, Freedom's financial results are consolidated with RCN since August 30, 1996, the date of acquisition. This resulted in minority interest in the loss of Freedom of $1,546 for 1996. Additionally, the 20% minority interest in the income of HomeLink Limited Partnership, a Hybrid Fiber/Coaxial subsidiary, was ($206) in 1996 as compared to ($144) in 1995.

               Equity in Loss of Unconsolidated Entities. In 1996, Megacable had sales of $23,225, operating income before depreciation and amortization of $10,183 and net income of $10,226. In 1995, Megacable had sales of $20,841, operating income before depreciation and amortization of $8,154 and net income of $5,802. Year end subscriber counts were 178,664 at December 31, 1996 as compared to 177,317 at December 31, 1995. In 1996 and 1995, RCN's share of the income of Megacable was $4,090 and $2,696, respectively, which includes foreign currency transaction losses as noted in the 1997 discussion. In 1996 and 1995, amortization of RCN's excess purchase price over the net assets of Megacable when acquired was $6,280 and $5,757, respectively.

Liquidity and Capital Resources

               RCN expects that it will require a substantial amount of capital to fund the network development and operations in the Boston to Washington, D.C. corridor, including funding the development of its advanced fiber optic networks, upgrading its Hybrid Fiber/Coaxial plant, funding operating losses and debt service requirements. RCN currently estimates that its capital requirements for the period from January 1, 1998 through 1999 will be approximately $785,000, which includes capital expenditures (including connection costs which will only be incurred as RCN obtains revenue-generating customer connections) of approximately $300,000 in 1998 and approximately $485,000 in 1999. These capital expenditures will be used principally to fund the buildout of RCN's fiber optic network in high density areas in the Boston, New York and Washington, D.C. markets and to upgrade its Hybrid Fiber/Coaxial cable systems. To build out these areas on an efficient basis, RCN undertakes a subscriber-driven capital expenditure strategy whereby it (i) closely monitors development of its subscriber base in order to tailor network development in each target market, and (ii) seeks to establish a customer base in advance of or concurrently with its network deployment. For example, RCN offers resale telephone services on an interim basis to customers located near its advanced fiber optic networks. Depending upon factors such as subscriber density, proximity to the advanced fiber optic network and development costs and the degree of success achieved in its initial markets, RCN will determine whether extending its advanced fiber optic network to additional high density target markets can be achieved on an attractive economic basis. In addition to its own capital requirements, RCN's joint venture partners are each expected to contribute approximately $150,000 in capital to the joint ventures in connection with development of the Boston and Washington, D.C. markets through 2000.

               In October 1997, RCN raised $575,000 in gross proceeds from an offering of two tranches of debt securities. The offering was comprised of $225,000 principal amount of 10% Senior Notes and $601,000 principal amount at maturity of 11 1/8% Senior Discount Notes, both due in 2007. The proceeds include $61,045 of restricted cash to be used to fund the Escrow Account to pay interest on the 10% Senior Notes for three years. In February 1998, RCN raised $350,587 in gross proceeds from an offering of $567,000 principal amount at maturity of 9.80% Senior Discount Notes, due in 2008. The Indentures which govern the 1997 Notes and the 1998 Notes contain similar provisions.
The Chase Manhattan Bank acts as Trustee for each of the Indentures. The Notes will be general senior unsecured obligations of RCN. The 9.80% Senior Discount Notes will mature on February 15, 2008. The 9.80% Senior Discount Notes will not bear cash interest prior to February 15, 2003. The 1997 Notes will mature on October 15, 2007. Interest on the 10% Senior Notes are payable in cash at a rate of 10% per annum semi-annually in arrears on each April 15 and October 15, commencing April 15, 1998. The 11 1/8% Senior Discount Notes will not bear cash interest prior to October 15, 2002.

               The 9.80% Senior Discount Notes are redeemable, in whole or in part, at any time on or after February 15, 2003 at the option of RCN. The 9.80% Senior Discount Notes may be redeemed at the redemption prices starting at 104.900% of the principal amount at maturity and declining to 100% of the principal amount at maturity, plus any accrued and unpaid interest. The 1997 Notes are redeemable, in whole or in part, at any time on or after October 15, 2002 at the option of RCN. The 10% Senior Notes may be redeemed at redemption prices starting at 105% of the principal amount and declining to 100% of the principal amount, plus any accrued and unpaid interest. The 11 1/8% Senior Discount Notes may be redeemed at redemption prices starting at 105.562% of the principal amount at maturity and declining to 100% of the principal amount at maturity, plus any accrued and unpaid interest.

               RCN may, at its option, use the net proceeds of certain offerings of RCN Common Stock to redeem up to an aggregate of 35% of the aggregate principal amount at maturity of the Notes at a certain premium. Upon the occurrence of a change of control, RCN must make an offer to purchase all of the Notes then outstanding at a premium.

               The Indentures contain certain covenants that, among other things, limit the ability of RCN and its subsidiaries to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations.

               RCN expects to have sufficient liquidity to meet its capital requirements through mid-2000. RCN will continue to require additional capital for planned increases in network coverage and other capital expenditures, working capital, debt service requirements, and anticipated further operating losses. The actual timing and amount of capital required to roll out RCN's network and to fund operating losses may vary materially from RCN's estimates and additional funds will be required in the event of significant departures from the current business plan, unforeseen delays, cost overruns, engineering design changes and other technological risks or other unanticipated expenses. Due to its subscriber driven investment strategy, should RCN encounter a successful rollout in its initial markets, RCN may accelerate the expansion and extend the reach of its network. Conversely, should RCN be less successful than anticipated, the operating losses associated with the installed network may be higher than anticipated. RCN presently intends to judge the success of its initial rollout in deciding whether to undertake additional capital expenditures to rollout the network to additional areas. Since RCN anticipates that, if it is successful, it will continue to extend its network coverage into additional areas within the Boston-Washington, D.C. corridor, it expects to continue to experience losses and negative cash flow on an aggregate basis for an extended period of time.

               RCN's current joint venture agreements reduce the amount of expenditures required by RCN to develop the network due both to access to the joint venture partners' existing facilities and to the anticipated joint venture partners' equity contributions. However, the joint venture arrangements will also reduce the potential cash flows to be realized from operation of the networks in the markets in which the joint ventures operate and restrict RCN's access to cash flow generated by the joint ventures (which will be paid in the form of dividends). RCN may enter into additional joint ventures in the future as RCN begins to develop new markets.

               Sources of funding for RCN's further financing requirements may include vendor financing, public offerings or private placements of equity and/or debt securities, and bank loans. RCN is considering, subject to market conditions, a possible registered public offering of RCN Common Stock during the second or third quarter of 1998. In addition, depending on market conditions, RCN may also consider a public offering or private placement of additional debt securities during the second or third quarter of 1998. There can be no assurance that any such offering or placement will be completed or that additional financing will be available to RCN or, if available, that it can be obtained on a timely basis and on acceptable terms. Failure to obtain such financing could result in the delay or curtailment of RCN's development and expansion plans and expenditures. Any of these events could impair RCN's ability to meet its debt service requirements and could have a material adverse effect on its business.

               RCN Cable and certain of its subsidiaries have in place secured credit facilities comprised of a five-year revolving credit facility in the amount of $25,000 (the "Revolving Credit Facility") and an eight- year term credit facility in the amount of $100,000 (the "Term Credit Facility"), both of which facilities are governed by a single credit agreement dated as of July 1, 1997 (the "Credit Agreement"). As of December 31,1997, $100,000 of the Term Credit Facility was outstanding. The term loan must be repaid over six years in quarterly installments, at the end of September, December, March and June of each year from September 30, 1999 through June 30, 2005. As of December 31, 1997, $3,000 principal was outstanding under the Revolving Credit Facility. Revolving loans may be repaid and reborrowed from time to time. Borrowings under the Credit Agreement are available for certain financing activities. All borrowings under the Credit Agreement will be pari passu and will be secured under a common collateral package.

               The interest rate on the Credit Agreement is, at the election of the Borrowers, based on either a LIBOR or a Base Rate option (each as defined in the Credit Agreement). In the case of the LIBOR option, the interest rate includes a spread that varies, based on RCN Cable's Leverage Ratio (defined as the ratio of Total Debt at the last day of the most recently ended fiscal quarter to Operating Cash Flow for the four fiscal quarters then ended), from 50 basis points to 125 basis points. In the case of the Revolving Credit Facility, a fee of 20 basis points on the unused revolving commitment accrues and is payable quarterly in arrears.

               The Credit Agreement contains customary covenants for facilities of this nature, including covenants limiting debt, liens, investments, consolidations, mergers, acquisitions and sales of assets, payment of dividends and other distributions, making of capital expenditures and transactions with affiliates. In addition, the Borrowers are subject to a prohibition on granting negative pledges and the Borrowers must apply certain cash proceeds realized from certain asset sales, certain payments under insurance policies and certain incurrences of additional debt to repay the Revolving Credit Facility. The Credit Agreement requires the Borrowers to maintain the following financial ratios: (i) the ratio of Total Debt at any fiscal quarter end to Operating Cash Flow for the trailing four fiscal quarters is not to exceed 5.0:1 initially, adjusting over time to 4.0:1; (ii) the ratio of Operating Cash Flow to Interest Expense for any four consecutive fiscal quarters is not to fall below 2.75:1 for periods ending during the first 3 years after the Closing Date, adjusting to 3.0:1 thereafter; and (iii) the ratio of Operating Cash Flow (minus certain capital expenditures, cash taxes and cash dividends) to Fixed Charges (defined as scheduled principal payments and interest expense) for any four consecutive quarters is not to fall below 1.0:1 for periods ending on or before December 31, 2000 and adjusting to 1.05:1 thereafter. The Credit Agreement also includes customary events of default.

               RCN has indebtedness that is substantial in relation to its shareholders' equity and cash flow. At December 31, 1997, after giving effect to 1998 Notes Offering, RCN had an aggregate of approximately $1,036,000 of indebtedness outstanding, and the ability to borrow up to an additional $22,000 under the Credit Agreement. As a result of the substantial indebtedness of RCN, RCN's fixed charges are expected to exceed its earnings for the foreseeable future. In addition, RCN will require substantial additional indebtedness particularly in connection with the buildout of RCN's networks and the introduction of its telecommunications services to new markets. The leveraged nature of RCN could limit its ability to effect future financing or may otherwise restrict RCN's business activities.

               The extent of RCN's leverage may have the following consequences: (i) limit the ability of RCN to obtain necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes; (ii) require that a substantial portion of RCN's cash flows from operations be dedicated to the payment of principal and interest on its indebtedness and therefore not be available for other purposes; (iii) limit RCN's flexibility in planning for, or reacting to, changes in its business; (iv) place RCN at a competitive disadvantage as compared with less leveraged competitors; and (v) render RCN more vulnerable in the event of a downturn in its business.

               For the year ended December 31, 1997, RCN's net cash provided by operating activities was $1,661, comprised primarily of a net loss of ($52,391) adjusted by non-cash depreciation and amortization of $53,205, other non-cash items totaling ($611) , working capital changes of $377 and changes in other deferred expenses of $1,081. Net cash used in investing activities of $475,860 consisted primarily of purchases of short-term investments of $445,137, additions to property, plant and equipment of $79,042 and acquisitions of $30,490 (primarily acquisition of the minority interest of Freedom) partially offset by sales and maturities of short-term investments of $76,923. Net cash provided by financing activities of $635,266 consisted primarily of issuance of long-term debt of $688,000, change in affiliate notes of $97,624 and transfers from C-TEC of $89,324 partially offset by redemption of long-term debt of $141,250, transfers to C-TEC of $23,474, payments made for debt financing costs of $19,743 and an increase related to cash restricted for debt service of $61,250.

               For the year ended December 31, 1996, RCN's net cash provided by operating activities was $23,831 comprised primarily of a net loss of $5,989 adjusted by non-cash depreciation and amortization of $38,881 and other non-cash items totaling ($7,184). Net cash used in investing activities of $9,377 consisted primarily of additions to property, plant and equipment of $40,369, the purchase of a loan receivable of $13,088 and acquisitions of $30,090 (primarily the Freedom Acquisition), partially offset by net sales and maturities of short-term investments of $73,995. Net cash provided by financing activities of $9,391 included the issuance of long-term debt of $19,000 and change in affiliate notes of $32,802 partially offset by the redemption of long-term debt of $44,750.

               Impact of the Year 2000 Issue

               RCN has certain financial, administrative and operational systems which are subject to Year 2000 exposures. RCN has performed a study to identify those specific systems which require remediation and developed a plan to correct such situations in a timely fashion. RCN's plan is proceeding on target. The plan includes ensuring that those systems for which RCN is dependent on external vendors, such as certain billing systems, will be Year 2000 compliant by the end of 1999 based on the status of external vendors' remediation efforts. For those internal systems that require corrective action, RCN has contracted with its information systems services provider to rewrite the relevant programming code. Finally, RCN is well along on a conversion of its suite of financial systems to a state-of-the-art Oracle system. Such system is expected to ensure Year 2000 compliance in financial applications, enable RCN to process and report its financial transactions more efficiently and provide a greater level of detailed information to facilitate management's analysis which is critical to its business decisions.

               RCN is employing a team approach across its Management Information Systems, financial and operational groups in addressing the above issues, as well as utilizing the assistance of external consultants in the case of the Oracle implementation. Such team approach facilitates a consistent progress along plans without disruption of other areas of the business.

               There is no assurance that RCN's plans will continue to progress as intended. RCN estimates that its cost of Year 2000 remediation will not be material.


            SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LANCIT

               The selected historical consolidated financial data for the fiscal years ended June 30, 1994 and 1993, and as of June 30, 1995, 1994 and 1993 are derived from Lancit's audited historical consolidated financial statements not included in this Proxy Statement--Prospectus. The selected historical consolidated financial data for the fiscal years ended June 30, 1997, 1996 and 1995, and as of June 30, 1997 and 1996 are derived from and should be read in conjunction with the Lancit Audited Financial Statements included elsewhere in this Proxy Statement--Prospectus. The summary consolidated financial data for the six-month periods ended December 31, 1997 and 1996 are derived from and should be read in conjunction with the Lancit Unaudited Financial Statements included elsewhere in this Proxy Statement--Prospectus. The Lancit Unaudited Financial Statements include, in management's opinion, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the results for such periods.
Results for the six months ended December 31, 1997 are not necessarily indicative of results to be expected for the entire year ending June 30, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Lancit" and the Lancit Financial Statements.


                                                  Fiscal Year Ended June 30,
                           ---------------------------------------------------------------------------
                                 1997          1996            1995           1994           1993
                           --------------  ------------   -------------  -------------  --------------
Statement of
  Operations Data:
Revenues................   $   3,152,057   $ 9,061,213     $17,882,479    $ 8,914,698    $ 3,670,990
Net income (loss)(1)....   $ (10,078,908)  $(3,700,713)    $ 1,247,499    $    34,874    $  (996,823)
Basic income (loss) per
  common share(1).......   $       (1.54)  $      (.60)    $       .20    $       .01    $      (.25)
Basic weighted average
  shares used in
  computation...........       6,538,851     6,177,051       6,127,551      5,560,999      3,944,010
Diluted income (loss)
  per common share(1)...   $       (1.54)  $      (.60)    $       .20    $       .01    $      (.25)
Diluted weighted
  average shares used
  in computation........       6,538,851     6,177,051       6,365,741      6,154,223      3,944,010
Balance Sheet
  Data:
Total assets............   $   9,199,313   $14,388,166     $22,395,858    $16,926,998    $ 5,494,714


                                      Six Months
                                  Ended December 31,
                           --------------------------------
                                1997               1996
                           --------------    --------------
Statement of                          (unaudited)
  Operations Data:
Revenues................   $   832,520       $ 1,389,883
Net income (loss)(1)....   $(2,635,753)      $(1,467,914)
Basic income (loss) per
  common share(1).......   $      (.40)      $     (.23)
Basic weighted average
  shares used in
  computation...........     6,634,750         6,443,952
Diluted income (loss)
  per common share(1)...   $      (.40)      $      (.23)
Diluted weighted
  average shares used
  in computation........     6,634,750         6,443,952
Balance Sheet
  Data:
Total assets............   $ 6,692,888       $17,235,497

(1) Net income (loss) for fiscal 1997 includes a charge of $5,456,180, or $0.83 per share, for a non-cash write-down related to projects and, for fiscal 1996, includes a charge of $2,650,000, or $0.43 per share, for a non-cash write- down related to a project and a restructuring charge. See the Lancit Financial Statements and related notes thereto.



                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LANCIT

               Certain statements contained in this Proxy Statement--Prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective. Such forward-looking statements include, in particular, plans to develop and produce programs and plans for obtaining additional funding. No assurance can be given that the future results covered by the forward-looking statements will be achieved. Such statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. See "Risk Factors--Lancit Risk Factors."

               The following discussion should be read in conjunction with the Lancit Financial Statements and the Notes thereto included elsewhere in this Proxy Statement--Prospectus.

Results of Operations

               Six months ended December 31, 1997 as compared to six months ended December 31, 1996

               Production and royalty revenues for the six month period ended December 31, 1997 decreased to $381,732 from $746,008 in the comparable 1996 six month period. This decrease is primarily the result of reductions in production activity on Reading Rainbow in the amount of approximately $526,000 and Backyard Safari[Trademark] in the amount of approximately $196,000, which were partially offset by revenues from final production activity on No Really[Trademark] of approximately $46,000 and broadcast renewal fees on The Puzzle Place of approximately $270,000.

               Licensing agent fee revenues for the six month period ended December 31, 1997 decreased to $450,788 from $643,875 in the comparable 1996 six month period. This decrease is primarily the result of the expiration of certain license contracts on The Puzzle Place amounting to approximately $39,000 and reductions in royalties on the Sonic[Registered] the Hedgehog property of approximately $140,000.

               Production and royalty expenses for the six month period ended December 31, 1997 increased to $1,120,320 (or 293.5% of related revenues) from $978,991 (or 131.2% of related revenues) in the comparable 1996 six month period reflecting primarily increased payments for broadcast renewal rights license fees on The Puzzle Place in the amount of approximately $209,000, increased development costs of approximately $279,000 and final production activity on No Really of approximately $41,000, all of which was partially offset by reduced production activity on Reading Rainbow of approximately $366,000. Production and royalty expenses include costs associated with development activities, which did not result in the generation of current revenues for Lancit, contributing to the increase in the percentage of these expenses to related revenues.

               Direct costs of licensing agent activities for the six month period ended December 31, 1997 decreased to $275,277 from $440,248 in the comparable 1996 six month period primarily as a result of reduced personnel costs of approximately $91,000, reduced travel costs of approximately $17,000 and reduced trade show and advertising expenses of approximately $34,000, all of which were directly related to the restructuring of the licensing agent operation of The Strategy Licensing Company, Inc. ("Strategy"), Lancit's licensing subsidiary.

               General and administrative expenses for the six month period ended December 31, 1997 rose to $2,111,400 from $1,500,770 in the comparable 1996 six month period, primarily as a result of initiatives involving new personnel and Lancit's restructuring, resulting in increases in personnel costs of approximately $150,000, office related costs of approximately $97,000 and insurance costs of approximately $57,000, as well as increased legal and other professional fees of approximately $281,000.

               Interest income, net for the six month period ended December 31, 1997 decreased to $82,441 from $113,813 in the comparable 1996 six month period. This decrease is primarily due to a reduced level of cash invested in 1997 compared to 1996.

               There was no provision for income taxes recorded for the six month period ended December 31, 1997, or for the comparable 1996 six month period, as both periods showed a loss.

               Minority interest in licensing activities for the six month period ended December 31, 1997 was $43,717 compared to $51,601 in the comparable 1996 six month period. This is primarily the result of increased profitability at a subsidiary where there is a minority owner.

               Net loss for the six month period ended December 31, 1997 was $2,635,753 ($.40 per share) compared to a net loss of $1,467,914 ($.23 per share) in the comparable 1996 six month period primarily as a result of the combination of all factors discussed above. Weighted average shares outstanding for the six month period ended December 31, 1997 increased to 6,634,750 from 6,443,952 in the comparable 1996 six month period primarily as a result of the inclusion for the full six months of shares issued to DCI related to its purchase of a 6.6% equity stake in Lancit as well as the exercise of stock options during the twelve month period since December 31, 1996.

               Fiscal 1997 as compared to Fiscal 1996

               Production and royalty revenues for the fiscal year ended June 30, 1997 decreased to $1,943,807 from $6,812,975 for the fiscal year ended June 30, 1996. This decrease is primarily the result of significant reductions in production activity on The Puzzle Place in the amount of approximately $3,561,000, Backyard Safari in the amount of approximately $629,000 and Reading Rainbow in the amount of approximately $1,873,000, all of which was partially offset by revenues from production activity beginning in the third quarter of fiscal 1997 on No Really in the amount of approximately $573,000 and a series of promotional spots for the Discovery Kids programming block in the amount of approximately $741,000.

               Licensing agent fee revenues for the fiscal year ended June 30, 1997 decreased to $1,208,250 from $2,248,238 in the fiscal year ended June 30, 1996. This decrease is primarily the result of reduced revenue recognition resulting from the adjustment of the licensing terms for several licensees on The Puzzle Placeamounting to approximately $584,000 and reductions in royalties on Sonic The Hedgehog of approximately $392,000.

               Production and royalty expenses for the fiscal year ended June 30, 1997 decreased to $3,026,577 (or 155.7% of production and royalty revenues) from $6,580,666 (or 96.6% of production and royalty revenues) in the fiscal year ended June 30, 1996, reflecting primarily decreased production and royalty activity on The Puzzle Place in the amount of approximately $3,339,000 and reduced production activity on Reading Rainbow in the amount of approximately $1,640,000 and Backyard Safari in the amount of approximately $409,000, all of which was partially offset by revenues from production activity beginning in the third quarter of fiscal 1997 on No Really in the amount of approximately $520,000 and a series of promotional spots for the Discovery Kids programming block in the amount of approximately $733,000.
Also included in production and royalty expenses were costs associated with development activities of approximately $384,000, which did not result in the generation of current revenues and therefore contributed to the increase in the percentage of these expenses to related revenues.

               Direct costs of licensing agent activities for the fiscal year ended June 30, 1997 decreased to $809,823 from $1,175,699 in the fiscal year ended June 30, 1996 primarily as a result of reductions in personnel costs (approximately $183,000), professional fees (approximately $108,000) and marketing costs (approximately $79,000).

               General and administrative expenses for the fiscal year ended June 30, 1997 increased to $4,073,089 from $2,438,471 in the fiscal year ended June 30, 1996. This increase is principally due to personnel costs (approximately $451,000), a severance charge (approximately $126,000) and professional fee costs (approximately $422,000) as well as a reduction in project activities resulting in costs (approximately $398,000) being reflected as overhead expenses rather than being absorbed as part of project activities.

               A non-cash write-down related to film and program costs was taken during the fiscal year ended June 30, 1997 amounting to approximately $5.5 million. This non-cash charge, of which approximately $2.1 million relates to The Puzzle Placeand approximately $3.3 million relates to Backyard Safari, reflects Lancit's revision of its estimated future net royalty stream with respect to The Puzzle Place and Lancit's revision of its anticipated production funding sources and its estimated future net royalty stream with respect to Backyard Safari. In both cases, Lancit accrued for estimated remaining project costs.

               With respect to The Puzzle Place, Lancit determined that the licensing relaunch plan developed by Lancit in early 1997 did not appear to have the revenue generating capabilities that Lancit previously anticipated, particularly in the short-term. In addition, unexploited licensing categories previously identified by Lancit with respect to The Puzzle Place had not met expectations. Further, internationally, Lancit has been finding it to be a greater challenge than anticipated to distribute the television program, leading to delays in the building of a licensing campaign.

               With respect to Backyard Safari, Lancit obtained an airing commitment for Fall 1997 which did not include an initial license fee. Because the program was expected to be aired on a limited basis, at least initially, Lancit reduced its expected production revenues. Furthermore, negotiations with certain venues that were expected to help drive merchandise sales were not successfully completed which further reduced previously estimated licensing revenues. Because the program had only recently been cleared domestically, international exploitation of this property, at least initially, was no longer expected to be significant.

               A write-down related to a project and a restructuring charge during the fiscal year ended June 30, 1996 amounted to $2,650,000. A project-related charge in the amount of $2,500,000 primarily reflected revisions in Lancit's future anticipated net royalty stream on The Puzzle Place project and an effort to adjust the amortization of film and program costs to those anticipated revenue streams. Additionally, a downsizing of staff involved with certain projects resulted in a restructuring charge of $150,000 including severance and other benefits paid to terminated employees.

               Interest income, net for the fiscal year ended June 30, 1997 decreased to $255,508 from $276,570 in the fiscal year ended June 30, 1996. This decrease is primarily due to a reduced level of cash invested during the current fiscal year, resulting from Lancit's utilization of cash for production, development and general corporate needs.

               Provision for income tax was $19,500 for state and local taxes for the fiscal year ended June 30, 1997 compared to $87,900 for state and local taxes in the fiscal year ended June 30, 1996.

               Minority interest in Lancit's licensing activities for the fiscal year ended June 30, 1997 was $101,304 compared to $105,760 in the fiscal year ended June 30, 1996.

               Net loss for the fiscal year ended June 30, 1997 was $10,078,908 ($1.54 per share) compared to net loss of $3,700,713 ($.60 per share) in the fiscal year ended June 30, 1996 primarily as a result of the combination of all factors discussed above. Weighted average shares outstanding for the fiscal year ended June 30, 1997 increased to 6,538,851 from 6,177,051 in the fiscal year ended June 30, 1996 primarily as a result of the issuance of shares related to DCI's purchase of its 6.6% equity stake in Lancit. Net loss for the fiscal year ended June 30, 1997 included a charge of $5,456,180, or $0.83 per share, for a non-cash write-down related to projects and, for the fiscal year ended June 30, 1996, included a charge of $2,650,000, or $0.43 per share, for a non-cash write-down related to a project and a restructuring charge.

               Fiscal 1996 as compared to Fiscal 1995

               Production and royalty related revenues for the fiscal year ended June 30, 1996 decreased to $6,812,975 from $15,532,607 in the fiscal year ended June 30, 1995 primarily as a result of reduced royalty revenues and lower levels of production activity related to The Puzzle Place project during fiscal 1996. In fiscal 1995, revenues included approximately $7,367,000 of initial copyright holder royalties from licensees of this project. As of June 30, 1996, substantially all of these licensees were still in the process of recouping initial royalty commitments from product sales. Lancit is not able to record additional revenues, as copyright holder, until individual licensees have recouped the royalties previously recognized by Lancit. In addition, production revenues decreased on Puzzle Place by approximately $2,725,000. Both of these decreases were offset by increases in production revenues on Backyard Safari of approximately $631,000, Reading Rainbow of approximately $277,000 and revenues related to other projects of approximately $465,000.

               Licensing agent fees for the fiscal year ended June 30, 1996 remained relatively constant at $2,248,238 compared to $2,349,872 in the fiscal year ended June 30, 1995.

               Production and royalty related expenses for the fiscal year ended June 30, 1996 decreased to $6,580,666 (or 96.6% of related revenues) from $13,550,150 (or 87.2% of related revenues) in the fiscal year ended June 30, 1995 primarily related to the decreased level of royalty and production activity for The Puzzle Place series (approximately $7,439,000). However, such expenses represented an unusually high percentage of related revenues in fiscal 1996 primarily due to copyright holder expenses on The Puzzle Place project remaining relatively high during the fiscal 1996 period of licensee recoupment on the project. This decrease was partially offset by increases related to Backyard Safari of approximately $275,000 and increased production overhead of approximately $182,000.

               Direct costs of licensing activities for the fiscal year ended June 30, 1996 remained relatively constant at $1,175,699 compared to $1,184,345 in the fiscal year ended June 30, 1995. During fiscal 1996, increased personnel costs (approximately $105,000) were offset by reduced travel costs (approximately $106,000).

               General and administrative expenses for the fiscal year ended June 30, 1996 increased to $2,438,471 from $2,168,827 in the fiscal year ended June 30, 1995. This increase is primarily the result of the hiring of more personnel (approximately $149,000), as well as higher facilities and insurance costs (approximately $32,000), increased depreciation and amortization expense (approximately $59,000) and increased travel and entertainment costs of approximately $24,000.

               A write-down related to a project and a restructuring charge during the fiscal year ended June 30, 1996 amounted to $2,650,000. Lancit's decision to record a non-cash project-related charge in the amount of $2,500,000 primarily reflected revisions in Lancit's future anticipated net royalty stream on The Puzzle Place project and an effort to adjust the amortization of film and program costs to those anticipated revenue streams. Additionally, an overall decrease in production activity during the fiscal year ended June 30, 1996 resulted in a downsizing of staff involved with certain projects and a resulting restructuring charge of $150,000 including severance and other benefits paid to terminated employees.

               Interest income for the fiscal year ended June 30, 1996 decreased to $276,570 from $506,316 in the fiscal year ended June 30, 1995. This decrease was primarily the result of cash being used during the year which reduced the cash available for investment during the year.

               Provision for income taxes - current for the fiscal year ended June 30, 1996 increased to $87,900 from $38,000 in the fiscal year ended June 30, 1995. This increase was primarily due to state and local income tax liabilities associated with Strategy, Lancit's licensing subsidiary, and its interest in the Puzzle Place marketing joint venture.

               Minority interest in Lancit's licensing activities decreased to $105,760 for the fiscal year ended June 30, 1996 from $199,974 for the fiscal year ended June 30, 1995. This change is the direct result of the change in the profitability of the licensing activities from year to year.

               Net loss for the fiscal year ended June 30, 1996 was $3,700,713, or $0.60 per share (which includes the above-mentioned write-down related to a project and restructuring charge amounting to $2,650,000, or $.43 per share) compared to net income of $1,247,499, or $0.20 per share, in the fiscal year ended June 30, 1995 as a result of the combination of the factors described above. Weighted average shares outstanding for the fiscal year ended June 30, 1996 decreased to 6,177,051 from 6,365,741 in the fiscal year ended June 30, 1995 primarily reflecting the exclusion of outstanding anti-dilutive stock options during the fiscal 1996 loss period.

Liquidity and Capital Resources

               Lancit had cash and cash equivalents as of December 31, 1997 of approximately $3.2 million, and no long-term debt. Notwithstanding Lancit's cash position at December 31, 1997, Lancit's management believes that additional funding will be required to enable Lancit to continue to meet its obligations and to sustain Lancit's operations through the fourth quarter of the current fiscal year. Lancit had previously announced that it was actively seeking additional funding and had retained an investment banking firm to assist it in this effort. Among the alternatives considered by Lancit were a sale of an interest in Lancit, an acquisition of Lancit, and/or strategic alliances with industry partners.

               On February 27, 1998 Lancit entered into the Merger Agreement with RCN. Pending the Special Meeting, Lancit has negotiated arrangements with certain creditors to defer certain of its obligations until after the estimated date of the Special Meeting.

               As of the expected date of the Special Meeting, it is anticipated that Lancit will have minimal, if any, further cash resources or access to substantial cash resources. Accordingly, if the Merger Agreement and the transactions contemplated thereby, including the Merger, are not approved by the Lancit Shareholders, it is unlikely that Lancit would be able to sustain its operations, whether in order to pursue an alternative transaction or otherwise, for any significant period beyond the date of such meeting, absent a source of additional funding which does not currently exist. In such event, Lancit would have to consider seeking protection from its creditors under the Federal bankruptcy laws and/or liquidating.

               There has been a trend over the past two to three years of decreased profitability manifested by the decreases in revenues and the increases in production and royalty expense and general and administrative expenses. This trend is expected to continue, at least in the short term. Lancit's response to this trend, as noted above, has been to seek additional funding through a sale of an interest in Lancit, an acquisition of Lancit, and/or strategic alliances with industry partners.

               Lancit has also taken steps to reduce, where appropriate, its operating expenses. These steps include relocating Strategy, its merchandising and licensing subsidiary, from Westport, Connecticut to Lancit's New York City offices, and certain staff reductions. These measures are expected to result in certain reductions to licensing agent direct costs and general and administrative expenses in the third and fourth quarters of fiscal 1998, when the effect of one-time costs related to staff reductions and the relocation of Strategy has been reduced and Lancit will have the benefit of a full quarter of reduced costs related to these items; however, the effect of these savings will be reduced in some cases by the effect of the minority interest. In addition, Lancit does not intend to renew the lease for its Beverly Hills, California office, which expires in April 1998 and has an annual rental of $24,636.

               For the six month period ended December 31, 1997, cash used in operating activities was approximately $1.3 million, compared to the use of approximately the same amount for the same period of the prior year. A net loss of approximately $2.6 million and additions to film and program costs of approximately $0.6 million were partially offset by a decrease in accounts receivable of approximately $1.2 million and an increase in deferred revenue - current of $0.6 million, comprising the major components of cash used in operating activities for such period.

               For the fiscal year ended June 30, 1997, cash used in operating activities was approximately $3.6 million, compared to approximately $3.9 million for the fiscal year ended June 30, 1996. A net loss of approximately $10.1 million for the fiscal year ended June 30, 1997, including a non-cash write down on projects of approximately $5.5 million and depreciation and other amortization of approximately $0.4 million, net additions to film and program costs of approximately $1.6 million, a decrease in deferred revenues of approximately $1.2 million and a decrease in participations payable of approximately $0.4 million, which were partially offset by a decrease in accounts receivable of approximately $2.2 million, an increase in accounts payable and accrued expenses of approximately $1.4 million, comprises the majority of the cash used in operating activities for fiscal 1997.

               For the six month period ended December 31, 1997, cash provided from financing activities was $0.1 million, compared to $4.7 million for the comparable 1996 period. Warrants to purchase 100,000 shares of stock were issued in partial payment and satisfaction of fees owed for services performed in connection with the September 1996 purchase of a 6.6% stake in Lancit by DCI.

               For the fiscal year ended June 30, 1997, cash used in investing activities was approximately $55,000 compared to approximately $163,000 for
the fiscal year ended June 30, 1996.   Lancit made improvements to its office
space and purchased computer equipment in the fourth quarter of fiscal 1997. Cash provided from financing activities was approximately $4.7 million for the fiscal year ended June 30, 1997 compared to approximately $13,000 for the fiscal year ended June 30, 1996. In September 1996, DCI invested $5 million, which was partially offset by costs relating to the transaction, in return for a 6.6% equity stake in Lancit, and the right to purchase what currently represents an additional 6.2% equity stake in Lancit through the exercise of warrants at $13 per share.

               As of December 31, 1997, Lancit was completing the remaining elements associated with the outreach for the first 65 episodes of The Puzzle Place. All the remaining costs for the first 65 episodes of The Puzzle Place were accrued in fiscal 1997. Lancit estimates that, after it receives the balance of monies due from the Corporation for Public Broadcasting and KCET, it will have no remaining funding obligation on the first 65 episodes of this project.

               Lancit's 13 episodes of Backyard Safari, which was partially funded through a major grant from the National Science Foundation, began airing on PBS stations in November of 1997. Lancit estimates that its remaining funding requirement for this project is less than $0.4 million. All of these remaining costs were accrued in fiscal 1997.

               Management does not expect inflation to have a significant impact on Lancit's business.

               Impact of the Year 2000 Issue

               Lancit uses primarily "off the shelf" computer software and has been advised by the manufacturers that most of this software, including Lancit's accounting and financing software, is Year 2000 compliant. Additionally, Lancit's hardware has been tested and is believed to be Year 2000 compliant. Accordingly, the cost of addressing the Year 2000 issue is not expected to be material to Lancit and any potential cost to Lancit for incomplete or untimely resolution of Year 2000 issues is not expected to be material.



                    DESCRIPTION OF BUSINESS CONDUCTED BY RCN

Overview

               As used in this Description of Business Conducted by RCN section, "RCN" and the "Company" mean RCN Corporation and its subsidiaries and those joint ventures in which RCN exercises control.

               RCN is developing advanced fiber optic networks to provide a wide range of telecommunications services including local and long distance telephone, video programming and data services (including high speed Internet access), primarily to residential customers in selected markets in the Boston to Washington, D.C. corridor. RCN believes that its capability to deliver multiple services (telephone, video programming and Internet access) to any given customer on its networks will provide it with competitive advantages over other competitors. RCN's strategy is to become the leading single-source provider of voice, video and data services to residential customers in each of its markets by offering individual or bundled service options, superior customer service and competitive prices.

               RCN's initial advanced fiber optic networks have been established in New York City and, through a joint venture with BECO, in Boston and surrounding communities. RCN has also entered into a joint venture named Starpower with Pepco Communications, an indirect wholly owned subsidiary of PEPCO, to develop an advanced fiber network in the Washington, D.C. area. RCN also benefits from a strategic relationship with MFS/WorldCom in New York City and Boston and from its interconnection and resale agreements with incumbent telephone service providers including Bell Atlantic. RCN believes that these joint ventures and relationships provide it with a number of important advantages including access to rights of way and use of existing fiber optic facilities, the ability to enter its target markets quickly and efficiently and a reduction in the up-front capital investment required to develop its networks. In addition, the Company's joint venture partners provide access to additional assets, equity capital and established customer bases. The Company also benefits from its relationship with its largest shareholder, LCI, and from the experience gained by certain of the Company's key employees who participated in the development of MFS Communications Company, Inc.

               As of December 31, 1997, the Company had approximately 267,600 connections which were delivered through a variety of owned and leased facilities including hybrid fiber/coaxial cable systems, a wireless video system and advanced fiber optic networks. In addition, the Company gained approximately 325,000 Internet service customers as a result of the recent completion of the acquisitions of Ultranet and Erols. The Company is deploying advanced fiber optic networks specifically designed to provide high speed, high capacity telecommunications services for all new network facilities. RCN also intends to upgrade certain of its hybrid fiber/coaxial cable systems to enable them to provide the same range of voice, video and data services, including bundled service options. See "--Properties." At December 31, 1997, RCN had approximately 82,700 total connections attributable to customers in the New York City and Boston markets (of which approximately 42,600 were wireless video service and other connections and approximately 24,900 were resold telephone connections) and had approximately 184,900 were connections attributable to its hybrid fiber/coaxial cable systems in the states of New York (outside New York City), New Jersey and Pennsylvania, all within 75 miles of New York City. Because it delivers multiple services, RCN reports the total number of its various service connections (for local telephone, video programming and Internet access) rather than the number of customers. See "--RCN Services--Connections."

               RCN's extensive operating experience in both the telephone and video industries and in the design and development of telecommunications facilities provides it with expertise in systems operation and development, an established infrastructure for customer service and billing for both voice and video services and established relationships with providers of equipment and video programming. In addition, the Company's management team and board of directors benefit from experience gained in connection with the management of C-TEC, which prior to September 30, 1997 owned and operated RCN. See "--Relationship Among RCN, Commonwealth Telephone and Cable Michigan." C-TEC has 100 years of experience in the telephone business and nearly 25 years of experience in the cable television business. Both C-TEC and certain members of management also have extensive experience in the design and development of advanced telecommunications facilities.

               RCN seeks to exploit competitive opportunities which have resulted from widespread changes in the U.S. telecommunications industry. RCN believes that density is a critical factor in the effective economic deployment of its networks, and that the Boston to Washington, D.C. corridor is a particularly attractive market for developing advanced fiber optic facilities due to population density, favorable demographics and the aging infrastructure of the incumbent service providers' network facilities in this region. The Company applies a subscriber-driven investment strategy focusing on subscriber density, proximity to the Company's advanced fiber optic networks and network development costs, in order to determine if the number of potential connections in a target area will permit network development on an attractive economic basis.

Business Strategy

               The Company believes that the opportunity to effectively deploy advanced fiber optic networks and to compete with incumbent telephone and cable television service providers results from several key factors, including the broad deregulation of the telecommunications industry pursuant to the Telecommunications Act of 1996, the need for more advanced, higher capacity networks to meet growing consumer demands for new communications products and services and the superior technology of the Company's networks. In order to achieve its goal of becoming the leading provider of telecommunications, video and data services to residential customers in its target markets, RCN is pursuing the following key strategies:

               Developing Advanced Fiber Optic Networks.   RCN's advanced fiber
optic networks are specifically designed to provide a single source for high speed, high capacity voice, video programming and data services. RCN believes that its high capacity advanced fiber optic networks provide RCN with certain competitive advantages such as increased capacity (including the ability to offer bundled voice, video and data services) and generally superior signal quality and network reliability relative to the typical networks of the incumbent service providers. By using advanced fiber optic networks capable of delivering multiple services, RCN is able to address a larger number of potential subscriber connections in its target markets than incumbent service providers which typically provide only single or limited services.

               Focusing on Residential Customers in High-Density Markets.
RCN seeks to be the first operator of an advanced fiber optic network providing voice, video and data services to residential customers in each of its target markets. RCN believes that it is unique in its markets in offering a wide range of bundled voice, video and data services to customers in residential areas and in striving to connect residential customers directly to its advanced fiber optic networks. RCN also believes that residential customers will be attracted to lower prices, broader service offerings, enhanced levels of customer care and consumer choice. Although the Company's primary focus is on residential customers, RCN also serves certain commercial accounts which are located on or in close proximity to its networks.

               Implementing Subscriber-Driven Investment Strategy.   RCN
attempts to efficiently deploy its capital by tying facility development to the procurement of customer connections. In order to promote its presence in its markets and to develop a subscriber base for its advanced fiber optic networks, the Company may provide telephone services to customers located near its advanced fiber networks by first reselling services, and then by establishing leased facilities (such as unbundled local loops), in advance of constructing or extending its networks. RCN also provides wireless video services to approximately 38,000 customers in New York City with a view to extending the advanced fiber optic network to service many of these existing customers. In addition, RCN intends to extend its network to cover the primary areas currently served by Erols and Ultranet.

               Utilizing Strategic Alliances and Existing Facilities to Speed
and Reduce Cost of Entry.   By utilizing strategic alliances, RCN is able to
enter the market quickly and efficiently and to reduce the up-front capital investment required to develop its networks. Through alliances with companies such as BECO, Pepco Communications and MFS/WorldCom, which provide or are expected to provide RCN with extensive fiber optic networks or other assets, by utilizing certain components of its own existing cable television infrastructure, and through the strategic acquisitions of Ultranet and Erols, RCN has been able to expedite and reduce the cost of market entry and business development and has created the opportunity to leverage existing customer relationships.

               Offering Bundled Voice, Video and Data Services.   RCN believes
that, as a full service voice, video and data programming provider, it will be able to offer a single-source package of voice, video and data services, individually or on a bundled basis, which is not yet generally available from any incumbent telephone, cable or other service provider. In addition, services provided over RCN's advanced fiber optic networks are generally priced at competitive rates as compared to the incumbent service providers.

               Providing Superior Customer Service.   RCN seeks to provide
superior customer service as compared to incumbent service providers, with service features such as a 24-hour-a-day call center and quality control system, on-time service guarantees and bundled service offerings, providing the consumer with added choice and convenience.

RCN Services

               RCN provides a wide range of local and long distance telephone, video programming and data services, both individually and in bundled service options.

               RCN provides these services through a range of facilities including its advanced fiber optic networks in New York City and Boston, a wireless video system in New York City, its hybrid fiber/coaxial cable systems in the states of New York (outside New York City), New Jersey and
Pennsylvania, and resale local and long distance telephony services.

               Connections.   The following table summarizes the development
of RCN's subscriber base:

                                                                               As of
                                                  ---------------------------------------------------------------
                                                   12/31/96      3/31/97      6/30/97      9/30/97      12/31/97
                                                  -----------   ----------   ---------   ----------   -----------
Connections(1)
Advanced Fiber Optic Networks
      Voice.....................................          --           --          370        1,909         3,214
      Video.....................................          --           --        1,060        4,870        11,784
      Internet..................................          --           --           81          326           150
                                                  ----------    ---------    ---------    ---------    ----------
      Subtotal..................................          --           --        1,511        7,105        15,148
      Resold Voice..............................       1,875        2,315        4,672       10,953        24,900
      Wireless Video & Other(2).................      40,162       43,616       46,668       46,053        42,681
                                                  ----------    ---------    ---------    ---------    ----------
      Total RCN Telecom.........................      42,037       45,931       52,851       64,111        82,729
                                                  ----------    ---------    ---------    ---------    ----------
 Hybrid Fiber/Coaxial Cable Operations(3).......     179,932      180,169      181,790      183,145       184,938
                                                  ----------    ---------    ---------    ---------    ----------
      Total connections.........................     221,969      226,100      234,641      247,256       267,667
                                                  ==========    =========    =========    =========    ==========

----------
(1) Because RCN delivers multiple services, RCN accounts for its customer activity by the number of individual local telephone, video programming or Internet access services, or "connections," purchased. Consequently, a single customer purchasing local telephone, video programming and Internet access constitutes three connections.

(2) Includes approximately 38,000 wireless connections. RCN classifies connections provided over advanced fiber optic networks within the "Other" category until the relevant network is capable of providing voice, video and data services, including local telephone service through an RCN switch. "Other" also includes, among other things, wireline video connections serving the University of Delaware (4,474 connections at December 31, 1997).

(3) In August 1997, RCN commenced offering resold local phone service, long distance and Internet access to customers in the area served by its Hybrid Fiber/Coaxial Cable Systems in the Lehigh Valley area.

               Set forth below is a brief description of RCN's services:

               Voice.   RCN offers full-featured local exchange telephone
service, including standard dial tone access, enhanced 911 access, operator services and directory assistance in competition with the incumbent local exchange providers and CLECs. In addition, RCN offers a wide range of value-added services, including call forwarding, call waiting, conference calling, speed dial, calling card, 800-numbers and voice mail. RCN also provides Centrex service and associated features. RCN's local telephone rates are generally competitive with the rates charged by the incumbent providers. At December 31, 1997, RCN had approximately 3,200 telephone service connections on its advanced fiber optic networks and approximately 24,900 customers for resold telephone service.

               RCN Long Distance Company provides long distance telephone services, including outbound, inbound, calling card and operator services. These services are offered to residential and business customers. As of December 31, 1997, RCN Long Distance Company had approximately 13,595 customers. In the future RCN intends to offer long distance telephone service predominantly to customers whom it expects will eventually be connected to its own facilities.

               Video Services.   RCN offers a diverse line-up of high quality
basic, premium and pay-per-view video programming. Depending on the system, RCN offers from 61 to 110 channels. RCN's basic video programming package provides extensive channel selection featuring all major cable and broadcast networks. RCN's premium services include HBO, Cinemax, Showtime and The Movie Channel, as well as supplementary channels such as HBO 2, HBO 3 and Cinemax 2. RCN's StarCinema, available on the Company's advanced fiber optic networks, utilizes the latest "impulse" technology allowing convenient impulse pay-per-view ordering of the latest hit movies and special events instantly from the customer's remote. RCN's "Music Choice" offers 30 different commercial-free music channels delivered to the customer's stereo in digital CD quality sound.

               As of December 31, 1997, RCN had approximately 11,800 subscribers for its video programming services provided over advanced fiber optic networks in New York City and Boston. As of such date, RCN also had approximately 38,000 connections attributable to the wireless video system and approximately 184,900 connections attributable to the hybrid fiber/coaxial cable systems.

               RCN also acts as a provider of DirecTV direct broadcast satellite service to multiple dwelling units ("MDUs") in New York City. DirecTV allows RCN to deliver an additional 175 channels of programming including exclusive sports programming.

               Internet Access and Data Transmission.   RCN's StarPass
Internet service provides access for personal computers to RCN's advanced fiber optic network for a reliable high speed connection to provide access to electronic mail, World Wide Web, Internet chat lines and newsgroups and remote access and file transfer services. RCN provides data transmission services over its advanced fiber optic network either via two-way dial-up modem over traditional telephone lines or via cable modem utilizing RCN's high capacity network. RCN also offers private line point-to-point data transmission services such as DS-1 and DS-3 with the capability to provide higher speed connections as well. Following the recent Erols and Ultranet acquisitions, RCN believes it is the largest regional provider of Internet services in the Northeast.

               Migration of Customers to Advanced Fiber Networks

               RCN provides wireless video services to customers located near its advanced fiber optic network in New York City and provides resale telephone service with a view to extending the advanced fiber optic network and fully activating RCN's own telephone switches to service many of those customers. As RCN's advanced fiber optic network is extended into these areas or buildings, customers receiving wireless video service in New York City will be switched to the advanced fiber optic network from the wireless video network, and the wireless video equipment will be used to provide service to other customers in off-network premises. Similarly, as the advanced fiber optic network is developed and switches are deployed, voice customers will be switched to the advanced fiber optic network from resale accounts, thereby allowing RCN to gain additional revenue (and larger margins) from originating and terminating access fees and to control the related services and service quality.

Strategic Relationships

               RCN has developed a number of strategic alliances and relationships in order to provide it with early entry and to reduce the cost of entry into the market for telecommunications services. RCN expects to continue to pursue opportunities that may be afforded by entering into strategic alliances to facilitate network expansion and entry into new markets.

               Fiber Agreements with MFS/WorldCom.   RCN, through its
affiliates, has entered into Fiber Agreements (the "Fiber Agreements"), each dated May 8, 1997, with MFS/WorldCom, which owns or has the right to use certain fiber optic network facilities (the "Fiber Optic Facilities") in the Boston, Massachusetts and Borough of Manhattan, New York, New York markets (the "Service Areas"). Pursuant to the Fiber Agreements, MFS/WorldCom (i) will construct and provide extensions connecting the Fiber Optic Facilities to buildings designated by RCN (the "Extensions") and (ii) has granted to RCN the right to use certain dedicated fibers in the Fiber Optic Facilities and the Extensions, except that RCN may not use such facilities to deliver telephone services to commercial customers in the Service Areas. In return, RCN has reimbursed MFS/WorldCom for the costs MFS/WorldCom incurred to install, construct and acquire the Fiber Optic Facilities constructed prior to March 31, 1997. RCN has further agreed to pay all of the costs MFS/WorldCom incurs to (i) install, construct and acquire the Fiber Optic Facilities constructed between March 31, 1997 and May 8, 1998 and the Extensions, and (ii) maintain, and support RCN's use of, the Fiber Optic Facilities and the Extensions. Unless earlier terminated upon the occurrence of certain events set forth therein, including a change of control of RCN, the Fiber Agreements terminate by their terms on January 1, 2007, provided that (i) at such time the parties may agree to extend the Fiber Agreements for up to 10 years or enter into other alternative arrangements, and (ii) under certain circumstances, MFS/WorldCom is required to transfer the Extensions to RCN.

               BECO Joint Venture

               In September 1996, RCN and BECO, through wholly owned subsidiaries, entered into a letter of intent to form a joint venture to utilize 126 fiber miles of BECO's fiber optic network to deliver RCN's comprehensive communications package in Greater Boston. The venture, in the form of an unregulated entity with a term expiring in the year 2060, was formed pursuant to a joint venture agreement dated December 23, 1996 (the "Boston Joint Venture Agreement") providing for the organization and operation of RCN-BECOCOM, LLC ("RCN-BECOCOM"). RCN-BECOCOM is a Massachusetts limited liability company organized to own and operate an advanced fiber optic telecommunications network (the "Network") and to provide, in the market in and around Boston, Massachusetts (the "Boston Market"), voice, video and data services, as well as the communications support component of energy related customer services offered by BECO (collectively, the "Boston Services"). RCN, through RCN Massachusetts, owns 51% of the equity interest in RCN-BECOCOM and BECO, through a subsidiary, owns the remaining 49% interest. This joint venture with BECO is reflected on RCN's financial statements on a consolidated basis.

               The closing of the transactions contemplated by the Boston
Joint Venture Agreement occurred on June 17, 1997. At the closing, (i) RCN transferred to RCN-BECOCOM its business of providing Boston Services; (ii) BECO transferred to RCN-BECOCOM access to and use of certain existing BECO facilities; (iii) RCN and BECO made initial cash capital contributions to RCN-BECOCOM; and (iv) the parties and/or their affiliates executed and delivered (a) the Amended and Restated Operating Agreement of RCN-BECOCOM (the "BECO Operating Agreement"); (b) the Construction and Indefeasible Right of
Use Agreement (the "IRU Agreement"); (c) the Management Agreement (the "Management Agreement"); (d) the Exchange Agreement (the "Exchange
Agreement"); and (e) the Joint Investment and Noncompetition Agreement (the "Joint Investment Agreement").

               Pursuant to the BECO Operating Agreement, RCN and BECO are required to make any additional capital contributions required by RCN-BECOCOM's annual budget on a 51%/49% basis. The annual budget will be prepared by RCN and is subject to review by each member of RCN-BECOCOM. RCN will manage the business of RCN-BECOCOM; however, certain extraordinary actions require the consent of both parties. In addition, the BECO Operating Agreement provides that if a deadlock arises relating to a merger, reorganization, issuances of equity, liquidation or bankruptcy, amendments to the organizational documents or an expansion of operations of RCN-BECOCOM beyond those contemplated by the BECO Operating Agreement, the disputing party will either sell its interest to the other party or purchase the other party's interest in the joint venture. In the event of a deadlock relating to other fundamental business actions or relating to the annual budget, the matter will be submitted to arbitration. Neither RCN nor BECO may transfer its interest in RCN-BECOCOM until June 17, 2000 without the other's written consent. After such date, each party has the right to purchase the interest proposed to be sold by the other party. If a party proposes to sell more than 33% of its interest, the other party has "tag-along" rights to sell a proportionate share of its interest. In the event a member's interest becomes less than 25%, the other members have the option to purchase such interest at fair market value. Upon a change in control of either RCN Massachusetts or BECOCOM, the other party has the right to purchase all of the equity interest in RCN-BECOCOM for fair market value, as determined by an appraisal proceeding.

               RCN will manage the business of RCN-BECOCOM pursuant to the terms of the Management Agreement and, in consideration therefor, will receive reimbursement for its reasonable costs, and a performance-based fee (based on factors including the number of subscribers and operating cash flow) to be determined by agreement of RCN and RCN-BECOCOM. The initial term of the agreement expires on December 31, 2001. The agreement provides for automatic successive three-year renewal periods, unless notice is given ninety days before the end of the period.

               Pursuant to the IRU Agreement, BECO will, for certain agreed upon fees, (i) provide construction services to build out the Network, (ii) make available to RCN-BECOCOM (a) all of the available capacity of BECO's existing fiber backbone, and (b) the ability to use BECO's real estate, poles, easements and other interests for the construction and operation of the Network and (iii) maintain the Network. BECO's construction obligations expire on June 17, 2007 and the term of the IRU Agreement generally expires on December 31, 2060. One year before each respective expiration date, BECO agrees to commence good-faith negotiations to extend construction obligations beyond June 17, 2007 and to allow continued use of BECO's facilities beyond December 31, 2060.

               Under the Joint Investment Agreement, BECO will have the right to acquire up to a 20% equity interest in any joint venture between RCN and an electric utility company formed to provide any services similar to the Boston Services in New England outside the Boston Market. BECO's joint investment right shall terminate (i) upon BECO's stake in RCN-BECOCOM dropping below a
(1)/3 interest and (ii) on the later to occur of (a) June 17, 2002 or (b) two years after RCN's stake in RCN-BECOCOM falls below a (1)/3 interest. The agreement also provides that neither RCN, BECO nor their affiliates will be permitted to be involved in any other enterprise providing services similar to the Boston Services in the Boston Market. This covenant not to compete will survive for a period of two years after either party is no longer a member of RCN-BECOCOM.

               Pursuant to the Exchange Agreement, BECO had the right at the time of the Distribution, and has the right every two years thereafter, to convert its ownership interest in RCN-BECOCOM into the Common Stock of RCN pursuant to specific terms and conditions, including exercise periods, appraisal procedures and restrictions specifically set forth in the Exchange Agreement. Although BECO exercised its conversion right, BECO remains obligated to make 49% of all cash contributions by the parties and any cash contributions made after conversion will result in it owning a portion of RCN-BECOCOM based on the value of RCN-BECOCOM at the time of the contribution. BECO may exercise its conversion rights in whole or in part from time to time. BECO has notified RCN that it has elected to exercise its option to the full extent permitted by the Exchange Agreement with respect to 1997. RCN and BECO are presently in discussions with respect to the calculation of the agreed upon value for the exercise of such option. BECO's right to convert its joint venture interest into RCN Common Stock is subject to certain limitations designed to ensure that the conversion does not jeopardize the tax free nature of the Distribution. In the event BECO is unable to convert any portion of its interest as a result of such limitations, BECO has the right to require RCN to purchase such portion. Subject to certain restrictions set forth in the Exchange Agreement, BECO will also be entitled, upon exchanging its investment interest in RCN-BECOCOM for RCN Common Stock, to customary registration rights with respect to such shares.

               RCN expects to benefit from the ability to utilize BECO's large fiber optic network, its focus on innovative technology, its sales and marketing expertise and its reach into the market. In the future, the venture may expand into energy management and property monitoring services. Starting in Boston, the joint venture partners will consider further expansion into surrounding markets. RCN anticipates that as a result of its access to the extensive BECO network, RCN's reliance on and utilization of MFS/WorldCom facilities in Boston will be reduced significantly.

               Starpower Joint Venture

               On August 1, 1997, RCN Telecom Services, Inc., a subsidiary of RCN, and Potomac Capital Investment Corporation ("PCI"), a wholly owned subsidiary of PEPCO, entered into a letter of intent (the "Letter of Intent") to form a joint venture which will own and operate a communications network to provide voice, video, data and other communications services to residential and commercial customers in the greater Washington, D.C., Virginia and Maryland area (the "Washington, D.C. Market"). Starpower, an unregulated limited liability company with a perpetual term, was formed on October 28, 1997 by RCN Washington and Pepco Communications. Starpower was formed to construct, own, lease, operate and market a network for the selling of voice, video, data and other telecommunications services (the "Relevant Business") to all potential commercial and residential customers in the Washington, D.C. Market. RCN, through RCN Washington, owns 50% of the equity interest in Starpower and PCI, through Pepco Communications, owns the remaining 50% interest. Starpower is accounted for under the equity method of accounting.

               The closing (the "Starpower Closing") of the Starpower joint venture occurred on December 19, 1997. At the Starpower Closing, RCN
Washington transferred to Starpower all its right, title and interest in and to (i) all customer accounts of RCN Long Distance in the Washington, D.C. Market, (ii) its business plan in the Washington, D.C. Market and experience with respect to the Relevant Business, (iii) all building access agreements covering any property located in the Washington, D.C. Market, (iv) the Support Services Agreement (as described below) and (v) the benefit of certain agreements pursuant to the Assignment of Benefits Agreement (as described below). The documents signed at the Starpower Closing were the Starpower Operating Agreement, Fiber Use Agreement dated as of December 18, 1997 between PEPCO and Starpower ("Fiber Use Agreement"), Agency Agreement dated as of December 18, 1997 by and between RCN Washington, RCN Telecom Services of Maryland, Inc., RCN Telecom Services of Virginia, Inc. and Starpower ("Agency Agreement"), Non-competition Agreement dated as of December 18, 1997 by and among RCN Telecom Services, Inc., PCI and Starpower ("Non-competition Agreement"), Assignment of Benefits Agreement dated as of December 18, 1997 by and between RCN Washington and Starpower ("Assignment of Benefits Agreement"), Support Services Agreement dated as of December 18, 1997 by and between RCN Operating Services, Inc. and Starpower ("Support Services Agreement"), Guarantee dated as of December 18, 1997 by PCI on behalf of Pepco Communications in favor of Starpower, Guarantee dated as of December 18, 1997 by RCN on behalf of RCN Washington and other RCN obligors in favor of Starpower and Contribution Agreement dated as of December 18, 1997 by and between RCN Washington and Starpower ("Contribution Agreement"). RCN
Washington and Pepco Communications also each paid $12.5 million in cash in January 1998 as their initial capital contributions.

               Pursuant to the Starpower Operating Agreement, RCN Washington and Pepco Communications are each required to make additional capital contributions in accordance with a schedule set forth in such agreement on a 50%/50% basis. Failure of either RCN Washington or Pepco Communications to make a scheduled capital contribution or to vote in favor of certain additional capital contributions may result in the recalculation of equity interests. The business and affairs of Starpower is to be managed by RCN Washington and Pepco Communications. So long as RCN Washington and Pepco Communications maintain a 50%/50% equity interest in the joint venture, each of RCN Washington and Pepco Communications will appoint three members to the operating committee, the approval of which is required for any business action. Certain fundamental business actions, such as mergers, acquisitions, sales of substantially all of the assets, liquidation and amendments to the certificate of organization or any agreement signed at the Starpower Closing, require the unanimous approval of the operating committee regardless of whether the parties continue to maintain a 50%/50% ownership interest. Failure to reach agreement may trigger a deadlock event. In the event a deadlock arises within the first three years of the joint venture, the proposed action shall be deemed rejected. If the deadlock arises thereafter, the disputing party may give a notice to the other party offering to sell its membership or to purchase all membership interests from the other party; the offeree has the obligation to elect to buy or sell its interest. Subject to certain exceptions, neither RCN Washington nor Pepco Communications may sell any interest in Starpower for four years. Thereafter, RCN Washington or Pepco Communications may sell any of its membership interests with the written consent of the other subject to a right of first offer by the other party. RCN Washington shall be restricted from transferring its interest if Pepco Communications can demonstrate that such assignment would have a material adverse impact on Starpower's business. Upon a change of control of RCN Washington or Pepco Communications, which the other party has reason to believe will have a material adverse effect on Starpower, the other party may offer to sell its membership interests to the other party or to acquire such party's membership interests or accept the change of control. The offeree has the right to elect to buy or sell its interest. If a party proposes to sell its interest to a third party, the other party has "tag-along" rights to sell a proportionate share of its interest. Both RCN Washington and Pepco Communications may transfer their membership interests to certain affiliates.

               Under the Fiber Use Agreement, PEPCO agreed, for certain agreed upon fees, (i) to provide construction services to develop a network and (ii) to grant Starpower an indefeasible right of use of certain facilities and an irrevocable right to install, maintain, use and operate its strand fiber connections to leased facilities. Starpower has the right, at the end of the term, to purchase not less than the whole network at the fair market value less the amount previously paid by Starpower with respect to such facilities. The initial term is ten years and the agreement may be renewed four times.

               Under the Support Services Agreement, a subsidiary of RCN will provide support services including customer service, billing, marketing, and certain administrative, accounting and technical support services, each of which shall be provided at cost. The Support Services Agreement also contains certain indemnity provisions.

               Under the Non-competition Agreement, for so long as either RCN Washington or Pepco Communications owns an interest in Starpower, neither party nor any of their affiliates may compete with any Relevant Business in the Washington, D.C. Market. Neither RCN Washington nor Pepco Communications shall attempt to solicit, divert or accept business from the customers of Starpower for any Relevant Business in the Washington, D.C. Market or solicit any individual who is employed by Starpower.

               Starpower agreed, in the Agency Agreement, to serve as RCN Washington's exclusive agent for the provision of telephony services in the Washington, D.C. Market until Starpower receives sufficient authorization for it to provide telephony services in the Washington, D.C. Market. All revenues and customers under this Agency Agreement belong to Starpower. Starpower must indemnify RCN Washington for any tax liability resulting from its obligations under this Agency Agreement. The Agency Agreement also contains certain other indemnity provisions.

               Pursuant to the Assignment of Benefits Agreement, RCN Washington assigned the benefits of all of the agreements (the "Assigned Agreements") with suppliers of programming and entertainment, voice, video and data services, telecommunications equipment and other products and services useful in the conduct of the Relevant Business in the Washington, D.C. Market to Starpower. RCN Washington may not transfer or assign its interest in the Assigned Agreements if doing so would have a material adverse effect on Starpower's ability to conduct the Relevant Business in the Washington, D.C. Market. In addition, RCN Washington may not amend, modify or assign the Assigned Agreements without the prior written consent of Starpower and Starpower has the right to terminate any agreement amended, modified or assigned without its consent. RCN Washington has agreed to take all reasonable steps necessary to obtain consent for Starpower to use programming agreements prior to the date Starpower begins offering OVS services. The Assignment of Benefits Agreement expires on December 19, 1998 and Starpower has certain renewal rights. Starpower may terminate the Assignment of Benefits Agreement on 60 days' notice.

               RCN has agreed to unconditionally guarantee the due and punctual performance and discharge all of its affiliates' material covenants, warranties, undertakings and other obligations under the agreements signed at the Starpower Closing. PCI has agreed to unconditionally guarantee the due and punctual performance and discharge by Pepco Communications of all its material covenants, warranties, undertakings and other obligations under the Starpower Operating Agreement.

Recent Acquisition Transactions

               Merger with Erols Internet, Inc.

               Erols is a leading regional ISP with approximately 293,000 residential and business subscribers as of December 31, 1997 in targeted markets, including New York City, Philadelphia, Washington, D.C. and Boston. Erols currently operates 57 POPs throughout its geographic markets, and also currently utilizes 32 "Virtual POPs," which permit subscribers located adjacent to, but outside of the local calling areas of, physical POPs to dial into the Erols network on a local basis through arrangements with the relevant LEC. Erols offers a broad range of Internet-based services, including (i) Global Trader[SM], Erols' turn-key e-commerce product for small businesses,
(ii) Internet security services, including security consulting and virtual private networks, and (iii) Web hosting, design and development services.

               On January 21, 1998, RCN entered into the Agreement and Plan of Merger (the "Erols Merger Agreement") among RCN, Erols, Erol Onaran, Gold & Appel Transfer, S.A., a British Virgin Islands corporation ("Gold & Appel"), and ENET Holding, Inc., a Delaware corporation and a wholly owned subsidiary of RCN ("ENET"), to acquire all of the outstanding shares of common stock of Erols. On February 20, 1998, Erols merged with and into ENET (the "Erols Merger"), with ENET as the surviving corporation. The approximate total Erols Merger consideration was $29.2 million in cash, 1,730,648 shares of RCN Common Stock plus the assumption and repayment of approximately $5.8 million of debt (including payment of accrued interest). Additionally, RCN is converting approximately 999,000 Erols stock options to stock options to purchase approximately 699,000 shares of RCN Common Stock with an average exercise price of $3.424 per share.

               The Erols Merger Agreement contains customary representations, warranties, and covenants by each party, which representations and warranties will survive until March 31, 1999, except for certain specified representations and warranties which will survive indefinitely or until the expiration of the applicable statute of limitations. Pursuant to the Erols Merger Agreement, each party has agreed to provide indemnification from damages arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by such party pursuant to the Erols Merger Agreement. In addition, Erol Onaran has agreed to provide indemnification from damages arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Erols on or before the consummation of the Erols Merger, subject to certain thresholds and limitations, and arising from certain matters set forth in the Erols Merger Agreement.

               Pursuant to the Erols Merger Agreement, at the effective time of the Erols Merger both an escrow agreement (the "Erols Escrow Agreement") and a registration rights agreement (the "Erols Registration Rights Agreement") were executed and delivered. Under the terms of the Erols Escrow Agreement, RCN delivered to the Erols Escrow Agent an aggregate of approximately $5.84 million in cash and 93,210 shares of RCN Common Stock to be held, invested and distributed by the Erols Escrow Agent pursuant to the Erols Escrow Agreement. Under the terms of the Erols Registration Rights Agreement, Erol Onaran and Gold & Appel each received customary demand and piggy-back registration rights, subject to certain limitations as set forth in the Erols Registration Rights Agreement.

               RCN expects to contribute to Starpower, the joint venture with Pepco Communications, the subscribers acquired in the acquisition of Erols located in the Washington, D.C. area in which Starpower operates. On February 20, 1998, approximately 61% of all of Erols' subscribers were located in the relevant Washington, D.C. area. RCN anticipates that Pepco Communications will make a contribution equal to the value of such subscribers. The joint venture partners of Starpower are currently negotiating the terms of such contribution.

               Merger With Ultranet Communications, Inc.

               Ultranet is a leading ISP in the Boston area with more than 32,000 residential and business customers in New England. Ultranet provides Internet service to over 500 schools, and is presently building a network which will provide access throughout New Hampshire's universities and colleges. Ultranet has a wide network of 42 POPs. Services Ultranet offers to subscribers include (i) virtual hosting, which gives customers a corporate presence on the Internet, (ii) firewall security, which provides high quality control in monitoring access to documents and visitors to the customer's websites, and (iii) UltraFax, which allows customers to send faxes from their desktops. Ultranet also offers its customers access to its network via an 800 number which allows access from every major city in the world.

               On January 21, 1998, RCN, UNET Holding, Inc. and Ultranet entered into an Agreement and Plan of Merger (the "Ultranet Merger Agreement"). The transaction was completed in February 1998. The total consideration for the acquisition consisted of approximately $7.9 million in cash, 890,384 shares of RCN Common Stock and $3 million in deferred compensation. Additionally, RCN is converting approximately 63,500 Ultranet stock options to stock options to purchase 117,052 shares of RCN Common Stock with an average exercise price of $1.825 per share.

               RCN also agreed to indemnify Ultranet and its directors, officers and shareholders from and against liabilities or expenses incurred
(i) in connection with the severance benefits under any severance arrangement applying to any former employee of Ultranet employed by RCN after the Ultranet Merger is consummated, (ii) relating to a former employee's employment and/or termination by RCN after the Ultranet Merger is consummated and (iii) incurred by an indemnified person with respect thereto.

               Pursuant to the Ultranet Merger Agreement, on February 27, 1998, a registration rights agreement (the "Ultranet Registration Rights Agreement") was executed and delivered. Under the terms of the Ultranet Registration Rights Agreement, certain former shareholders of Ultranet received registration rights, subject to certain limitations as set forth in the Ultranet Registration Rights Agreement.

               RCN contributed to its joint venture with BECO the subscribers acquired in the acquisition of Ultranet located in the Boston area as well as 1.36% (or all of Erols' subscribers located in the relevant Boston area) of the subscribers acquired in the acquisition of Erols. On February 27, 1998, approximately 27% of all of Ultranet's subscribers were located in the relevant Boston area. BECO has made a corresponding contribution to the joint venture in the form of a note in the principal amount of (49)/(51) of the agreed value of the subscribers contributed by RCN.

               Indemnification and Noncompetition Agreement

               Certain shareholders holding at least 95% of the Ultranet common stock, Series A Preferred Stock and Series B Preferred Stock executed an Indemnification and Noncompetition Agreement (the "Indemnification Agreement") which provides that certain representations and warranties included in the Ultranet Merger Agreement will survive the consummation of the merger. Such shareholders agree to indemnify RCN, severally and on a pro rata basis, and RCN agrees to indemnify the shareholders against all losses incurred by any of them arising out of any breach of any tax representation in the Ultranet Merger Agreement insofar as such breach causes the merger not to qualify as a reorganization or any material failure to perform any of its covenants or agreements contained in the Ultranet Merger Agreement. The maximum amount of indemnification by the shareholders on the one hand and by RCN on the other hand is $7.5 million plus certain amounts up to $2.5 million with respect to breach of tax representations.

               The Indemnification Agreement provides that the shareholders will not knowingly take any action which would cause the merger not to qualify as a reorganization. Certain employees also agree not to engage in any activity which would compete with Ultranet in the geographic region identified as the "Boston-Washington" corridor for a period ending the earlier of five years after the consummation of the merger or one year after his or her termination (or two years in the case of termination for cause or voluntary termination).

Hybrid Fiber/Coaxial Cable Systems

               RCN's hybrid fiber/coaxial cable systems were operated by C-TEC prior to the Distribution. The following table summarizes the development of the hybrid fiber/coaxial cable systems over the last five years:

                                                                       As of December 31,
                                            -----------------------------------------------------------------
                                                1993        1994         1995          1996         1997
                                            -----------  ----------  -------------  ----------  -------------
Homes Passed............................     118,216      119,761      282,836        283,940       290,612
Basic Subscribers.......................      87,660       92,140      176,131        179,932       184,938
Basic Penetration.......................        74.2%        76.9%        62.3%(1)       63.4%         63.6%
Average Monthly Revenue per Subscriber
 For Last Month of the Period...........    $  40.98     $  37.67    $   36.73 (1)  $   39.99     $   43.08

----------
(1) Decline in basic penetration levels and average monthly revenue per subscriber in 1995 reflects the acquisition of the Pennsylvania cable systems, which are in a market in which a competing franchisee also offers service.

               The service areas for these cable television networks enjoy favorable customer demographics. The New York and New Jersey systems primarily serve affluent bedroom communities in suburban New York City, with 28,411 and 76,127 connections at December 31, 1997, respectively. The system in New York State serves ten municipalities in Duchess, Putnam and Westchester Counties, approximately 45 miles north of New York City. The New Jersey system serves 31 contiguous municipalities in Hunterdon, Mercer, Morris and Somerset Counties, approximately 50 miles west of Manhattan. The Pennsylvania system, which is the largest competitive cable television system in the United States, serves Pennsylvania's Lehigh Valley area including the cities of Allentown, Bethlehem and Easton, and virtually all of Lehigh and Northampton Counties, and is located less than 10 miles west of the Company's New Jersey system.

Interconnection

               Because access to the public switched telephone network is an essential component of any regional or national telecommunications network, interconnection is critical to RCN's ability to provide voice and data services. Bell Atlantic and the other incumbent LECs and independent telephone companies are required to provide interconnection to CLECs such as RCN pursuant to the facilities-based interconnection requirements of Section 251 of the 1996 Act. Under the 1996 Act, the RBOC's ability to offer interLATA long distance service is contingent upon their ability to create an environment allowing economically-efficient competition in their local markets for both business and residential services.

               RCN has achieved interconnection through comprehensive telephone service co-carrier interconnection agreements with Bell Atlantic and Sprint-New Jersey covering their service areas in ten states and the District of Columbia in the Northeast and New England-Middle Atlantic corridor areas. These agreements will remain in effect regardless of the outcome of the proceedings regarding the FCC's Section 251 regulations. RCN's interconnection agreements with Bell Atlantic cover its service areas in the states of Massachusetts, New York, Vermont, New Hampshire, Maine, Rhode Island, Delaware, Maryland, New Jersey, Pennsylvania and Virginia and the District of Columbia. The agreement with Sprint-New Jersey covers its service area in the State of New Jersey. All of these agreements have been approved by the state regulatory commissions pursuant to Section 252 of the Communications Act of 1934, as amended by the 1996 Act (the "Communications Act"). RCN believes it has more interconnection agreements with incumbent LECs than any other company focused primarily on the residential telecommunications market.

               The terms of RCN's interconnection agreements with the incumbent LECs include the following provisions: (i) interconnection at any technically feasible point within their networks, equal in quality to what the incumbent LEC provides to itself or to affiliates, (ii) exchange of all local traffic at a fully reciprocal and identical rate; (iii) receipt by RCN of access charges for long distance calls made to and from its customers, including full "pass through" to RCN of such compensation on number portability; (iv) interim number portability arrangements to allow customers to keep their telephone numbers when they switch carriers; (v) unbundled network elements, including local loop transmission from the incumbent LEC's central offices to the customer's premises distinct from local switching or other services; (vi) nondiscriminatory access to 911 and emergency 911 services; directory assistance services to allow RCN's customers to obtain telephone numbers; operator call completion services and white pages directory listings for RCN's customers; and (vii) access to the poles, ducts, conduits and rights-of-way owned or controlled by the incumbent LEC at nondiscriminatory rates. The interconnection agreements generally have an initial term of three years and are cancellable thereafter at 90 days' notice.

Resale Arrangements

               Resale of Bell Atlantic Local Telephone Services

               RCN provides local telephone service on a resale basis to customers not connected to the advanced fiber optic facilities. As of December 31, 1997, RCN had 24,900 customers for local telephone services provided through agreements to act as a reseller of Bell Atlantic local telephone services. RCN offers its resale customers competitive telephone rates and RCN's superior customer service. Resale customers are billed by RCN and RCN personnel provision customer service requests by coordinating with the incumbent LECs on the customers' behalf.

               RCN has entered into agreements to act as a reseller of Bell Atlantic local telephone services, which enable RCN to grow its subscriber base by offering telephone services in advance of connecting the customers to an advanced fiber optic network. RCN's agreements with Bell Atlantic allow RCN to purchase at a "wholesale" discount (the amount of which is determined by regulatory commissions in each state) any telephone services that those companies offer to their end users, such as local exchange services, vertical features including Caller ID, Call Waiting, etc., and regional toll calls. The agreements provide that RCN will be entitled to the most favorable terms and conditions, including wholesale discounts, available to any telecommunications carrier reselling similar services.

               Long Distance Resale

               RCN Long Distance Company provides long distance telephone services, including private line, operator and calling card services, to residential and business customers throughout the United States. Such services are provided through an owned and leased switching network utilizing leased interconnection facilities and long distance resale. RCN provides on network origination and termination of long distance telephone services throughout the Mid-Atlantic and New England states. For call origination and completion throughout the rest of the country, RCN has various resale agreements. Specifically, RCN has contracted with LCI for 800/888 origination, Frontier for off network origination of outbound calling and various carriers for terminating calls.

               DirecTV

               In October 1996, RCN signed an agreement with DirecTV to deliver DirecTV's high-power direct broadcast satellite service to MDUs in New York City. DirecTV allows RCN to offer an additional 175 channels of programming including exclusive sports programming.

Customer Service and Billing

               RCN has implemented a flexible, customer-service oriented approach which RCN believes differentiates it from the mass-market strategy of the incumbent providers. RCN provides customer service 24 hours a day, seven days a week from established central call centers. The facilities utilize state of the art technology which allows communication with subscribers, field technicians and the Company's field offices. The largest of these facilities is located in Dallas, Pennsylvania and handles the majority of the customer service calls.

               RCN's advanced fiber optic network is continuously monitored for quality control and capacity issues, pursuant to a control system featuring 16 alarm monitor points per hub site and automated housekeeping alarms.

               Billing services for video are provided by CableData while RCN telephony billing services are provided by Consolidated Communications Systems and Services. At the present time, RCN customers receive separate billing statements for video and telephone service although RCN intends to offer a single billing option in the future.

               Account piracy is monitored by ongoing field audits and, in RCN's advanced fiber optic networks, through use of state of the art scrambling systems. Potential new customers are generally screened for credit history before being authorized for service. RCN employs a full-time credit and collection staff as well as a group that seeks to minimize toll fraud by detecting and monitoring suspicious calling patterns.

Programming and Suppliers

               RCN has secured license arrangements with all of its desired programming suppliers, some of which provide volume discount pricing structures and/or offer marketing support to the Company. Many of these arrangements are extensions of long-standing agreements entered into by or on behalf of the Company's hybrid fiber/coaxial cable systems, and some are newly negotiated based upon RCN's OVS certifications. RCN has generally obtained these license arrangements on terms and conditions that it considers favorable.

               RCN's programming arrangements include arrangements for basic video channels, premium channels including multi-plexing, pay-per-view movies and events, adult entertainment, electronic program guide services and digital music services, as well as retransmission arrangements for relevant network broadcasters.

               The Company generally pays a monthly fee per subscriber per channel for programming purchased from its suppliers. Programming costs increase in the ordinary course of the Company's business as a result of increases in the number of subscribers, expansion of the number of channels provided to customers and contractual rate increases from programming suppliers. The Company anticipates that future contract renewals for video providers such as the Company will result in programming costs exceeding current levels, particularly for sports programming.

               A wide range of national manufacturers are the primary sources of supplies, equipment and materials utilized in the development and enhancement of the Company's networks. RCN has entered into Master Purchase Agreements with certain equipment suppliers which enable it to purchase video and switching equipment on terms which it considers favorable. The Company anticipates that the costs for these supplies, equipment and materials will be significant in future periods. The amount of such costs will depend on numerous factors, many of which are beyond the Company's control.

RCN Long Distance Company

               RCN Long Distance Company, a wholly owned subsidiary of RCN, provides switched-based resale long distance services to customers on the advanced fiber optic network as well as other customers. RCN Long Distance Company operates the long distance business formerly operated by C-TEC, except within the territory serviced by Commonwealth Telephone. During 1996, RCN obtained certification in forty-seven states. RCN Long Distance Company also provides local telephone service to commercial customers. As of December 31, 1997, RCN Long Distance Company had approximately 13,595 long distance customers.

International

               The Company owns a 40% interest in Megacable, the second largest cable television provider in Mexico. Megacable owns 22 wireline cable systems, and one multi-channel multipoint distribution service ("MMDS") cable system, in Mexico, principally on the Pacific and Gulf coasts and including Guadalajara, the second largest city in Mexico, Hermosillo, the largest city in the state of Sonora and Veracruz, the largest city in the state of Veracruz. At December 31, 1997 their wireline systems passed approximately 635,350 homes and served approximately 209,300 subscribers. Megacable had revenues of $30.4 million and $23.2 million for the years ended December 31, 1997 and 1996, respectively.

               Additionally, Megacable presently holds a 99% interest in Megacable Comunicaciones de Mexico S.A. ("MCM"). MCM has received a license from the Mexican government to allow it to build a fiber optic network in Mexico City, Monterrey and Guadalajara. MCM intends to use this network to provide local voice and high-speed data service in these cities, principally to commercial customers in Mexico City.

Relationship Among RCN, Commonwealth Telephone and Cable Michigan

               The Distribution Agreement defines certain aspects of the relationship among Commonwealth Telephone, RCN and Cable Michigan and provides for the allocation of certain assets and liabilities among Commonwealth Telephone, RCN and Cable Michigan. Commonwealth Telephone, RCN and Cable Michigan have also entered into a Tax Sharing Agreement dated as of September 5, 1997 (the "Tax Sharing Agreement" and together with the Distribution Agreement, the "Distribution Documents") to define certain aspects of their relationship with respect to taxes and to provide for the allocation of tax assets and liabilities.

               Indemnification

               RCN, Commonwealth Telephone and Cable Michigan have agreed to indemnify one another against certain liabilities. RCN has agreed to indemnify Commonwealth Telephone and its subsidiaries at the time of the Distribution (collectively, the "Commonwealth Telephone Group") and the respective directors, officers, employees and affiliates of each person in the Commonwealth Telephone Group (collectively, the "Commonwealth Telephone Indemnitees") and Cable Michigan and its subsidiaries at the time of the Distribution (collectively, the "Cable Michigan Group") and the respective directors, officers, employees and affiliates of each person in the Cable Michigan Group (collectively, the "Cable Michigan Indemnitees") from and against any and all damage, loss, liability and expense ("Losses") incurred or suffered by any of the Commonwealth Telephone Indemnitees or the Cable Michigan Indemnitees, respectively, (i) arising out of, or due to the failure of RCN or any of its subsidiaries at the time of the Distribution (collectively, the "RCN Group") to pay, perform or otherwise discharge any of the RCN Liabilities (as defined below), (ii) arising out of the breach by any member of the RCN Group of any obligation under the Distribution Agreement or any of the other Distribution Documents and (iii) in the case of the Commonwealth Telephone Indemnitees, arising out of the provision by the Commonwealth Telephone Group of the services described below to the RCN Group except to the extent that such Losses result from the gross negligence or willful misconduct of a Commonwealth Telephone Indemnitee. "RCN Liabilities" refers to (i) all liabilities of the RCN Group under the Distribution Agreement or any of the other distribution documents, (ii) all other liabilities of RCN, Commonwealth Telephone or Cable Michigan (or their respective subsidiaries), except as specifically provided in the Distribution Agreement or any of the other Distribution Documents and whether arising before, on or after the Distribution Date, to the extent such liabilities arise primarily from or relate primarily to the management or conduct of the RCN Businesses prior to the effective time of the Distribution (the liabilities in clauses (i) and (ii) collectively, the "True RCN Liabilities") and (iii) 30% of the Shared Liabilities (as defined below).

               Cable Michigan has agreed to indemnify the RCN Group and the respective directors, officers, employees and affiliates of each person in the RCN Group (collectively, the "RCN Indemnitees") and the Commonwealth Telephone Indemnitees from and against any and all Losses incurred or suffered by any of the RCN Indemnitees or the Commonwealth Telephone Indemnitees, respectively,
(i) arising out of, or due to the failure of any person in the Cable Michigan Group to pay, perform or otherwise discharge any of the Cable Michigan Liabilities (as defined below), (ii) arising out of the breach by any member of the Cable Michigan Group of any obligation under the Distribution Agreement or any of the other distribution documents, (iii) in the case of the Commonwealth Telephone Indemnitees, arising out of the provision by the Commonwealth Telephone Group of services to the Cable Michigan Group except to the extent that such Losses result from the gross negligence or willful misconduct of a Commonwealth Telephone Indemnitee and (iv) in the case of the RCN Indemnitees, arising out of the provision by RCN of the services described below to the Cable Michigan Group except to the extent that such Losses result from the gross negligence or willful misconduct of an RCN Indemnitee. "Cable Michigan Liabilities" refers to (i) all liabilities of the Cable Michigan Group under the Distribution Agreement or any of the other distribution documents,
(ii) all other liabilities of the Cable Michigan, RCN or Commonwealth
Telephone (or their respective subsidiaries), except as specifically provided in the Distribution Agreement or any of the other Distribution Documents and whether arising before, on or after the Distribution Date, to the extent such liabilities arise primarily from or relate primarily to the management or conduct of the business of the Cable Michigan Group prior to the effective time of the Distribution (the liabilities in clauses (i) and (ii) collectively, the "True Cable Michigan Liabilities") and (iii) 20% of the Shared Liabilities (as defined below).

               Commonwealth Telephone has agreed to indemnify the Cable Michigan Indemnitees and the RCN Indemnitees from and against any and all Losses incurred or suffered by any of the Cable Michigan Indemnitees or the RCN Indemnitees, respectively, (i) arising out of, or due to the failure of any person in the Commonwealth Telephone Group to pay, perform or otherwise discharge any of the Commonwealth Telephone Liabilities (as defined below),
(ii) arising out of the breach by any member of the Commonwealth Telephone Group of any obligation under the Distribution Agreement or any of the other Distribution Documents and (iii) in the case of the RCN Indemnitees, arising out of the provision by RCN of the services described below to the Commonwealth Telephone Group except to the extent that such Losses result from the gross negligence or willful misconduct of an RCN Indemnitee.
"Commonwealth Telephone Liabilities" refers to (i) all liabilities of the Commonwealth Telephone Group under the Distribution Agreement or any of the other distribution documents, (ii) all other liabilities of Cable Michigan, RCN or Commonwealth Telephone (or their respective subsidiaries), except as specifically provided in the Distribution Agreement or any of the other Distribution Documents and whether arising before, on or after the Distribution Date, to the extent such liabilities arise primarily from or relate primarily to the management or conduct of the business of the Commonwealth Telephone Group prior to the effective time of the Distribution (the liabilities in clauses (i) and (ii) collectively, the "True Commonwealth Telephone Liabilities") and (iii) 50% of the Shared Liabilities (as defined below).

               "Shared Liability" means any liability (whether arising before, on or after the Distribution Date) of Commonwealth Telephone, RCN or Cable Michigan or their respective subsidiaries which (i)(a) arises from the conduct of the corporate overhead function with respect to Commonwealth Telephone and its subsidiaries prior to the effective time of the Distribution with certain exceptions or (b) is one of certain fees and expenses incurred in connection with the Restructuring and (ii) is not a True Commonwealth Telephone Liability, a True RCN Liability or a True Cable Michigan Liability.

               RCN, Cable Michigan and Commonwealth Telephone have also generally agreed to indemnify each other and each other's affiliates and controlling persons from certain liabilities under the securities laws in connection with certain information provided to shareholders in connection with the Distribution.

               The Distribution Agreement also includes procedures for notice and payment of indemnification claims and provides that the indemnifying party may assume the defense of claims or suits brought by third parties for non-Shared Liabilities and may participate in the defense of claims or suits brought by third parties for Shared Liabilities. RCN is entitled to assume the defense of claims or suits brought by third parties for Shared Liabilities. Any indemnification paid under the foregoing indemnities is to be paid net of the amount of any insurance or other amounts that would be payable by any third party to the indemnified party in the absence of such indemnity.

               The Company does not believe that any of the foregoing indemnities will have a material adverse effect on the business, financial condition or results of operations of the Company.

               Employee Matters

               Under the Distribution Agreement, RCN, Cable Michigan and Commonwealth Telephone agreed generally to assume employee benefits-related liabilities with respect to its current and, in some cases, former employees. Each of RCN, Cable Michigan and Commonwealth Telephone also agreed to an allocation of employee-related liabilities arising out of certain shared operations prior to the Distribution on the same basis as Shared Liabilities are allocated.

               Services and Other Arrangements

               RCN has agreed to provide or cause to be provided to the Commonwealth Telephone Group the following services: (i) accounting, (ii) payroll, (iii) management supervision, (iv) cash management, (v) human resources and benefit plan administration, (vi) insurance administration,
(vii) legal, (viii) tax, (ix) internal audit, (x) investor and public relations and (xi) other miscellaneous administrative services. The fee per year for these services will be 3.5% of the first $175 million of revenue of the Commonwealth Telephone Group and 1.75% of any additional revenue. The fee for 1997 was $8,332,000.

               RCN has also agreed to provide or cause to be provided to the Cable Michigan Group certain specified services for a transitional period after the Distribution. The transitional services to be provided are the following: (i) customer service, (ii) marketing, (iii) accounting, (iv) payroll, (v) management supervision, (vi) cash management, (vii) human resources and benefit plan administration, (viii) insurance administration,
(ix) legal, (x) tax, (xi) internal audit, (xii) programming administration,
(xiii) billing, (xiv) monthly cable guides, (xv) investor and public relations, (xvi) provision of third party programming, and (xvii) other miscellaneous administrative services. Subject to certain limitations, the fee per year for services listed in items (ii)-(xiii), (xv) and (xvii) will be 4.0% of the revenues of the Cable Michigan Group plus a direct allocation of certain consolidated cable administration functions. The fee for customer service listed in item (i) along with the billing service listed in item
(xiii) will be a pro rata share (based on the relative number of subscribers) of the fees and expenses incurred by RCN to provide such customer billing services and fees to the RCN Group and the Cable Michigan Group. The total charge to Cable Michigan for such services rendered in 1997 was $6,740,000. The third party expense incurred by RCN to obtain third party programming and monthly cable guides for Cable Michigan referred to in items (xiv) and (xvi) above, are reimbursed to RCN by Cable Michigan and no additional fee is charged with respect thereto.

               Commonwealth Telephone has agreed to provide or cause to be provided to the RCN Group and the Cable Michigan Group financial data processing applications, lockbox services, storage facilities, LAN and WAN support services, building maintenance and other miscellaneous administrative services for a transitional period after the Distribution. The fees for such services and arrangements will be an allocated portion (based on relative usage) of the cost incurred by Commonwealth Telephone to provide such services and arrangements to all three groups.

               The services will terminate upon 60 days notice by either the service provider or the relevant service recipient, except that the billing, customer service, programming administration and provision of third party programming services provided by RCN to Cable Michigan may not be terminated by RCN on less than one year advance notice to Cable Michigan. A service recipient may also terminate individual services by giving 60 days notice to the applicable service provider.

               The aforementioned arrangements are not the result of arm's length negotiation between unrelated parties as Cable Michigan, Commonwealth Telephone and RCN have certain common officers and directors. Although the transitional service arrangements in such agreements are designed to reflect arrangements that would have been agreed upon by parties negotiating at arm's length, there can be no assurance that Cable Michigan would not be able to obtain similar services at a lower cost from unrelated third parties. Additional or modified agreements, arrangements and transactions may be entered into between the Cable Michigan and either or both of Commonwealth Telephone and RCN after the Distribution, which will be negotiated at arm's length.

               Miscellaneous

               The Distribution Agreement also contains provisions concerning access to information and records and rights to technology, software, intellectual property, know-how or other proprietary rights owned, licensed or held for use by the respective Groups. The Distribution Agreement provides that any dispute arising out of or in connection with the Distribution Agreement will be submitted to arbitration in accordance with the procedures described in the Agreement.

               There exist relationships among Commonwealth Telephone, RCN and Cable Michigan that may lead to conflicts of interest. Each of Commonwealth Telephone, RCN and Cable Michigan is effectively controlled by Level 3 Telecom. In addition, the majority of the Company's named executive officers will also be acting as directors and/or executive officers of one or more group companies. See "Risk Factors--RCN Risk Factors--Control by Level 3 Telecom Holding, Inc.; Conflicts of Interest." The success of the Company may be affected by the degree of involvement of its officers and directors in the Company's business and the abilities of the Company's officers, directors and employees in managing both the Company and the operations of other group companies. Potential conflicts of interest will be dealt with on a case-by-case basis taking into consideration relevant factors including the requirements of NASDAQ and prevailing corporate practices.

               Tax Sharing Agreement

               The Tax Sharing Agreement governs contingent tax liabilities and benefits, tax contests and other tax matters with respect to tax returns filed with respect to tax periods, in the case of Cable Michigan, ending or deemed to end on or before the Distribution Date. Under the Tax Sharing Agreement, Adjustments (as defined in the Tax Sharing Agreement) to taxes that are clearly attributable to the Cable Michigan Group, the RCN Group, or the Commonwealth Telephone Group will be allocated solely to such group. Adjustments to all other tax liabilities will generally be allocated 50% to Commonwealth Telephone, 20% to Cable Michigan and 30% to RCN.

Competition

               Overview

               RCN competes with a wide range of service providers for each of the services that it provides. Virtually all markets for voice and video services are extremely competitive, and RCN expects that competition will intensify in the future. In each of the markets in which it offers voice and video programming services, RCN faces significant competition often from larger, better-financed incumbent local telephone carriers and cable companies, and RCN often competes directly with incumbent providers which have historically dominated their respective local telephone and cable television markets. These incumbents presently have numerous advantages as a result of their historic monopoly control of their respective markets. However, RCN believes that most existing and potential competitors will, at least initially, provide narrower service offerings over limited delivery platforms as compared to the wide range of voice, video and data services that will be provided over RCN's fiber-based networks, thereby providing RCN with an opportunity to achieve important market penetration.

               With respect to local telephone services, RCN competes with the incumbent LECs, and alternative service providers including CLECs. Commercial mobile radio services providers, including cellular carriers (such as Bell Atlantic Mobile Services), personal communications services ("PCS") carriers (such as Sprint Spectrum), and enhanced specialized mobile radio services ("ESMRS") providers (such as NexTel), may also become a source of competitive local and long distance telephone service. However, RCN believes these operators may primarily use competitive access services to transport their calls among their radio transmitter/receiver sites through networks that avoid the incumbent LECs with whom they compete.

               With respect to long distance telephone services, RCN faces, and expects to continue to face, significant competition from the IXCs, including AT&T, Sprint and MCI, which account for the majority of all long distance revenue. The major long distance service providers benefit from established market share and from established trade names brought about by nationwide advertising. RCN, however, regards its long-distance service as a complementary service rather than a principal source of revenue. Certain IXCs, including AT&T, MCI and Sprint, have also announced their intention to offer local services in major U.S. markets using their existing infrastructure in combination with resale of incumbent LEC service, lease of unbundled local loops or other providers' services.

               All of the Company's video services face competition from alternative methods of receiving and distributing television signals and from other sources of news, information and entertainment such as off-air television broadcast programming, newspapers, movie theaters, live sporting events, interactive online computer services and home video products, including videotape cassette recorders. Among the alternative video distribution technologies are home satellite dish earth stations ("HSDs") which enable individual households to receive many of the satellite-delivered program services formerly available only to cable subscribers. Furthermore, the 1992 Act contains provisions, which the FCC has implemented with regulations, to enhance the ability of cable competitors to purchase and make available to HSD owners certain satellite-delivered cable programming at competitive costs. RCN faces additional competition from private satellite master antenna television ("SMATV") systems that serve condominiums, apartment and office complexes and private residential developments. The FCC and Congress have adopted policies providing a more favorable operating environment for new and existing technologies that provide, or have the potential to provide, substantial competition to the Company's various video distribution systems. These technologies include, among others, DBS service whereby signals are transmitted by satellite to receiving facilities located on customer premises. The Company expects that its video programming services will face growing competition from current and new DBS service providers. RCN also competes with wireless program distribution services such as MMDS which use low-power microwave frequencies to transmit video programming over-the-air to subscribers. The Company is unable to predict whether wireless video services will have a material impact on its operations.

               Other new technologies, including Internet-based services, may become competitive with services that RCN can offer. Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. Thus, it is not possible to predict the effect that ongoing or future developments might have on the video industry or on the operations of the Company.

               RCN believes that among the existing competitors, the incumbent LECs, incumbent cable providers and the CLECs provide the most direct competition to RCN in the delivery of "last mile" connections for voice and video services.

               Incumbent LECs

               In each of its target markets for advanced fiber optic networks, RCN faces, and expects to continue to face, significant competition from the incumbent LECs (including Bell Atlantic in New York City and Boston), which currently dominate their local telephone markets. RCN competes with the incumbent LECs in its markets for local exchange services on the basis of product offerings (including the ability to offer bundled voice and video services), reliability, state-of-the-art technology and superior customer service, as well as price. RCN believes that its advanced fiber optic networks provide superior technology for delivering high-speed, high-capacity voice, video and data services as compared to the primarily copper wire based networks of the incumbent LECs. However, the incumbent LECs have begun to expand the amount of fiber facilities in their networks and to prepare to re-enter the long distance telephone service market and, in addition, have long-standing relationships with their customers.

               In addition, under the 1996 Act, and ensuing federal and state regulatory initiatives, barriers to local exchange competition are being removed. The introduction of such competition, however, also establishes the predicate for the incumbent RBOCs, such as Bell Atlantic, to provide in-region interexchange long distance services. The incumbent RBOCs are currently allowed to offer "incidental" long distance service in-region and to offer out-of-region long distance service. Once the incumbent RBOCs are allowed to offer in-region long distance services, they will also be in a position to offer single source local and long distance service similar to that offered by RCN and proposed by the three largest IXCs (AT&T, MCI and Sprint). The Company expects that the increased competition made possible by regulatory reform will result in certain pricing and margin pressures in the telecommunications services business.

               RCN has sought, and will continue to seek, to provide a full range of local voice services in competition with incumbent LECs in its service areas. The Company expects that competition for local telephone services will be based primarily on quality, capacity and reliability of network facilities, customer service, response to customer needs, service features and price, and will not be based on any proprietary technology. As a result of the comparatively recent installation of RCN's advanced fiber optic networks, its dual path architecture and the state-of-the-art technology used in its networks, RCN may have capital cost and service quality advantages over some currently available local networks relied upon by the incumbent LECs, as well as the competitive advantage provided by the ability to deliver a bundled voice and video service.

               The 1996 Act permits the incumbent LECs and others to provide a wide variety of video services directly to subscribers in competition with RCN. Various LECs currently are providing video services within and outside their telephone service areas through a variety of distribution methods, including both the deployment of broadband wire facilities and the use of wireless transmission facilities. The Company cannot predict the likelihood of success of video service ventures by LECs or the impact on the Company of such competitive ventures.

               Incumbent Cable Television Service Providers

               Certain of RCN's video service businesses compete with incumbent wireline cable companies in their respective service areas. In particular, RCN's advanced fiber optic networks compete for cable subscribers with the major wireline cable operators in New York City and Boston, primarily Time-Warner Cable in New York City and Cablevision in Boston. RCN's wireless video service in New York City competes primarily with Time-Warner Cable. RCN believes that the expanded capacity and fiber-to-node architecture of its advanced fiber optic networks in New York City and Boston make it better equipped to provide high-capacity communications services than coaxial cable based networks utilizing "tree and branch" architecture. RCN's Pennsylvania hybrid fiber/coaxial cable television system competes with an alternate service provider, Service Electric, which also holds a franchise for the relevant service area.

               Since cable television systems generally operate pursuant to franchises granted on a non-exclusive basis, and the 1992 Act prohibits franchising authorities from unreasonably denying requests for additional franchises and permits franchising authorities to operate cable systems, well-financed businesses from outside the cable industry (such as the public utilities that own certain of the poles on which cable is attached) may become competitors for franchises or providers of competing services.

               CLECs and Other Competitors

               RCN also faces, and expects to continue to face, competition from other potential competitors in certain of the markets in which RCN offers its services. Other CLECs, such as Teleport Communications Group, compete for local telephone services, although they have to date focused primarily on the market for commercial customers rather than residential customers. In addition, potential competitors capable of offering private line and special access services also include other smaller long distance carriers, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users, including Winstar, Dualstar and New Vision. However, RCN believes that, at least initially, it is relatively unique in its markets in offering bundled voice, video and data services to customers in residential areas, and in striving to connect residential customers directly to its advanced fiber optic network.

               Internet Services

               The market for Internet access services is extremely competitive and highly fragmented. No significant barriers to entry exist, and accordingly competition in this market is expected to intensify. The Company competes (or in the future may compete) directly or indirectly with (i) national and regional ISPs; (ii) established online services; (iii) computer software and technology companies; (iv) national telecommunications companies;
(v) LECs; (vi) cable operators; and (vii) nonprofit or educational ISPs, and some of these present or potential future competitors have or can be expected to have substantially greater market presence and financial, technical, marketing and other resources than the Company. Certain of the Company's online competitors, including America Online, the Microsoft Network and Prodigy, have introduced unlimited access to the Internet and their proprietary content at flat rates, and certain of the LECs have also introduced competitive flat-rate pricing for unlimited access (without a set-up fee for at least some period of time). Bell Atlantic has recently filed with the FCC a petition for an exemption from a regulation prohibiting it from building a high-speed network. Bell Atlantic's petition requests that such network, which would serve as an Internet backbone, not be subject to pricing and other regulatory restriction. The network would span the states from Maine to Virginia. There can be no assurance that competition will not lead to pricing pressures in the Internet business. For additional information on the competitive environment in which the Company operates, see "Description of the Business Conducted by RCN--Competition."

               Other new technologies may become competitive with services that RCN can offer. Cellularvision, a provider of LMDS, recently began offering wireless Internet and video programming services in New York City and has announced plans to offer telephone service in the future. Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. In addition, a continuing trend toward business combinations and alliances in the telecommunications industry may also create significant new competitors to RCN. The Company cannot predict whether competition from such developing and future technologies or from such future competitors will have a material impact on its operations.

Regulation

               The telephone and video programming transmission services offered by the Company are subject to federal, state and local government regulation. The 1996 Act, which became effective in February 1996, introduced widespread changes in the regulation of the communications industry, including the local telephone, long distance telephone, data services, and television entertainment segments in which the Company operates. The 1996 Act was intended to promote competition and decrease regulation of these segments of the industry. The law delegates to both the FCC and the states broad regulatory and administrative authority to implement the 1996 Act.

               Telecommunications Act of 1996

               The 1996 Act eliminates many of the pre-existing legal barriers to competition in the telephone and video programming communications businesses, preempts many of the state barriers to local telephone service competition that previously existed in state and local laws and regulations, and sets basic standards for relationships between telecommunications providers.

               Among other things, the 1996 Act removes barriers to entry in the local exchange telephone market by preempting state and local laws that restrict competition and by requiring LECs to provide nondiscriminatory access and interconnection to potential competitors, such as cable operators, wireless telecommunications providers, and long distance companies. In addition, the 1996 Act provides relief from the earnings restrictions and price controls that have governed the local telephone business for many years. The 1996 Act will also, once certain thresholds are met, allow incumbent RBOCs to enter the long distance market within their own local service regions.

               Regulations promulgated by the FCC under the 1996 Act require LECs to open their telephone networks to competition by providing competitors interconnection, access to unbundled network elements and retail services at wholesale rates. As a result of these changes, companies such as RCN are now able to interconnect with the incumbent LECs in order to provide local exchange services. Numerous parties appealed certain aspects of these regulations, and the appeals were consolidated in the United States Court of Appeals for the Eighth Circuit. On July 18, 1997, the Eighth Circuit found constitutional challenges to certain practices implementing cost provisions of the Telecommunications Act that were ordered by certain state PUCs to be premature; vacated significant portions of the FCC's nationwide pricing rules; and confined the use of combined unbundled network elements to instances where the requesting carrier itself would do the combining. On October 14, 1997, the Eighth Circuit issued a decision vacating additional FCC rules that will likely have the effect of increasing the cost of obtaining the use of combinations of an incumbent LEC's unbundled network elements. On January 26, 1998, the Supreme Court granted a writ of certiorari under which it will review the July 18 Eighth Circuit decision; it is expected (but not yet certain) that the Court will hear arguments on this case in the fall of 1998. The Eighth Circuit decisions create uncertainty about the rules governing pricing and terms and conditions of interconnection agreements, and could make negotiating and enforcing such agreements more difficult and protracted and may require renegotiation of existing agreements. Prior to the Eighth Circuit decisions, the Company had entered into interconnection agreements with Bell Atlantic, covering all of its target market area, that are generally consistent with the FCC guidelines, and those agreements remain in effect notwithstanding the reversal of the FCC rules. There can be no assurance, however, that the Company will be able to obtain or enforce future interconnection agreements, or obtain renewal of existing agreements, on terms acceptable to the Company.

               Certain RBOCs have also raised constitutional challenges to restrictions in the 1996 Act preventing BOCs from entering the long distance market in their home region. On December 31, 1997, the U.S. District Court for the Northern District of Texas issued the SBC Decision finding that Sections 271 to 275 of the 1996 Act are unconstitutional. These sections of the Act impose restrictions on the lines of business in which the RBOCs may engage, including establishing the conditions they must satisfy before they may provide in-region interLATA telecommunications services. The District Court has stayed the SBC Decision pending appeal. If the stay is lifted, the RBOCs (including Bell Atlantic, which was permitted to intervene in the case) would be able to provide interLATA services immediately without satisfying the statutory conditions. Although the Company believes the factual assumptions and legal reasoning in the SBC Decision are erroneous and therefore the decision will likely be reversed on appeal, there can be no assurance of this outcome. If the SBC Decision were upheld on appeal it may have an unfavorable effect on the Company's business for at least two reasons. First, RBOCs currently have an incentive to foster competition within their service areas so that they can qualify to offer interLATA services. The SBC Decision removes this incentive by allowing RBOCs to offer interLATA service without regard to their progress in opening their local markets to competition. However, the SBC Decision would not affect other provisions of the Act which create legal obligations for all incumbent LECs to offer interconnection and network access, and therefore will not impair the Company's ability to compete in local exchange markets. Second, the Company is legally able to offer its customers both long distance and local exchange services, which the RBOCs currently may not do. This ability to offer "one-stop shopping" gives the Company a marketing advantage that it would no longer enjoy if the SBC Decision were upheld on appeal. The Company cannot predict either the outcome of these or future challenges to the 1996 Act, any related appeal of regulation or court decision, or the eventual effect on its business or the industry in general.

               The 1996 Act also makes far-reaching changes in the regulation of the video programming transmission services offered by RCN, including changes to the regulations applicable to video operators, the elimination of restrictions on telephone company entry into the video business, and the establishment of a new OVS regulatory structure for telephone companies and others to offer such services. Under the 1996 Act, local telephone companies, including both incumbent LECs such as Bell Atlantic, and CLECs such as RCN, may provide service as traditional cable television operators subject to municipal cable television franchises, or they may opt to provide their programming over non-franchised open video systems subject to certain conditions, including, but not limited to, making available a portion of their channel capacity for use by unaffiliated program distributors and satisfying certain other requirements, including providing capacity for public, educational and government channels, and payment of a gross receipts fee equivalent to the franchise fee paid by the incumbent cable television operator. RCN is one of the first CLECs to provide television programming over an advanced fiber optic network pursuant to the OVS regulations implemented by the FCC under the 1996 Act. As discussed below, RCN is currently providing OVS service in the City of Boston, in the City of New York and in a number of communities surrounding Boston. Starpower is negotiating similar agreements in Washington and surrounding communities.

               Regulation of Voice Services

               RCN's voice business is subject to regulation by the FCC at the federal level with respect to interstate telephone services (i.e., those that originate in one state and terminate in a different state). State regulatory commissions have jurisdiction over intrastate communications (i.e., those that originate and terminate in the same state).

               State Regulation of Intrastate Local and Long Distance
Telephone Services.   RCN's intrastate telephone services are regulated by the
public service commissions or comparable agencies of the various states in which these services are offered. RCN subsidiaries have received either permanent or interim authority to offer intrastate telephone services, including local exchange service, in Massachusetts, New York, Pennsylvania, Maryland, the District of Columbia, and Virginia (as well as in some neighboring jurisdictions where the Company does not currently operate but may expand in the future). Starpower has filed separately applications for similar authority in Maryland, the District of Columbia, and Virginia, all of which have been granted. RCN's resale agreements with Bell Atlantic have been approved, pursuant to Section 252 of the Communications Act, by state regulatory commissions in Delaware, the District of Columbia, Maine, Maryland, Massachusetts, New York, New Jersey, New Hampshire, Pennsylvania, Rhode Island, Vermont, and Virginia.

               RCN Long Distance Company is authorized to offer intrastate long distance services in Pennsylvania, New York and Massachusetts and, in addition, has received state regulatory authority to offer such services in 45 other states nationwide. Pursuant to such authorizations, RCN Long Distance Company is permitted to resell intrastate long distance services both to other carriers, including RCN's local operating subsidiaries and Starpower for resale to their end user subscribers, and to its own end user customers.

               FCC Regulation of Interstate and International Telephone
Services.   RCN, through several of its subsidiaries, including RCN Long
Distance Company, may also provide domestic interstate telephone services nationwide pursuant to tariffs on file at the FCC, and has been authorized by the FCC under Section 214 of the 1996 Act to offer worldwide international services as well. RCN is authorized to resell in-state long-distance services in 48 states (all except Alaska and Hawaii), and, where required, has registered with or obtained licenses or certificates from state regulatory agencies for the provision of this service.

               Local Regulation of Telephone Services.   Municipalities also
regulate limited aspects of RCN's voice business by, for example, imposing various zoning requirements and, in some instances, requiring telecommunications licenses, franchise agreements and/or installation permits for access to local streets and rights-of-way. In New York City, for example, RCN will be required to obtain a telephone franchise in order to provide voice services using its advanced fiber optic network facilities located in the streets of New York City (although services may be provided over certain leased or resold facilities pending receipt of a franchise).

               Regulation of Video Services

               Open Video Systems.   In February 1997, RCN subsidiaries were
certified to operate OVS networks in the five boroughs of New York City and, as part of the BECO joint venture, in Boston and 47 surrounding communities. Initiation of OVS services is subject to completion of an open enrollment period for non-affiliated video programmers to seek capacity on the systems and upon negotiation of certain agreements with local governments. The initial open enrollment period for both the New York City and Boston area systems has expired. RCN executed an agreement with the City of Boston on June 2, 1997, and initiated OVS service in the City on that day. Pursuant to its agreement with the City of Boston, RCN will be required to pay a fee to the City equal to 5% of video revenues. RCN has entered into similar OVS agreements or is in the process of negotiating agreements with certain other Boston-area municipalities, either to offer OVS services or franchised cable television services. RCN executed an agreement with the City of New York on December 29, 1997 and has initiated OVS service in the Borough of Manhattan pursuant to that agreement.

               In areas where it offers video programming services as an OVS operator, RCN is required to hold a 90-day open enrollment period every three years, during which times RCN will be required to offer capacity on its network to other VPPs. Under the OVS regulations, RCN must offer at least two-thirds of its capacity to unaffiliated parties, if demand for such capacity exists during the open enrollment period. In certain areas, RCN is in discussions with local municipal authorities to explore the feasibility of obtaining a cable franchise in lieu of an OVS agreement, and will consider providing RCN video service pursuant to franchise agreements rather than OVS certification, if franchise agreements can be obtained on terms and conditions acceptable to RCN. However, RCN will consider the relative benefits of OVS certification versus local franchise agreements, including the possible imposition of universal service requirements, before making any such decisions. In addition, the current FCC rules concerning OVS are subject to appeal in the United States Court of Appeals and, to the extent that certain favorable aspects of the FCC's rules are overturned on appeal, the determination of whether to operate as an OVS provider versus as a franchised cable television operator may be affected. Moreover, the incumbent cable television provider in Boston, Cablevision Systems, has requested that the FCC permit it to obtain capacity on RCN's Boston area OVS network, and Time Warner, the incumbent cable television provider in certain communities in the Boston area, has made a similar filing at the FCC with respect to its request for capacity on the Boston OVS network. RCN will continue to oppose these requests, but to the extent that the FCC were to grant any such request(s), such a result would likely affect the Company's determination as to whether to operate as an OVS provider versus as a franchised cable television operator.

               Prior to its certification as an OVS provider, RCN offered limited video programming services using the VDT services offered by MFS/WorldCom in Manhattan and the City of Boston. In February 1997, the FCC held that MFS/WorldCom's facilities did not qualify as video dialtone facilities entitled to an extension of time to comply with the newly adopted OVS rules; nonetheless, the FCC did not direct MFS/WorldCom and RCN to cease video programming distribution operations over the MFS/WorldCom platform. One of the incumbent cable television companies in New York City has filed a complaint with the New York Public Service Commission challenging the former (pre-OVS) operations of RCN and WorldCom under the VDT framework, which remains pending before that commission.

               Wireless Video Services. RCN's 18 GHz wireless video services in New York City are distributed using microwave facilities provided by Bartholdi Cable pursuant to temporary authorizations issued to Bartholdi Cable by the FCC. Bartholdi Cable has agreed to provide transmission services to RCN until RCN has either converted the wireless video subscribers to its advanced fiber optic network facilities or has obtained FCC authority to provide such services pursuant to its own wireless radio licenses. In addition, Bartholdi Cable has agreed to transfer to RCN the transmission equipment on demand. Bartholdi Cable's obligation to provide transmission services is subject to Bartholdi Cable having licenses from the FCC to provide such services. The qualifications of Bartholdi Cable to hold certain of the licenses needed to provide transmission services to RCN are at issue in an FCC proceeding in which an Initial Decision was released on March 6, 1998. In the Initial Decision, the Administrative Law Judge found Bartholdi Cable unqualified with respect to 15 such licenses. The Administrative Law Judge declared that the Initial Decision would become effective 50 days after its release unless Bartholdi Cable filed exceptions to the Initial Decision within 30 days of its release or the FCC elected to review the case on its own motion. Bartholdi Cable filed exceptions to the Initial Decision on April 7, 1998. Because of the uncertainty as to Bartholdi Cable's right in the future to offer transmission services to RCN, the Company filed its own license applications at the FCC for all of the microwave transmission paths which are currently being used by Bartholdi Cable to provide transmission services to RCN and, in light of the increased uncertainties resulting from the Initial Decision in the FCC proceeding involving certain of Bartholdi Cable's licenses, the Company expects now actively to pursue its license applications. While the Company expects to receive authorizations to transmit over these microwave paths, there can be no assurance that RCN will be able to offer wireless video services pursuant to its own FCC licenses or that the FCC's investigation will be resolved favorably. The failure to obtain such license or resolve such proceedings would materially adversely affect the Company's wireless video operations in New York City.

               There can be no assurance that RCN will be able to obtain or retain all necessary authorizations needed to construct advanced fiber optic network facilities, to convert its wireless video subscribers to an advanced fiber optic network or to offer wireless video services pursuant to its own FCC licenses.

               Hybrid Fiber/Coaxial Cable.   RCN's hybrid fiber/coaxial cable
systems are subject to regulation under the 1992 Act, which provides, among other things, for rate regulation for cable services in communities that are not subject to "effective competition," certain programming requirements, and broadcast signal carriage requirements that allow local commercial television broadcast stations to require a cable system to carry the station. Local commercial television broadcast stations may elect once every three years to require a cable system to carry the station ("must-carry"), subject to certain exceptions, or to withhold consent and negotiate the terms of carriage ("retransmission consent"). A cable system generally is required to devote up to one-third of its activated channel capacity for the carriage of local commercial television stations whether pursuant to the mandatory carriage or retransmission consent requirements of the 1992 Act. Local non-commercial television stations are also given mandatory carriage rights. The FCC recently issued rules establishing standards for digital television ("DTV"). Among other provisions, the FCC's rules require television stations to simulcast their NTSC and DTV signals for a period of years. During this simulcast period, it is unclear whether must-carry rules will apply to DTV signals. The Communications Act permits franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. Cable systems with 36 or more channels must designate a portion of their channel capacity for commercial leased access by third parties to provide programming that may compete with services offered by the cable operator.

               On September 8, 1997, the Company was notified by the FCC that it has ruled that certain of the Company's upper levels of service for its New Jersey systems are regulated levels of service and that the Company's rates for such levels of service have exceeded the allowable rates under the FCC rate regulation rules which have been effective since September 1993. The Company had treated these levels of service as unregulated. The Company intends to contest this decision. The Company does not believe that the ultimate resolution of this matter will have a material impact on its results of operations or financial condition.

               Because a cable communications system uses local streets and rights-of-way, such cable systems are generally subject to state and local regulation, typically imposed through the franchising process. The terms and conditions of state or local government franchises vary materially from jurisdiction to jurisdiction and generally contain provisions governing cable service rates, franchise fees, franchise term, system construction and maintenance obligations, customer service standards, franchise renewal, sale or transfer of the franchise, territory of the franchisee and use and occupancy of public streets and types of cable services provided. Local franchising authorities (state or local, depending on the practice in individual states) may award one or more franchises within their jurisdictions and prohibit non-grandfathered cable systems from operating without a franchise in such jurisdictions. The Communications Act also provides that in granting or renewing franchises, local authorities may establish requirements for cable-related facilities and equipment, but not for video programming or information services other than in broad categories. The Communications Act limits the payment of franchise fees to 5% of revenues derived from cable operations and permits the cable operator to obtain modification of franchise requirements by the franchise authority or judicial action if warranted by changed circumstances.

               RCN's ability to provide franchised cable television services is dependent to a large extent on its ability to obtain and renew its franchise agreements from local government authorities on generally acceptable terms. RCN currently has 91 franchise agreements relating to the hybrid fiber/coaxial cable systems in New York (outside New York City), New Jersey and Pennsylvania. These franchises typically contain many conditions, such as time limitations on commencement and completion of construction, conditions of service, including the number of channels, the provision of free service to schools and certain other public institutions, and the maintenance of insurance and indemnity bonds. These franchises provide for the payment of fees to the issuing authorities and generally range from 3% to 5% of revenues. The duration of these outstanding franchises presently varies up to the year 2011. To date, all of RCN's cable franchises have been renewed or extended, generally at or prior to their stated expirations and on acceptable terms. Approximately 39 of RCN's hybrid fiber/coaxial cable systems' franchises are due for renewal within the next three years. No assurance can be given that RCN will be able to renew its franchises on acceptable terms. No one franchise accounts for more than 7% of RCN's total revenue. RCN's five largest franchises account for approximately 27% of RCN's total revenue.

               The hybrid fiber/coaxial cable systems are also subject to certain service quality standards and other obligations imposed by the FCC and, where effective competition has not been demonstrated to exist, to rate regulation by the FCC as well. RCN's cable television system in Pennsylvania has been operating in a competitive cable environment for almost 30 years, with approximately 80% of the homes passed having access to an alternate cable operator, Service Electric Cable TV. As a result, the Company's Pennsylvania cable system is exempt from many FCC cable television regulations, including rate regulation. Its other cable television systems in New York State and New Jersey currently remain subject to FCC rate regulation. With the passage of the 1996 Act, however, all cable systems rates will be deregulated as effective competition is shown to exist in the franchise area, or by March 31, 1999, whichever date is sooner. RCN anticipates that the remaining provisions of the 1992 Act that do not relate to rate regulation, such as the provisions relating to retransmission consent and customer service standards, will remain in place and may serve to reduce the future operating margins of RCN's hybrid fiber/coaxial cable television businesses as video programming competition develops in its cable television service markets.

               The Communications Act requires the FCC to regulate the rates, terms and conditions imposed by public utilities for cable systems' use of utility pole and conduit space unless state authorities can demonstrate that they adequately regulate pole attachment rates. In the absence of state regulation, the FCC administers pole attachment rates on a formula basis. In some cases, utility companies have increased pole attachment fees for cable systems that have installed fiber optic cables and that are using such cables for the distribution of non-video services. The FCC concluded that, in the absence of state regulation, it has jurisdiction to determine whether utility companies have justified their demand for additional rental fees and that the Communications Act does not permit disparate rates based on the type of service provided over the equipment attached to the utility's pole. The 1996 Act and the FCC's implementing regulations modify the current pole attachment provisions of the Communications Act by immediately permitting certain providers of telecommunications services to rely upon the protections of the current law and by requiring that utilities provide cable systems and telecommunications carriers with nondiscriminatory access to any pole, conduit or right-of-way controlled by the utility. The FCC has recently adopted new regulations to govern the charges for pole attachments used by companies provided telecommunications services, including cable operators. These new pole attachment rate regulations will become effective five years after enactment of the 1996 Act, and any increase in attachment rates resulting from the FCC's new regulations will be phased in equal annual increments over a period of five years beginning on the effective date of the new FCC regulations. The ultimate outcome of these rulemakings and the ultimate impact of any revised FCC rate formula or of any new pole attachment rate regulations on the Company or its businesses cannot be determined at this time.

               The 1992 Act, the 1996 Act and FCC regulations preclude any satellite video programmer affiliated with a cable company, or with a common carrier providing video programming directly to its subscribers, from favoring an affiliated company over competitors and require such programmers to sell their programming to other multichannel video distributors. These provisions limit the ability of program suppliers affiliated with cable companies or with common carriers providing satellite delivered video programming directly to their subscribers to offer exclusive programming arrangements to their affiliates. The Communications Act also includes provisions, among others, concerning horizontal and vertical ownership of cable systems, customer service, subscriber privacy, marketing practices, equal employment opportunity, obscene or indecent programming, regulation of technical standards and equipment compatibility.

               In addition to the FCC regulations noted above, there are other FCC regulations covering such areas as equal employment opportunity, syndicated program exclusivity, network program non-duplication, registration of cable systems, maintenance of various records and public inspection files, microwave frequency usage, lockbox availability, sponsorship identification, antenna structure notification, tower marking and lighting, carriage of local sports broadcast programming, application of rules governing political broadcasts, limitations on advertising contained in non-broadcast children's programming, consumer protection and customer service, ownership of home wiring, indecent programming, programmer access to cable systems, programming agreements, technical standards, consumer electronics equipment compatibility and closed captioning. The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations.

               Other bills and administrative proposals pertaining to cable television have previously been introduced in Congress or considered by other governmental bodies over the past several years. It is probable that there will be legislative proposals in the future by Congress and other governmental bodies relating to the regulation of communications services.

               Cable television systems are subject to federal compulsory copyright licensing covering the retransmission of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their basic revenues to a federal copyright royalty pool, cable operators can obtain blanket licenses to retransmit the copyrighted material on broadcast signals.

               The data services business, including Internet access, is largely unregulated at this time (apart from Federal, state, and local laws and regulations applicable to businesses in general). However, there can be no assurance that this business will not become subject to regulatory restraints. Some jurisdictions have sought to impose taxes and other burdens on providers of data services, and to regulate content provided via the Internet and other information services. RCN expects that proposals of this nature will continue to be debated in Congress and state legislatures in the future. In addition, although the FCC has on several occasions rejected proposals to impose additional costs on providers of Internet access service and other data services to the extent they use local exchange telephone network facilities for access to their customers, similar proposals may well be considered by the FCC or Congress in the future.

               The foregoing does not purport to describe all present and proposed federal, state, and local regulations and legislation affecting the telephone and video programming industries. Other existing federal regulations, copyright licensing, and, in many jurisdictions, state and local franchise requirements, are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which communications companies operate. The ultimate outcome of these proceedings, and the ultimate impact of the 1996 Act or any final regulations adopted pursuant to the new law on RCN or its businesses cannot be determined at this time.

Employees

               As of December 31, 1997, RCN had 1,150 full-time employees including general office and administrative personnel. RCN considers relations with its employees to be good.

Properties

               Overview of Advanced Fiber Optic Networks

               RCN's advanced fiber optic networks in Boston and New York City are, and RCN expects that its future networks will be, designed to support voice, video and data services via a switched, fiber-rich network architecture. The Company's full service advanced fiber optic networks in Boston and New York City consist of owned or leased fiber optic cables, local and long distance digital switches, video headends, video and voice transmission and distribution equipment and associated wiring and network termination equipment. The Company's local telephone switching network (consisting of Lucent 5ESS-2000 switches) is installed and fully operational in Boston and in New York City. The networks' leased fiber optic cables make up the fiber backbone, which acts as the common signal transport medium for both digital signals (voice and data) and analog signals (video). In both New York City and Boston, the digital backbone transmission network utilizes synchronous optical network ("SONET") self-healing rings that provide high speed, redundant connections for the delivery of RCN's voice and data services. Facility connections from the backbone network to individual buildings or service areas are provided by either leased facilities provided by MFS/WorldCom, BECO or the incumbent LEC, or through RCN-owned fiber. This fiber backbone includes over 5,267 fiber miles in New York City and over 9,347 fiber miles in Boston. RCN owns two switches (one in Boston and one in New York
City) and two General Instrument video headends that are installed and in service in both Boston and New York City. As of December 31, 1997, RCN had connected 493 buildings (424 in NYC and 69 in Boston) to its facilities.

               Fiber optic systems are suitable for transmission of digitized voice, data, video or a combination of these types of information. The main benefits of deploying fiber in place of traditional coaxial cable or copper wire result from its greater capacity, increased functionality, smaller size and decreased requirements for periodic amplification of the signal. These factors contribute to lower installation and maintenance costs and increase the variety and quality of the service offerings. The inherent bandwidth limitations of twisted pair copper wire historically used in telephone networks present a substantial obstacle to the use of existing telephone networks to provide video programming services. Although coaxial cable provides substantially greater bandwidth than twisted pair copper wire, fiber optic cable provides substantially greater bandwidth than coaxial cable. Consequently, newly constructed fiber networks such as RCN's provide a superior platform for delivering high speed, high capacity voice, video and data services as compared to systems based on copper wire or coaxial cable networks.

               The fiber cable utilized by RCN's networks has the increased capacity and bandwidth necessary for complex data and video transmission. The fiber optic cable typically contains between 12 and 288 fiber strands, each of which is capable of providing many telecommunications channels or "circuits." Depending on transmission electronics, a single pair of glass fibers on RCN's networks currently can transmit tens of thousands of simultaneous voice conversations, whereas even with multiplexing equipment a typical pair of copper wires can carry a maximum of 24 simultaneous conversations. Although the LECs commonly use copper wire in their networks, they are currently deploying fiber optic cable to upgrade portions of their copper based network, particularly in areas served by RCN. RCN expects that continuing development in communications equipment will increase the capacity of each optical fiber, thereby providing even more capacity at relatively low incremental cost.

               As the Company's network is further developed, it will be dependent on certain strategic alliances and other arrangements in order to provide the full range of its telecommunication service offerings. These relationships include RCN's arrangements with MFS/WorldCom to lease portions of MFS/WorldCom's fiber optic network in New York City and Boston, RCN's joint venture with BECO under which the Company has access to BECO's extensive fiber optic network in Greater Boston, the Starpower joint venture with Pepco Communications, a subsidiary of PEPCO, and RCN's arrangements to lease Bell Atlantic unbundled local loop and T-1 facilities. See "--Strategic Relationships" and "--Voice Services--Advanced Fiber Optic Networks." Any disruption of these arrangements and relationships could have a material adverse effect on the Company.

               Voice Services

               Advanced Fiber Optic Networks.   The Company's advanced fiber
optic networks in New York City and Boston utilize a voice network that supports both switched and non-switched (private line) services. Individual buildings are connected to the network backbone via fiber extensions that are generally terminated on SONET equipment, which provide redundant and fail-safe interconnection between the building and the RCN central office or switch location. In situations where fiber extensions are not yet available, interim facility connections can be provided by leasing special access facilities through a leasing arrangement with MFS/WorldCom or the incumbent LEC. In this regard, RCN has in place arrangements which allow it to lease certain facilities owned by the incumbent LECs (unbundled local loops and T-1 facilities) to provide voice services. This enables RCN to provide voice and data services to off-net subscribers who are not physically connected to RCN's advanced fiber optic network. As RCN's network expands to reach more areas within a target market, subscribers served by these temporary connections will be migrated to RCN's advanced fiber optic network. Within a building (or small grouping of buildings) a voice service hub is established by installing an Integrated Digital Loop Carrier ("IDLC") device, which acts as the point of interface between the SONET backbone facility and the intra-building wiring. Each IDLC is installed with a standby power system and is capable of serving up to 672 lines. The IDLC is capable of supporting a wide range of both non-switched services (DS-1, digital data) and switched voice services and features including ISDN, Custom Calling and CLASS features. Within each building, internal wiring (twisted pair copper cable) connects the IDLC to the customer premises and the customer-owned telephone equipment. In certain instances, voice service is extended to other buildings in the building group or cluster via either fiber optic cable or twisted pair copper cable. At the time of initial wiring, RCN generally installs wiring in excess of its initial requirements, in order to meet future subscriber demand.

               Video Programming

               Advanced Fiber Optic Networks.   There are presently two video
headend locations within RCN's advanced fiber optic networks in New York City and Boston. The video headends consist of optical transmitters, optical receivers, satellite receivers, signal processors, modulators, encoding equipment and network status monitoring and automated tape distribution equipment. From the headend, the video signal is distributed to individual fiber nodes or receivers via the same fiber cable backbone used to deliver the voice and data service. The fiber cable terminates in a fiber optic receiver within an individual building or service area. From the fiber node, coaxial cable and related distribution equipment is used to distribute the video signals to the customer premises. The bandwidth of the video distribution is a minimum of 750 MHZ, which is capable of supporting a minimum of 110 video channels. This distribution plant is specifically designed to be predominantly fiber-based, which increases the reliability and improves the quality of the services delivered compared to traditional cable television distribution architectures.

               Wireless Video. RCN also owns and operates a "wireless video" television system (which was formerly operated as Liberty Cable Television of New York, the operations of which were acquired by RCN in 1996) using point-to-point 18GHz microwave technology. RCN is utilizing this system in New York City as an alternate platform for delivering television programming to buildings that are not yet connected to the advanced fiber optic network. RCN expects that the majority of the buildings currently served by the wireless service will ultimately be connected to the network, to the extent that connection is feasible. As buildings are connected to the RCN network, RCN will reuse the microwave equipment to provide service to other customers in off-network premises. The transmission equipment and microwave services used to provide RCN's wireless service are provided by Bartholdi Cable, which formerly operated Liberty Cable Television of New York. Bartholdi Cable has agreed to provide transmission services to RCN until RCN has either converted the subscribers to its advanced fiber optic network or has obtained FCC authority to provide such services pursuant to its own licenses. In addition, Bartholdi Cable has agreed to transfer to RCN the transmission equipment on demand. Bartholdi Cable's obligation to provide transmission services is subject to Bartholdi Cable having authority to provide such services. The qualifications of Bartholdi Cable to hold certain of the licenses needed to provide transmission services to RCN are at issue in an FCC proceeding in which an Initial Decision was released on March 6, 1998. In the Initial Decision, the Administrative Law Judge found Bartholdi Cable unqualified with respect to 15 such licenses. The Administrative Law Judge declared that the Initial Decision would become effective 50 days after its release unless Bartholdi Cable filed exceptions to the Initial Decision within 30 days of its release or the FCC elected to review the case on its own motion. Bartholdi Cable filed exceptions to the Initial Decision on April 7, 1998. Because of the uncertainty as to Bartholdi Cable's right in the future to offer transmission services to RCN, the Company filed its own license applications at the FCC for all of the microwave transmission paths which are currently being used by Bartholdi Cable to provide transmission services to RCN and, in light of the increased uncertainties resulting from the Initial Decision in the FCC proceeding involving certain of Bartholdi Cable's licenses, the Company expects now actively to pursue its license applications. There can be no assurance that RCN will be able to obtain its own FCC license.

               Hybrid Fiber/Coaxial Cable Systems. RCN owns and operates hybrid fiber/coaxial cable television networks in Pennsylvania, New Jersey and New York State (outside of New York City), all within 75 miles of New York City. These networks offer expanded bandwidth and a platform for two-way services, and have an aggregate of 658 route miles of fiber optic cable, including separate high capacity fiber optic rings with a minimum 84 fibers in Pennsylvania (covering approximately 69 route miles) designed and constructed as competitive telephony networks. The New York system includes 211 route miles of fiber optic cable serving 98 nodes from one head-end. Approximately 70% of the New York system is two-way active 750 MHZ plant with 84 active channels of programming. The New Jersey system has deployed 144 route miles of fiber optic cable (over 30 miles of which is two-way active) from two head-ends, and generally operates a 400/450 MHZ plant providing 62 channels of video programming. The Pennsylvania system operates 2,649 miles of coaxial cable and over 234 route miles of fiber with 43 nodes from one headend, operating at 550 MHZ with 84 active channels. All of the Company's hybrid fiber/coaxial cable systems are 100% one-way addressable.

               These fiber-rich networks provide a basic fiber optic platform capable of enhancement for supporting two-way services, such as high-speed Internet services, in the future. RCN is presently expanding the fiber capacity of certain of these fiber/coaxial cable television networks so that they will be capable of delivering switched two-way services in the future. In August 1997, RCN commenced offering resold local phone service, long distance and Internet access to customers in the area served by its Hybrid Fiber/Coaxial Cable Systems in Pennsylvania.

               Data Services

               RCN's Internet access and data transmission services are currently provided over the advanced fiber optic network via dial-up modems facilitated through the RCN voice network in on-net subscriber applications. In off-net situations, subscribers use conventional dial-up modems through the incumbent LEC network to access RCN's Internet transmission network. RCN is beginning to offer Internet and data transmission services via cable modems. Cable modems, which utilize the broadband coaxial plant, offer higher speed access for data transmission than the speeds achieved by conventional telephone dial-up technology.

               Erols provides high quality Internet access services to businesses by utilizing high-speed access via ISDN, frame relay, fractional T-1, T-1 and T-3 circuits. Erols' network infrastructure currently supports modems with dial-access speeds of up to 56 Kbps. Erols provides new dial-access subscribers with its easy-to-install proprietary access software package, which incorporates a telephone dialer, an e-mail platform, a Web browser (either Netscape Communication Corporation's ("Netscape") Navigator (a registered trademark of Netscape) or Microsoft Corp.'s Microsoft[Registered] Internet Explorer) and SurfWatch(TM) software for parental control over Internet content access. This software package permits simplified access to the Internet through a "point and click" graphical user interface. After installation, the subscriber has a direct connection to the Internet using Point-to-Point Protocol and access to all of the Internet's resources, including e-mail, the World Wide Web, Usenet News service and Internet Relay Chat. Access software automatically displays the Erols World Wide Web site each time a subscriber logs on, providing Erols with the opportunity to communicate with its subscribers at the start of each session. Erols maintains "24 x 7" subscriber and technical support 365 days a year.

               Ultranet utilizes K56Flex protocol to support its POPs, a result of a major mid-1997 upgrade in Ultranet transmission equipment. This advancement allows users to gain access two to four times more quickly to equipment that is also more reliable. The new infrastructure takes advantage of Rockwell technology that supports the K56Flex modems (speeds up to 56 Kbps) and ISDN (speeds up to 128 Kbps). By connecting users to the Internet faster, downloading time is decreased, and in turn, telephone costs and time online.

               RCN intends to extend its network to cover most of the areas currently served by Erols and Ultranet and ultimately to migrate most of those customers to RCN's advanced fiber optic network, subject to certain regulatory approvals and the approval of RCN's joint venture partners.

Legal Proceedings

               On September 30, 1997, the Yee Family Trusts, as holders of C-TEC's Preferred Stock Series A and Preferred Stock Series B, filed an action against RCN, Commonwealth Telephone and Cable Michigan in the Superior Court of New Jersey, Chancery Division. The complaint alleges that Commonwealth Telephone's distribution of the common stock of RCN and Cable Michigan in connection with the Distribution (1) constituted a fraudulent conveyance; (2) breached the terms of a contract between plaintiffs and Commonwealth; (3) breached the covenant of good faith and fair dealing allegedly owed plaintiffs; and (4) breached fiduciary duties allegedly owed plaintiffs. On December 1, 1997, the complaint was amended to allege that Commonwealth Telephone's distribution of the common stock of RCN and Cable Michigan was an unlawful distribution in violation of 15 Pa.C.S. 1551(b)(2). The plaintiffs are seeking to set aside the alleged fraudulent conveyance and unspecified monetary damages alleged to be in excess of $52 million. RCN believes this lawsuit is without merit and intends to contest this action vigorously. On January 9, 1998, the defendants, including RCN, filed a Motion to Dismiss, or in the Alternative, for Summary Judgment. Plaintiffs filed their response on March 9, 1998 and defendants filed their reply on April 6, 1998. The New Jersey court has not yet scheduled argument on the motion.

               In the normal course of business, there are various legal proceedings outstanding, including both commercial and regulatory litigation. In the opinion of management, these proceedings will not have a material adverse effect on the results of operations or financial condition of RCN.



                  DESCRIPTION OF BUSINESS CONDUCTED BY LANCIT

Introduction

               As used in this Description of Business Conducted by Lancit section, "Lancit" means Lancit Media Entertainment, Ltd. and its subsidiaries and those joint ventures in which Lancit exercises control, unless the context otherwise indicates.

               Lancit creates, acquires, develops and produces high-quality children's "edutainment" and family programming, including the 11-time Emmy Award-winning Reading Rainbow (including 1997 and 1996 Emmys for "Outstanding Children's Series"), which is now in its fifteenth year on PBS, and The Puzzle Place, the award-winning children's program, produced in cooperation with KCET, now in its fourth year on PBS. Reading Rainbow recently received seven 1998 Emmy nominations. The Puzzle Place has received over 20 broadcast awards, plus four Emmy Award nominations, including one for 1997's "Outstanding Children's Preschool Series." Lancit seeks to reach consumers for its productions via traditional commercial and public broadcast television, cable television, motion pictures, home video and interactive media products.

               Lancit was formed in New York on June 11, 1979 and became publicly traded in June 1991 (NASDAQ: LNCT). Lancit includes Lancit Media Entertainment, Ltd., which is an entity engaged in the acquisition and development and/or production of properties for television series, motion pictures, home videos and interactive media products for children and family-oriented audiences. It has the following wholly owned subsidiaries: Frame Accurate, Inc. ("Frame"), which provides post-production services that include personnel, facilities, graphics and dubbing, as well as other editing and finishing services; Lancit Copyright Corp. ("LCC"), which holds copyrights and other intellectual property rights; and Strategy, which is a merchandise licensing and promotions company that performs licensing agent functions and is a 50.1% participant in The Puzzle Place Marketing Company joint venture ("PPMC").

               Lancit has its principal executive offices at 601 West 50th Street, New York, New York 10019 (212-977-9100).

Overview of Business

               Lancit either creates or seeks out and identifies properties that it believes to be suited to become television series or motion pictures, either for television or theatrical release. Properties targeted by Lancit for acquisition are sometimes books or characters developed in another medium. Upon identification of such properties, Lancit negotiates with the current holder of the property's rights to obtain an option to develop the property as a series or motion picture.

               Once the concept has been created or rights to the property have been secured, the property enters a development period. Development activities include determining the best medium for exploitation of the property and an appropriate distribution venue, determining a budget for the project, creating the stories and characters, and, where appropriate, scripting. Once the property has been developed, Lancit seeks to negotiate with various distribution venues which would be appropriate for the property (i.e., broadcast television, cable, theatrical release).

               Based on the outcome of these negotiations, Lancit determines whether it will, in fact, go into production of the property and, if so, the type of funding required to complete the production. Lancit seeks production funding from several sources, including underwriting grants and corporate funding or sponsorship, broadcast license fees, producer fees, royalties and licensing and distribution advances. In certain cases, Lancit's costs of production exceed the production funding available, requiring Lancit to deficit-finance a portion of these production costs, if it elects to go forward with production.

               After production funding has been obtained and primary production has been completed, the project goes into post-production, which may include editing of the project, the addition of graphics and effects, opening and closing credits and other improvements to the original production materials.

               Additional revenue opportunities may come from international sales, publishing tie-ins and, in the case of successful series, licensing fees and royalties related to sales of merchandise and other consumer items. Rights in and revenues from these various revenue streams are typically shared, in a significant fashion, with talent, distributors and others. There can be no assurance, once Lancit has developed, produced and sold a property, that it will be a success or, if it is a success, that it will generate income for Lancit.

               Lancit has a number of properties in development that it believes to be well-suited for the growing children's programming market. See "--Development." However, even if Lancit successfully develops, produces and sells these properties, it will be some time, if at all, before they can become income-producing properties. Lancit requires additional funding in order to continue its operations and to place these and or other properties into production. Lancit has been actively exploring a number of alternatives to obtain such funding. Lancit is also actively seeking guaranteed distribution arrangements which would reduce the risk of funding such new programming.

Restructuring; Corporate Transaction

               During the fiscal year ended June 30, 1997, Lancit determined to implement a strategic restructuring plan, the initial phase of which included an extensive and systematic review of Lancit's operations, cost structure and balance sheet. As part of this process and Lancit's continuing analysis, Lancit reviewed the anticipated future revenue streams related to its projects and recorded a charge of approximately $5.5 million. This non-cash charge related to film and program costs, of which approximately $2.1 million related to The Puzzle Place and approximately $3.3 million related to Backyard Safari. The charge reflected Lancit's revision of each of its estimated future royalty streams with respect to The Puzzle Place and its anticipated production funding sources and its estimated future net royalty stream with respect to Backyard Safari. In both cases, Lancit accrued for estimated remaining project costs.

               As part of this restructuring program, management focused more of Lancit's time and resources on properties that are currently in development which may have more revenue-producing potential to Lancit, including a new series currently called Putt Putt 'n Pals, based upon characters developed by Humongous Entertainment, programming for DCI to fill a minimum of one-sixth of the programming on Discovery Kids (see "Strategic Programming Alliance with Discovery Communications, Inc" and "--Development"), and other commercial broadcasters. See also "--Licensing Agent Activities."

               Notwithstanding Lancit's significant cash position at June 30, 1997, Lancit's management believed that additional funding would be necessary to sustain Lancit's operations through the fourth quarter of fiscal year 1998. Accordingly, Lancit announced that it was actively seeking additional funding and had retained an investment banking firm to assist it in this effort. Among the alternatives considered by Lancit were a sale of an interest in Lancit, an acquisition of Lancit, and/or strategic alliances with industry partners.

               On February 27, 1998, Lancit entered into the Merger Agreement with RCN. Pending the Special Meeting, Lancit has negotiated arrangements with certain creditors to defer certain of its obligations until after the estimated date of the Special Meeting.

               As of the expected date of the Special Meeting, it is anticipated that Lancit will have minimal, if any, further cash resources or access to substantial cash resources. Accordingly, if the Merger Agreement and the transactions contemplated thereby, including the Merger, are not approved by the Lancit Shareholders, it is unlikely that Lancit would be able to sustain its operations, whether in order to pursue an alternative transaction or otherwise, for any significant period beyond the date of such meeting, absent a source of additional funding which does not currently exist. In such event, Lancit would have to consider seeking protection from its creditors under the Federal bankruptcy laws and/or liquidating.

               Lancit also continued to pursue marketing efforts to generate cash from production and licensing activities and took steps to reduce, where appropriate, its operating expenses. These steps included relocating Strategy, its merchandising and licensing agent subsidiary, from Westport, Connecticut to Lancit's New York City offices, and certain staff reductions.

Strategic Programming Alliance With Discovery Communications, Inc.

               In September 1996, DCI entered into a non-exclusive strategic programming alliance with Lancit and invested $5 million for an initial 6.6% equity stake in Lancit. DCI is a large privately-held, diversified media company which owns cable television's The Discovery Channel and The Learning Channel, as well as the national retailing chain, The Nature Company.

               In May 1997, Lancit entered into a strategic alliance with DCI, which included a two-year production output agreement with DCI, under which Lancit will provide one-sixth of The Discovery Channel's Discovery Kids block of programming, which will expand as the programming block expands. Discovery Kids is currently a three-hour weekly block. Pursuant to the May 1997 agreement, DCI also agreed to fund 13 half-hours of programming for each of the 1997-98 and 1998-99 seasons. No Really is a show which was already produced and aired under the original September 1996 arrangement, as were the Discovery Kids promotional spots. In the fiscal year ended June 30, 1997, DCI accounted for 64% of Lancit's production and royalty revenues.

               Lancit and DCI have agreed that Outward Bound, scheduled to debut in Fall 1998 with 13 half-hour episodes, will be the first program produced under the new May 1997 arrangement.

Productions

               In addition to Reading Rainbow and The Puzzle Place, Lancit's television productions include Outward Bound, an original series that follows a group of young teenagers on Outward Bound wilderness adventure trips, which is currently in production and scheduled to air on Discovery Kids in Fall 1998, and Backyard Safari, a natural science series for 4-to-8 year olds, featuring Crinkleroot[Registered], a 3-D animated character featured in Jim Arnosky's popular series of nature books, which began airing on public television stations in November 1997 and is now airing on 38 stations nationwide, in 27 markets including six of the top ten markets.

               Reading Rainbow

               Lancit is the co-creator of and has produced 130 episodes of Reading Rainbow, the award-winning daily children's series, hosted by LeVar Burton, now in its fifteenth broadcast season on approximately 300 PBS stations nationwide. The series was the winner of the 1996 and 1997 Daytime Emmy Award for "Outstanding Children's Series." Each episode centers on a television adaptation of a picture book appropriate for beginning readers.

               The episodes were produced pursuant to contracts with GPN/NETV Network ("GPN") on behalf of itself and WNED-TV, Buffalo ("WNED"). Reading Rainbow is owned by GPN and WNED, which control all rights to the series, including merchandising and distribution. Lancit and Frame are paid fees for producing, directing and providing post-production services to this series. Revenues related to the series accounted for approximately 30%, 35% and 14% of Lancit's production and royalty revenues during the fiscal years ended June 30, 1997, 1996 and 1995, respectively. Funding for Reading Rainbow has been provided by PBS, The Corporation for Public Broadcasting ("CPB"), the National Science Foundation ("NSF") and others. Funding commitments for future episodes have been received from NSF and Kellogg's Rice Krispies, and Lancit began pre-production on five new episodes in January of 1998.

               In August 1997, Lancit became the exclusive worldwide licensing and distribution agent for Reading Rainbow for a term of up to ten years, subject to meeting certain sales goals. Lancit will receive a customary license fee based on the percentage of sales of products and merchandise bearing the Reading Rainbow brand (excluding sales of existing products sold to the school and library markets) and a customary distribution fee based upon a percentage of license fees received for continued and expanded distribution of the program (excluding PBS). Lancit, as licensing and distribution agent for Reading Rainbow (see "--Licensing Agent Activities"), will seek to expand the merchandising activities relating to the Reading Rainbow brand, and is developing plans for brand expansion both domestically and internationally focusing on publishing, merchandising, foreign television, promotions, multi-media, home video and learning systems marketed to parents.

               The Puzzle Place

               In November 1991, CPB awarded Lancit and KCET a $4.5 million grant to develop and produce The Puzzle Place, designed to be the first new major daily preschool series created for public television since the premiere of "Sesame Street" in 1969. The series premiered on January 16, 1995 with an initial 40 episodes delivered to PBS. Episodes 41 through 65, produced between March 1995 and December 1995, began airing in February 1996.

               In June 1997, Lancit and KCET entered into an agreement with PBS, pursuant to which PBS would reimburse Lancit and KCET up to $1.0 million in actual costs of securing additional releases of episodes one through 65 of the series in return for domestic broadcast rights to the series through December 1998. In addition, if Lancit and KCET deliver ten new episodes on or before November 1, 1998 for airing on or before January 1, 1999, PBS will reimburse up to $688,000, plus any unused portion of the previous $1.0 million in funding, toward securing additional releases of the first 65 episodes in exchange for domestic broadcast rights to the series through June 30, 2000.

               Lancit and KCET share equal ownership in all ancillary rights to the series. CPB is entitled to receive a 19% profit participation in ancillary sales of the project but has committed to invest proceeds which would otherwise be received under this participation, from contracts in effect as of November 1, 1997, towards the production funding shortfall on the first 65 episodes.

               As of June 30, 1997, Lancit had received all but approximately $100,000 of the full amount of the project grants and had recognized substantially all of the revenues related to them over a four-year period ending June 30, 1997. As of June 30, 1997, the remaining promotion and outreach efforts required under the CPB grant for the series are still continuing. Production and royalty revenues related to The Puzzle Place accounted for less than 1% of Lancit's production and royalty revenues during the fiscal year ended June 30, 1997 and approximately 48% and 83% of Lancit's production and royalty revenues during the fiscal years ended June 30, 1996 and 1995, respectively.

               Lancit and KCET have actively sought funding from various sources to support the production of ten new episodes. International Home Foods, Inc./Chef Jr. has agreed to provide funding in the amount of $1.25 million over the next three years. CPB has agreed to provide an additional $1.0 million in funding. Lancit and KCET began production of the ten new episodes, required to be delivered to PBS by November 1, 1998, in January 1998. The budget of $3.1 million for the ten new episodes includes approximately $650,000 for outreach and promotion activities of which approximately $400,000 is already in place from Carnegie Corporation of New York, the Surdna Foundation and The Ford Foundation. After taking into account Lancit's partner's contribution to the new episodes, Lancit's remaining shortfall in the project is estimated at $100,000.

               During the fiscal year ended June 30, 1994, Lancit, through Strategy, established PPMC, a joint venture with KCET to manage the exploitation of the various ancillary rights associated with The Puzzle Place. Lancit has recognized revenues of $741,420, $1,325,868 and $1,351,007 during the fiscal years ended June 30, 1997, 1996 and 1995, respectively, resulting from its role in the joint venture. PPMC continues to service The Puzzle Place licensee accounts and generates fees from such activities. However, Lancit believes that early licensee and retailer expectations for sales of licensed products related to the property were excessively high and that the product introduction, shortly after the show began airing, into an unusually weak overall retail climate led to disappointing retail sales in a number of product categories. Lancit, with KCET, has agreed to restructure royalty payment schedules and license terms with certain licensees in order to reflect more closely the anticipated future royalty stream expected to be generated by those particular categories. There can be no assurance that Lancit will not effect such a restructuring again in the future.

               During the fiscal year ended June 30, 1997, Lancit determined that the licensing relaunch plan for The Puzzle Place developed by Lancit in early 1997 did not appear to have the revenue generating capabilities that Lancit previously anticipated, particularly in the short-term. In addition, unexploited licensing categories previously identified by Lancit have not met expectations. Further, internationally, Lancit has been finding it to be a greater challenge than anticipated to distribute the television program, leading to delays in the building of an international licensing campaign. As a result of all of these factors, Lancit recorded a non-cash charge in the amount of approximately $2.1 million for the fiscal year ended June 30, 1997, which included an accrual for the estimated remaining program cost. For the fiscal year ended June 30, 1996, Lancit recorded a non-cash charge of approximately $2.5 million to reflect its reduced royalty expectations.

               Based on the history of certain other well established PBS children's series, consumer awareness levels appear to reach their peak several years after a show's debut. Although there can be no assurance that the same will hold true with The Puzzle Place, Lancit will seek to work closely with licensees and potential retail partners to heighten the retail popularity of the property.

               Backyard Safari

               Lancit has completed production and post-production on the initial season of 13 half-hour episodes of Backyard Safari, a natural science television series for young children. In September 1997, Lancit entered into an agreement to launch Backyard Safari on public televisions stations, the show debuted in November 1997 and as of February 1998 the program airs on 38 stations nationwide in 27 markets, including six of the top ten markets. In addition, Lancit has entered into an agreement with GPN for distribution of Backyard Safari to the national school and library market. The show combines live action field trips with "3-D" performance animation to explore the wonders of nature. In 1993, Backyard Safari was the recipient of a $1.69 million underwriting grant from the NSF, the primary grantor of the project, and the project has been developed in cooperation with the American Museum of Natural History.

               In June 1994, Lancit and Manhattan/Transfer Edit entered into an agreement under which Lancit utilized the technology of Manhattan/Transfer Edit's digital animation stage to create the motion capture effects for Backyard Safari's animated co-host, Crinkleroot. As part of the agreement, Manhattan/Transfer Edit received a profit participation in the series.

               Lancit continues to work toward securing additional production funding from potential sources of underwriting. In the event that Lancit were to receive no amounts from sources of outside production funding, Lancit estimates that its remaining cash outlay required for this project beyond June 30, 1997 would be less than $400,000.

               Because the program is expected to be aired on a limited basis, at least initially, Lancit has reduced its projected production revenues. Furthermore, negotiations with certain venues that were expected to help drive merchandise sales were not successful, which further reduced previously estimated licensing revenues. Also, as the program has only recently been cleared domestically, international exploitation of this property, at least initially, is no longer expected to be significant. As a result of all of these factors, Lancit recorded a non-cash charge of approximately $3.3 million during the fiscal year ended June 30, 1997, which included an accrual for estimated remaining project costs.

               Lancit currently owns all rights to the Backyard Safari series and related products as well as the exclusive right to license the Crinkleroot character as part of the series licensing effort. Lancit will act as exclusive licensing agent for the series in a wide range of product categories.

               Outward Bound

               Outward Bound is the first series under Lancit's new output arrangement with DCI. See "--Strategic Programming Alliance with Discovery Communications, Inc." Lancit has signed a co-production deal with the wilderness adventure company Outward Bound, Inc. for a series that follows the experiences of a group of young teenagers on Outward Bound adventure trips. A distribution arrangement with DCI is in place, pursuant to which an initial 13 episodes are on order for airing in Fall 1998 (with DCI having options to order additional episodes). With respect to the series, Lancit, together with Outward Bound, Inc., will retain copyright and control of all foreign broadcast rights (except those for Latin America) and all other rights, including home video and all other ancillary rights. Lancit and Outward Bound, Inc. also retain the copyright and control of the domestic television rights subject to the five-year (three years for Latin America) DCI license. Should Outward Bound decide to begin a licensing and merchandising effort, Lancit will be the exclusive licensing agent of these rights.

               Preproduction on this series commenced in January 1998, and principal photography began in February 1998.

               No Really

               Under the September 1996 agreement with DCI, Lancit produced No Really for the Discovery Kids programming block. DCI funded the cost of the production of the series, which represented 26% of Lancit's total production and royalty revenues for the fiscal year ended June 30, 1997. The series debuted in April 1997, and the six half-hour episodes produced have already aired. Under the terms of the agreement with DCI, Lancit is not entitled to any further revenues from the series.

               "Discovery Kids" Promotional Spots

               Under the September 1996 agreement with DCI, Lancit produced a series of promotional identity spots for the Discovery Kids programming block. DCI funded the project, and Lancit received a producer fee. The project accounted for 38% of Lancit's total production and royalty revenues for the fiscal year ended June 30, 1997. Under the terms of the agreement with DCI, Lancit is not entitled to any further revenues from the series.

Development

               Lancit has numerous projects in development. However, as is typical in the television and film industry, only a relatively small number of such projects are ultimately produced. There can be no assurance that Lancit's efforts in developing or acquiring potential new programs, including any of the projects in development described below, will lead to production commitments or that any programs that are ultimately produced will be successful. Pursuant to the Merger Agreement, Lancit is precluded from entering into any material transaction, contract or commitment, including in relation to projects in development, without the consent of RCN. See also "Management's Discussion and Analysis of Financial Condition and Result of Operations of Lancit--Liquidity and Capital Resources."

               Series in Development

               Lancit has a number of television projects in development, including: Humongous's Putt-Putt[Registered] & Pals (Freddi Fish & Pajama Sam), an original treatment for an animated series based on Humongous Entertainment's award-winning, best-selling CD-ROMs; The Zack Files based on the Grosset & Dunlap book series by Dan Greenburg; Seekers, a half-hour series being developed in conjunction with the Smithsonian Institution; Danger Guys, an action-adventure series based on the popular children's books; and The Saddle Club, based on the popular sixty-five book series of the same title. Lancit also has television and merchandising rights to many other projects, including Lemmings and Broderbund Software's KID PIX.

               Feature Films in Development

               Lancit is currently developing a number of feature film projects, including: Fenwick's Suit, based on the Farrar, Straus & Giroux picture book of the same name by David Small, a comedy currently in development with Fox 2000; The Giver, a best-selling children's fiction book, as a feature with Jeff Bridges' AsIs Productions; The Watsons Go to Birmingham
- 1963, with Whoopi Goldberg and her company, One Ho Productions; and The Adventures of Taxi Dog, based on the popular Dial Press book series by Sal and Debra Baracca. Other film properties in early development stages include Sleepless Beauty, Christmas Crime and Coming of Age with Elephants. Should any of these films go into production, Lancit would seek to recoup its development costs, receive producer fees and a participation in the film's revenue and would not be required to incur any other future costs in association with these projects. There can be no assurance that any of these films will go into production or that, if any of them do, that they will ultimately be successful.

Licensing Agent Activities

               In September 1997, Lancit became the exclusive worldwide licensing and distribution agent for Reading Rainbow for all product and distribution categories other than PBS and existing products sold to the school and library markets for a term of up to ten years, subject to meeting certain sales goals. Lancit, as licensing agent for Reading Rainbow, seeks to expand the merchandising activities relating to the Reading Rainbow brand. Reading Rainbow has established brand recognition with children, parents, teachers, educators, publishers and librarians. Lancit has developed and has begun implementing extensive plans for brand expansion both domestically and internationally, focusing on publishing, merchandising, foreign television, promotions, multi-media, home video and learning systems marketed to parents. There can be no assurance that any or all of these expansion plans will come to fruition.

               Lancit, through Strategy, a merchandising, licensing, and promotions company, performs licensing agent functions for properties and characters owned by Lancit, as well as for outside clients, including Humongous Entertainment and Broderbund Software. Revenues typically are derived from fees based upon the royalties and advances earned by its clients from the sale of licensed consumer products and promotions through the use of a client's copyrights, trademarks and trade names.

               Strategy acts as merchandising agent for some well known interactive properties, including Putt-Putt, Freddi Fish, and Pajama Sam for Humongous Entertainment; Lemmings for Sony Interactive; and KID PIX for Broderbund Software. Strategy continues to handle licensing and promotion activities for The Puzzle Place and Backyard Safari.

               In October 1997, Lancit entered into an agreement with Arlene
J. Scanlan, pursuant to which Lancit acquired the remaining 15% of the outstanding shares of the capital stock of Strategy held by her. Thereafter, Lancit moved the Strategy business from Westport, Connecticut to its principal offices in New York City and as part of its strategic restructuring reduced the Strategy work force by more than 50%.

Post Production Services

               Frame provides post-production services that include personnel, facilities, graphics and dubbing, as well as other editing and finishing services.

               Frame occupies approximately 20% of Lancit's 17,000 square feet of production/office space in New York City and provides various post-production services for Lancit's own productions. Post-production activities include off-line analog and random access editing, creation of special effects, computer-generated 3-D and digitized graphics, and on-line mastering and duplication subsequent to the completion of production of a project. Random access Avid[Trademark] editing systems, as well as other computer hardware and software, have been purchased over the last few years to enhance Frame's range of services. Frame makes facilities available for post-production services to outside producers, when the facilities are not being used on Lancit projects.

Trademarks, Service Marks and Copyrights

               LCC was formed to own and administer various copyrights created by Lancit and currently administers all of the music publishing interests which Lancit retains with respect to the music sound tracks for both The Puzzle Place and Backyard Safari, as well as for other productions created by Lancit.

               Lancit owns various United States trademarks, service marks and copyrights, including The Puzzle Place and Backyard Safari. Lancit endeavors to take commercially reasonable actions to protect the marks and copyrights created and acquired in its business. Certain of Lancit's trademarks, service marks and copyrights may be considered material to Lancit's business.

               Lancit's ability to obtain the rights to subject matter appropriate for children's and family programming is a factor that contributes to Lancit's ability to develop and market such programming and to efficiently produce and distribute its products. Lancit endeavors to obtain rights for merchandising and licensing and home video in order to enhance the value of the properties.

Competition

               Competition in the television production, distribution and syndication industries is intense, with many companies competing for available literary properties, creative personnel, talent, production personnel, distribution channels and financing, which are essential to create, acquire, develop, produce and distribute product. Lancit's competitors include motion picture studios, television networks and independent television production companies, which have become increasingly active in children's programming, and many of which have substantially greater financial and other resources than Lancit. Lancit competes for broadcast commitments and production funding for public television projects with Children's Television Workshop, other independent production companies and projects produced by local public television stations. Should Lancit continue to attempt to expand into other areas, including commercial television, it would face more intense competition from other, larger entities, which have substantially greater financial and other resources than Lancit, such as The Walt Disney Company, Fox, Nickelodeon, Jim Henson Productions, Scholastic Productions, Cinar, and certain television syndicators, production companies, and networks which also seek to attract the children's/family audience segments with their programming. In addition, there is a strong trend toward vertical integration in the business, with more networks owning productions, making it more difficult for smaller, independent companies such as Lancit to obtain favorable production financing and distribution terms.

               In the licensing industry, there is strong competition from other independent licensing agencies and from the in-house licensing divisions of other production companies and motion picture and television studios.

               With respect to its post-production activities for third parties, if any, Frame faces significant competition from many other independent and other in-house, post-production facilities.

Employees

               As of March 23, 1998, Lancit had 28 full-time employees, 20 of whom are engaged in production and related activities, and 8 of whom are in administration. Lancit has an in-house staff of experienced, core production personnel as well as researchers and designers. As is customary in the industry, in order to meet the staffing requirements of a production, from time to time Lancit augments its full-time creative staff by contracting with writers, directors, technical and other production personnel known to Lancit, generally through paymaster service or loanout companies.

               Lancit is party to collective bargaining agreements with the American Federation of Television and Radio Artists (with respect to The Puzzle Place and Backyard Safari) and the Writer's Guild of America. Some of Lancit's current and proposed business activities may be affected by the existence of certain collective bargaining agreements with the Directors Guild of America and the Screen Actors Guild, as many of the performing artists, writers, technical and other production personnel that Lancit may call upon are members of such unions and/or guilds.

Properties

               Lancit's principal production offices and its post-production service facility, as well as its executive offices, are located at 601 West 50th Street, New York, New York 10019 pursuant to two leases with the same unrelated party. The combined leases cover approximately 17,500 square feet and both expire in September 1998. The aggregate annual base rent is approximately $223,000 through September 1998.

               Lancit has maintained development offices at 9454 Wilshire Boulevard, Beverly Hills, California 90212, pursuant to a lease expiring in April 1998 and which Lancit does not intend to renew, with an unrelated party, for approximately 930 square feet at an aggregate annual rental of approximately $24,000.

               Strategy's licensing activities, previously based in Westport, Connecticut, have been moved into Lancit's New York City offices and, effective November 10, 1997, Lancit terminated its remaining lease obligation for a one time payment in the amount of $40,635 against a remaining base rent commitment of $90,160 between November 1997 and February 1999.

               Lancit believes that its New York City facilities mentioned above will be adequate for its needs for the foreseeable future.



                              MANAGEMENT OF RCN

Structure of RCN's Board of Directors

               The RCN Board is divided into three classes of directors and currently consists of 13 directors. The term of office of Class I Directors will expire at the 1998 annual meeting, the term of office of Class II Directors will expire at the 1999 annual meeting and the term of office of Class III Directors will expire at the 2000 annual meeting. At each annual meeting of shareholders held after September 30, 1997, a class of directors will be elected for a three year term to replace the class whose term has then expired.

               The RCN Board has established an executive committee which will, among other things, have all the powers of the RCN Board in the management of the business and affairs of RCN at all times when the RCN Board is not in session. Members are Messrs. McCourt (Chairman), Scott, Mahoney and Crowe.

               The RCN Board has established a compensation pension committee which will make recommendations to the RCN Board on matters related to employee compensation and plans concerning the orderly succession of officers and key management personnel. Members are Messrs. Roth (Chairman), Yanney and Fasola.

               The RCN Board has also established an audit committee which will, among other things, consider the overall scope and approach of the annual audit and recommendations from the audit performed by the independent accountants; recommend the appointment of the independent accountants; consider significant accounting methods adopted or proposed to be adopted; and consider procedures for internal controls. Members are Messrs. Fasola (Chairman), O'Neill, May and Graham.

Executive Officers and Directors

               The following table sets forth certain information as of April 1, 1998 concerning the directors and executive officers of RCN:

              Name                    Age                                   Position
              ----                    ---                                   --------
David C. McCourt.................     41      Director (Class III), Chairman and Chief Executive Officer
Michael J. Mahoney...............     47      Director (Class I), President and Chief Operating Officer
Bruce C. Godfrey.................     42      Director (Class II),
                                              Executive Vice President and Chief Financial Officer
Mark Haverkate...................     43      Executive Vice President, Business Development
Michael A. Adams.................     40      President, Technology and Network Development Group, and
                                              Executive Vice President
Dennis J. Spina..................     53      Director (Class I), Vice Chairman and President, Internet Services
James Q. Crowe...................     48      Director (Class III)
Alfred Fasola....................     48      Director (Class II)
Stuart E. Graham.................     52      Director (Class I)
Richard R. Jaros.................     46      Director (Class II)
Thomas J. May....................     50      Director (Class I)
Thomas P. O'Neill, III...........     53      Director (Class I)
Eugene Roth......................     62      Director (Class III)
Walter Scott, Jr.................     66      Director (Class III)
Michael B. Yanney................     64      Director (Class II)
Ralph S. Hromisin................     37      Vice President and Chief Accounting Officer
Kenneth R. Knudsen...............     51      Senior Vice President, Sales and Marketing
Salvatore M. Quadrino............     51      Chief Administrative Officer
Paul E. Sigmund..................     33      Executive Vice President
Timothy J. Stoklosa..............     37      Senior Vice President and Treasurer

               David C. McCourt, 41, has been the Chairman and Chief Executive Officer of RCN as well as a Director since September 1997. Mr. McCourt has served as a Director, Chairman and Chief Executive Officer of Cable Michigan since September 1997. In addition, he is a Director, Chairman and Chief Executive Officer of Commonwealth Telephone, positions he has held since October 1993. Mr. McCourt has also been President and a Director of Level 3 Telecom. He has also been Chairman and Chief Executive Officer as well as a Director of Mercom since October 1993, Director of MFS/WorldCom from July 1990 to December 1996, President and a Director of Metropolitan Fiber Systems/McCourt, Inc., a subsidiary of MFS Telecom, Inc., since 1988, a Director of Cable Satellite Public Affairs Network ("C-SPAN") since June 1995, a Director of WorldCom from December 1996 to March 1998 and a Director of LCI since January 1998.

               Michael J. Mahoney, 47, has been the President and Chief Operating Officer, as well as a Director, of RCN since September 1997. Mr. Mahoney is also a Director of Commonwealth Telephone, a position he has held since May 1995. Mr. Mahoney was President and Chief Operating Officer of Commonwealth Telephone from February 1994 to September 1997, President and Chief Operating Officer of Mercom from February 1994 to September 1997 and a Director of Mercom since January 1994. In addition, he was Executive Vice President of Commonwealth Telephone's Cable Television Group from June 1991 to February 1994, and Executive Vice President of Mercom from December 1991 to February 1994.

               Bruce C. Godfrey, 42, has been the Executive Vice President, Chief Financial Officer, Corporate Secretary and a Director of RCN since September 1997. Mr. Godfrey has also been a Director of Cable Michigan as well as its Corporate Secretary since such date. Mr. Godfrey has been a Director of Commonwealth Telephone since 1995 and has been Executive Vice President and Chief Financial Officer of Commonwealth Telephone since April 1994 and Corporate Secretary since September 1997. He has also been Executive Vice President and Chief Financial Officer of Mercom from April 1994 to October 1997 and a Director of Mercom since May 1994 and Corporate Secretary since October 1997. Mr. Godfrey was also Senior Vice President and Principal of Daniels and Associates from January 1984 to April 1994.

               Mark Haverkate, 43, has been the Executive Vice President, Business Development of RCN since September, 1997. Mr. Haverkate has also been President and Chief Operating Officer and a director of Cable Michigan since such date. He was the President of RCN Development from June 1997 to September 1997 and Executive Vice President of Business Development at Commonwealth Telephone from May 1997 to September 1997. Previously, he was President for Business Operations at RCN Telecom Services, Inc. from November 1996 to June 1997, Executive Vice President of RCN Telecom Services, Inc. from August 1996 to November 1996, Executive Vice President of Commonwealth Telephone's Cable Television Group from July 1995 to August 1996, Executive Vice President of Development for Commonwealth Telephone from February 1995 to July 1995, Executive Vice President for Development at Mercom from November 1995 to February 1996, Vice President of Development for Commonwealth Telephone from December 1993 to February 1995, Vice President of Development at Mercom from December 1993 to February 1995, Vice President of Commonwealth Telephone's Cable Television Group from October 1989 to December 1993.

               Michael A. Adams, 40, has been the President, Technology and Network Development Group of RCN and Executive Vice President of RCN since September, 1997. Mr. Adams held the corresponding position at Commonwealth Telephone from November 1996 to September 1997. Prior to that date, Mr. Adams held the following positions: Executive Vice President of Technology and Strategic Development of Commonwealth Telephone from August 1996 to November 1996, Executive Vice President of the Communications Services Group from September 1994 to June 1996, Vice President of Technology from November 1993 to September 1994 and Vice President of Engineering for RCN Telecom Services from September 1992 to October 1993.

               Dennis J. Spina, 53, has served as Director, Vice-Chairman and President of Internet Services of RCN since February 1998. Previously, he served as Chief Executive Officer of Erols from August 1996 to February 1998. From January 1996 until July 1996, he worked as an independent consultant in the service and distribution industry. From November 1994 to December 1995, he served as President and Chief Executive Officer of International Service Systems, a company engaged in the business of janitorial and energy management. From August 1990 to October 1994, he served as President and Chief Executive Officer of Suburban Propane, Inc., a division of Hanson PLC.

               James Q. Crowe, 48, has been a Director of RCN since September 1997. Mr. Crowe has been the President and Chief Executive Officer of LCI since August 1997 and a Director of LCI since June 1993. Mr. Crowe is also a Director of Commonwealth Telephone, a position he has held since 1993. Mr. Crowe has served as Chairman of the Board of Directors of MFS/WorldCom from 1992 to 1996 and President and Chief Executive Officer of MFS/WorldCom from June 1993 to June 1997. Mr. Crowe has been a Director of Inacom Communications, Inc. since 1997. Mr. Crowe was Chairman of the Board of Directors of WorldCom from December 1996 to June 1997.

               Alfred Fasola, 48, has been a Director of RCN since September 1997. Mr. Fasola has served as Chairman and Chief Executive Officer of Hot Sports, LLC since 1995 and served as Chief Operating Officer of Purolator Courier Corp. from 1986 to 1987. Mr. Fasola was Chief Executive Officer of Pilot Freight Carriers, Inc., from 1987 to 1989; Chairman and Chief Executive Officer of Circle Express/Internet from 1990 to 1992 and Chief Executive Officer of Herman's Sporting Goods from 1992 to 1995.

               Stuart E. Graham, 52, has been a Director of RCN since September 1997. Mr. Graham is also a Director of Commonwealth Telephone, a position he has held since 1990. Mr. Graham has been President of Skanska USA Inc. since 1994. Previously he has been Chief Executive Officer of several Skanska USA subsidiaries including Sordoni Skanska, Slattery Skanska and Skanska E & C.

               Richard R. Jaros, 46, has been a Director of RCN since September 1997. Mr. Jaros is a member of the Board of Directors of WorldCom, LCI, CalEnergy Company, Inc. ("CECI") and Commonwealth Telephone. From 1980 to 1992 and from 1994 to 1997, Mr. Jaros served as President of Kiewit Diversified Group and Executive Vice President and Chief Financial Officer of Old PKS (as defined below). He served as Chairman of CECI from 1993 to 1994 and as President from 1992 to 1993.

               Thomas J. May, 50, has been a Director of RCN since September 1997. Mr. May has been Chairman, President and Chief Executive Officer of BECO since 1994. Previously, Mr. May served as President and Chief Operating Officer of BECO from 1993 to 1994 and as an Executive Vice President from 1990 to 1993.

               Thomas P. O'Neill, III, 53, has been a Director of RCN since September 1997. Mr. O'Neill is the Chairman and founder of McDermott/O'Neill & Associates. Prior to forming McDermott/O'Neill in 1991, Mr. O'Neill founded Bay State Investors, Inc. in 1983.

               Eugene Roth, 62, has been a Director of RCN since September 1997. Mr. Roth is also a Director of Commonwealth Telephone, a position he has held since October 1993. Mr. Roth has been a Partner at Rosenn, Jenkins and Greenwald L.L.P. since 1964 and is also a Director of the Pennsylvania Regional Board of Directors of First Union National Bank.

               Walter Scott, Jr., 66, has been a Director of RCN since September 1997. Mr. Scott is also a Director of Commonwealth Telephone, a position he has held since 1979. Mr. Scott has been Chairman of the Board of Directors and President of Old PKS for over nineteen years, Chairman of LCI since 1979 and Director since 1964. He is also a Director of Berkshire Hathaway Inc., Burlington Resources, Inc., CECI, ConAgra, Inc., US Bancorp and Valmont Industries, Inc. Mr. Scott was Chairman of the Board of WorldCom from December 1996 to July 1997.

               Michael B. Yanney, 64, has been a Director of RCN since September 1997. Mr. Yanney has been Chairman and Chief Executive Officer of America First Companies, L.L.C. since 1984 and is also a Director of Burlington Northern Santa Fe Corporation, Lozier Corporation, Forest Oil Corporation, Freedom, Mid-America Apartment Communities, PKS Information Commonwealth Telephone Services, Inc. and LCI. Mr. Yanney was a Director of WorldCom from December 1996 to July 1997 and Commonwealth Telephone from August 1996 to September 1997.

               Ralph S. Hromisin, 37, has been Vice President and Chief Accounting Officer of RCN since September 1997. He has also been Vice President and Chief Accounting Officer of Cable Michigan since September 1997 and of Commonwealth Telephone since August 1994. Mr. Hromisin has been Vice President and Corporate Controller for Mercom since October 1996, Director of Corporate Accounting for Commonwealth Telephone from March 1992 to August 1994. He also held various positions, most recently Audit Manager for Parente, Randolph, Orlando, Carey & Associates, CPA's from November 1982 to March 1992.

               Kenneth R. Knudsen, 51, has been Senior Vice President of Sales & Marketing of RCN since June 1997 and Vice President of Sales and General Manager of RCN Telecom Services, Inc. from January 1996 to May 1997. Previously, Mr. Knudsen served as Chief Executive Officer and Partner of KCI Consulting, Inc. from 1994 to January 1996 and Senior Vice President of Ryan Management Group from 1993 to 1994. From 1970 to 1988 he also held Officer and Senior Management positions at Nabisco, Ocean Spray Cranberries, Frito-lay, Inc. and Procter and Gamble Company.

               Salvatore M. Quadrino, 51, has been Chief Administrative Officer of RCN since February 1998. Previously he served as Vice President, Treasurer and Chief Financial Officer of Erols from September 1997 to February 1998. From October 1996 to August 1997, he worked as an independent financial consultant in the service and distribution industry. From October 1994 to September 1996, he served as President and Chief Executive Officer of Suburban Propane, a division of Hanson PLC, which conducted its initial public offering in March 1996, and from March to October 1996 he served as a member of Suburban Propane's Board of Supervisors. Mr. Quadrino initially was hired in a turn around capacity, served as Vice President and Chief Financial Officer of Suburban Propane from October 1990 to September 1994 and as Vice President, Chief Financial Officer and Treasurer of Petrolane from August 1990 until its sale in July 1993.

               Paul E. Sigmund, 33, has been Executive Vice President of RCN since September 1997 and Executive Vice President of RCN International Holdings, Inc. since 1996. Previously, Mr. Sigmund was a Vice President at Smith Barney, Inc. from 1994 to 1996, an Associate at the law firm of Skadden, Arps, Slate, Meagher & Flom from 1993 to 1994 and an Investment Associate at the International Finance Corporation/World Bank from 1986 to 1989.

               Timothy J. Stoklosa, 37, has been the Senior Vice President and Treasurer of RCN since September 1997. He has also served as Executive Vice President and Chief Financial Officer and a Director of Cable Michigan since such date. Mr. Stoklosa has been Senior Vice President of Finance of Commonwealth Telephone since February 1997, Treasurer of Commonwealth Telephone since August 1994 and Executive Vice President and Chief Financial Officer of Mercom since October 1997. Previously, Mr. Stoklosa was Vice President of Finance of Commonwealth Telephone from May 1995 to February 1997, Manager of Mergers and Acquisitions at PKS from October 1991 to August 1994 and Senior Financial Analyst of Corporate Development at Citizens Utilities Co. from February 1990 to October 1991.

Executive Compensation

               The following table sets forth certain information regarding the compensation paid for the periods indicated to the Chief Executive Officer of RCN and the four other most highly compensated executive officers of RCN (collectively, the "Named Executive Officers"). As previously stated, all share and per share data, stock option data and market prices (including historical trading prices) of RCN Common Stock have been restated to reflect the RCN Stock Dividend.


                           SUMMARY COMPENSATION TABLE


                                         Annual Compensation                                  Long-Term Compensation
                                 -----------------------------------                  --------------------------------------
                                                                                         Awards                    Payouts
                                                                                      -------------               ----------
                                                                          Other
                                                                          Annual       Restricted    Securities
                                                                       Compensation      Stock       Underlying      LTIP
Name and Principal Position       Year     Salary($)(1)    Bonus($)       ($)(1)      Awards($)(2)   Options(#)   Payouts($)
---------------------------      --------  ------------   ----------   -------------  -------------  -----------  ----------
David C. McCourt..............      1997       $500,000   $1,400,000       --          $380,000      1,000,000        --
Chairman and Chief Executive
Officer
                                    1996        491,154      700,000       --           238,333             --        --
                                    1995        397,885      700,000       --           220,000        500,000        --

Michael J. Mahoney............      1997       $248,654     $500,000       --          $149,731        400,000        --
President and Chief Operating
Officer
                                    1996        235,027      175,000       --            67,017             --        --
                                    1995        222,462      100,000       --            65,000             --        --

Bruce C. Godfrey..............      1997       $243,077     $500,000       --          $148,615        400,000        --
Executive Vice President and
Chief Financial Officer
                                    1996        221,462      165,000       --            74,333             --        --
                                    1995        183,731      150,000       --            67,000             --        --

Mark Haverkate................      1997       $205,192     $100,000       --           $61,038         80,000        --
Executive Vice President,
Business Development
                                    1996        158,231      135,000       --            51,667             --        --
                                    1995        137,952      100,000       --            48,000         70,000        --

Michael A. Adams..............      1997       $203,269     $150,000       --           $70,654        230,000        --
President, Technology and
Network Development
                                    1996        138,673      155,000       --            36,950             --        --
                                    1995        122,885       46,000       --            34,200         40,000        --





                                  All Other
                                 Compensation
                                    ($)(3)        Total
                                 -------------   -----------
David C. McCourt..............   $2,703          $1,902,703
Chairman and Chief Executive
Officer
                                  5,478           1,196,632
                                  5,612           1,103,497

Michael J. Mahoney............   $5,871            $754,525
President and Chief Operating
Officer
                                  5,478             415,505
                                  5,952             328,414

Bruce C. Godfrey..............   $5,763            $748,840
Executive Vice President and
Chief Financial Officer
                                  4,965             391,427
                                  4,790             338,521

Mark Haverkate................  $16,045            $308,177
Executive Vice President,
Business Development
                                  3,641             296,872
                                  5,058             243,010

Michael A. Adams..............  $16,045            $369,314
President, Technology and
Network Development
                                  3,853             297,526
                                  3,991             172,876

----------
(1) The only type of Other Annual Compensation for each of the Named Executive Officers was in the form of perquisites and was less than the level required for reporting.

(2) Represents the market value on the date of grant of restricted stock awards. In connection with the Distribution, shares of restricted C-TEC Common Stock purchased under the C-TEC Executive Stock Purchase Plan ("C-TEC ESPP") and share units awarded under the C-TEC ESPP that relate to C-TEC Common Stock were adjusted so that following the Distribution, each such participant was credited with an aggregate equivalent value of restricted shares of common stock of Commonwealth Telephone, RCN and Cable Michigan. After the Distribution, RCN created its own Executive Stock Purchase Plan ("ESPP") which has terms substantially similar to the C-TEC ESPP.

(3) Includes the following amounts for the last fiscal year: (i) David McCourt:
    $486 - RCN paid life insurance; $2,217 - 401(k) RCN match; (ii) Bruce
    Godfrey: $486 - RCN paid life insurance; $5,277 - 401(k) RCN match; (iii) Michael Mahoney: $486 - RCN paid life insurance; $5,385 - 401(k) RCN match;
    (iv) Mark Haverkate: $486 - RCN paid life insurance; $2,499 - 401(k) RCN match; (v) Michael Adams: $483 - RCN paid life insurance; $3,675 - 401(k) RCN match; $11,887 - Relocation costs.

    The following amounts are for 1996 fiscal year: (i) David McCourt: $396 - RCN paid life insurance; $5,082 - 401(k) RCN match; (ii) Bruce Godfrey: $396
    - RCN paid life insurance; $4,569 - 401(k) RCN match; (iii) Michael Mahoney:
    $396 - RCN paid life insurance; $5,082 - 401(k) RCN match; (iv) Mark
    Haverkate: $392 - RCN paid life insurance; $3,249 - 401(k) RCN match; (v) Michael Adams: $363 - RCN paid life insurance; $3,490 - 401(k) RCN match.

    The following amounts are for 1995 fiscal year: (i) David McCourt: $530 - RCN paid life insurance; $5,082 - 401(k) RCN match; (ii) Bruce Godfrey:
    $510 - RCN paid life insurance; $4,280 - 401(k) RCN match; (iii) Michael
    Mahoney: $870 - RCN paid life insurance; $5,082 - 401(k) RCN match; (iv) Mark Haverkate: $861 - RCN paid life insurance; $4,197 - 401(k) RCN match;
    (v) Michael Adams: $253 - RCN paid life insurance; $3,738 - 401(k) RCN match.

    Does not include amounts paid to certain senior offices listed for relocation expenses incurred in moving said senior officers and their families to RCN's new executive offices in Princeton, New Jersey.

    As of December 31, 1997, the aggregate holdings and value of restricted stock awards for RCN Common Stock were as follows:

                                      RCN
                              Corporation Shares        Aggregate Value
                            ---------------------      ----------------
David C. McCourt........         50,249.00                  $851,242
Michael J. Mahoney......         17,586.00                  $301,155
Bruce C. Godfrey........         18,065.00                  $309,359
Mark Haverkate..........          9,496.00                  $162,615
Michael Adams...........          8,960.00                  $153,442

   Vesting of restricted shares is accelerated upon a change in control of RCN. Dividends, if any, are paid on restricted shares. Subject to continued employment, restricted share units credited to participants' accounts vest in three calendar years following the date on which the share units were initially credited to the participant's account.

                   RCN Options/SAR Grants in Fiscal Year 1997

                         Number        % of Options
                       Securities       Granted to                                               Potential Realizable Value at
                       Underlying      Employees in        Total Exercise                           Assumed Annual Rates of
                        Options        Fiscal Year         or Base Price        Expiration       Stock Price Appreciation for
Name                   Granted(#)          1997                ($/sh)              Date                   Option Term
----                   -----------   ---------------     ------------------   -------------   ---------------------------------
                                                                                                  5%($)            10%($)
                                                                                               ----------       -----------
David C. McCourt...     1,000,000        20.86%                 15.315          10/30/2007     $9,627,500       $24,402,500
Michael J. Mahoney.       400,000         8.34%                 15.315          10/30/2007     $3,851,000        $9,761,000
Bruce C. Godfrey...       400,000         8.34%                 15.315          10/30/2007     $3,851,000        $9,761,000
Mark Haverkate.....        20,000         0.42%                  8.360           2/12/2007       $105,910          $266,490
Mark Haverkate.....        60,000         1.25%                 15.315          10/30/2007       $577,650        $1,464,150
Michael A. Adams...        30,000         0.63%                  8.360           2/21/2007       $157,785          $399,735
Michael A. Adams...       200,000         4.17%                 15.315          10/30/2007     $1,925,500        $4,880,500

               The following table sets forth the fiscal year-end value of unexercised options held by each Named Executive Officer.


               Aggregate Option Exercises in Last Fiscal Year and
                        Fiscal Year-End Option Values(1)


                                 Number of Securities Underlying              Value of Unexercised In-the-
                                 Unexercised Options at December              Money Options at December 31,
                                           31, 1997(2)                                1997(2)(3)
                             -----------------------------------------   --------------------------------------
                               Exercisable(#)       Unexercisable(#)      Exercisable($)       Unexercisable($)
                             -----------------     -------------------   ---------------      -----------------
David C. McCourt.........         500,000               1,500,000            $5,116,300          $6,971,950
Michael J. Mahoney.......         120,000               1,200,000             1,207,200           1,529,800
Bruce C. Godfrey.........          84,000                 456,000               845,040           1,288,360
Mark Haverkate...........          58,000                 282,000               578,128           1,140,527
Michael A. Adams.........          58,000                 142,000               574,114             893,711

----------
(1) No RCN stock options were exercised by the Named Executive Officers during the fiscal year ended December 31, 1997.

(2) Denominated in shares of RCN Common Stock.

(3) The fair market value of RCN Common Stock at December 31, 1997 was $17.125 per share.


Effect of Distribution on Equity-Related Benefits

               In connection with the Distribution, each C-TEC option held by the Named Executive Officers and all other holders of such options was adjusted so that each such executive officer and other holder currently holds options to purchase shares of Commonwealth Telephone Common Stock, RCN Common Stock and Cable Michigan Common Stock, respectively. The number of shares subject to, and the exercise price of, such options were adjusted to take into account the Distribution and to ensure that the aggregate intrinsic value of the resulting RCN, Cable Michigan and Commonwealth Telephone options immediately after the Distribution was equal to the aggregate intrinsic value of the C-TEC options immediately prior to the Distribution. Shares of restricted C-TEC Common Stock awarded under the C-TEC ESPP and share units awarded under the C-TEC ESPP that relate to C-TEC Common Stock were adjusted so that following the Distribution, each such participant was credited with an aggregate equivalent value of restricted shares of common stock of Commonwealth Telephone, RCN and Cable Michigan. See Note (4) to "Security Ownership of Certain Beneficial Owners and Management of RCN."

Pension Benefits

               C-TEC completed a comprehensive study of its employee benefit plans in 1996. As a result of this study, effective after December 31, 1996, in general, employees other than those of the Commonwealth Telephone Group no longer accrue benefits under the C-TEC defined benefit pension plan, but became fully vested in their benefits accrued through that date. Such benefits, for the Named Executive Officers affected by this event, computed as the present value at July 31, 1997 of a life annuity beginning at age 65, are as follows: Mr. McCourt, $11,679; Mr. Mahoney, $29,124; Mr. Godfrey, $10,874; Mr. Haverkate, $41,894; and Mr. Adams, $7,249.

Directors' Compensation

               Non-employee Directors of RCN will receive a retainer of $900 per month and will be paid $1,000 for each board meeting attended. The Committee Chairmen and other committee members will be paid $1,500 and $1,000, respectively, for each committee meeting attended. Pursuant to the RCN Corporation 1997 Stock Plan for Non-Employee Directors, the retainer will be paid in shares of RCN Common Stock and each non-employee director will receive an annual grant of a non-qualified option covering 4,000 shares of RCN Common Stock.

Compensation Committee Interlocks and Insider Participation

               RCN has established a Compensation Committee, all the members of which are non-employee directors.

               One of the members, Eugene Roth, Esq., is a partner at Rosen, Jenkins and Greenwald, which serves as counsel to RCN from time to time.


               TRANSACTIONS WITH MANAGEMENT AND CERTAIN CONCERNS

               David C. McCourt, Chairman, Chief Executive Officer and Director of RCN, is a director of C-SPAN. In 1997, RCN paid $236,563 to C-SPAN for programming services.

               David C. McCourt served as a Director of MFS/WorldCom from December 1996 to March 1998. In 1997, RCN paid $2,959,306 to MFS/WorldCom for telephone usage, circuit charges and network access charges. RCN earned $519,485 in revenue from MFS/WorldCom, primarily for engineering and construction management services.

               In September 1996, RCN and BECO, through wholly owned subsidiaries, entered into a joint venture to utilize 126 fiber miles of BECO's fiber optic network to deliver RCN's comprehensive communications package in Greater Boston. In 1997, RCN paid $91,674 to BECO for utility expenses.

               Each of Commonwealth Telephone, RCN and Cable Michigan is effectively controlled by LCI. In addition, the majority of RCN's directors and executive officers are also directors and/or executive officers of Commonwealth Telephone and/or Cable Michigan. See "Business -- Relationship Among RCN, Commonwealth Telephone and Cable Michigan."



     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF RCN

               Set forth in the table below is information as of April 1, 1998 with respect to the number of shares of RCN Common Stock beneficially owned by
(i) each person or entity known by RCN to own more than five percent of the outstanding RCN Common Stock, (ii) each director of RCN, (iii) each of the Named Executive Officers of RCN and (iv) all directors and executive officers of RCN as a group. To RCN's knowledge, unless otherwise indicated, each person or entity has sole voting and investment power with respect to the shares set forth opposite the person's or entity's name. As previously stated, all share, per share and stock option data of RCN Common Stock have been restated to reflect the RCN Stock Dividend.

                                                                                        RCN Common Stock
                                                                           ----------------------------------------
                                                                             Number of
                                                                               Shares                  Percent of
                                                                            Beneficially               Outstanding
Name of Beneficial Owner                                                      Owned(1)                  Shares(1)
------------------------                                                   --------------            --------------
Directors and Named Executive Officers
Michael A. Adams (2).....................................................        23,578                   *
James Q. Crowe...........................................................         1,464                   *
Alfred Fasola............................................................           798                   *
Bruce C. Godfrey (2).....................................................        54,832                   *
Stuart E. Graham.........................................................        10,806                   *
Mark Haverkate (2).......................................................        66,708                   *
Richard R. Jaros.........................................................         6,638                   *
Michael J. Mahoney (2)...................................................        63,180                   *
Thomas J. May............................................................         2,798                   *
David C. McCourt (2)(3)..................................................       186,204                   *
Thomas P. O'Neill, III...................................................         2,798                   *
Eugene Roth..............................................................        14,240                   *
Walter Scott, Jr.........................................................         1,464                   *
Dennis Spina.............................................................            --                  --
Michael B. Yanney........................................................         5,520                   *
All Directors and Executive Officers as a Group (20 persons)(2)(3).......       445,835                   *
5% Stockholders
Level 3 Telecom Holdings, Inc.(4)........................................    26,640,970                  46

----------
*  Less than 1% of outstanding shares.

(1) Includes shares of RCN Common Stock acquired in respect of Matching Shares (as defined below) but excludes RCN Share Units (as defined below).

(2) Under the RCN ESPP, participating executive officers who forgo current compensation are credited with "Share Units," the value of which is based on the value of a share of RCN Common Stock. ESPP participants who elect to receive Share Units in lieu of current compensation are also credited with restricted "Matching Shares," which vest over a period of 3 years from the grant date, subject to continued employment. Matching Shares, unless forfeited, have voting and dividend rights. In connection with the Distribution, Share Units and Matching Shares were adjusted in an equitable manner so that participants were credited with an aggregate equivalent value of restricted shares of Commonwealth Telephone, RCN and Cable Michigan Common Stock. The holdings indicated include Share Units and Matching Shares.

    The table below shows in respect of each Named Executive Officer the number of shares of RCN Common Stock purchased outright, Share Units relating to RCN Common Stock acquired by each such Named Executive Officer in lieu of current compensation and the forfeitable Matching Shares of RCN Common Stock held by each such Named Executive Officer:


                                              Share Unit                                            Total Purchased
                                            Acquired Under                                           and Acquired
                              Shares          the ESPP in        Total Shares       Restricted      and Restricted
                             Purchased      Lieu of Current      Purchased and       Matching          Matching
                             Outright        Compensation          Acquired          Shares             Shares
                            -----------    -----------------    ---------------   --------------   ------------------
Michael A. Adams........       1,834         10,872                12,706            10,872           23,578
Bruce C. Godfrey........      14,636         20,098                34,734            20,098           54,832
David C. McCourt........      76,788         54,708               131,496            54,708          186,204
Michael J. Mahoney......      23,732         19,724                43,456            19,724           63,180
Mark Haverkate..........      46,416         10,146                56,562            10,146           66,708

(3) Includes 450 shares of RCN Common Stock which are owned by Mr. McCourt's wife. Mr. McCourt disclaims beneficial ownership of such shares.

(4) LCI owns 90% of the common stock and all of the preferred stock of Level 3 Telecom. LCI is the successor to an entity known as Peter Kiewit Sons' Inc. ("Old PKS"). See "Level 3 Communications, Inc." below. David McCourt, Chairman and Chief Executive Officer of RCN, owns the remaining 10% of the common stock of Level 3 Telecom. The address for Level 3 Telecom and LCI is 1000 Kiewit Plaza, Omaha, Nebraska 68131.

               The information set forth above does not give effect to the ownership of RCN securities by Level 3 Telecom. Certain executive officers or directors of RCN are directly or indirectly affiliated with Level 3 Telecom. For information with respect to the beneficial ownership of securities by Level 3 Telecom, see "Security of Ownership Certain Beneficial Owners and Management of RCN."

Level 3 Communications, Inc.

               Set forth below is certain information regarding the beneficial ownership of equity securities of LCI as of April 1, 1998, by each director, the Named Executive Officers and by all persons, as a group, who are currently directors or executive officers of the Company. On March 31, 1998, the entity known as Peter Kiewit Sons' Inc. prior to such date separated its construction and mining management business ("Construction Group") from its other businesses (the "PKS Split-Off"). In conjunction with the PKS Split-Off, LCI merged into Old PKS which changed its name to Level 3 Communications, Inc. As a result of the PKS Split-Off, LCI no longer owns any interest in the Construction Group whose business is now held in a company which changed its name to Peter Kiewit Sons' Inc. ("New PKS").

Name of Beneficial Owner                                                        Number of        Percent of
                                                                                  Shares           Shares
                                                                            --------------    ---------------
Michael A. Adams..........................................................            --             --
James Q. Crowe............................................................    5,666,360            3.9%
Alfred Fasola.............................................................            --             --
Bruce C. Godfrey..........................................................            --             --
Stuart E. Graham..........................................................            --             --
Mark Haverkate............................................................            --             --
Richard R. Jaros..........................................................      748,749(1)            *
Michael J. Mahoney........................................................       1,000               --
Thomas J. May.............................................................            --             --
David C. McCourt..........................................................         57,500             *
Thomas P. O'Neill, III....................................................            --             --
Eugene Roth...............................................................            --             --
Walter Scott, Jr..........................................................     17,636,397         12.0%
Dennis Spina..............................................................             --            --
Michael B. Yanney.........................................................         50,000            --
All Directors and Executive Officers as a Group (20 persons)..............     24,162,161         16.4%

----------
 *  Less than 1% of the outstanding shares of the class.

(1) Includes 185,000 shares in the Jaros Family Limited Partnership.



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
                                   OF LANCIT

               The following table sets forth, as of March 23, 1998, the ownership of Lancit's Common Stock held by (i) each person who owns of record or who is known by Lancit to own beneficially more than 5% of the Lancit Common Stock, (ii) each of the chief executive officer and the four most highly compensated executive officers during the fiscal year ended June 30, 1997, (iii) each of the directors of Lancit, and (iv) all of Lancit's directors and executive officers as a group. As of such date, Lancit had 6,634,750 shares of Common Stock issued and outstanding. The number of shares and the percentage of the class beneficially owned by the persons named in the table and by all directors and executive officers as a group is presented in accordance with Rule 13d-3 of the Exchange Act and includes, in addition to shares actually issued and outstanding, unissued shares which are subject to issuance upon the exercise of options or warrants which are or will become exercisable within 60 days. All outstanding stock options to purchase Lancit Common Stock that are held by the directors and officers of Lancit will be canceled in accordance with the terms of the Merger Agreement. See "The Merger--Lancit Stock Options and Warrants." Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all securities listed.

                                                                                  Lancit Common Stock
                                                                   -------------------------------------------
                                                                                                      Percent
                                                                       Amount and Nature of          of Class
                                                                       Beneficial Ownership             (%)
                                                                   ---------------------------     -----------
Name of Beneficial Owners
Name and Address of 5% Shareholders
Discovery Communications, Inc.
7700 Wisconsin Avenue
Bethesda, Maryland 20814...........................................    876,232      (1)             12.4%
Directors and Executive Officers (2)
Laurence A. Lancit.................................................    578,545      (3)              8.7%
Cecily Truett......................................................    575,613      (3)              8.7%
Susan L. Solomon...................................................    495,000      (4)              6.9%
Noel Resnick.......................................................     22,500      (5)               *
John R. Costantino.................................................     32,400      (6)               *
Marc L. Bailin.....................................................     15,000      (7)               *
Joseph Kling.......................................................      9,000      (8)               *
Roger C. Faxon.....................................................      4,000      (9)               *
All Directors and Executive Officers as a Group (14 persons).......  1,813,976      (10)            24.7%

----------
 *   Less than 1% of the outstanding shares of Lancit Common Stock.

(1) Includes 438,116 shares of Lancit Common Stock which DCI has the right to acquire upon the exercise of currently exercisable warrants. The foregoing information is derived from the Statement on Schedule 13D of DCI, filed with the Commission on September 27, 1996.

(2) The address for each of the directors and executive officers is c/o Lancit Media Entertainment, Ltd., 601 West 50th Street, New York, New York 10019. Only three executive officers are named in addition to the chief executive officer because the employment of Arlene J. Scanlan, the former president of Strategy and one of the four most highly compensated executive officers for the fiscal year ended June 30, 1997, was terminated, effective September 23, 1997.

(3) Laurence A. Lancit and Cecily Truett are husband and wife. The number of shares shown for each of them includes (i) 553,113 shares of Lancit Common Stock held by each of them individually, and (ii) 22,500 shares of Lancit Common Stock which are the subject of currently exercisable stock options. Additionally, the number of shares shown for Mr. Lancit includes 2,932 shares owned by the minor children of Mr. Lancit and Ms. Truett, for which Mr. Lancit acts as custodian under the New York Uniform Transfers to Minors Act. The number of shares shown for each of them excludes (i) 40,080 shares held by the Children's Trust, as to which each disclaims beneficial ownership, (ii) 553,113 shares of Lancit Common Stock held by the other, as to which each disclaims beneficial ownership, and (iii) 22,500 shares of Lancit Common Stock which are the subject of options which are not currently exercisable and will not become exercisable within 60 days.

(4) Includes 495,000 shares which are the subject of options granted to Ms. Solomon which are currently exercisable. Excludes (i) 255,000 shares which are the subject of options granted to Ms. Solomon which are not currently exercisable and will not become exercisable within 60 days and are subject to ratification by Lancit's shareholders, and (ii) any shares which may be issuable, at the option of Lancit, upon the conversion of certain stock appreciation rights which were granted to Ms. Solomon.

(5) Includes 22,500 shares of Lancit Common Stock which are the subject of options granted to Ms. Resnick which are currently exercisable. Excludes 10,500 shares of Lancit Common Stock which are the subject of options granted to Ms. Resnick which are not currently exercisable and will not become exercisable within 60 days.

(6) Includes (i) 13,400 shares of Lancit Common Stock which Walden Partners Ltd., of which Mr. Costantino is a vice president, director and principal, has the right to acquire upon the exercise of currently exercisable stock options, and (ii) 9,000 shares of Lancit Common Stock which Mr. Costantino has the right to acquire upon the exercise of currently exercisable stock options. Excludes 5,000 shares of Lancit Common Stock which are the subject of options granted to Mr. Costantino which are not currently exercisable and will not become exercisable within 60 days.

(7) Includes 9,000 shares of Lancit Common Stock which Mr. Bailin has the right to acquire upon the exercise of currently exercisable stock options. Excludes (i) 15,000 shares of Lancit Common Stock owned by Marie Valdes, M.D., wife of Mr. Bailin, as to which shares Mr. Bailin disclaims any beneficial interest, and (ii) 5,000 shares of Lancit Common Stock which are the subject of options granted to Mr. Bailin which are not currently exercisable and will not become exercisable within 60 days.

(8) Includes 6,000 shares of Lancit Common Stock which Mr. Kling has the right to acquire upon the exercise of currently exercisable stock options. Excludes 5,000 shares of Lancit Common Stock which are the subject of options granted to Mr. Kling which are not currently exercisable and will not become exercisable within 60 days.

(9) Includes (i) 1,000 owned jointly with Mr. Faxon's wife, and (ii) 3,000 shares of Lancit Common Stock which are the subject of currently exercisable stock options. Excludes 5,000 shares of Lancit Common Stock which are the subject of options granted to Mr. Faxon which are not currently exercisable and will not become exercisable within 60 days.

(10) Includes an aggregate of 699,650 shares of Lancit Common Stock which the executive officers and directors have the right to acquire upon the exercise of currently exercisable stock options or stock options which become exercisable within 60 days. Excludes an aggregate of 356,750 shares of Lancit Common Stock which are the subject of options granted to the executive officers and directors which are not currently exercisable and will not become exercisable within 60 days.



                      DESCRIPTION OF CAPITAL STOCK OF RCN

               The following description of the capital stock of RCN is based upon the RCN Certificate of Incorporation and the RCN Bylaws and by applicable provisions of law. The following description is qualified in its entirety by reference to such RCN Certificate of Incorporation and RCN Bylaws, which are filed as exhibits to the Registration Statement.

Authorized Capital Stock

               The RCN Certificate of Incorporation authorizes the issuance of 100 million shares of RCN Common Stock, par value $1.00 per share, 200 million shares of RCN Class B Stock, par value $1.00 per share, and 25 million shares of RCN Preferred Stock par value $1.00 per share. RCN intends to propose to its annual meeting of shareholders a proposal to amend the RCN Certificate of Incorporation to increase the number of authorized shares of RCN Common Stock to 200 million and the number of authorized shares of RCN Class B Stock to 400 million.

RCN Common Stock

               Subject to the rights of the holders of any RCN Preferred Stock which may be outstanding, each holder of RCN Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the RCN Board out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of RCN's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding RCN Preferred Stock. Each holder of RCN Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of shareholders, including the election of directors. Holders of RCN Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. On May 5, 1998, there were 57,847,890 shares of RCN Common Stock issued and outstanding. Based on the number of shares of Lancit Common Stock outstanding on May 5, 1998 and the maximum Stock Exchange Ratio of 0.05 shares of RCN Common Stock for every share of Lancit Common Stock, it is anticipated that there will be approximately 58,179,628 shares of RCN Common Stock outstanding upon consummation of the Merger. On March 9, 1998, the RCN declared the RCN Stock Dividend. The record date for the RCN Stock Dividend was March 20, 1998. Shareholders of record of RCN at the market close on that date received an additional share of RCN Common Stock for each share held. The distribution date for the RCN Stock Dividend was April 3, 1998. All share and per share data, stock option data and market prices (including historical trading prices) of RCN Common Stock have been restated to reflect this RCN Stock Dividend, except as otherwise set forth herein. The RCN Common Stock is admitted for trading on the NASDAQ.

               The shares of the RCN Common Stock issued pursuant to the Merger Agreement will be fully paid and nonassessable. The RCN Certificate of Incorporation contains no restrictions on the alienability of the RCN Common
Stock.   For further information on the securities laws restrictions, if any, on transferability of the RCN Common Stock, see "The Merger--Rule 145 Restrictions" and "Trading Market." Except as disclosed in the section entitled "Certain Statutory, Charter and Bylaw Provisions for RCN," no provision of the RCN Certificate of Incorporation or RCN Bylaws and no provision of any agreement or plan involving RCN is in effect that would discriminate against any existing or prospective holder of such securities as a result of such security holder owning a substantial amount of securities.

RCN Class B Stock

               The RCN Class B Stock is in all material respects identical to the RCN Common Stock except that (i) the RCN Class B Stock is generally non-voting, (ii) the RCN Common Stock is convertible at the option of the holder into RCN Class B Stock and (iii) in certain mergers, distributions and other transactions in which the holders of RCN Common Equity are entitled to receive equity interests of one or more corporations (including RCN), the equity interests distributed in respect of the RCN Common Stock and the RCN Class B Stock may have rights and privileges that are substantially equivalent to the rights and privileges of the RCN Common Stock and the RCN Class B Stock, respectively. As of the date hereof, there are no outstanding shares of RCN Class B Stock and RCN does not have any current plan or intention to issue any RCN Class B Stock.

Preferred Stock

               Under the RCN Certificate of Incorporation, the RCN Board has the authority to create one or more series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. The authorized shares of RCN Preferred Stock, as well as authorized but unissued shares of RCN Common Equity, are available for issuance without further action by RCN's shareholders, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of RCN's stock may then be listed or quoted. No shares of RCN Preferred Stock will be issued in connection with the Merger.

Exchange Agent

               First Union National Bank (the "Exchange Agent") serves as the Registrar and Exchange Agent for RCN Common Stock and will serve as the Exchange Agent in respect of the Lancit Common Stock in connection with the Merger. See "Exchange Procedures."


            CERTAIN STATUTORY, CHARTER AND BYLAW PROVISIONS FOR RCN

               Certain provisions of the DGCL, the RCN Certificate of Incorporation and the RCN Bylaws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders. The following is a summary of certain of these provisions. The RCN Certificate of Incorporation and the RCN Bylaws are filed as exhibits to the Registration Statement.

Charter and Bylaw Provisions

               Classified Board of Directors; Removal of Directors. The RCN Certificate of Incorporation and the RCN Bylaws provide for the RCN Board to be divided into three classes of directors. The term of office of the first class expires at the 1998 annual meeting, the term of office of the second class expires at the 1999 annual meeting, and the term of office of the third class expires at the 2000 annual meeting. At each annual meeting held thereafter, a class of directors will be elected to replace the class whose term has then expired. As a result, approximately one-third of the members of the RCN Board will be elected each year and, except as described above, each of the directors serves a staggered three-year term. See "Management of RCN--Executive Officers and Directors." Moreover, as is permitted under the DGCL only in the case of a corporation having a classified board, the RCN Certificate of Incorporation and the RCN Bylaws provide that directors may be removed only for cause.

               These provisions could prevent a shareholder (or group of shareholders) having majority voting power from obtaining control of the RCN Board until the second annual shareholders' meeting following the date the acquirer obtains such voting power. Accordingly, these provisions could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of RCN.

               Shareholder Action by Written Consent; Special Meetings. The RCN Certificate of Incorporation and the RCN Bylaws provide that no action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, and that no action may be taken by the written consent of shareholders in lieu of a meeting. The RCN Certificate of Incorporation and the RCN Bylaws also provide that special meetings of RCN's shareholders may be called only by the RCN Board, the Chairman of the RCN Board or the Chief Executive Officer of RCN. These provisions may make it more difficult for shareholders to take action opposed by the RCN Board.

               Advance Notice Provisions. The RCN Bylaws establish an advance written notice procedure for shareholders seeking to nominate candidates for election as directors at an annual meeting of shareholders or to bring business before an annual meeting of shareholders of RCN. The RCN Bylaws provide that only persons who are nominated by or at the direction of the RCN Board, or by a shareholder who has given timely written notice to the Secretary of RCN prior to the meeting at which directors are to be elected, will be eligible for election as directors of RCN. The RCN Bylaws also provide that at any meeting of shareholders only such business may be conducted as has been brought before the meeting by or at the direction of the RCN Board or, in the case of an annual meeting of shareholders, by a shareholder who has given timely written notice to the Secretary of RCN of such shareholder's intention to bring such business before such meeting.
Under the RCN Bylaws, for any such shareholder notice to be timely, such notice must be received at the principal executive offices of RCN in writing not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice or public disclosure was given or made. Under the RCN Bylaws, a shareholder's notice must also contain certain information specified in the RCN Bylaws. These provisions may preclude or deter some shareholders from bringing matters before, or making nominations for directors at, an annual meeting.

               Preferred Stock. Under the RCN Certificate of Incorporation, the RCN Board will have the authority, without further shareholder approval, to create one or more series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Pursuant to this authority, the RCN Board could create and issue a series of preferred stock with rights, privileges or restrictions having the effect of discriminating against an existing or prospective holder of such securities as a result of such security holder beneficially owning or commencing a tender offer for a substantial amount of RCN Common Stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquirer to obtain control of RCN by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of RCN's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of RCN without any further action by the shareholders of RCN.

               Amendment of Certain Charter and Bylaw Provisions. The RCN Certificate of Incorporation provides that the RCN Board may adopt, amend or repeal any provision of the RCN Bylaws. The RCN Certificate of Incorporation and the RCN Bylaws also provide that RCN Bylaw provisions may be adopted, amended or repealed by the affirmative vote of shareholders holding not less than 66 2/3% of the total number of votes entitled to be cast in the election of directors.

               Any amendment, modification or repeal of the provisions of the RCN Certificate of Incorporation relating to the election and removal of directors, the right to call special meetings, the prohibition on action by written consent, amendment of the RCN Bylaws and the limitation of liability and indemnification of officers and directors will require approval by the affirmative vote of shareholders holding at least 66 2/3% of the total number of votes entitled to vote generally in the election of directors.

Delaware Takeover Statute

               RCN is subject to Section 203 of the Delaware General Corporation Law ("Section 203"). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested shareholder" for a period of three years following the date that such shareholder became an interested shareholder, unless (i) prior to such date either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding, shares owned by (A) persons who are both directors and officers and (B) employee stock plans in certain circumstances), or (iii) on or after such date the business combination is approved by the board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66(2)/(3)% of the outstanding voting stock which is not owned by the interested shareholder. A "business combination" includes a merger, consolidation, asset sale, or other transaction resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The restrictions imposed by Section 203 will not apply to a corporation if, among other things, (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 or (ii) 12 months have passed after the corporation, by action of its shareholders holding a majority of the outstanding stock, adopts an amendment to its certificate of incorporation or Bylaws expressly electing not to be governed by Section 203. RCN has not elected out of Section 203 and, therefore, the restrictions imposed by Section 203 will apply to RCN. Prior to the Distribution, the RCN Board approved of Level 3 Telecom becoming an interested shareholder and, consequently, Section 203 would not apply to any business combination with Level 3 Telecom.

Liability and Indemnification of Directors and Officers

               Certain provisions of the DGCL and the RCN Certificate of Incorporation and the RCN Bylaws relate to the limitation of liability and indemnification of directors and officers of RCN. These various provisions are described below.

               The RCN Certificate of Incorporation provides that RCN's directors are not personally liable to RCN or its shareholders for monetary damages for breach of their fiduciary duties as a director to the fullest extent permitted by the DGCL. Under the DGCL, directors would not be personally liable to RCN or its shareholders for monetary damages for breach of their fiduciary duties as a director, except for (i) any breach of the director's duty of loyalty to RCN or its shareholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived improper personal benefit or (iv) the unlawful payment of dividends or unlawful stock repurchases or redemptions. This exculpation provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or RCN from bringing a lawsuit against directors of RCN for breach of their fiduciary duties as directors. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission.

               The RCN Certificate of Incorporation also provides that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of RCN or is or was serving at the request of RCN as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by RCN to the fullest extent permitted by the DGCL. This right to indemnification shall also include the right to be paid by RCN the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL. This right to indemnification shall be a contract right. RCN may, by action of the RCN Board, provide indemnification to such of the employees and agents of RCN to such extent and to such effect as the RCN Board determines to be appropriate and authorized by the DGCL.

               RCN purchases and maintains insurance on behalf of any person who is or was a director, officer, employee or agent of RCN, or is or was serving at the request of RCN as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not RCN would have the power or the obligation to indemnify him or her against such liability under the provisions of the RCN Certificate of Incorporation.



                       COMPARISON OF SHAREHOLDERS' RIGHTS

General

               The rights of holders of Lancit Common Stock are currently governed by the NYBCL and the Lancit Certificate of Incorporation and the Lancit Bylaws. If the Merger is consummated, Lancit Shareholders will become holders of RCN Common Stock, which will result in their rights as shareholders being governed by the laws of the State of Delaware (rather than the law of New York which governs their rights as Lancit Shareholders) and by the RCN Certificate of Incorporation and the RCN Bylaws. It is not practical to describe all the differences between the DGCL and the NYBCL and between (i) the RCN Certificate of Incorporation and the RCN Bylaws and (ii) the Lancit Certificate of Incorporation and the Lancit Bylaws. The following is a summary of principal differences which may affect the rights of Lancit Shareholders. The following discussions are not intended to be complete and are qualified in its entirety by reference to the DGCL, the NYBCL, the RCN Certificate of Incorporation, the RCN Bylaws, the Lancit Certificate of Incorporation and the Lancit Bylaws. For information as to how such documents may be obtained, see "Additional Information." Holders of Lancit Common Stock should also consider the information set forth in "Risk Factors--RCN Risk Factors--Control by Level 3 Telecom Holdings, Inc.; Conflicts of Interest" in reviewing the following.

               The RCN Certificate of Incorporation and the RCN Bylaws are not being amended in connection with the Merger.

Authorized Capital Stock

               The authorized capital stock of RCN consists of 100 million shares of RCN Common Stock having a par value of $1.00 per share, 200 million shares of RCN Class B Stock having a par value of $1.00 per share and 25 million shares of preferred stock having a par value of $1.00 per share. As of the Record Date, approximately 57,847,890 shares of RCN Common Stock, no shares of the RCN Class B Stock and no shares of RCN Preferred Stock were outstanding. Holders of RCN Common Equity do not have preemptive rights. RCN intends to propose to its annual meeting of shareholders a proposal to amend the RCN Certificate of Incorporation to increase the number of authorized shares of RCN Common Stock to 200 million and the number of authorized shares of RCN Class B Stock to 400 million. See "Description of Capital Stock of RCN."

               On March 9, 1998, the RCN declared the RCN Stock Dividend. The record date for the RCN Stock Dividend was March 20, 1998. Shareholders of record of RCN at the market close on that date received an additional share of RCN Common Stock for each share held. The distribution date for the stock dividend was April 3, 1998. All share and per share data, stock option data and market prices (including historical trading prices) of RCN Common Stock have been restated to reflect this RCN Stock Dividend except as otherwise set forth herein.

               The authorized capital stock of Lancit consists of 15 million shares of Lancit Common Stock having a par value of $.001 per share. As of the Record Date, 6,634,750 shares of Lancit Common Stock were outstanding. Holders of Lancit Common Stock do not have preemptive rights.

               Under the RCN Certificate of Incorporation, the RCN Board has the authority to create one or more series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. The authorized shares of RCN Preferred Stock, as well as authorized but unissued shares of RCN Common Equity, will be available for issuance without further action by RCN's shareholders, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of RCN's stock may then be listed or quoted. The Lancit Certificate of Incorporation does not provide for issuance of preferred stock.

Directors

               The RCN Certificate of Incorporation provides that the RCN Board shall consist of not less than three and not more than 24 directors, as determined by the RCN Board. The RCN Board currently consists of 12 directors. The RCN Board is classified into three classes. The RCN Certificate of Incorporation and the RCN Bylaws provide that directors may be removed only for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding shares entitled to vote. See "Certain Statutory, Charter and Bylaw Provisions of RCN--Charter and Bylaw Provisions."

               The Lancit Bylaws provide that the Lancit Board shall consist of not less than three and not more than 15 directors, as determined by the Lancit Board. The Lancit Board currently consists of seven directors. Lancit does not have a classified board. The Lancit Bylaws provide that directors may be removed (i) for cause by majority vote of all directors then in office or
(ii) with or without cause by vote of the shareholders of Lancit.

               Consequently, gaining control of the board, including nominating directors, and removal of directors is more difficult under the RCN Bylaws than the Lancit Bylaws.

Annual and Special Meetings of Shareholders

               Under the NYBCL and the DGCL, special meetings of shareholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or Bylaws. The RCN Certificate of Incorporation and the RCN Bylaws provide that special meetings of RCN's shareholders may be called only by the RCN Board, the Chairman of the Board or the Chief Executive Officer of RCN. The RCN Bylaws also stipulate that business transacted at any special meeting shall be limited to the purposes stated in the notice of the special meeting. The Lancit Bylaws provide that special meetings of shareholders may be called by the Chief Executive Officer of Lancit or the Lancit Board, and must be called by the Chief Executive Officer of Lancit at the written request of shareholders holding at least twenty (20%) of the outstanding shares of Lancit Common Stock entitled to vote.

               The NYBCL provides that if, for a period of one month after the date fixed by or under the bylaws of a corporation for the annual meeting of shareholders, or if no date has been fixed for a period of 13 months after the last annual meeting, or there is a failure to elect a sufficient number of directors to conduct the business of the corporation, the board of directors shall call a special meeting for the election for directors. If the board fails to call such meeting within two weeks after the expiration of such period, or if it is so called but there is a failure to elect such directors for a period of two months after the expiration of such period, holders of 10% of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting for the election of directors. Under the DGCL, if an annual meeting is not held within 30 days of the date designated for such a meeting, or is not held for a period of 13 months after the last annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any shareholder or director. In both New York and Delaware, the number of shares represented at such meeting constitutes a quorum without regard to other provisions of law.

Voting; Written Consents of Shareholders

               Under the NYBCL and the DGCL, unless the certificate of incorporation provides otherwise, a majority of the shares entitled to vote constitutes a quorum, and shareholder action is generally by majority vote, except that directors are elected by a plurality vote and, under certain circumstances, the NYBCL requires the vote of at least 66 2/3% of the outstanding shares in connection with certain mergers, consolidations and sales of assets (see "--Mergers and Business Combinations; Sales of Assets"). The RCN Bylaws provide that a majority of the shares entitled to vote constitutes a quorum, and all action may be authorized by the vote of the majority of shares entitled to vote except that directors may be elected by a plurality vote, unless otherwise provided by the DGCL. The Lancit Bylaws provide that a majority of the shares issued and outstanding entitled to vote shall constitute a quorum, and a plurality of the votes cast is required for election of directors and that a majority of votes cast is required for shareholder action. See also "--Amendment of Bylaws" and "--Amendment of Certificate of Incorporation."

               Under the DGCL, unless otherwise provided by a corporation's certificate of incorporation, any action which is to be taken by shareholders may be taken without a meeting if such action is authorized by written consent signed by shareholders having not less than the minimum number of votes necessary to take such action at a meeting at which all shares entitled to vote were present and voting. The RCN Certificate of Incorporation and the RCN Bylaws provide that no action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting and that no action may be taken by the written consent of shareholders in lieu of a meeting. Under the NYBCL, any required or permitted action taken by shareholders may be taken without a meeting with the written consent of all outstanding shares entitled to vote, unless the certificate of incorporation otherwise provides for a lesser number. The Lancit Certificate of Incorporation does not otherwise provide. Consequently, action without a meeting is possible under the Lancit Certificate of Incorporation, but not under the RCN Certificate of Incorporation, making shareholder action more difficult.

Notice of Business

               The RCN Bylaws provide that at any meeting of the shareholders, only business brought before the meeting (i) by or at the direction of the RCN Board or (ii) in the case of an annual meeting of shareholders, by any shareholder who complies with the notice procedures shall be conducted. In addition, no business shall be brought by a shareholder before a special meeting of shareholders. The Lancit Bylaws provide that at an annual meeting of shareholders, only business which was (i) specified in the notice of the meeting, (ii) otherwise properly brought by or at the direction of the Lancit Board or an authorized director or officer of Lancit or (iii) otherwise properly brought by a shareholder shall be conducted. The Lancit Bylaws do not have similar provisions for special meetings.

                Under both the RCN Bylaws and the Lancit Bylaws, for business to be properly brought by a shareholder, the shareholder must have delivered a notice which was received at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the meeting. However, in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was given or made for RCN and the 15th day for Lancit. In the case of Lancit, the previous sentence only applies if the date of a meeting has been changed more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement. Under both RCN Bylaws and Lancit Bylaws, a shareholder's notice must set forth (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on the corporation's books, of the shareholder proposing such business, (iii) the class and number of shares of the corporation which are beneficially owned by the shareholder and (iv) any material interest of the shareholder in such business.

Nomination of Directors

               Under both RCN Bylaws and Lancit Bylaws, nominations for directors may be made at a meeting of shareholders (a) by or at the direction of the board of directors or (b) by any shareholder entitled to vote for the election of directors at the meeting and who complies with the notice procedures. Such nominations, other than those made by or at the direction of the board of directors, shall be made pursuant to timely notice delivered to or mailed and received at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the meeting. However, in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was given or made for RCN and the 15th day for Lancit. In the case of Lancit, previous sentence only applies to (i) special meetings and (ii) annual meetings only if the date of the annual meeting has been changed more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement.

               Under both RCN Bylaws and Lancit Bylaws, a shareholder's notice must set forth (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the shareholder giving the notice (A) the name and address, as they appear on the corporation's books, of such shareholder and (B) the class and number of shares of the corporation which are beneficially owned by such shareholder. The RCN Bylaws also require (i) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names and addresses) pursuant to which the nomination(s) are to be made by such shareholder and (ii) any other information relating to such shareholder that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14A under the Exchange Act.

               The Lancit Bylaws also provide that in the event that a person is validly designated as a nominee and thereafter becomes unable or unwilling to stand for election to the Lancit Board, the Lancit Board or the shareholder who proposed such nominee, as the case may be, may designate a substitute nominee; provided however, that in the case of persons not nominated by the Lancit Board, such substitution is subject to certain notice provisions. The RCN Bylaws do not contain a similar provision.

Amendment of Bylaws

               The DGCL reserves the power to amend, repeal, or adopt bylaws to the shareholders, unless the certificate of incorporation also confers such power upon the board of directors. The RCN Certificate of Incorporation currently confers such powers upon the RCN Board. Under the RCN Certificate of Incorporation and the RCN Bylaws, bylaws may be adopted, amended or repealed by the affirmative vote of the holders of not less than 66 (2)/(3)% of the outstanding shares entitled to vote or by the RCN Board.

               Under the NYBCL, Bylaws may be adopted, amended or repealed by a majority of the votes of the shares at the time entitled to vote in the election of any directors. When so provided in the certificate of incorporation or a bylaw adopted by the shareholders, Bylaws may also be adopted, amended or repealed by the board by such vote as therein specified, but any bylaw adopted by the board may be amended or repealed by the shareholders entitled to vote thereon. The Lancit Bylaws provide that the Bylaws may be amended, repealed or adopted by vote of the holders of the shares at the time entitled to vote in the election of any directors. The Lancit Bylaws may also be amended, repealed or adopted by the Lancit Board but any bylaw adopted by the Lancit Board may be amended or repealed by the shareholders entitled to vote thereon as provided in the Lancit Bylaws. Additionally, the Lancit Bylaws provide that if any bylaw regulating an impending election of directors is adopted, amended or repealed by the Lancit Board, there shall be set forth in the notice of the next meeting of shareholders for the election of directors the bylaw so adopted, amended or repealed, together with a concise statement of the changes made.

Amendment of Certificate of Incorporation

               Under the DGCL, amendments to certificates of incorporation generally require the authorization of the board of directors and the approval of shareholders holding a majority of the outstanding shares entitled to vote on such amendment, unless a greater proportion is specified in the certificate of incorporation. In addition, amendments which make changes relating to the capital stock by increasing its par value or aggregate number of authorized shares, or otherwise adversely affecting the rights of a class, must be approved by the majority vote of each class or series of stock affected, even if such stock would not otherwise have voting rights. The RCN Certificate of Incorporation provides that the RCN Certificate of Incorporation may be amended in any manner permitted by the DGCL; provided that any amendment, modification or repeal of the provisions of the RCN Certificate of Incorporation relating to the election and removal of directors, the right to call special meetings, the prohibition on action by written consent, amendment of the RCN Bylaws and the limitation of liability and indemnification of officers and directors will require approval by the affirmative vote of shareholders holding at least 66 2/3% of the total number of votes entitled to vote generally in the election of directors.

               Under the NYBCL, an amendment to the certificate of incorporation requires the authorization of the board of directors followed by the approval of the holders of a majority of all outstanding shares entitled to vote; however, whenever the certificate of incorporation requires action to be taken by a greater number or proportion of votes, such provision shall not be altered, amended or repealed except by such greater vote. In addition, certain specified amendments affecting the rights of a class of securities must be approved by vote of a majority of all outstanding shares of such class entitled to vote, even though they ordinarily would not have voting rights. Under the NYBCL, certain specified amendments to the certificate of incorporation may be made by the board of directors without shareholder approval. The Lancit Certificate of Incorporation does not specify a procedure for amending the Lancit Certificate of Incorporation.

               The supermajority approval requirements for amending certain provisions of the RCN Certificate of Incorporation may prevent the holders of a majority of the outstanding shares of RCN Common Stock from adopting an amendment to the RCN Certificate of Incorporation, whereas the vote of a majority of the outstanding shares of Lancit Common Stock is (subject to any applicable class voting requirement or any greater vote mandated by the NYBCL) sufficient to adopt any amendment to the Lancit Certificate of Incorporation that is presented to its shareholders for approval under the NYBCL.

Mergers and Business Combinations; Sales of Assets

               Under the DGCL, when shareholder approval is required for a merger, or consolidation or a sale, lease or exchange of all or substantially all of a corporation's assets, such transaction must be approved by a majority of outstanding shares entitled to vote, unless a greater proportion is specified in the certificate of incorporation. The RCN Certificate of Incorporation does not provide for a greater vote. Under the NYBCL, whenever shareholder approval is required for a merger or consolidation or sale, lease, exchange or disposition of all or substantially all of a corporation's assets, such transaction must be approved by two-thirds of the outstanding shares entitled to vote, if the certificate of incorporation does not otherwise state and the corporation was in existence on February 23, 1998. Lancit was in existence on February 23, 1998 and the Lancit Certificate of Incorporation does not elect out of the 66(2)/(3)% requirement.

               Under the DGCL, unless required by a corporation's certificate of incorporation (the RCN Certificate of Incorporation does not contain such requirement), no vote of shareholders of the surviving corporation in a merger is required if (i) the agreement of merger does not amend the certificate of incorporation of the surviving corporation, (ii) each share of stock of such surviving corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after such effective date, (iii) either (A) no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger or (B) the authorized unissued shares or treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other securities or obligations to be issued or delivered under such plan, do not exceed 20% of the issuer's common shares outstanding immediately prior to the merger and
(iv) certain other requirements are satisfied.

               Under the DGCL, a "business combination" with an "interested shareholder" (as defined in the DGCL) of a publicly held Delaware corporation is subject to a three-year moratorium unless specified conditions are met. See "Certain Statutory, Charter and Bylaw Provisions of RCN--Delaware Takeover Statute." Under the NYBCL, certain types of "business combinations" with an "interested shareholder" (as defined in the NYBCL) of a New York corporation are subject to a five-year moratorium unless specified conditions are met. Briefly, under the NYBCL, a "business combination" includes mergers, consolidations, sales of assets, or sales or issuances of securities with, to or caused by the interested shareholder, its affiliates or its subsidiaries; and "interested shareholder" is a person who, together with affiliates and associates, owns (or within five years, did own) directly or indirectly 20% or more of the corporation's voting stock.

Dividends, Redemptions and Repurchases

               Under the DGCL, a corporation may generally pay dividends out of surplus or its net profits for the fiscal year the dividend is declared. The NYBCL allows corporations to pay dividends out of surplus only. The RCN Certificate of Incorporation provides that dividends may not be declared or paid on RCN Common Stock unless equal dividends are also declared and paid on RCN Class B Stock, with the exception that distributions of stock will be made in the same class of stock as the underlying shares. RCN also has entered into a Credit Agreement and Indentures which may restrict its ability to pay dividends. See "Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of RCN--Liquidity and Capital Resources."

Shareholders Lists; Inspections Rights

               Under the DGCL, shareholders have a right during ordinary business hours and for at least ten days prior to any shareholder meeting and during such meeting to examine a list of shareholders of RCN for any purpose germane to such meeting. Additionally, under the DGCL, any shareholder, upon written demand, also has the right to inspect for any proper purpose the corporation's books and records, including the shareholder list, during normal business hours.

               Under the NYBCL, a person who is a shareholder of record, upon at least five days' prior written demand, has the right to examine, during normal business hours, minutes of shareholder meetings and the record of shareholders and to make extracts therefrom for any purpose reasonably related to such person's interest as a shareholder. The access of a shareholder may be denied, however, if such shareholder does not furnish an affidavit that such inspection is not for a purpose which is in the interest of a business or object other than the corporation's and that such shareholder has not within five years sold or offered for sale any list of shareholders of any corporation.

Indemnification; Limitation of Liability

               Both Delaware and New York allow broad indemnification by a corporation of its officers, directors, employees and other agents and permit, with certain exceptions, corporations to provide in their certificate of incorporation or Bylaws (which RCN and Lancit have done) for elimination of liability of directors to the corporation or its shareholders for monetary damages for breach of such directors' fiduciary duty of care, with certain exceptions.

               The DGCL authorizes a Delaware corporation to indemnify any person who was, is, or is threatened to be made, a party in any action (other than an action by or in the right of a corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful with respect to actions taken by or in the right of the corporation. With respect to actions by or in the right of the corporation, court approval is required for indemnification relating to any claim as to which a person has been adjudged liable to the corporation.

               The DGCL requires indemnification for expenses actually and reasonably incurred by any director, officer, employee or agent in connection with a proceeding against such person for actions in such capacity to the extent that the person has been successful on the merits or otherwise. The disinterested members of the board of directors (or independent legal counsel of shareholders) must determine in each instance where indemnification is not required by the DGCL, that such director, officer, employee or agent is entitled to indemnification. The DGCL provides that the statutory indemnification is not exclusive.

               The RCN Certificate of Incorporation provides that a director will not have personal liability to RCN or any shareholder for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. In addition, the RCN Certificate of Incorporation provides that RCN will indemnify to the fullest extent permitted by the DGCL each director and each person who was or is a party or is threatened to be made a party to any action (civil, criminal or otherwise) by reason of the fact that he is or was a director or officer of RCN or is or was serving at the request of RCN as a director or officer of another entity. This right is a contractual right. RCN may, by action of the RCN Board, provide indemnification to employees and agents of RCN.

               Under the NYBCL, a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, by reason of the fact that he was a director or officer of the corporation if such director or officer acted in good faith for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal proceedings, in addition, had no reasonable cause to believe his conduct was unlawful. A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation if he acted in good faith for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all circumstances, the person is fairly and reasonably entitled to an indemnity for such portion of the settlement amount and expenses as the court deems proper.

               Indemnification under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or bylaws, or, when authorized by such certificate of incorporation or bylaws, (i) a resolution of shareholders or directors or (ii) an agreement providing for such indemnification; provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

               Under the NYBCL, any person to whom such provisions regarding indemnification apply who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding is entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, indemnification under the NYBCL pursuant to the above paragraphs shall be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct (i) by the board acting by a quorum of disinterested directors or (ii) if such quorum is not available, if so directed by either (A) the board upon the written opinion of counsel or (B) by shareholders. The NYBCL also provides for certain notices to shareholders regarding amounts paid for indemnification of directors and officers.

               The Lancit Certificate of Incorporation eliminates to the fullest extent permitted by the NYBCL personal liability of directors to Lancit or its shareholders for damages for any breach of duty in such capacity.

Appraisal Rights

               Under the DGCL, a shareholder who is entitled to vote and does not vote in favor of a statutory merger or consolidation and demands appraisal of his shares with respect thereto may, under certain circumstances, be entitled to an appraisal by the Delaware Court of Chancery of the "fair value" of his shares and receive such amount in lieu of the consideration otherwise receivable in the transaction. Unless the corporation's certificate of incorporation provides otherwise (the RCN Certificate of Incorporation does not), such dissenters' rights are not available in certain circumstances, including (i) to shareholders of a corporation whose shares are either (A) listed on a national securities exchange or designated as a national market security by the NASDAQ or (B) held of record by more than 2,000 holders and
(ii) to shareholders of a corporation surviving a merger if no vote of shareholders of the surviving corporation is required to approve the merger. Appraisal rights are available to any shareholder required to accept for his shares anything except (i) shares of stock of the surviving corporation, (ii) shares of any other corporation which shares are listed on a national securities exchange or designated as a national market security by the NASDAQ or held of record by more than 2,000 holders, (iii) cash in lieu of fractional shares or (iv) any combination of the foregoing. No appraisal rights are available to holders of RCN Common Stock with respect to the Merger.

               Under the NYBCL, a shareholder, subject to certain conditions, shall have the right to receive payment of the "fair value" of his shares in the event he is entitled to vote and does not assent to certain mergers, consolidations, sales and other dispositions of assets requiring shareholder approval. Appraisal rights are not available (i) to shareholders of the parent corporation in certain mergers with subsidiaries, (ii) to shareholders of the surviving corporation unless their rights are adversely affected and (iii) to shareholders of shares which were, as of the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of merger or consolidation, listed on a national securities exchange or designated as a national market security by the NASDAQ. No appraisal rights are available to shareholders of Lancit as the Lancit Common Stock is admitted for trading on the NASDAQ. See "Introduction--Appraisal Rights."


                              EXCHANGE PROCEDURES

               In order to receive shares of RCN Common Stock, together with any cash in lieu of fractional shares, pursuant to the Merger, each Lancit Shareholder will be required to surrender the certificates evidencing such shareholder's shares of Lancit Common Stock to the Exchange Agent. Promptly after the Effective Time, the Exchange Agent will mail or make available to each shareholder a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of Lancit Common Stock shall pass, only upon proper delivery of the shares to the Exchange Agent) advising such shareholder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of shares of Lancit Common Stock in connection therewith. Promptly after surrender of such shares, the shareholder will receive RCN Common Stock, together with any cash in lieu of fractional shares. Lancit Shareholders should surrender shares only with a letter of transmittal. PLEASE DO NOT SEND SHARES WITH THE ENCLOSED PROXY.

               If payment of the RCN Common Stock, together with any cash in lieu of fractional shares, is to be made to a person other than a person in whose name shares of Lancit Common Stock are registered, it shall be a condition of payment that the shares so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the shares, or shall establish to the satisfaction of LME and RCN that such tax either has been paid or is not applicable.

               Until surrendered and exchanged in accordance with the Merger Agreement, after the Effective Time each share of Lancit Common Stock shall represent only the right to receive RCN Common Stock, together with any cash in lieu of fractional shares, to which such shares are entitled; provided however, that until the share certificates representing such shares are surrendered, no dividend payable to holders of record of RCN Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect of the shares of RCN Common Stock evidenced thereby and such holder shall not be entitled to vote such shares of RCN Common Stock. Upon surrender of a certificate formerly evidencing Lancit Common Stock which have been converted, there shall be paid to the record holder of any certificate of RCN Common Stock issued in exchange therefor, without interest thereon, any dividends and other distributions which, between the Effective Time and the time of such surrender, shall have become payable with respect to the number of whole shares of RCN Common Stock represented thereby. At the close of business on the day prior to the date of the Effective Time, the stock transfer books of Lancit shall be closed and no further transfers shall be made. If, thereafter, any shares are presented for transfer, such shares shall be canceled and exchanged for RCN Common Stock, together with any cash in lieu of fractional shares. No party shall be liable to any holder of certificates formerly representing Lancit Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                 LEGAL MATTERS

               The validity of the Merger Shares is being passed upon for RCN by Davis Polk & Wardwell, New York, New York.

               Legal matters, including the tax treatment of the transaction, in connection with the Merger will be passed upon for Lancit by Christy & Viener, New York, New York.


                                    EXPERTS

               The consolidated financial statements of RCN Corporation as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, appearing in this Proxy Statement--Prospectus and in the Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement and have been so included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

               The financial statements of Erols Internet, Inc. at December 31, 1996 and 1997 and for the period from August 1, 1995 (inception) to December 31, 1995 and for the years ended December 31, 1996 and 1997, appearing in this Proxy Statement--Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

               The consolidated financial statements and the related financial statement schedule of Lancit Media Entertainment, Ltd. as of June 30, 1997 and for the fiscal year then ended included in this Proxy Statement--Prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their reports thereon appearing elsewhere herein. The consolidated financial statements and the related financial statement schedule of Lancit Media Entertainment, Ltd. as of June 30, 1996 and 1995 and for the years then ended included in this Proxy Statement--Prospectus have been audited by Feldman Sherb Ehrlich & Co., P.C. (formerly Feldman Radin & Co., P.C.), independent auditors, as stated in their reports thereon appearing elsewhere herein.



                             ADDITIONAL INFORMATION

               RCN and Lancit are subject to the informational requirements of the Exchange Act, and, in accordance therewith are required to file reports and other information with the Commission. Reports, proxy statements and other information filed by RCN or Lancit with the Commission, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including RCN and Lancit, that file electronically with the Commission. In addition, such reports, proxy statements and other information concerning RCN or Lancit may also be inspected at the offices of the National Association of Securities Dealers Automated Quotation at 1735 K Street, N.W., Washington, D.C. 20006.

               RCN has filed with the Commission a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the Merger Shares. This Proxy Statement--Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to RCN and the Merger Shares, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Proxy Statement--Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

               All information contained in this Proxy Statement--Prospectus with respect to RCN and LME was supplied by RCN and all information contained in this Proxy Statement--Prospectus with respect to Lancit was supplied by Lancit. Although neither RCN nor Lancit has any knowledge that would indicate that any statements or information relating to the other party contained herein is inaccurate or incomplete, neither RCN nor Lancit can warrant the accuracy or completeness of such statements or information as they relate to the other party.



                         INDEX TO FINANCIAL STATEMENTS

                                RCN Corporation

Report of Independent Accountants..........................................F-1

Consolidated Statements of Operations for the three years ended
    December 31, 1997, 1996 and 1995.......................................F-2

Consolidated Balance Sheets at December 31, 1997 and 1996..................F-3

Consolidated Statements of Cash Flows for the three years ended
    December 31, 1997, 1996 and 1995.......................................F-4

Consolidated Statements of Changes in Shareholders' Equity
    for the years ended December 31, 1997, 1996 and 1995...................F-7

Notes to Consolidated Financial Statements.................................F-8


                              Erols Internet, Inc.

Report of Ernst & Young LLP, Independent Auditors.........................F-31

Balance Sheets as of December 31, 1996 and 1997...........................F-32

Statements of Operations for the period from August 1, 1995
    (inception) to December 31, 1995 and the years ended
    December 31, 1996 and 1997............................................F-33

Statements of Stockholders' Deficit for the period from
    August 1, 1995 (inception) to December 31, 1995 and
    the years ended December 31, 1996 and 1997............................F-34

Statements of Cash Flows for the period from August 1, 1995
    (inception) to December 31, 1995 and the years ended
    December 31, 1996 and 1997............................................F-35

Notes to Financial Statements.............................................F-36


                       Lancit Media Entertainment, Ltd.

Report of Independent Auditors............................................F-46

Independent Auditors' Report..............................................F-47

Consolidated Balance Sheets as of June 30, 1997 and 1996..................F-48

Consolidated Statements of Operations for the
    three years ended June 30, 1997, 1996 and 1995........................F-49

Consolidated Statements of Stockholders' Equity for the
    three years ended June 30, 1997, 1996 and 1995........................F-50

Consolidated Statements of Cash Flows for the
    three years ended June 30, 1997, 1996 and 1995........................F-51

Notes to Consolidated Financial Statements................................F-52

Independent Auditors' Report..............................................F-63

Report of Independent Auditors............................................F-64

Schedule II -- Valuation and Qualifying Accounts..........................F-65

Consolidated Balance Sheets as of December 31, 1997.......................F-66

Consolidated Statements of Operations for the
    Six Months ended December 31, 1997 and 1996 (unaudited)...............F-67

Consolidated Statements of Cash Flows for the
Six Months ended December 31, 1997 and 1996 (unaudited)...................F-68

Notes to Consolidated Financial Statements................................F-69



                        REPORT OF INDEPENDENT ACCOUNTANTS


     To the Shareholders of RCN Corporation:

     We have audited the accompanying consolidated balance sheets of RCN Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of RCN Corporation and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ Cooper & Lybrand L.L.P.

Coopers & Lybrand L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 13, 1998





                        RCN CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Thousands of Dollars Except Per Share Amounts)


                                                                  For the Years Ended December 31,
                                                              ------------------------------------
                                                                 1997         1996         1995
                                                              ---------    ---------    ----------

Sales .....................................................    $127,297     $104,910      $91,997
Costs and expenses, excluding depreciation and
 amortizatio ..............................................     134,967       79,107       75,003
Nonrecurring charges ......................................      10,000         --           --

Depreciation and amortization .............................      53,205       38,881       22,336
                                                              ---------    ---------    ---------
Operating (loss) ..........................................     (70,875)     (13,078)      (5,342)
Interest income ...........................................      22,824       25,602       29,001
Interest expense ..........................................     (25,602)     (16,046)     (16,517)
Other income (expense), net ...............................         131         (546)        (304)
                                                              ---------    ---------    ---------
(Loss) income before income taxes .........................     (73,522)      (4,068)       6,838
(Benefit) provision for income taxes ......................     (20,849)         979        1,119
                                                              ---------    ---------    ---------
(Loss) income before minority interest and equity in
unconsolidated entities ...................................     (52,673)      (5,047)       5,719
Minority interest in loss (income) of consolidated entities       7,296        1,340         (144)
Equity in (loss) of unconsolidated entities ...............      (3,804)      (2,282)      (3,461)
                                                              ---------    ---------    ---------
(Loss) income before extraordinary item ...................     (49,181)      (5,989)       2,114
Extraordinary charge - debt prepayment penalty, net of tax
  of $1,728 ...............................................      (3,210)        --           --
                                                              ---------    ---------    ---------
Net (loss) income .........................................    $(52,391)     $(5,989)      $2,114
                                                              =========    =========    =========

Basic earnings per average common share:
Income (loss) before extraordinary charge .................   $     (0.89)  $     (0.11)  $     (0.04)
Extraordinary charge - debt prepayment penalty ............   $     (0.06)           --            --
Net income (loss) to shareholders .........................   $     (0.95)  $     (0.11)  $     (0.04)
Weighted average shares outstanding .......................    54,965,716    54,918,394    54,890,334

Diluted earnings per average common share:
Income (loss) before extraordinary charge .................   $     (0.89)  $     (0.11)  $     (0.04)
Extraordinary charge - debt prepayment penalty ............   $     (0.06)           --            --
Net income (loss) to shareholders .........................   $     (0.95)  $     (0.11)  $     (0.04)
Weighted average shares and common stock equivalents
    outstanding ...........................................    54,965,716    54,918,394    54,890,334



          See accompanying notes to Consolidated Financial Statements.



                        RCN CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (Thousands of Dollars)


                                                                                                 December 31,
                                                                                     -------------------------------
                                                                                             1997            1996
                                                                                     ---------------     -----------
ASSETS
Current assets
   Cash and temporary cash investments..............................................    $    222,910        $ 61,843
   Short-term investments...........................................................         415,603          46,831
   Accounts receivable from related parties.........................................           9,829          12,614
   Accounts receivables, net of reserve for doubtful accounts of $2,134 in 1997 and
      $861 in 1996..................................................................          17,815          10,413
   Unbilled revenues................................................................           1,695             844
   Material and supply inventory, at average cost...................................           2,745           1,140
   Prepayments and other............................................................           5,314           4,556
   Deferred income taxes............................................................           4,821           4,371
   Investments restricted for debt service..........................................          22,500              --
                                                                                     ---------------     -----------
Total current assets                                                                         703,232         142,612
                                                                                     ---------------     -----------
Notes receivable - affiliates.......................................................              --         155,481
Property, plant and equipment, net of accumulated depreciation of $107,419 in 1997
   and $84,529 in 1996..............................................................         200,340         135,828
Investments restricted for debt service.............................................          39,411              --
Investments.........................................................................          70,424          76,547
Intangible assets, net..............................................................          96,547          93,471
Deferred charges and other assets...................................................          41,038          24,146
                                                                                     ---------------     -----------
Total assets........................................................................    $  1,150,992        $628,085
                                                                                     ===============     ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Accounts payable to related parties..............................................          $3,748          $4,880
   Accounts payable.................................................................          24,835          13,642
   Advance billings and customer deposits...........................................           7,318           6,859
   Accrued taxes....................................................................             488           1,950
   Accrued interest.................................................................           5,549           5,041
   Accrued contract settlements.....................................................           3,126           3,565
   Accrued cable programming expense................................................           3,498           3,188
   Accrued expenses.................................................................          21,143          18,167
                                                                                     ---------------     -----------
Total current liabilities...........................................................          69,705          57,292
                                                                                     ---------------     -----------
Long-term debt......................................................................         686,103         131,250
Notes payable - affiliates..........................................................              --          11,554
Deferred income taxes...............................................................          19,612          28,245
Other deferred credits..............................................................           2,596           3,290
Minority interest...................................................................          16,392           5,389
Commitments and contingencies.......................................................
Preferred stock.....................................................................              --              --
Common shareholders' equity.........................................................         356,584         390,765
                                                                                     ---------------     -----------
Total liabilities and shareholders' equity..........................................    $  1,150,992        $628,085
                                                                                     ===============     ===========

          See accompanying notes to Consolidated Financial Statements.



                        RCN CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Thousands of Dollars)


                                                                                    For the Years Ended December 31,
                                                                               --------------------------------------
                                                                                   1997           1996          1995
                                                                               ----------     ----------      --------

Cash Flows from operating activities
   Net income (loss).......................................................      $(52,391)      $(5,989)       $2,114
   Gain on pension curtailment/settlement..................................            --        (3,437)           --
   Accretion of discounted debt............................................         8,103            --            --
   Gain on sale of partnership interest....................................          (661)           --            --
   Extraordinary item - debt prepayment penalty............................         3,210            --            --
   Depreciation and amortization...........................................        53,205        38,881        22,336
   Deferred income taxes and investment tax credits, net...................       (10,503)       (6,477)        6,696
   Provision for losses on accounts receivable.............................         2,732         1,788           614
   Equity in loss of unconsolidated entities...............................         3,804         2,282         3,461
   Minority interest.......................................................        (7,296)       (1,340)          144
   Net change in certain assets and liabilities, net of business acquisitions:
      Accounts receivable and unbilled revenues............................       (14,979)       (3,780)       (5,550)
      Material and supply inventory........................................        (1,605)         (814)          777
      Accounts payable.....................................................        11,193         2,954         3,983
      Accrued expenses.....................................................         3,353         4,283         2,783
      Accounts receivable from related parties.............................         3,180         1,572        11,860
      Accounts payable to related parties..................................        (1,132)       (5,448)         (419)
      Other, net...........................................................           367           597           529
   Other...................................................................         1,081        (1,241)         (769)
                                                                                  -------        ------       -------
Net cash provided by operating activities..................................         1,661        23,831        48,559
                                                                                  -------        ------       -------

Cash flows from investing activities:
   Additions to property, plant and equipment..............................       (79,042)      (38,548)      (29,854)
   Purchase of short-term investments......................................      (445,137)      (75,091)     (238,257)
   Sales and maturities of short-term investments..........................        76,923       149,086       245,112
   Acquisitions, net of cash acquired......................................       (30,490)      (30,090)     (121,147)
   Purchase of loan receivable.............................................            --       (13,088)           --
   Proceeds from sale of partnership interest..............................         1,990            --            --
   Other...................................................................           (14)       (1,646)       (2,057)
                                                                                  -------        ------       --------
Net cash used in investing activities......................................       475,860         9,377      (146,203)
                                                                                  -------        ------       -------


          See accompanying notes to Consolidated Financial Statements.




                        RCN CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Thousands of Dollars)


                                                                                     For the Years Ended December 31,
                                                                                 -------------------------------------
                                                                                   1997           1996           1995
                                                                                 --------      --------       --------
Cash flows from financing activities
   Redemption of long-term debt............................................      (141,250)      (44,750)      (28,741)
   Issuance of long-term debt..............................................       688,000        19,000        19,300
   Change in affiliate notes, net..........................................        97,624        32,802        (6,130)
   Extraordinary item - debt prepayment penalty............................        (3,210)           --            --
   Payments made for debt financing costs..................................       (19,743)           --            --
   Cash contribution from joint venture partner............................         9,016            --            --
   (Increase) related to investments restricted for debt service...........       (61,250)           --            --
   Proceeds from issuance of stock.........................................           230            --            --
   Transfers from C-TEC....................................................        89,323        78,550       132,707
   Transfers (to) C-TEC....................................................       (23,474)      (76,211)     (148,339)
                                                                                 --------       -------       -------
Net cash provided by (used in) financing activities........................       635,266         9,391       (31,203)
                                                                                 --------       -------       -------
Net increase (decrease) in cash and temporary cash investments.............       161,067        23,845      (128,847)
Cash and temporary cash investments at beginning of year...................        61,843        37,998       166,845
                                                                                 --------       -------       -------
Cash and temporary cash investments at end of year.........................      $222,910       $61,843       $37,998
                                                                                 ========       =======       =======

Supplemental disclosures of cash flow information
   Cash paid during the periods
for:
   Income taxes............................................................        $1,090          $549          $497
                                                                                 ========       =======       =======
   Interest (net of amounts capitalized)...................................       $16,536       $16,046       $16,404
                                                                                 ========       =======       =======

Supplemental Schedule of Non-Cash Investing and Financing Activities

In March 1997, the Company acquired the portion of Freedom which it did not already own. The transaction was accounted for as a purchase. A summary of the transaction is as follows:

   Cash paid........................................................    $40,000
   Non-capitalizable costs .........................................    (10,000)
   Reduction of minority interest...................................     (3,812)
                                                                      ---------
   Fair value of assets acquired....................................    $26,188
                                                                      =========

In 1996, C-TEC acquired an 80.1% interest in Freedom New York, L.L.C.. The acquisition was accounted for as a purchase. A summary of the acquisition is as follows:

Cash paid...........................................................    $28,906
Liabilities assumed.................................................      7,621
Deferred tax asset recognized.......................................       (167)
Minority interest recognized........................................      6,188
                                                                      ---------
Fair value of assets acquired.......................................    $42,548
                                                                      =========


          See accompanying notes to Consolidated Financial Statements.




                        RCN CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Thousands of Dollars)



In 1995, C-TEC acquired all the outstanding Common Stock of Twin County Trans Video, Inc. and a related covenant not to compete. The consideration for the acquisition was as follows:

Cash paid (including $1,000 deposit in 1994)...................    $   37,313
Issuance of 5% Promissory Note.................................         4,000
Capital contribution by stockholder............................        39,493
Liabilities assumed............................................        16,364
Deferred tax liability incurred................................        33,797
                                                                 ------------
Fair value of assets acquired..................................    $  130,967
                                                                 ============

In 1996, the $4,000 promissory note was canceled and the Company paid cash of $500 in settlement of certain purchase price adjustments.

Certain intercompany accounts receivable and payable and intercompany note balances were transferred to Shareholders' Net Investment in connection with the Distribution.

BECO's contribution of the IRU to the RCN-BECOCOM joint venture (Note 7(a)) is reflected as "Advanced Fiber Plant" as its fair value.


          See accompanying notes to Consolidated Financial Statements.





                        RCN CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              For the Years Ended December 31, 1997, 1996 and 1995
                             (Thousands of Dollars)

                                       Common Shares                                                      Cumulative        Total
                                         Issued and               Additional Paid         Shareholder's   Translation  Shareholder's
                                        Outstanding  Common Stock   in Capital   Deficit  Net Investment   Adjustment      Equity
                                       ------------- ------------ -------------- -------  --------------  -----------  -------------
Balance December 31, 1994 ..........         1,400    $    1       $            $ --        $372,846       $    --      $372,847
   Net Income ......................                                                           2,114                        2,114
   Transfers from C-TEC ............                                                          21,714                       21,714
   Cumulative translation adjustment                                                                          (2,606)        (2,606)
                                       -----------     ---------   ---------   --------    -----------   -----------    -----------
Balance, December 31, 1995 .........         1,400             1          --        --        396,674        (2,606)       394,069
   Net loss ........................                                                            (5,989)                      (5,989)
   Transfers from C-TEC ............                                                             3,134                        3,134
   Cumulative translation adjustment                                                                            (449)          (449)
                                       -----------     ---------   ---------   --------    -----------   -----------    -----------
Balance, December 31, 1996 .........         1,400             1          --        --        393,819        (3,055)       390,765
   Net loss from 1/1/97 through
      9/30/97 ......................                                                           (35,275)                      35,275
   Net loss from 10/1/97 through
      12/31/97 .....................                                            (17,116)                                    (17,116)
   Transfers from C-TEC ............                                                            17,980                       17,980
   Common stock issued in connection
      with the distribution ........    54,967,952        54,968     321,556                  (376,524)                          --
   Issuance of common stock ........        20,518            20         210                                                    230
                                       -----------     ---------   ---------   --------    -----------   -----------    -----------
Balance, December 31, 1997 .........   $54,989,870       $54,989    $321,766   $(17,116)      $     --      $ (3,055)      $356,584
                                       ===========     =========   =========   ========    ===========   ===========    ===========


          See accompanying notes to Consolidated Financial Statements.

                                 RCN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Thousands of Dollars Except Per Share Data)



1. BACKGROUND AND BASIS OF PRESENTATION

     Prior to September 30, 1997, RCN Corporation (the "Company" or "RCN") was operated as part of C-TEC Corporation ("C-TEC"). On September 30, 1997, C-TEC distributed 100 percent of the outstanding shares of common stock of its wholly owned subsidiaries, RCN Corporation ("RCN") and Cable Michigan, Inc. ("Cable Michigan") to holders of record of C-TEC's Common Stock and C-TEC's Class B Common Stock as of the close of business on September 19, 1997 (the "Distribution") in accordance with the terms of a Distribution Agreement dated September 5, 1997 among C-TEC, RCN and Cable Michigan. RCN consists primarily of C-TEC's bundled residential voice, video and Internet access operations in the Boston to Washington, D.C. corridor, its existing New York, New Jersey and Pennsylvania cable television operations, a portion of its long distance operations and its international investment in Megacable, S.A. de C.V.("Megacable") Cable Michigan, Inc. consists of C-TEC's Michigan cable operations, including its 62% ownership in Mercom, Inc.. In connection with the Distribution, C-TEC changed its name to Commonwealth Telephone Enterprises, Inc. ("CTE").

     The consolidated financial statements have been prepared using the historical basis of assets and liabilities and historical results of operations of all wholly and majority owned subsidiaries. However, the historical financial information presented herein reflects periods during which the Company did not operate as an independent company and accordingly, certain assumptions were made in preparing such financial information. Such information, therefore, may not necessarily reflect the results of operations, financial condition or cash flows of the Company in the future or what they would have been had the Company been an independent, public company during the reporting periods. All material intercompany transactions and balances have been eliminated. Investments accounted for by the equity method include a 40% interest in Megacable, a Mexican cable television system operator. Joint ventures which the Company controls and in which the minority investors do not possess significant veto rights are consolidated. Other joint ventures are accounted for by the equity method.

     C-TEC's corporate services group has historically provided substantial support services such as finance, cash management, legal, human resources, insurance and risk management and its financial statements are included in the consolidated financial statements of the Company. Prior to the Distribution, the corporate office allocated the cost for these services pro rata among the business units supported primarily based on assets; contribution to consolidated earnings before interest, depreciation, amortization, and income taxes; and number of employees. In the opinion of management, the method of allocating these costs is reasonable; however, the costs of these services remaining with the Company after allocation to C-TEC's other business units are not necessarily indicative of the costs that would have been incurred by the Company on a stand-alone basis. Also included in the Company's consolidated financial statements are the financial statements of the corporate financial services company which invests excess cash of, and advances funds to the Company and prior to the Distribution, C-TEC. The financial services company charges interest expense on outstanding advances and pays interest income on excess cash invested for affiliates.

     CTE, RCN and Cable Michigan have entered into certain agreements providing for the Distribution, and governing various ongoing relationships, including the provision of support services, between the three companies, including a distribution agreement and a tax-sharing agreement.

2.  SEGMENT INFORMATION

     The Company is developing advanced fiber optic networks to provide a wide range of telecommunications services including local and long distance telephone, video programming and data services (including high speed Internet access), primarily to residential customers in selected high density markets in the Boston to Washington, D.C. corridor. The Company also seeks to serve certain commercial accounts on or near its networks. RCN's initial advanced fiber optic networks have been established in New York City and, through a joint venture with the Boston Edison Company ("BECO"), in Boston and surrounding communities. RCN has also entered into a joint venture named Starpower Communications, LLC ("Starpower") with Pepco Communications, LLC ("Pepco Communications"), an indirect wholly owned subsidiary of Potomac Electric Power Company ("PEPCO"), to develop an advanced fiber network in the Washington, D.C. area. In February 1998, RCN acquired Boston's and Washington, D.C.'s largest Internet service providers ("ISP"), Ultranet Communications, Inc. ("Ultranet") and Erols Internet, Inc. ("Erols"), respectively. The Company also has hybrid fiber/coaxial operations in New York (outside New York City), New Jersey and Pennsylvania, wireless video operations in New York City and certain other operations, including long distance telephone.

                                                                                 For the Year Ended December 31,
                                                                         --------------------------------------------
                                                                                1997          1996          1995
                                                                         -------------- -------------- --------------
Hybrid Fiber/Coaxial
   Sales................................................................    $    92,100    $    84,096    $    66,404
   Operating income before depreciation and amortization................         39,767         40,094         28,458
   Depreciation and amortization........................................         33,713         33,131         20,723
   Operating Income.....................................................          6,054          6,963          7,735
   Additions of property, plant and equipment...........................         19,258         14,010         19,226
   Identifiable assets..................................................        159,763        335,285        359,401
Advanced Fiber, Wireless Video and Other Operating
   Sales................................................................    $    35,111    $    20,768    $    25,528
   Operating loss before depreciation and amortization..................       (39,882)       (11,711)        (8,416)
   Depreciation and amortization........................................         18,480          4,970            904
   Operating loss.......................................................       (58,362)       (16,681)        (9,320)
   Additions of property, plant and equipment...........................         56,454         23,714          6,453
   Identifiable assets..................................................        166,478         87,419         14,491
Corporate
   Sales................................................................    $        86    $        46    $        65
   Operating loss before depreciation and amortization and nonrecurring
      charge............................................................        (7,555)        (2,580)        (3,048)
   Nonrecurring charge..................................................         10,000             --             --
   Depreciation and amortization........................................          1,012            780            709
   Operating loss.......................................................       (18,567)        (3,360)        (3,757)
   Additions of property, plant and equipment...........................          3,330            824          4,175
   Identifiable assets..................................................        824,751        205,381        275,718
Consolidated
   Sales................................................................    $   127,297    $   104,910    $    91,997
   Operating loss before depreciation and amortization and nonrecurring
      charge............................................................        (7,670)         25,803         16,994
   Nonrecurring charge..................................................         10,000             --             --
   Depreciation and amortization........................................         53,205         38,881         22,336
   Operating loss.......................................................       (70,875)       (13,078)        (5,342)
   Additions of property, plant and equipment...........................         79,042         38,548         29,854
   Identifiable assets..................................................      1,150,992        628,085        649,610

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Temporary Cash Investments - For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be temporary cash investments.
Temporary cash investments are stated at cost which approximates market.

     Short Term Investments and Investments Restricted for Debt Service - Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination at each balance sheet date in accordance with Statement of Financial Accounting Standards No. 115 -- "Accounting for Certain Investments in Debt and Equity Securities." At December 31, 1997 and 1996, marketable debt and equity securities have been categorized as available for sale. The Company states its short term investments at cost, which approximates market. Investments restricted for debt service have been categorized as held to maturity.

     Property, Plant and Equipment and Depreciation - Property, plant and equipment reflects the original cost of acquisition or construction, including payroll and related costs such as taxes, pensions and other fringe benefits, and certain general administrative costs.

     Depreciation is provided on the straight-line method based on the useful lives of the various classes of depreciable property. The average estimated lives of depreciable property, plant and equipment are:

                                                          Lives
                                                       -----------
     Hybrid fiber/coaxial plant                         5-22 years
     Advanced fiber plant                              10-15 years
     Wireless & other plant                              5 years
     Buildings and leasehold improvements               5-45 years
     Furniture, fixtures and vehicles                   3-10 years
     Other                                               3 years

     Repairs of all property, plant and equipment and minor replacements and renewals are charged to expense as incurred. Major replacements and betterments are capitalized. Gain or loss is recognized on major retirements and dispositions.

     Intangible Assets - Intangible assets are amortized on a straight-line basis over the expected period of benefit ranging from 2 to 15 years.

     Accounting for Impairments - The Company follows the provisions of Statement of Financial Accounting Standards No. 121 -- "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of " ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected net future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles expected to be held and used is based on the fair value of the asset.

     No impairment losses have been recognized by the Company pursuant to SFAS 121.

     Revenue Recognition - Local telephone service revenue is recorded as earned based on tariffed rates. Long distance telephone service revenue is recorded based on minutes of traffic processed and tariffed rates or contracted fees. Revenues from cable programming services are recorded in the month the service is provided. Internet access service revenues are recorded based on contracted fees.

     Advertising Expense - Advertising costs are expensed as incurred. Advertising expense charged to operations was $12,203, $1,441 and $862 in 1997, 1996 and 1995, respectively.

     Stock Based Compensation - The Company applies Accounting Principles Board Opinion No. 25 -- "Accounting for Stock Issued to Employees" ("APB 25") in accounting for its stock plans. The Company has adopted the disclosure - only provisions of Statement of Financial Accounting Standards No. 123 -- "Accounting for Stock-Based Compensation" ("SFAS 123").

     Earnings (loss) per share - The Company has adopted statement of Financial Accounting Standards No. 128 --"Earnings Per Share" ("SFAS 128"). Basic earnings
(loss) per share is computed based on net income (loss) divided by the weighted average number of shares of common stock outstanding during the period.

     Diluted earnings (loss) per share is computed based on net income (loss) divided by the weighted average number of shares of common stock outstanding during the period after giving effect to convertible securities considered to be dilutive common stock equivalents. The conversion of stock options during periods in which the Company incurs a loss from continuing operations is not assumed since the effect is anti-dilutive. The number of stock options which would have been converted in 1997 and have a dilutive effect if the Company had income from continuing operations is 517,506.

     For periods prior to October 1, 1997, during which the Company was a wholly owned subsidiary of C-TEC, earnings (loss) per share was calculated by dividing net income (loss) by the number of average common shares of C-TEC outstanding, based upon a distribution ratio of one share of Company common equity for each share of C-TEC common equity owned.

                                                              Years Ended December 31,
                                                      -------------------------------------------
                                                          1997           1996           1995
                                                      -----------    ------------   -------------
Income (loss) before extraordinary charge............ $    49,181    $    (5,989)   $     2,114
                                                      ===========    ===========    ===========
Basic earnings per average common share:
Average shares outstanding...........................  54,965,716     54,918,394     54,890,334
(Loss) income per average common share............... $     (0.89)   $     (0.11)   $     (0.04)
Diluted earnings per average common share:
Average shares outstanding...........................  54,965,716     54,918,394     54,890,334
                                                      -----------    -----------    -----------
Dilutive shares resulting from stock options.........  54,965,716     54,918,394     54,890,334
                                                      ===========    ===========    ===========
(Loss) income per average common share............... $     (0.89)   $     (0.11)   $     (0.04)

     Income Taxes - The Company and its subsidiaries report income for federal tax purposes on a consolidated basis.. Prior to the Distribution, the Company and its subsidiaries were included in the consolidated federal income tax return of C-TEC. Income tax expense is allocated to subsidiaries on a separate return basis except that the Company's subsidiaries receive benefit for the utilization of net operating losses and investment tax credits included in the consolidated return even if such losses and credits could not have been used on a separate return basis. The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109 -- "Accounting for Income Taxes." The statement requires the use of an asset and liability approach for financial reporting purposes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between financial reporting basis and tax basis of assets and liabilities. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

     Investment tax credits ("ITC") for the Company have been deferred in prior years and are being amortized over the average lives of the applicable property.

     Foreign Currency Translation - The Company has a 40% interest in Megacable. For purposes of determining its equity in the earnings of Megacable, the Company translates the revenues and expenses of Megacable into U.S. dollars at the average exchange rates that prevailed during the period. Assets and liabilities are translated into U.S. dollars at the rates in effect at the end of the fiscal period. Prior to 1997, the Company's share of the gains or losses that result from this process are shown in the cumulative translation adjustment account in the common shareholders' equity section of the balance sheet. Effective January 1, 1997, since the three-year cumulative rate of inflation at December 31, 1996 exceeded 100%, Mexico is treated for accounting purposes as having a highly inflationary economy. As a result, the financial statements of Megacable are remeasured as if the functional currency were the U.S. dollar. The remeasurement of the Mexican peso into U.S. dollars creates translation adjustments which are included in net income. The Company's proportionate share of gains and losses resulting from transactions of Megacable, which are made in currencies different from its own, are included in income as they occur.

4.  BUSINESS COMBINATIONS

     The following business combinations were transacted by wholly owned subsidiaries of C-TEC. The acquired businesses were transferred to the Company in connection with the Distribution.

     On August 30, 1996, FNY Holding Company, Inc., formerly a wholly owned subsidiary of C-TEC ("FNY") acquired from Kiewit Telecom Holdings, C-TEC's controlling shareholder at the time, an 80.1% interest in Freedom New York, LLC and all related rights and liabilities ("Freedom") for cash consideration of approximately $29,000. In addition, FNY assumed liabilities of approximately $7,600. (In March 1996, Freedom had acquired the wireless cable television business of Liberty Cable Television). The acquisition was accounted for as a purchase, and accordingly, Freedom is included in the Company's consolidated financial statements since September 1996. The full fair value of assets acquired and liabilities assumed has been reflected in the Company's financial statements with minority interest reflecting the separate 19.9% ownership.

     FNY allocated the purchase price paid on the basis of the fair value of property, plant and equipment and identifiable intangible assets acquired and liabilities assumed. There was no excess cost over fair value of net assets acquired.

     Contingent consideration of $15,000 was payable in cash and was to be based upon the number of net eligible subscribers, as defined in the Acquisition Agreement, in excess of 16,563 delivered to the Company. The contingent consideration is not included in the acquisition cost total above but was to have been recorded when and if the future delivery of subscribers occurred. In addition, FNY paid $922 to Kiewit Telecom Holdings which represents compensation for foregone interest on the amount invested by Kiewit Telecom Holdings in Freedom. This amount has been charged to operations.

     On March 21, 1997, the Company paid $15,000 in full satisfaction of contingent consideration payable for the original acquisition of Freedom. Additionally, pursuant to the terms of the Freedom Operating Agreement, the assets of RCN Telecom Services of New York, Inc., a wholly-owned subsidiary of RCN, were contributed to Freedom, in which the Company had an 80.1% ownership interest prior to such contribution. Subsequent to this contribution, the Company paid $15,000 to acquire the minority ownership of Freedom. These amounts were primarily allocated to excess cost over fair value of net assets acquired and are being amortized over a period of approximately six years. The Company also paid $10,000 to terminate a marketing services agreement between Freedom and an entity controlled by Freedom's former minority owners. The Company charged this amount to operations for the quarter ended March 31, 1997.

     On May 15, 1995, C-TEC Cable Systems, Inc, ("RCN Cable") formerly a wholly owned subsidiary of C-TEC, acquired 40% of the outstanding common stock of Twin County Trans Video, Inc. ("Twin County") in exchange for cash of approximately $26,300, including a $1,000 deposit made in 1994, and a $4,000, 5% promissory note of RCN Cable. In addition, RCN Cable paid $11,000 in consideration of a noncompete agreement and assumed liabilities of approximately $16,400. The remaining shares were subject to an escrow agreement, pending completion of the merger, and were required to be voted under the direction of RCN Cable. As of May 15, 1995, RCN Cable also assumed management of Twin County. As a result, RCN Cable had control of Twin County and accordingly Twin County is consolidated in the Company's financial statements since May 1995, the date of the original acquisition. The remaining outstanding common stock of Twin County was acquired in September 1995 in exchange for $52,000 stated value redeemable convertible preferred stock of C-TEC. The preferred stock has a stated dividend rate of 5%, beginning January 1, 1996. The fair value of the preferred stock, as determined by an independent appraiser was $39,500 which was recorded as additional paid-in capital to the Company. In 1996, the $4,000 promissory note was canceled and RCN Cable paid cash of $500 in settlement of certain purchase price adjustments.

     RCN Cable has allocated the purchase price paid for Twin County on the basis of the fair value of property, plant and equipment and identifiable intangible assets acquired and liabilities assumed. The excess of the consideration for the acquisition over the fair value of the net assets acquired of approximately $16,700 has been allocated to goodwill and is being amortized over a period of approximately 10 years.

     In January 1995, RCN International Holdings, Inc. (formerly C-TEC International, Inc.), formerly a wholly owned subsidiary of C-TEC, purchased a 40% equity position in Megacable. The aggregate consideration for the purchase was cash of $84,115. The Company accounts for its investment by the equity method of accounting. The original excess cost over the underlying equity in the net assets acquired is approximately $94,000, which is being amortized on a straight-line basis over 15 years.

     In January 1995, RCN Cable purchased the assets of Higgins Lake Cable, Inc. for cash of approximately $4,750.

     In June 1995, C-TEC invested approximately $2,220 for a one-third interest in a partnership which intends to provide alternative access telephone service to commercial subscribers. C-TEC transferred this investment to RCN Cable in 1996 at net book value of $1,977. The Company disposed of its investment in 1997 and realized a gain of $661.

     In November 1995, the Company purchased the assets used in the provision of residential telephone services in New York by RealCom Office Communications, Inc. for cash of approximately $1,050.

     The following unaudited pro forma summary presents information as if the acquisitions of Freedom and Twin County had occurred at the beginning of 1996. The pro forma information is provided for information purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the consolidated entities.



                                                  Years Ended December 31,
                                             --------------------------------
                                                  1997               1996
                                             ------------       -------------
                                                       (Unaudited)
Sales.......................................    $127,297           $110,116
(Loss) from continuing operations
  before extraordinary items................    $(72,245)          $(20,189)
Net (loss)..................................    $(53,831)          $(16,807)
Pro Forma Earnings Per Share:
(Loss) from continuing operations
  before extraordinary items................    $ (1.31)           $ (0.37)
Net (loss)..................................    $ (0.98)           $ (0.31)

5.  SHORT-TERM INVESTMENTS

     Short-term investments, stated at cost, include the following at December 31, 1997 and 1996:


                                                  1997               1996
                                             ------------       -------------
Federal Agency notes........................    $110,966           $    --
Commercial Paper............................      43,859              8,823
Corporate debt securities...................     222,785             38,008
Certificates of deposit.....................      37,993                 --
                                             -----------        -----------
Total.......................................    $415,603           $ 46,831
                                             ===========        ===========


     At December 31, 1997, short term investments with an amortized cost of $329,714 have contractual maturities of one to three years. All remaining short term investments have contractual maturities under one year.

6.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following at December 31,


                                                  1997               1996
                                             ------------       -------------
Hybrid fiber/coaxial plant..................    $157,652           $148,172
Advanced fiber plant........................      76,572             29,226
Wireless & other plant......................       4,771              4,245
Buildings, leasehold improvements
  and land..................................      16,607             10,989
Furniture, fixtures and vehicles............      23,399             18,119
Construction in process.....................      28,195              9,013
Other.......................................         563                593
                                             -----------        -----------
Total property, plant and equipment.........     307,759            220,357
Less accumulated depreciation...............    (107,419)           (84,529)
                                             -----------        -----------
Property, plant and equipment, net..........    $200,340           $135,828
                                             ===========        ===========


     Depreciation expense was $24,257, $19,372 and $13,236 for the years ended December 31, 1997, 1996 and 1995, respectively.

7.  INVESTMENTS AND JOINT VENTURES

     Investments at December 31, are as follows:

                                                  1997               1996
                                             ------------       -------------
Megacable...................................    $ 70,363           $ 74,232
Partnership.................................          --                 --
Other.......................................          61                 --
                                             -----------        -----------
Total Investments...........................    $ 70,424           $ 76,547
                                             ===========        ===========


     Investments carried on the equity method consist of the following at December 31:


                                                      Percentage Owned
                                                  1997               1996
                                             ------------       -------------
Megacable...................................     40.00%            40.00%
Partnership Interest........................      --               33.33%
Starpower Communications, LLC...............     50.00%                --


     a. In September 1996, RCN and Boston Edison Company ("BECO"), through wholly owned subsidiaries, entered into a letter of intent to form a joint venture to utilize 126 fiber miles of BECO's fiber optic network to deliver RCN's comprehensive communications package in Greater Boston. The venture, in the form of an unregulated entity with a term expiring in the year 2060, was formed pursuant to a joint venture agreement dated December 23, 1996 (the "Boston Joint Venture Agreement") providing for the organization and operation of RCN-BECOCOM, LLC ("RCN-BECOCOM"). RCN-BECOCOM was organized to own and operate an advanced fiber optic telecommunications network and to provide, in the market in and around Boston, Massachusetts , voice, video and data services, as well as the communications support component of energy related customer services offered by BECO. RCN owns 51% of the equity interest in RCN-BECOCOM and BECO, owns the remaining 49% interest. Future capital contributions are required to be made on a 51% and 49% basis for RCN and BECO, respectively.

     The closing of the transactions contemplated by the Boston Joint Venture Agreement occurred on June 17, 1997. RCN will manage the business of RCN-BECOCOM pursuant to the terms of the Management Agreement and, in consideration therefor, will receive reimbursement for its reasonable costs, and a performance-based fee (based on factors including the number of subscribers and operating cash flow) to be determined by agreement of RCN and RCN-BECOCOM. The initial term of the agreement expires on December 31, 2001. The agreement provides for automatic successive three-year renewal periods, unless notice is given ninety days before the end of the period. As a result of its ownership, management and control, this joint venture with BECO is consolidated in RCN's financial statements.

     Pursuant to an Indefeasible Right of Use Agreement ("IRU Agreement") , BECO will, for certain agreed upon fees, (i) provide construction services to build out the Network, (ii) make available to RCN-BECOCOM (a) all of the available capacity of BECO's existing fiber backbone, and (b) the ability to use BECO's real estate, poles, easements and other interests for the construction and operation of the Network and (iii) maintain the Network. BECO's construction obligations expire on June 17, 2007 and the term of the IRU Agreement expires on December 31, 2060. One year before each respective expiration date, BECO agrees to commence good-faith negotiations to extend construction obligations beyond June 17, 2007 and to allow continued use of BECO's facilities beyond December 31, 2060. The fair value of the IRU transferred by BECO to the joint venture is reflected as "Advanced Fiber Plant" in property, plant and equipment.

     BECO will have the right at the time of the Distribution and every two years thereafter to convert its ownership interest in RCN-BECOCOM into the Common Stock of RCN pursuant to specific terms and conditions. If BECO exercises its conversion rights, BECO will remain obligated to make 49% of all cash contributions by the parties and any cash contributions made after conversion will result in it owning a portion of RCN-BECOCOM based on the value of RCN-BECOCOM at the time of the contribution. BECO may exercise its conversion rights in whole or in part from time to time. In January 1998, BECO notified RCN that it has elected to exercise its option to the full extent permitted by the Exchange Agreement with respect to 1997. RCN and BECO are presently in discussions with respect to the calculation of the agreed upon value for the exercise of such option.

     b. On August 1, 1997, RCN and Potomac Capital Investment Corporation ("PCI"), a wholly owned subsidiary of PEPCO, entered into a letter of intent (the "Letter of Intent") to form a joint venture which will own and operate a communications network to provide voice, video, data and other communications services to residential and commercial customers in the greater Washington, D.C., Virginia and Maryland area (the "Washington, D.C. Market"). Starpower, an unregulated limited liability company with a perpetual term, was formed on October 28, 1997 to construct, own, lease, operate and market a network for the selling of voice, video, data and other telecommunications services to all potential commercial and residential customers in the Washington, D.C. Market. RCN, owns 50% of the equity interest in Starpower and PCI, owns the remaining 50% interest.

     The closing of the Starpower joint venture (the "Starpower Closing") occurred on December 19, 1997.

     Pursuant to the Amended and Restated Operating Agreement, RCN and Pepco Communications are each required to make additional capital contributions in accordance with a schedule set forth in such agreement on a 50%/50% basis. Failure of either RCN or Pepco Communications to make a scheduled capital contribution or to vote in favor of certain additional capital contributions may result in the recalculation of equity interests. The business and affairs of Starpower is to be managed by RCN and Pepco Communications. So long as RCN and Pepco Communications maintain a 50%/50% equity interest in the joint venture, each of RCN and Pepco Communications will appoint three members to the operating committee, the approval of which is required for any business action. Certain fundamental business actions, such as mergers, acquisitions, sales of substantially all of the assets, liquidation and amendments to the certificate of organization or any agreement signed at the Starpower Closing, require the unanimous approval of the operating committee regardless of whether the parties continue to maintain a 50%/50% ownership interest. As a result of the joint control, Starpower is accounted for under the equity method of accounting.

     A subsidiary of RCN will provide support services including customer service, billing, marketing and certain administrative, accounting and technical support services, each of which shall be provided at cost.

     c. The basis of the Company's investment in Megacable exceeded its underlying equity in the net assets of Megacable when acquired by approximately $94,000 which excess is being amortized on a straight-line basis over 15 years. At December 31, 1997, the unamortized excess over the underlying equity in the net assets was $75,886. The Company recorded its proportionate share of (losses) and amortization of excess cost over net assets of ($3,869), ($2,190) and ($3,061) in 1997, 1996 and 1995, respectively.

     Effective January 1, 1997, since the three-year cumulative rate of inflation at December 31, 1996 exceeded 100%, Mexico is being treated for accounting purposes under Statement of Financial Accounting Standards No. 52 --"Foreign Currency Translation", as having a highly inflationary economy. As a result, the financial statements of Megacable are remeasured as if the functional currency were the U.S. dollar. The remeasurement of the Mexican peso into U.S. dollars creates translation adjustments which are included in net income. Exchange gains (losses) of $(12), $247, and $(932) in 1997, 1996, and 1995, respectively, including translation losses in 1997, are included in the respective statements of operations through the Company's proportionate share of losses of Megacable.

     The following table reflects the summarized financial position and results of operations of Megacable as of and for the years ended December 31, 1997 and 1996:

                                                  1997               1996
                                             ------------       -------------
Assets......................................      76,323             67,672
Liabilities.................................       8,347              6,455
Stockholders' equity........................      67,976             61,217
Sales.......................................      30,441             23,225
Costs and expenses..........................      23,389             15,689
Foreign currency transaction gains
 (losses)...................................         (31)               618
Net income..................................       6,653             10,226


8.  INTANGIBLE ASSETS

     Intangible assets consist of the following at December 31,


                                        Amortization
                                           Period          1997          1998
                                       --------------  -----------  ------------
Franchises and subscriber lists.......  2-10.5 years     $79,273       $78,720
Noncompete agreements.................    5-8 years       11,209        11,209
Goodwill..............................   5-10 years       42,787        16,830
Building access rights................    3-4 years       15,197        14,920
Other intangible assets...............   5-15 years        1,469           520
                                                       ---------    ----------
Total intangible assets...............                   149,935       122,199
Less accumulated amortization.........                   (53,388)      (28,728)
Intangible assets, net................                   $96,547       $ 93,471
                                                       =========    ===========



     Amortization expense charged to operations in 1997, 1996 and 1995 was $28,948, $19,509 and $9,100, respectively.

9.  DEFERRED CHARGES AND OTHER ASSETS

     Deferred charges and other assets consist of the following at December 31:


                                                          1997           1996
                                                       ----------   ------------
Note and interest receivable - Mazon Corporativo,
 S.A. de C.V......................................       $17,682       $15,310
 Debt issuance costs..............................        19,743           309
Prepaid pension costs.............................            --         2,967
Prepaid professional services.....................           938         3,439
Other.............................................         2,675         2,121
                                                       ---------    ----------
Total.............................................       $41,038       $24,146
                                                       =========    ==========



10.  DEBT

     a.  Long-term debt

     Long-term debt outstanding at December 31 is as follows:

                                                         1997           1996
                                                       ----------   ------------
Senior Secured Notes 9.65% due 1999...............      $     --      $131,250
Revolving Credit Agreement........................         3,000            --
Term Credit Agreement.............................       100,000            --
Senior Notes 10% due 2007.........................       225,000            --
Senior Discount Notes 111/8% due 2007.............       358,103            --
                                                       ---------    ----------
Total.............................................       686,103       131,250
Due within one year...............................            --            --
                                                       ---------    ----------
Total Long -Term Debt.............................      $686,103      $131,250
                                                       =========    ==========


     In October 1997, pursuant to Rule 144A of the Securities Exchange Act of 1933, the Company completed an offering of 10% Senior Notes with an aggregate principal amount of $225,000 and 11 1/8% Senior Discount Notes with an aggregate principal amount at maturity of $601,045, both due 2007, to qualified institutional buyers as defined in Rule 144A. The Senior Discount Notes were issued at a discount and generated gross proceeds to the Company of $350,000. In December 1997, the Company commenced an SEC registered Exchange Offer of its 10% Senior Notes due 2007, Series B for any and all outstanding 10% Senior Notes due 2007, Series A and its 11 1/8% Senior Discount Notes due 2007, Series B for any and all outstanding 11 1/8% Senior Discount Notes due 2007 Series A. The Exchange Offer closed in January of 1998. All outstanding notes were exchanged.

     The 10% Senior Notes were issued under an indenture dated October 17, 1997 (the "10% Indenture") between the Company and The Chase Manhattan Bank, as Trustee. The 10% Senior Notes are general senior obligations of the Company which mature on October 15, 2007 and are collateralized by a pledge of the Escrow Account which contains approximately $61,000 of the net proceeds from the sale of the 10% Senior Notes plus approximately $1,000 of aggregate interest, representing funds that, together with the future proceeds from the investment thereof, will be sufficient to pay interest on the 10% Senior Notes for six scheduled interest payments. Interest on the 10% Senior Notes is payable in cash semi-annually in arrears on each April 15 and October 15, commencing April 15, 1998.

     The 10% Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations.

     The 10% Senior Notes are redeemable, in whole or in part, at any time on or after October 15, 2002 at the option of the Company. The 10% Senior Notes have redemption prices starting at 105% of the principal amount and declining to 100% of the principal amount, plus any accrued interest.

     The 11-1/8% Senior Discount Notes were issued under an indenture dated October 17, 1997 (the "11-1/8% Indenture")between the Company and The Chase Manhattan Bank, as Trustee. The 11-1/8% Senior Discount Notes are general senior obligations of the Company, limited to $601,045 aggregate principal amount at maturity and will mature on October 15, 2007. The 11-1/8% Senior Discount Notes were issued at a discount to yield gross proceeds of $350,000. The 11-1/8% Senior Discount Notes will not bear cash interest prior to October 15, 2002.

     The 11-1/8% Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations.

     The 11-1/8% Senior Discount Notes are redeemable, in whole or in part, at any time on or after October 15, 2002 at the option of the Company. The 11-1/8% Senior Discount Notes have redemption prices starting at 105.562% of the principal amount at maturity and declining to 100% of the principal amount at maturity, plus any accrued interest.

     Certain subsidiaries of the Company, including RCN Cable, have in place a $125,000 credit agreement comprised of two credit facilities. The first is a five year revolving credit facility in the amount of $25,000 which provides credit availability through June 30, 2002. Revolving loans may be repaid and reborrowed from time to time. The second is a term credit facility in the amount of $100,000 which is to be repaid over six years in quarterly installments from September 30, 1999 through June 30, 2005. Interest only is due through June 30, 1999. The interest rate is based on either a LIBOR or Base Rate option, at the election of the Company (6.82% at December 31, 1997). The credit agreement is collateralized by a pledge by the Company of its stock in RCN Cable and may, in the future, be secured by pledges of stock of subsidiaries of the Company. At December 31, 1997, the entire $100,000 term credit facility is outstanding and $3,000 of the revolving credit facility is outstanding. RCN Cable used a portion of its initial Borrowings under the credit facilities to prepay higher priced Senior Secured Notes. The early extinguishment of the Senior Secured Notes resulted in an extraordinary charge of $3,210, net of taxes of $1,728. The credit agreement contains restrictive covenants which, among other things, require the Company to maintain certain debt to cash flow and interest coverage ratios and place certain limitations on additional debt and investments. The Company does not believe that these covenants will materially restrict its activities.

     In 1989, in order to complete the August 29, 1989 Michigan Cable Television acquisition, RCN Cable entered into a private placement of Senior Secured Notes for $150,000 and a $70,000 Revolving Secured Credit Agreement, which was voluntarily reduced to $60,000 in 1990 and which, in accordance with its terms, reduced on a quarterly basis, through original scheduled maturity in September 1996. In August 1996, RCN Cable obtained an amendment and waiver related to this Revolving Secured Credit Agreement which extended final maturity to December 1996 and increased the amount of available Borrowings. Additionally, the restrictive covenant relating to limitations on the amount of capital expenditures was waived for the year ending December 31, 1996. The Senior Secured Notes were collateralized by the stock of certain cable subsidiaries of the Company. On September 1, 1996 and on each September 1 thereafter, a mandatory principal repayment was required on the Senior Secured Notes. The Senior Secured Notes contained restrictive covenants which, among other things, required maintenance of a specified debt to cash flow ratio. These notes were prepaid in 1997 as discussed above. The Senior Secured Notes were classified as long-term at December 31, 1996 since the Company had the intent and the ability to refinance this obligation on a long-term basis through the above credit facilities.

     In connection with the acquisition of Twin County Trans Video, Inc., RCN Cable issued a $4,000 promissory note at 5% due in May 2003. The note was unsecured. In September 1996, the note was canceled in settlement of certain purchase price adjustments.

     Contractual maturities of long-term debt are as follows:

               Year Ending December 31,           Aggregate Amounts
               ------------------------           -----------------
          1998...................................    $   --
          1999...................................    $ 3,750
          2000...................................    $11,250
          2001...................................    $16,250
          2002...................................    $20,500

     b.  Short-term debt

     At December 31, 1997, the Company had unused lines of credit for $5,500 at prime (8.50% at December 31, 1997). Short-term unsecured Borrowings may be made under these lines of credit. The amounts available under these lines of credit are reduced by outstanding letters of credit ($3,060 at December 31,1997). All unused lines of credit are cancelable at the option of the banks. There are no commitment or facility fees associated with maintaining availability of the above-mentioned lines of credit.


11.  INCOME TAXES

     The (benefit) provision for income taxes is reflected in the Consolidated Statements of Operations as follows:


                                                                 1997               1996            1995
                                                          ---------------      ----------     ------------
Current:
   Federal...............................................    $    (11,795)        $ 5,730        $ (5,713)
   State.................................................           1,449           1,102             375
                                                          ---------------      ----------     -----------
Total Current............................................         (10,346)          6,832          (5,338)
                                                          ---------------      ----------     -----------
Deferred:
   Federal...............................................         (10,161)         (4,751)          7,016
   State.................................................            (342)         (1,000)           (377)
                                                          ---------------      ----------     -----------
Total Deferred...........................................         (10,503)         (5,751)          6,639
                                                          ---------------      ----------     -----------
Amortization of ITC......................................              --            (102)           (182)
                                                          ---------------      ----------     -----------
Provision (benefit) for income taxes:
   Before extraordinary item.............................         (20,849)            979           1,119
   Extraordinary item....................................          (1,728)             --              --
                                                          ---------------      ----------     -----------
Total (benefit) provision for income taxes...............    $    (22,577)        $   979        $  1,119
                                                          ===============      ==========     ===========


     At December 31, 1997 and 1995, the Company had tax related balances due from affiliates of $3,186 and $501, respectively. At December 31, 1996, the Company had tax related balances due to affiliates of $817.

     Temporary differences that give rise to a significant portion of deferred tax assets and liabilities at December 31, are as follows:

                                                                                   1997            1996
                                                                               ----------     ------------

Net operating loss carryforwards...........................................      $10,078         $ 2,130
Alternative minimum tax credits............................................          167             219
Employee benefit plans.....................................................        1,031             882
Reserve for bad debt.......................................................          844             693
Start-up costs.............................................................          586             959
Investment in unconsolidated entity........................................        3,985           4,771
Accruals for nonrecurring charges and contract settlements.................        2,368           2,299
Other, net.................................................................        1,823           1,888
                                                                               ---------      ----------
Total deferred tax assets..................................................       20,882          13,841
                                                                               ---------      ----------

Property, plant and equipment..............................................      (14,759)        (15,019)
Intangible assets..........................................................      (11,253)        (17,776)
All other..................................................................       (1,257)         (1,229)
                                                                               ---------      ----------
Total deferred liabilities.................................................      (27,269)        (34,024)
                                                                               ---------      ----------
Subtotal...................................................................       (6,387)        (20,183)
Valuation allowance........................................................       (8,404)         (3,691)
                                                                               ---------      ----------
Total deferred taxes.......................................................     $(14,791)       $(23,874)
                                                                               =========      ==========


     In the opinion of management, based on the future turnaround of existing temporary differences for the consolidated taxpaying group, primarily depreciation, the Company will more likely than not be able to realize substantially all of its deferred tax assets.

     A valuation allowance has been provided for the portion of deferred tax assets which, in the opinion of management is uncertain as to their realization. The valuation allowance relates primarily to state net operating loss carryforwards generated by certain subsidiaries.

     The net change in the valuation allowance for deferred tax assets during 1997 was an increase of $4,713.

     Net operating losses will expire as follows:

                                               Federal             State
                                              ----------        ----------

1999..........................................                     $2,793
2000..........................................                      3,087
2001..........................................                     14,532
2002..........................................                      3,141
2003..........................................                     10,244
2004..........................................                      3,767
2011..........................................                     38,116
2012..........................................                      8,028
2017..........................................    $ 8,218              --
                                               ----------      ----------
Total.........................................    $ 8,218         $83,708
                                               ==========      ==========


     The provision (benefit) for income taxes is different from the amounts computed by applying the U.S. statutory federal tax rate of 35%. The differences are as follows:

                                               For the Years Ended December 31,
                                               --------------------------------
                                                 1997         1996        1995
                                               --------    --------    ---------
(Loss) income before (benefit) provision
   for the income taxes and
   extraordinary item ......................   $(70,030)    $(5,010)     $3,233
                                               ========    ========    ========
Federal income tax benefit at
  statutory rate ...........................   $(24,511)    $(1,753)     $1,131
State income taxes net of federal
  income tax benefit .......................        719          66         (33)
Investment tax credits amortized ...........       --          (102)        (50)
Amortization of goodwill ...................        830         779         388
Estimated nondeductible expenses ...........      1,913       1,564         (93)
Adjustment to prior year accrual ...........       (197)        421        (161)
Other, net .................................        397           4         (63)
                                               --------    --------    --------
Total (benefit) provision for
  income taxes .............................   $(20,849)      $ 979      $1,119
                                               ========    ========    ========


     In 1995, C-TEC received official notification of final settlement from the Internal Revenue Service relating to the examination of C-TEC's consolidated federal income tax returns for 1989, 1990 and 1991. The most significant adjustment relates to the disallowance of the claimed amortization of certain intangible assets. As a result of the disallowance, the Company's taxes payable for prior years increased approximately $580. The amount accrued in previous years was sufficient to satisfy the above adjustment. No additional accrual during 1995 was required.

     In 1997 and 1996, estimated non-deductible expenses relate primarily to charges in connection with the restructuring of the Company.

12. STOCKHOLDERS' EQUITY AND STOCK PLANS

     The Company has authorized 100,000,000 shares of $1 par value common stock and 200,000,000 shares of $1 par value Class B nonvoting common stock. The Company also has authorized 25,000,000 shares of $1 par value preferred stock. At December 31, 1997, 54,989,870 shares of common stock are issued and outstanding.

     In March 1998, the Company's Board of Directors approved a two-for-one stock split, payable in the form of a 100% stock dividend. The record date for the stock split is March 20, 1998. Stockholders of record at the market close on that date will receive an additional share of RCN common stock for each share held. The distribution date for the stock dividend will be April 3, 1998. All share and per share data, stock option data, and market prices of the Company's common stock have been restated to reflect this stock split.

     In connection with the Distribution, the Company Board adopted the 1997 RCN Corporation Stock Option Plan ("the 1997 Plan"), designed to provide equity based compensation opportunities to key employees when shareholders of the Company have received a corresponding benefit through appreciation in the value of RCN Common Stock.

     The 1997 Plan contemplates the issuance of incentive stock options, as well as stock options that are not designated as incentive stock options, performance-based stock options, stock appreciation rights, performance share units, restricted stock, phantom stock units and other stock-based awards (collectively, "Awards"). Up to 5,000,000 shares of Common Stock, plus 3,040,100 shares of Common Stock issuable in connection with the Distribution related option adjustments, may be issued pursuant to Awards granted under the 1997 Plan.

     Unless earlier terminated by the Company Board, the 1997 Plan will expire on the tenth anniversary of the Distribution. The Company Board or the Compensation Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the 1997 Plan in whole or in part.

     Prior to the Distribution, certain employees of RCN were granted stock option awards under C-TEC's stock option plans. In connection with the Distribution 3,040,100 options covering Common Stock were issued. Each C-TEC option was adjusted so that each holder would currently hold options to purchase shares of CTE Common Stock, RCN Common Stock and Cable Michigan Common Stock. The number of shares subject to, and the exercise price of, such options were adjusted to take into account the Distribution and to ensure that the aggregate intrinsic value of the resulting RCN, Cable Michigan and CTE options immediately after the Distribution was equal to the aggregate intrinsic value of the C-TEC options immediately prior to the Distribution.

     Information relating to stock options is as follows:

                                                                     Weighted
                                                    Number of         Average
                                                     Shares       Exercise Price
                                                   ----------     --------------
Outstanding December 31, 1994...............       1,431,000
   Granted..................................       1,257,000
   Exercised................................              --
   Canceled.................................         280,000
                                                   ---------
Outstanding December 31, 1995...............       2,408,000
   Granted..................................         190,000
   Exercised................................          58,000
   Canceled.................................         272,000
                                                   ---------
Outstanding December 31, 1996...............       2,268,000           $7.10
   Granted..................................       4,862,100          $14.31
   Exercised................................          20,000           $8.07
   Canceled.................................           3,000           $8.36
                                                   ---------         --------
Outstanding December 31, 1997...............       7,107,100          $14.31
                                                   =========         ========
Shares exercisable December 31, 1997........       1,221,000           $7.05



     The following table summarizes stock options outstanding and exercisable at December 31, 1997:


                                 Stock Options Outstanding                   Stock Options Exercisable
                      ---------------------------------------------------  -----------------------------
                                    Weighted Average
      Range of                         Remaining         Weighted Average              Weighted Average
  Exercise Prices      Shares       Contractual Life       Exercise Price    Shares      Exercise Price
-------------------   ---------     ----------------     ----------------  ---------   ----------------
$6.24 to $8.40 ....   3,017,100        7.5 years             $ 7.36        1,221,000         $7.05
$15.32 to $16.82 ..   4,090,000        9.8 years              15.33               --            --
                      ---------                                            ---------
Total .............   7,107,100                                            1,221,000
                      =========                                            =========

     No compensation expense related to stock option grants was recorded in 1997 as the option exercise prices were equal to fair market value on the date granted.

     Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black Scholes option pricing model with weighted average assumptions for dividend yield of 0% for 1997, 1996 and 1995; expected volatility of 38.6% prior to the Distribution and 49.8% subsequent to the Distribution for 1997, 39.5% for 1996, and 35.9% for 1995; risk-free interest rate of 6.52%, 5.95% and 6.32% for 1997, 1996 and 1995, respectively; and expected lives of 5 years for 1997, 1996 and 1995.

     The weighted-average fair value of options granted during 1997 was $7.46.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net earnings and earnings per share were as follows:


                                                  1997        1996       1995
                                            -----------  ----------   ---------
Net earnings - as reported.................   $(52,391)    $(5,989)      $2,114
Net earnings - pro forma...................   $(54,419)    $(6,612)      $1,695

Basic earnings pr share - as reported......    $ (0.95)     $(0.11)      $ 0.04
Basic earnings per share - pro forma.......    $ (0.99)     $(0.12)      $ 0.03
Diluted earnings per share - as reported...    $ (0.95)     $(0.11)      $ 0.04
Diluted earnings per share - pro forma.....    $ (0.99)     $(0.12)      $ 0.03

     In November 1996, the C-TEC shareholders approved a stock purchase plan for certain key executives (the C-TEC "Executive Stock Purchase Plan" or "C-TEC ESPP"). Under the C-TEC ESPP, participants may purchase shares of C-TEC Common Stock in an amount of between 1% and 20% of their annual base compensation and between 1% and 100% of their annual bonus compensation provided, however, that in no event shall the participant's total contribution exceed 20% of the sum of their annual compensation, as defined by the C-TEC ESPP. Participant's accounts are credited with the number of share units derived by dividing the amount of the participant's contribution by the average price of a share of C-TEC Common Stock at approximately the time such contribution is made. The share units credited to a participant's account do not give such participant any rights as a shareholder with respect to, or any rights as a holder or record owner of, any shares of C-TEC Common Stock. Amounts representing share units that have been credited to a participant's account will be distributed, either in a lump sum or in installments, as elected by the participant, following the earlier of the participant's termination of employment or three calendar years following the date on which the share units were initially credited to the participant's account. It is anticipated that, at the time of distribution, a participant will receive one share of C-TEC Common Stock for each share unit being distributed.

     Following the crediting of each share unit to a participant's account, a matching share of Common Stock is issued in the participant's name. Each matching share is subject to forfeiture as provided in the C-TEC ESPP. The issuance of matching shares will be subject to the participant's execution of an escrow agreement. A participant will be deemed to be the holder of, and may exercise all the rights of a record owner of, the matching shares issued to such participant while such matching shares are held in escrow.

     Shares of restricted C-TEC Common Stock awarded under the C-TEC Executive Stock Purchase Plan and share units awarded under the C-TEC ESPP that relate to C-TEC Common Stock were adjusted so that following the Distribution, each such participant was credited with an aggregate equivalent value of restricted shares of common stock of Commonwealth Telephone Enterprises, the Company and Cable Michigan. In 1997, the Company's Board of Directors approved the RCN Corporation Executive Stock Purchase Plan (the "RCN ESPP"), with terms substantially the same as the C-TEC ESPP. The number of shares which may be distributed under the RCN ESPP as matching shares or in payment of share units is 250,000. At December 31, 1997, 61,412 matching shares have been issued under the RCN ESPP, none of which are vested. The Company recognizes the cost of the matching shares over the vesting period. Expense recognized in 1997 and 1996 was $80 and $145, respectively.

13.  PENSIONS AND EMPLOYEE BENEFITS

     Prior to the Distribution, the Company's financial statements reflect the costs experienced for its employees and retirees while included in the C-TEC plans.

     Through December 31, 1996, substantially all employees of the Company were included in a trusteed noncontributory defined benefit pension plan, maintained by C-TEC. Upon retirement, employees are provided a monthly pension based on length of service and compensation. C-TEC funds pension costs to the extent necessary to meet the minimum funding requirements of ERISA. Substantially, all employees of C-TEC's Pennsylvania cable television operations (formerly Twin County Trans Video, Inc.) were covered by an underfunded plan which was merged into C-TEC's overfunded plan on February 28, 1996.

     The information that follows relates to the entire C-TEC noncontributory defined benefit plan. The components of C-TEC's pension cost are as follows:


                                                             1996        1995
                                                           -------    --------
Benefits earned during the year (service cost)............  $2,365      $1,656
Interest cost on projected benefit obligation.............   3,412       3,083
Actual return on plan assets..............................  (3,880)    (12,897)
Other components - net....................................  (1,456)      8,482
                                                           -------    --------
Net periodic pension cost.................................    $441       $ 324
                                                           =======    ========

     The following assumptions were used in the determination of the consolidated projected benefit obligation and net periodic pension cost:

                                                                December 31,
                                                           -------------------
                                                             1996        1995
                                                           -------    --------
Discount rate.............................................    7.5%        7.0%
Expected long-term rate of return on plan assets..........    8.0%        8.0%
Weighted average long-term rate of compensation
  increases...............................................    6.0%        6.0%

     The Company's allocable share of the consolidated net periodic pension costs, based on the Company's proportionate share of consolidated annualized salaries as of the valuation date, was approximately $158 and $251 for 1996 and 1995, respectively. These amounts are reflected in operating expenses. As discussed below, no pension cost (credit) was recognized in 1997.

     In connection with the restructuring, C-TEC completed a comprehensive study of its employee benefit plans in 1996. As a result of this study, effective December 31, 1996, in general, employees of the Company no longer accrue benefits under the defined benefit pension plans and became fully vested in their benefit accrued through that date. C-TEC notified affected participants in December 1996. In December 1996, C-TEC allocated pension plan assets of $6,984 and the related liabilities to a separate plan for employees who no longer accrue benefits after lump sum distributions. The allocation of assets and liabilities resulted in a curtailment/settlement gain of $4,292. The Company's allocable share of this gain was $3,437. This gain results primarily from the reduction of the related projected benefit obligation. The curtailed plan has assets in excess of the projected benefit obligation. Such excess amounts to $3,917 which, along with unrecognized items of $1,148 results in prepaid pension cost of $2,769, which is included in "Prepayments and other" in the accompanying 1997 and 1996 consolidated balance sheets.

     The following table sets forth the plans' funded status and amounts recognized in C-TEC's balance sheet at December 31, 1996:


Plan assets at fair value..........................................   $55,325
Actuarial present value of benefit obligations:
Accumulated benefit obligations:
Vested.............................................................    32,372
Nonvested..........................................................     1,704
                                                                   ----------
Total..............................................................    34,076
Effect of increases in compensation................................     6,042
                                                                   ----------
Plan assets in excess of (less than) projected
  benefit obligation...............................................    15,207
Unrecognized transition asset......................................    (3,463)
Unrecognized prior service cost....................................     2,438
Unrecognized net gain..............................................   (11,215)
                                                                   ----------
Prepaid pension cost...............................................   $ 2,967
                                                                   ==========


     C-TEC's pension plan has assets in excess of the accumulated benefit obligation. Plan assets include cash, equity, fixed income securities and pooled funds under management by an insurance company. Plan assets include common stock of C-TEC with a fair value of approximately $5,835 at December 31, 1996.

     Prepaid pension cost is included in "Deferred Charges and Other Assets" in the accompanying 1996 consolidated balance sheet. The prepaid pension asset was transferred to CTE in connection with the Distribution in 1997.

     C-TEC sponsors a 401(k) savings plan covering substantially all employees of the Company who are not covered by collective bargaining agreements. Contributions made by the Company to the 401(k) plan are based on a specific percentage of employees contributions. Contributions charged to expense were $354 and $268 in 1996 and 1995, respectively. Contributions charged to expense in 1997 prior to the Distribution were $515.

     In connection with the Distribution, RCN established a qualified savings plan under Section 401(k) of the Code that will also qualify as an ESOP under Sections 401(a) and 4975(e)(7) of the Code (the "ESOP"). Eligible active employees under the ESOP, employees of the Company Businesses who make Section 401(k) contributions and certain other employees will be allocated shares of Company Common Stock. Contributions charged to expense in 1997 were $306.

     The Company provides certain postemployment benefits to former or inactive employees of the Company who are not retirees. These benefits are primarily short-term disability salary continuance. The Company accrues the cost of postemployment benefits over employees' service lives. The Company uses the services of an enrolled actuary to calculate the expense. Prior to the Distribution, C-TEC allocated the cost of these benefits to the Company based on the Company's proportionate share of consolidated annualized salaries. The Company reimbursed C-TEC for its allocable share of the consolidated postemployment benefit cost. The net periodic postemployment benefit cost (credit) was approximately $458, $539 and ($106) in 1997, 1996 and 1995, respectively.

14.  COMMITMENTS AND CONTINGENCIES

     a. The Company had various purchase commitments at December 31, 1997 related to its 1998 construction budget.

     b. Total rental expense, primarily for office space and pole rentals, was $3,505, $3,632 and $2,846 for 1997, 1996 and 1995, respectively. At December 31,
1997, rental commitments under noncancelable leases, excluding annual pole rental commitments of approximately $794 that are expected to continue indefinitely, are as follows:

                                                      Aggregate
          Year                                         Amounts
          ----                                        ---------
          1998........................................  $3,725
          1999........................................  $3,314
          2000........................................  $2,939
          2001........................................  $2,826
          2002........................................  $2,848
          Thereafter..................................  $8,501

     c. The Company has outstanding letters of credit aggregating $3,060 at December 31, 1997.

     d. The Company has entered into various noncancelable contracts for network services. Future obligations under these agreements are as follows:

                                                       Network
          Year                                         Services
          ----                                        ---------
          1998........................................  $3,026
          1999........................................  $3,064
          2000........................................  $3,012
          2001........................................  $2,762
          2002........................................    $ 12
          Thereafter..................................    $ 14

     e. The Company is subject to the provisions of the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the Telecommunications Act of 1996. The Company has either settled challenges or accrued for anticipated exposures related to rate regulation. However, there is no assurance that there will not be additional challenges to its rates.

     f. In the normal course of business, there are various legal proceedings outstanding. In the opinion of management, these proceedings will not have a material adverse effect on the financial position or results of operations or liquidity of the Company.

     g. The Company has agreed to indemnify Cable Michigan and CTE and their respective subsidiaries against any and all liabilities which arise primarily from or relate primarily to the management or conduct of the business of the Company prior to the effective time of the Distribution. The Company has also agreed to indemnify Cable Michigan and CTE and their respective subsidiaries against 30% of any liability which arises from or relates to the management or conduct prior to the effective time of the Distribution of the businesses of C-TEC and its subsidiaries and which is not a true CTE liability, a true Cable Michigan liability or a true Company liability.

     The Tax Sharing Agreement, by and among the Company, Cable Michigan and CTE (the "Tax Sharing Agreement"), governs contingent tax liabilities and benefits, tax contests and other tax matters with respect to tax returns filed with respect to tax periods, in the case of the Company, ending or deemed to end on or before the Distribution Date. Under the Tax Sharing Agreement, Adjustments (as defined in the Tax Sharing Agreement) to taxes that are clearly attributable to the Company Group, the Cable Michigan Group, or the CTE Group will be borne solely by such group. Adjustments to all other tax liabilities will be borne 50% by CTE, 30% by the Company and 20% by Cable Michigan.

     Notwithstanding the above, if as a result of the acquisition of all or a portion of the Capital stock or assets of the Company, the Distribution fails to qualify as a tax-free distribution under Section 355 of the Code, then the Company will be liable for any and all increases in tax attributable thereto.

     h. Under the Starpower Amended and Restated Operating Agreement, the Company is committed to make quarterly capital contributions aggregating the following in the years ended December 31:

          1998........................................  $56,250
          1999........................................  $68,750
          2000........................................  $25,000


     i. If, within five years after the Distribution, the ESOP portion of the 401(k) Plan does not hold shares representing at least 3% of the number of shares of Company Common Stock outstanding immediately after the Distribution as increased by the number of shares issuable to BECO pursuant to the Exchange Agreement (collectively, "Outstanding Company Common Stock") with a market value at such time of not less than $24,000, RCN will issue to the ESOP, in exchange for a note from the ESOP (the "ESOP Note"), the amount of Company Common Stock necessary to increase the ESOP's holdings of Company Common Stock to that level, provided, however, that RCN is not obligated to issue shares to the ESOP in excess of 5% of the number of shares of Outstanding Company Common Stock.

15. AFFILIATE AND RELATED PARTY TRANSACTIONS

     The Company had the following transactions with affiliates during the years ended December 31, 1997, 1996 and 1995:


                                                                          1997           1996            1995
                                                                      ----------     -----------     -----------
Corporate office costs allocated to affiliates.......................    $12,091        $ 12,362        $ 10,009
Cable staff and customer service costs allocated to Cable Michigan...      3,489           3,577           2,952
Interest income on affiliate notes...................................      8,688          15,119          17,340
Interest expense on affiliate notes..................................        537             354             279
Long-distance terminating access charge expense from CTE.............      1,312             728             862
Royalty fees charged by CTE..........................................        669             859             533
Revenue from engineering services....................................         --             296           2,169
Other affiliate revenues.............................................      1,576              --               6
Other affiliate expenses.............................................      2,199           1,980           2,090

     At December 31, 1997 and 1996, the Company has accounts receivable from related parties of $9,829 and $12,614, respectively, for these transactions. At December 31, 1997 and 1996, the Company has accounts payable to related parties of $3,748 and $4,880, respectively, for these transactions.

     The Company had notes receivable of $7,914 in 1996 from advances by the Company's corporate financial services company to CTE. The Company also had notes receivable of $147,567 at December 31, 1996, from Cable Michigan, Inc. primarily related to the acquisition of the Michigan cable operations and subsequent operations. All intercompany notes receivable were settled in connection with the Distribution.

     The Company had notes payable of $11,854 in 1996 from excess cash advanced by CTE to the Company's corporate financial services company for investment. All intercompany notes payable were settled in connection with the Distribution.

16.  OFF BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

     Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of trade receivables, cash and temporary cash investments, and short-term investments.

     The Company places its cash and temporary investments with high credit quality financial institutions and limits the amount of credit exposure to any one financial institution. The Company also periodically evaluates the creditworthiness of the institutions with which it invests. The Company does, however, maintain unsecured cash and temporary cash investment balances in excess of federally insured limits.

     The Company's trade receivables reflect a customer base primarily centered in the Boston to Washington, D.C. corridor of the United States. The Company routinely assesses the financial strength of its customers. As a consequence, concentrations of credit risk are limited.

17.  DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     a.  Cash and temporary cash investments

     The carrying amount approximates fair value because of the short maturity of these instruments.

     b.  Short-term investments

     Short-term investments consist of commercial paper, corporate debt securities, certificates of deposit and federal agency notes. Short-term investments are carried at amortized cost which approximates fair value due to the short period of time to maturity.

     c.  Long-term investments

     Long-term investments consist of investments accounted for under the equity method for which disclosure of fair value is not required. The note and interest receivable are carried at cost plus accrued interest which management believes approximates fair value.

     d.  Investments restricted for debt service

     Investments restricted for debt service consists of an amount placed in escrow from the proceeds of the 10% Senior Notes which, together with the proceeds from the investment thereof, will be sufficient to pay interest on the 10% Senior Notes for six scheduled interest payments. Investments restricted for debt service are carried at amortized cost.

     e.  Long-term debt

     The fair value of fixed rate long-term debt was estimated based on the Company's current incremental borrowing rate for debt of the same remaining maturities. The fair value of floating rate debt is considered to be equal to the carrying value since the debt reprices at least every six months and the Company believes that its credit risk has not changed from the time the floating rate debt was borrowed and therefore, it would obtain similar rates in the current market.

     f.  Letter of credit

     The contract amount of letters of credit represents a reasonable estimate of their value since such instruments reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the marketplace.

     The estimated carrying fair value of the Company's financial instruments are as follows at December 31:


                                                                   1997                         1996
                                                       --------------------------     --------------------------
                                                         Carrying                      Carrying
                                                          Amount      Fair Value        Amount        Fair Value
                                                       ----------     -----------     ----------     -----------
Financial Assets:
   Cash and temporary cash investments................   $222,910        $222,910        $61,843        $61,843
   Short-term investments.............................   $415,603        $415,603        $46,831        $46,831
   Note and interest receivable.......................    $17,682         $17,682        $15,310        $15,310
   Investments restricted for debt service............    $61,911         $61,911             --             --
Financial Liabilities
   Fixed rate long-term debt:
      Senior Secured Notes............................         --              --       $131,250       $137,459
      Senior Notes 10%................................   $225,000        $233,438             --             --
      Senior Discount Notes 11.125%...................   $358,103        $377,156             --             --
   Floating rate long-term debt:......................
      Revolving Credit Agreement......................    $ 3,000         $ 3,000             --             --
      Term Credit Agreement...........................   $100,000        $100,000             --             --
   Unrecognized financial instruments:................
      Letters of credit...............................    $ 3,060         $ 3,060        $ 3,060        $ 3,060

18.  QUARTERLY INFORMATION (Unaudited)

1997                                                    1st Quarter    2nd Quarter    3rd Quarter    4th Quarter
                                                       ------------    -----------    -----------    -----------
Sales.................................................    $29,677        $31,029         $31,148        $35,443
Operating income (loss) before depreciation,
   amortization and nonrecurring charges..............    $ 4,153         $  850        $(4,332)        ($8,341)
Operating (loss)......................................   $(18,037)      $(12,416)      $(18,011)       $(22,411)
Loss before extraordinary charge......................        N/A            N/A             N/A       $(17,116)
Loss before extraordinary charge per average                                                               (0.31)
   common share.......................................        N/A            N/A             N/A        $
Common Stock closing price
High..................................................        N/A            N/A         $ 16.63        $ 21.63
Low...................................................        N/A            N/A         $ 12.44        $ 12.50

1996                                                    1st Quarter    2nd Quarter    3rd Quarter    4th Quarter
                                                       ------------    -----------    -----------    -----------
Sales.................................................    $24,165         $24,852        $26,746        $29,147
Operating income before depreciation and
   amortization.......................................    $ 4,199         $ 7,777        $ 9,188        $ 4,639
Operating (loss)......................................    $(4,621)        $(1,233)       $  (19)        $(7,205)

19.  SUBSEQUENT EVENTS

     a. In February 1998, the Company completed an offering of 9.8% Senior Discount Notes with an aggregate principal amount at maturity of $567,000, due February 2008. The 9.8% Senior Discount Notes were issued at a discount and generated gross proceeds to the Company of $350,587.

     The 9.8% Senior Discount Notes are general senior obligations of the Company, limited to $567,000 aggregate principal amount at maturity and will mature on February 15, 2008. The 9.8% Senior Discount Notes were issued at a discount to yield gross proceeds of $350,587. The 9.8% Senior Discount Notes will not pay cash interest prior to February 15, 2003. The yield to maturity of the 9.8% Senior Discount Notes, determined on a semi-annual bond equivalent basis, will be 9.8% per annum.

     The 9.8% Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur indebtedness, pay dividends, prepay subordinate indebtedness, repurchase capital stock, engage in transactions with stockholders and affiliates, create liens, sell assets and engage in mergers and consolidations.

     The 9.8% Senior Discount Notes are redeemable, in whole or in part, at any time on or after February 15, 2003 at the option of the Company. The 9.8% Senior Discount Notes may be redeemed at redemption prices starting at 104.9% of the principal amount at maturity and declining to 100% of the principal amount at maturity, plus any accrued and unpaid interest.

     b. On January 21, 1998, RCN entered into the Agreement and Plan of Merger (the "Erols Merger Agreement") among RCN, Erols Internet, Inc. ("Erols"), Erol Onaran, Gold & Appel Transfer, S.A., a British Virgin Islands corporation ("Gold & Appel"), and ENET Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of RCN ("ENET"), to acquire all of the outstanding shares of common stock of Erols. The merger was consummated on February 20, 1998. Erols merged with and into ENET (the "Erols Merger"), with ENET as the surviving corporation. The approximate total Erols Merger consideration was $29,200 in cash, 1,730,648 shares of RCN common stock plus the assumption and repayment of $5,800 of debt. Additionally, the Company is converting approximately 999,000 Erols stock options to 699,104 RCN stock options at an average exercise price of $3.424 per share. The transaction was accounted for under the purchase method of accounting.

     RCN expects to contribute to Starpower approximately 60% of the subscribers acquired in the acquisition of Erols.

     c. On January 21, 1998, RCN, UNET Holdings, Inc., a wholly owned subsidiary of RCN, and Ultranet Communications, Inc. ("Ultranet") entered into an Agreement and Plan of Merger (the "Ultranet Merger Agreement"). The total consideration for the acquisition was 7,368 in cash, 890,384 shares of RCN common stock, and $3,000 in deferred compensation. Additionally, the Company is converting 63,500 UltraNet stock options to 117,052 RCN stock options at an average exercise price of $1.825 per share and making cash payments aggregating approximately $503 to certain other holders of UltraNet stock options. The transaction was consummated on February 27, 1998. The transaction was accounted for under the purchase method of accounting.

     RCN expects to contribute to RCN-BECOCOM approximately 30% of the subscribers acquired in the acquisition of Ultranet.

     d. RCN paid $12,500 in cash in January 1998 as its initial capital contribution to Starpower.

     e. In January 1998, BECO notified RCN that it has elected to exercise its option to the full extent permitted by the Exchange Agreement (Note 7) with respect to 1997. RCN and BECO are presently in discussions with respect to the calculation of the agreed upon value for the exercise of such option.

     f. On February 27, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Lancit Media Entertainment, Ltd. ("Lancit") and LME Acquisition Corporation ("MergerSub"), a wholly owned subsidiary of RCN. Pursuant to the terms of the Merger Agreement, MergerSub will be merged with and into Lancit (the "Merger") such that immediately following the Merger, Lancit will be a wholly-owned subsidiary of RCN. The consummation of the Merger is subject to customary conditions, including the adoption and approval of the Merger and the Merger Agreement by the stockholders of Lancit in accordance with the provisions of applicable law and the filing and effectiveness of a registration statement of RCN. There is no assurance that this transaction will be consummated.


                Report of Ernst & Young LLP, Independent Auditors





The Board of Directors
Erols Internet, Inc.



     We have audited the accompanying balance sheets of Erols Internet, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' deficit, and cash flows for the period from August 1, 1995 (inception) to December 31, 1995 and for the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Erols Internet, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for the period from August 1, 1995 (inception) to December 31, 1995 and years ended December 31, 1996 and 1997, in conformity with generally accepted accounting principles.



                                                       /s/ ERNST & YOUNG LLP





Vienna, Virginia
January 15, 1998, except for Note 10,
as to which the date is February 20, 1998



                           EROLS INTERNET, INC.

                              BALANCE SHEETS




                                                                                        December 31,
                                                                                ------------------------------
                                                                                      1996             1997
                                                                                -------------    -------------
ASSETS
Current assets:
   Cash and cash equivalents....................................................   $2,540,857       $  103,718
   Accounts receivable, less allowance of $42,000 and $161,000 at December
      31, 1996 and 1997, respectively...........................................      233,508          544,051
   Restricted cash..............................................................           --          150,000
   Note receivable from related parties.........................................      350,000          370,572
   Prepaid expenses and other current assets....................................       21,815           19,953
                                                                                -------------    -------------
Total current assets............................................................    3,146,180        1,188,294
Property and equipment, net.....................................................   10,499,332       17,840,969
Restricted cash.................................................................      850,166          743,353
Deposits........................................................................       63,321          395,711
                                                                                -------------    -------------
Total assets....................................................................  $14,558,999      $20,168,327
                                                                                =============    =============

LIABILITIES AND STOCKHOLDERS' DEFICIT Current liabilities:
   Accounts payable.............................................................   $9,973,259       $8,651,104
   Accrued expenses.............................................................      586,874        1,404,170
   Current portion of unearned revenues.........................................   12,916,864       25,582,996
   Notes payable................................................................      700,000          700,000
   Current portion of capital lease obligations.................................      613,506        1,466,701
   Current portion of deferred gain.............................................       42,444           66,079
                                                                                -------------    -------------
Total current liabilities.......................................................   24,832,947       37,871,050
                                                                                -------------    -------------
Long-term portion of unearned revenues..........................................    3,440,928        8,906,491
Note payable to stockholder.....................................................           --        5,000,000
Long-term portion of capital lease obligations..................................      994,343        1,852,026
Long-term portion of deferred gain..............................................       60,722           66,580
Deferred rent...................................................................      120,611          134,376
Commitments.....................................................................           --               --
Stockholders' deficit:
   Preferred Stock, $.001 par value; 10,000,000 shares authorized...............           --               --
   Common Stock, $.001 par value; 50,000,000 shares authorized; 5,586,492 and 5,836,779 shares issued and outstanding at December 31, 1996 and 1997,
      respectively..............................................................        5,586            5,837
   Additional paid-in capital...................................................    3,127,239        4,066,088
   Deferred stock compensation..................................................     (364,250)        (202,361)
   Accumulated deficit..........................................................  (17,659,127)     (37,531,760)
                                                                                -------------      -----------
Total stockholders' deficit.....................................................  (14,890,552)     (33,662,196)
                                                                                =============      ===========
Total liabilities and stockholders' deficit.....................................  $14,558,999      $20,168,327
                                                                                =============    =============



                          See accompanying notes



                           EROLS INTERNET, INC.

                         STATEMENTS OF OPERATIONS

                                                               Period from
                                                              August 1, 1995           Year ended December 31,
                                                              (inception) to    ----------------------------------
                                                             December 31, 1995        1996               1997
                                                             -----------------  --------------    ---------------
Net revenues:
   Dial access revenues.......................................    $  125,752       $10,948,863      $  33,588,925
   Other revenues.............................................            --                --          2,939,215
                                                               -------------    --------------    ---------------
Total net revenues............................................       125,752        10,948,863         36,528,140
                                                               -------------    --------------    ---------------
Costs and expenses:
   Cost of dial access revenues...............................        63,030         6,002,155         13,338,452
   Cost of other revenues.....................................            --                --          1,198,837
   Operations and customer support............................       125,095         6,227,011          9,930,114
   Sales and marketing........................................       188,314         9,475,585         19,777,437
   General and administrative.................................        90,880         2,092,421          5,584,224
   Depreciation and amortization..............................        16,741         2,013,967          6,360,573
                                                               -------------    --------------    ---------------
Total costs and expenses......................................       484,060        25,811,139         56,189,637
Loss from operations..........................................      (358,308)      (14,862,276)       (19,661,497)
Other income (expense):
   Other expense, net.........................................      (658,421)       (1,628,201)           (49,157)
   Interest expense, net......................................        (1,545)         (150,376)          (161,979)
                                                               -------------    --------------    ---------------
Net loss......................................................   $(1,018,274)     $(16,640,853)      $(19,872,633)
                                                               =============    ==============    ===============


                             See accompanying notes



                              EROLS INTERNET, INC.

                       STATEMENTS OF STOCKHOLDERS' DEFICIT



                                                                                                                          Total
                                              Common Stock            Additional    Deferred Stock   Accumulated     Stockholders'
                                           Shares        Amount    Paid-in Capital   Compensation       Deficit         Deficit
                                          -----------   ---------  ---------------  --------------  -------------   ---------------
Balance at August 1, 1995 .............         --         $ --        $    --      $       --      $       --      $       --
   Net loss ...........................         --           --             --        (1,018,274)     (1,018,274)
                                           ---------    ---------   ------------    ------------    ------------    ------------
Balance at December 31, 1995 ..........         --           --             --              --        (1,018,274)     (1,018,274)
   Contribution of divisional equity to
      Erols Internet, Inc. (Note 1) ...          424         --            1,000            --              --             1,000
   Recapitalization of Erols Internet,
      Inc. (Note 1):
     Retirement of Common Stock of
       Erols Computer, Inc. ...........         (424)        --           (1,000)           --              --            (1,000)
     Issuance of Common Stock of Erols
       Internet, Inc. .................    4,272,023        4,272          5,803            --              --            10,075
   Issuance of Common Stock ...........    1,314,469        1,314      2,757,186            --              --         2,758,500
   Compensatory stock options .........         --           --          364,250        (364,250)           --              --
   Net loss ...........................         --           --             --              --       (16,640,853)    (16,640,853)
                                           ---------    ---------   ------------    ------------    ------------    ------------
Balance at December 31, 1996 ..........    5,586,492        5,586      3,127,239        (364,250)    (17,659,127)    (14,890,552)
   Issuance of Common Stock ...........      250,287          251        938,849            --              --           939,100
   Compensatory stock options .........         --           --             --           161,889            --           161,889
   Net loss ...........................         --           --             --              --       (19,872,633)    (19,872,633)
                                           ---------    ---------   ------------    ------------    ------------    ------------
Balance at December 31, 1997 ..........    5,836,779       $5,837     $4,066,088       $(202,361)   $(37,531,760)   $(33,662,196)
                                           =========    =========   ============    ============    ============    ============




                             See accompanying notes


                              EROLS INTERNET, INC.

                            STATEMENTS OF CASH FLOWS


                                                            Period from
                                                           August 1, 1995
                                                           (Inception) to        Year ended December 31,
                                                           December 31,   ------------------------------
                                                                1995           1996             1997
                                                          --------------- -------------   --------------
OPERATING ACTIVITIES
Net loss ..............................................    $(1,018,274)   $(16,640,853)   $(19,872,633)
Adjustments to reconcile net loss to net cash (used in)
   provided by operating activities:
      Depreciation and amortization ...................         16,741       2,013,967       6,360,573
      Allowance for doubtful accounts .................           --            42,000         119,000
      Gain related to sale-leaseback transactions .....                                        (42,444)
      Stock and stock option compensation expense .....           --              --           161,889
      Changes in operating assets and liabilities:
        Accounts receivable ...........................        (14,764)       (260,744)       (450,115)
        Prepaid expenses and other current assets .....           --           (21,815)          1,862
        Restricted cash ...............................           --          (850,166)        (43,187)
        Deposits ......................................           --           (63,321)       (332,390)
        Accounts payable ..............................         92,400       9,880,859      (1,322,155)
        Accrued expenses ..............................         29,241         557,633         817,296
        Unearned revenues .............................        743,496      15,614,296      18,131,695
        Deferred rent .................................         68,105          52,506          13,765
                                                           -----------    ------------    ------------
Net cash (used in) provided by operating activities ...        (83,055)     10,324,362       3,543,156
INVESTING ACTIVITIES
   Purchases of property and equipment ................       (416,945)    (10,174,143)    (11,350,440)
   Proceeds from disposal of property and equipment ...           --              --            12,172
   Advance under note receivable from related parties .           --          (350,000)           --
                                                           -----------    ------------    ------------
Net cash used in investing activities .................       (416,945)    (10,524,143)    (11,338,268)
FINANCING ACTIVITIES
   Proceeds from notes payable to bank ................        500,000         700,000         600,000
   Proceeds from notes payable to related party .......           --              --         5,000,000
   Payments of notes payable to bank ..................           --          (500,000)       (600,000)
   Payments on obligations under capital leases .......           --          (227,937)       (581,127)
Net proceeds from issuance of Common Stock ............           --         2,768,575         939,100
                                                           -----------    ------------    ------------
Net cash provided by financing activities .............        500,000       2,740,638       5,357,973
                                                           -----------    ------------    ------------
Net increase (decrease) in cash and cash equivalents ..           --         2,540,857      (2,437,139)
Cash and cash equivalents at beginning of period ......           --              --         2,540,857
                                                           -----------    ------------    ------------
Cash and cash equivalents at end of period ............    $      --      $  2,540,857    $    103,718
                                                           ===========    ============    ============
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid .........................................    $     1,545    $    159,196    $    281,085
                                                           ===========    ============    ============

                             See accompanying notes



                              EROLS INTERNET, INC.

                    NOTES TO FINANCIAL STATEMENTS (continued)

1.       Organization

     Erols Internet, Inc. (the "Company") began operations on August 1, 1995 as a division of OEO, Inc., which changed its name to Erols Internet, Inc. on December 2, 1996. The Company is an Internet service provider ("ISP"), offering a combination of low priced, high quality Internet access in targeted markets located throughout the corridor stretching from Massachusetts to Virginia.

     From its inception on August 1, 1995 through December 2, 1996, the Company operated as a division of OEO, Inc., a company that had two divisions consisting of the Company's ISP operations and a computer, television and video cassette recorder repair division. On December 2, 1996, OEO, Inc. reincorporated in the State of Delaware and changed its name to Erols Internet, Inc. Shortly thereafter, on December 28, 1996, the assets and liabilities of the computer, television and video cassette recorder repair division were spun-off to a newly formed Virginia corporation named Erol's Computer & TV/VCR, Inc.

     The financial statements of Erols Internet, Inc. as of and for the five month period ended December 31, 1995 have been prepared on the basis that Erols Internet, Inc. operated as a division of OEO, Inc. and accordingly, there are no equity accounts such as common stock or paid in capital related to the Internet division. The financial statements of Erols Internet, Inc. as of December 31, 1996 have been prepared on the basis that Erols Internet, Inc. operated as a separately incorporated company and accordingly, reflect the shares of Common Stock issued to the former stockholder of OEO, Inc. as a result of the reincorporation and recapitalization of Erols Internet, Inc. Additionally, the statements of operations for the period from August 1, 1995 (inception) to December 31, 1995 and for the period from January 1, 1996 to December 28, 1996 have been prepared from the historical books and records of the Internet division and include all amounts directly attributable and identifiable to the Internet business as well as indirect expenses, such as physical operating costs and management salaries. The physical operating costs and management salaries were charged based on square feet and hours attributable to the Internet business, respectively.

     The Company has experienced operating losses since its inception as a result of efforts to build its network infrastructure, increase internal staffing, develop its systems and expand into new markets. The Company expects to continue to focus on increasing its subscriber base and geographic coverage. Accordingly, the Company expects its cost and operating expenses and capital expenditures to continue to increase significantly, all of which will have a negative impact on short-term operating results. The online services and Internet markets are highly competitive. The Company believes that existing competitors, Internet-based services, Internet service providers, Internet directory services and telecommunication companies are likely to enhance their service offerings resulting in greater competition for the Company. The competitive conditions could have the following effects: require additional pricing programs, increase spending on marketing, limit the Company's ability to expand its subscriber base and result in increase attrition in the existing subscriber base. There can be no assurance that growth in the Company's revenues or subscriber base will continue or that the Company will be able to achieve or sustain profitability or positive cash flow.

2.       Summary of Significant Accounting Policies

Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. On December 31, 1997, the Company had purchased $5,125,000 of U.S. Government securities under agreements to resell on January 1, 1998. Due to the short-term nature of the agreements, the Company did not take possession of the securities which were held by the Company's asset managers. The market value of the securities approximated the carrying amount at December 31, 1997.

Restricted Cash

     Certain capital lease agreements generally require the Company to maintain restricted cash deposit accounts with a bank which amounted to $850,166 and $893,353 as of December 31, 1996 and 1997, respectively.

Impairment of Long-Lived Assets

     At each balance sheet date, management determines whether any property and equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of." The Company made no adjustments to the carrying values of the assets during the period from August 1, 1995 (inception) to December 31, 1995 and during the years ended December 31, 1996 and 1997.

Stock Compensation

     The Company accounts for its stock-based compensation in accordance with APB No. 25 "Accounting for Stock Issued to Employees" ("APB 25") using the intrinsic value method. The Company has made pro forma disclosures required by SFAS No. 123 "Accounting for Stock Based Compensation" ("SFAS 123") using the fair value method.

Revenue Recognition

     The Company recognizes Internet access revenue when the services are provided. During the period from August 1, 1995 (inception) to December 31, 1995 and the years ended December 31, 1996 and 1997, the Company offered one, two and three year contracts for Internet access that are generally paid for in advance by customers. The Company has deferred recognizing revenue on these advance payments and amortizes the amounts to revenue on a straight-line basis as the services are provided.

     The Company allows for cancellations of up to thirty days after service is initiated for a full refund. Any cancellations in the period subsequent to the first thirty days of service are refunded on a pro-rata schedule. The Company reviews its history of cancellations periodically and, when appropriate, records a reserve for estimated amount of returns.

     The Company recognizes web page hosting revenues when the services are rendered. During the year ended 1997, the Company offered monthly and one year contracts to host customers' web pages. The revenues related to these contracts were recognized on the straight line basis over the term of the contract. Revenues from internet classes and product sales are recognized as the service is performed or product shipped.

Costs of Revenues

     Cost of dial access revenues primarily consists of telecommunication expenses inherent in the network infrastructure. Cost of dial access revenues also includes fees paid for lease of the Company's backbone, as well as license fees for Web browser software based on a per user charge, other license fees paid to third-party software vendors, product costs, and contractor fees for distribution of software to new subscribers.

Advertising Costs

     All advertising and promotion costs are expensed as incurred. During the period from August 1, 1995 (inception) to December 31, 1995 and for the years ended December 31, 1996 and 1997, the Company expensed $121,451, $6,530,877 and $12,267,445, respectively, as advertising costs.

Income Taxes

     Prior to December 28, 1996, the Internet Business operated as a division of OEO, Inc. and accordingly, a consolidated tax return for OEO, Inc. was filed. Since OEO, Inc. generated consolidated net losses for the period from August 1, 1995 to December 28, 1996, no provision for income taxes would have been recorded for the consolidated company and, as such, no additional disclosure has been made as to the Internet division's portion of the net losses for tax purposes. In connection with the reincorporation of OEO, Inc. and the spin-off of Erol's Computer & TV/VCR, Inc., the provision for income taxes and the resulting deferred tax asset (see Note 8) for the Company using the liability method was calculated for the period December 2, 1996 through December 31, 1996. There was no provision for income taxes required for this period.

Financial Instruments and Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, restricted cash and accounts receivable. The cash and restricted cash are held by a high credit quality financial institution. For accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for credit losses, and such losses have been within management's expectations. The concentration of credit risk is mitigated by the large customer base. The carrying amount of the receivables approximates their fair value.

Sources of Supplies

     The Company relies on local telephone companies and other companies to provide data communications. Although management feels alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results. Although the Company attempts to maintain multiple vendors for each required product, its modems, terminal servers, and high-performance routers, which are important components of its network, are currently acquired from two sources. In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it builds out its network infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, which would affect operating results adversely.

Recent Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Comprehensive Income", which is required to be adopted for the year ended December 31, 1998. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the Statements of Stockholders' Deficit. The Company will be required to restate earlier periods provided for comparative purposes. The disclosure for comprehensive income is not expected to be material.

3.       Property and Equipment

     Property and equipment, including leasehold improvements, are stated at cost. Depreciation is calculated using the straight-line method over estimated useful lives ranging between three and seven years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life.

     Property and equipment consisted of the following:

                                                            December 31,
                                                     ---------------------------
                                                         1996            1997
                                                     -----------     -----------
Computer equipment .............................     $11,570,218     $24,517,954
Furniture, fixtures, and office equipment ......         721,218       1,378,768
Leasehold improvements .........................         238,604         335,528
                                                     -----------     -----------
                                                      12,530,040      26,232,250
Less accumulated depreciation ..................       2,030,708       8,391,281
                                                     -----------     -----------
                                                     $10,499,332     $17,840,969
                                                     ===========     ===========

4.   Notes Payable

     Pursuant to a promissory note agreement dated December 20, 1995, the Company owed $500,000 to a financial institution as of December 31, 1995. The loan bore interest at an annual rate of 1.5% plus prime rate (10% at December 31, 1995). Prior to the repayment of the loan balance, the loan was collateralized by certain assets of the Company and was guaranteed by an officer and stockholder of the Company. During 1996, the Company repaid the balance of the note plus unpaid interest totaling $16,131.

     As of December 31, 1996 and 1997, the Company had a short-term line of credit arrangement with a bank which allowed for aggregate borrowings up to $700,000. As of December 31, 1996 and 1997, $700,000 was outstanding under this arrangement. The line of credit bears interest at the bank prime rate plus 1-1/2% per annum (10% as of December 31, 1997). As of December 31, 1996 and 1997, the Company has accrued $2,051 and $7,158, respectively, of interest related to this line of credit. The note is due on September 25, 1998. The line of credit is personally guaranteed by an officer and stockholder of the Company. See Note 6.

     During December 1997, the Company entered into a subordinated revolving line of credit agreement, with a maximum borrowing amount of $5,000,000, and a $5,000,000 subordinated note payable agreement with a stockholder. The Company received the proceeds from the $5,000,000 note payable in December 1997 and utilized the proceeds to repay certain accounts payable. The subordinated revolving line of credit and note payable bear interest at a fluctuating rate equal to the greater of 11% per annum or 4-1/2 per annum over the prime rate. The subordinated revolving line of credit agreement provides for an unused facility fee equal to 1/2% of the difference between the average daily balance outstanding and the $5,000,000 maximum borrowing amount, payable quarterly. The revolving line of credit and the note payable are secured by certain assets of the Company. The balance of the note payable, as well as any outstanding borrowings under the line of credit facility, are due upon the acquisition of more than 50% of the Company's outstanding Common Stock or the sale in an underwritten public offering of debt or equity securities issued by the Company.

5.   Commitments

Operating Leases

     The Company leases office space and various office and computer equipment under non-cancelable operating lease agreements. The leases generally provide for renewal terms and the Company is required to pay a portion of the common areas' expenses including maintenance, real estate taxes and other expenses. Rent expense for the period from August 1, 1995 (inception) to December 31, 1995 and for the years ended December 31, 1996 and 1997, was $12,601, $843,615 and $2,236,183, respectively. The Company is also required to pay additional rent based on certain percentages of revenues recorded by the various stores (kiosks) when the revenues exceed certain predetermined amounts. The Company has not incurred any significant additional rent charges to date.

     As of December 31, 1997, payments due under non-cancelable operating leases are as follows:

          1998................................    $   1,301,609
          1999................................          914,082
          2000................................          578,203
          2001................................          461,561
          2002................................          314,831
                                                ---------------
                                                  $   3,570,286
                                                ===============

Capital Leases

     The Company leases certain office and computer equipment as a result of sales-leaseback agreements, which will be accounted for as capital leases. The Company recorded approximately $192,000 of deferred gain related to the difference between the sale price of the equipment and present value of the minimum lease payments. The Company will amortize the deferred gain to other income over the lease term. Computer equipment held under capital leases at December 31, 1996 and 1997 amounted to $1,956,407 and $4,320,349, respectively. Accumulated amortization related to this equipment amounted to $480,384 and $1,329,551 at December 31, 1996 and 1997, respectively. Amortization related to capital leased equipment is included in depreciation and amortization expense. The non-cash portion of these transactions has been excluded from the Statements of Cash Flows.

     As of December 31, 1997, future minimum lease payments under the capital leases are as follows:


1998...............................................    $    1,805,933
1999...............................................         1,487,236
2000...............................................           536,826
                                                     ----------------
                                                            3,829,995
Less interest......................................          (511,268)
                                                     ----------------
Present value of net minimum payments..............         3,318,727
Less current portion...............................         1,466,701
                                                     ----------------
                                                       $    1,852,026
                                                     ================

Letters of Credit

     During 1996 and 1997, in connection with capital lease agreements, the Company obtained several letters of credit with a financial institution in the amounts of the lease obligations. As collateral for these letters of credit, the financial institution required that the Company invest certain amounts in certificate of deposits at the financial institution. The total amount of cash restricted in connection with these letters of credit is approximately $905,000 and $837,000 at December 31, 1996 and 1997, respectively. The certificates of deposit bear interest at a rate of 4.7%, mature in one year and are renewable at the option of the financial institution. The letters of credit expire in 1998 and will be automatically renewed, subject to certain withdrawal privileges by the Company, by the financial institution for an additional one year period for each year under which the capital lease obligations are outstanding.

Employment Agreements

     During 1996 and 1997, the Company executed employment agreements with certain key executives under which the Company is required to pay the following base salaries annually over the next two years:


1998......................................     $      840,000
1999......................................            225,000
                                             ----------------
                                               $    1,065,000
                                             ================


Other Commitments

     Effective January 31, 1997, the Company entered into an ISP License Agreement with a vendor. The Company agreed to license a minimum of 1,000,000 software mailbox products in exchange for $3,000,000, which is to be paid in quarterly installments over the next three years. After exceeding the 1,000,000 software mail box products, the Company may license additional mailbox products for a fee of $3.00 per mailbox.

6.   Related Party Transactions

     Since inception, the Company has shared common facilities and operating costs such as executive management salaries, accounting, supplies, marketing, etc., with Erol's Computer & TV/VCR, Inc. (the "Affiliated Company") which shares common ownership with the Company. During the period from August 1, 1995 (inception) to December 31, 1995 and the years ended December 31, 1996 and 1997, $11,530, $721,557 and $0 were charged to operations related to shared facilities and operating costs, respectively.

     The Company executed a promissory note agreement with an Individual (the "Individual"), an officer and stockholder of the Company, and the Affiliated Company, whereby the Company agreed to loan $350,000 to the Individual and the Affiliated Company. The note bears annual interest at a rate equivalent to the federal rate, defined by the Internal Revenue Code. The balance of the note plus compounded interest will become due to the Company three weeks after the date on which the short-term line of credit arrangement expires and the Individual has been released as a guarantor of the line of credit arrangement with the bank.

     Since inception in August 1995 through December 31, 1996, Erols Internet paid certain expenses related to the Affiliated Company on behalf of the Affiliated Company. These expenses amounted to $658,422 and $1,645,511 during the period from August 1, 1995 (inception) to December 31, 1995 and during the year ended December 31, 1996, respectively. Since there is no intention to repay these amounts to the Company, the Company has written off the receivable and has included the amount in other expense in the Statements of Operations.

     Effective January 1, 1997, the Company entered into a five year management agreement with Erol's Computer & VCR (the "Affiliated Company"). Pursuant to this agreement, the Company will provide office space, general and administrative services, sales services and print advertising services to the Affiliated Company in exchange for a management fee. The management fee is based on actual direct labor charges to the Affiliated Company and an allocation of facilities costs based on square feet used by the Affiliated Company. During the year ended December 31, 1997, the management fee amounted to $58,784. The $58,784 is included in accounts receivable as of December 31, 1997. During December 1997, the parties agreed to terminate the agreement effective December 31, 1997.

     The Company purchased computer equipment for resale and internal use from the Affiliated Company. During the year ended December 31, 1997, purchases amounted to $532,714.

7.   Stockholders' Deficit

Equity transactions

     During 1995, the Company operated as a division of OEO, Inc. and accordingly, had no Common Stock outstanding. During 1996, as a part of the reorganization, the sole common stockholder was issued 4,272,023 shares of voting Common Stock, par value $0.001 in Erols Internet, Inc.

     In December 1996, the Company completed a private placement to raise total proceeds of approximately $3,000,000 from an outside investor (the "Minority Stockholder"). The Company sold 1,314,469 shares of voting Common Stock at $2.29 per share.

     In May 1997, the Company completed a private placement to raise total proceeds of approximately $500,000 from the Minority Stockholder. The Company sold 131,447 shares of voting Common Stock at $3.80 per share.

     In September 1997, the Company completed a private placement to raise total proceeds of approximately $500,000 from the Minority Stockholder. The Company sold 114,600 shares of voting Common Stock at $4.36 per share.

     On December 4, 1997, the Board of Directors and stockholders of the Company approved a 1 for 2.3583672 reverse stock split of the Company's $0.001 par value voting Common Stock, which became effective on December 5, 1997. In addition, the Company eliminated the authorized non-voting Common Stock. All references in the accompanying financial statements to the number of shares of Common Stock and per-share amounts have been restated to reflect these transactions.

Stock Option Plan

     During 1996, the Company adopted a stock option plan (the "Option Plan") which permits the Company to grant up to 657,234 voting Common Stock options to employees, board members and others who contribute materially to the success of the Company. During 1997, the Company increased the number of options available for grant under the plan to 826,843. Stock options are generally granted at prices which the Company's Board of Directors believes approximates the fair market value of its Common Stock at the date of grant. Individual grants generally become exercisable ratably over a period of three years from the date of hire. The contractual term of the options is ten years from the date of grant.

     In December 1996, the Company issued 328,617 options to a certain officer at an exercise price of $1.18 which was considered to be below fair market value at the time of the option grant. Accordingly, the Company recorded deferred stock compensation of $364,250 which will be amortized to expense over the vesting period of three years beginning in January 1997, of which $161,889 was recognized as expense during 1997.


     Common stock option activity was as follows:

                                               Year ended December 31,
                                             1996                   1997
                                      -------------------  ---------------------
                                                Weighted                Weighted
                                       Number    Average                 Average
                                         of     Exercise                Exercise
                                       Shares    Price        Shares     Price
                                      -------   --------   ----------  ---------
Outstanding at beginning of year ....      --     $  --      455,823    $ 1.49
Options granted ..................... 455,823      1.49      675,611      3.04
Options exercised ...................      --        --       (4,240)     3.32
Options canceled or expired .........      --        --      (75,333)     2.29
                                      -------     -----    ---------    ------
Outstanding at end of year .......... 455,823     $1.49    1,051,861    $ 2.42
                                      =======     =====    =========    ======
Exercisable at year-end .............      --     $  --      264,278    $ 1.91
                                      =======     =====    =========    ======


     As of December 31, 1997, there were 95,119 options available for future grants under the Option Plan.

     The following table summarizes information about fixed-price stock options outstanding at December 31, 1997:


                                                            Options Outstanding                 Options Exercisable
                                                 -----------------------------------------  -----------------------------
                                                     Number         Average     Weighted-       Number       Weighted-
                                                 Outstanding at    Remaining     Average    Exercisable at    Average
                                                  December 31,    Contractual    Exercise    December 31,    Exercise
Range of Exercise Prices                              1997            Life         Price         1997          Price
------------------------                         ------------------------------------------------------------------------
Lss than $2.30.................................    784,238        9.0           $ 1.82      253,332           $ 1.81
$2.30 - $4.75...................................    267,623       9.0             4.18       10,946             4.17
                                                  ---------                       ----      -------             ----
$1.18 - $4.55...................................  1,051,861                       2.42      264,278             1.91
                                                  =========                    =======      =======           ======


     Had compensation expense related to the stock option plan been determined based on the fair value at the grant date for options granted during the period from August 1, 1995 to December 31, 1995 and for the years ended December 31, 1996 and 1997 consistent with the provisions of SFAS 123, the Company's net loss would have been as follows:



                               Period from
                              August 1, 1995
                              (inception) to        Years Ended December 31,
                               December 31,
                                  1995             1996              1997
                            --------------  ---------------   ----------------


Net loss--pro forma......... $ (1,018,274)   $ (16,690,399)   $ (20,086,156)
                             ============    =============    =============


     The effect of applying SFAS 123 on 1995, 1996 and 1997 pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing fair value model with the following weighted-average assumptions used for grants in 1996 and 1997: dividend yield of 0%, expected volatility of 70%; risk-free interest rate of 6.5%; and expected terms from 3 to 4 years. The weighted average fair values of the options granted in 1996 and 1997 with a stock price equal to the exercise price is $1.31 and $1.79, respectively. The weighted average fair value of the options granted in 1996 with a stock price greater than the exercise price in 1996 is $0.38.

Reserve for Issuance

     As of December 31, 1997, the Company had reserved 11,151,220, respectively, shares of non-voting common stock, preferred stock and voting Common Stock options.

8.   Income Taxes

     Net deferred income tax assets are as follows:

                                                  December 31,
                                      -------------------------------
                                             1996             1997
                                      --------------   --------------
Unearned revenue                      $    1,307,553   $    7,766,210
Operating loss carryforwards               1,913,864        2,793,213
Provision for bad debts                       15,960           61,305
Accrued vacation                                  --           50,005
Deferred rent                                     --           51,009
Stock options                                     --           61,452
Depreciation                                (228,000)        (267,131)
                                      --------------   --------------
Deferred tax assets                        3,009,377       10,516,063
Valuation allowance                       (3,009,377)     (10,516,063)
                                      --------------   --------------
Net deferred tax assets               $           --   $           --
                                      ==============   ==============


     At December 31, 1997, the Company has net operating loss carryforwards amounting to approximately $7,358,305. Operating loss carryforwards expire in 2010 and 2011.

9.   Contingencies

     On September 1, 1997, a motion for judgment was filed against the Company in Virginia state court by the Company's former Vice President, Marketing. The motion for judgment alleges breach of contract and wrongful termination and seeks punitive and compensatory damages of approximately $1,000,000. Additionally, the Company's former Vice President, Marketing seeks to exercise certain stock options. Discovery has just been initiated and, therefore, it is premature to reach an opinion on liability or the extent of exposure. However, the Company believes that it has a meritorious defense and is conducting a vigorous defense. The Company doesn't believe that the conclusion of this matter will materially affect the Company's financial position or results of operations.

10.  Subsequent Event

     On January 21, 1998, the Company entered into an Agreement and Plan of Merger with RCN Corporation ("RCN"). In the transaction, RCN will issue common stock and replacement stock options valued at $48,500,000 and pay $35,000,000 in cash, including the assumption and repayment of the $5,700,000 note payable, in exchange for all of the outstanding equity securities of Erols Internet, Inc. The Agreement and Plan of Merger was closed on February 20, 1998.

     In conjunction with the merger agreement with RCN, certain outstanding options held by two employees of the Company became fully vested. Additionally, all outstanding options held by non-employees will fully vest and be repurchased by the Company at a price equal to the difference between $14 and the option exercise price multiplied by the number of outstanding options.



                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Lancit Media Entertainment, Ltd.


               We have audited the accompanying consolidated balance sheet of Lancit Media Entertainment, Ltd. and Subsidiaries (the "Company") as of June 30, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

               We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

               In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lancit Media Entertainment, Ltd. and Subsidiaries at June 30, 1997, and the consolidated results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

               The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses in each of the last two fiscal years and as more fully described in Note 2, the Company anticipates that additional funding will be necessary to sustain the Company's operations through the fiscal year ending June 30, 1998. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                             /s/ ERNST & YOUNG, LLP
                                             ---------------------------------
                                             Ernst & Young, LLP
                                             Certified Public Accountants

New York, New York
October 13, 1997



                         INDEPENDENT AUDITORS' REPORT



To The Stockholders and Board of Directors of
Lancit Media Productions, Ltd.


               We have audited the accompanying consolidated balance sheet of Lancit Media Productions, Ltd. and Subsidiaries as of June 30, 1996
and the related statements of operations, stockholders' equity and cash flows for the years ended June 30, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

               We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

               In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lancit Media Productions, Ltd. and Subsidiaries as of June 30, 1996 and the results of its operations and cash flows for each of the years ended June 30, 1996 and 1995 in conformity with generally accepted accounting principles.


                                   /s/ FELDMAN SHERB EHRLICH & CO., P.C.
                                   ------------------------------------------
                                   Certified Public Accountants
                                   (Formerly Feldman  Radin  & Co., P.C.)

New York, New York
August 28, 1996


               LANCIT MEDIA ENTERTAINMENT, LTD. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                                                                                            June 30,
                                                                                ------------------------------
                                                                                    1997               1996
                                                                                ------------       -----------
                                                    ASSETS
                                                    ------
CURRENT ASSETS:
 Cash and cash equivalents.................................................     $  4,461,627       $ 3,358,230
 Accounts receivable, net..................................................        1,698,250         2,683,433
 Film and program costs, net...............................................        1,718,526         5,527,106
 Prepaid expenses..........................................................          270,215           268,175
                                                                                ------------       -----------
TOTAL CURRENT ASSETS.......................................................        8,148,618        11,836,944
ACCOUNTS RECEIVABLE - NON-CURRENT..........................................          211,500         1,378,078
FIXED ASSETS, NET..........................................................          525,530           832,606
GOODWILL, NET..............................................................          263,302           279,754
DEPOSITS...................................................................           50,363            60,784
                                                                                ------------       -----------
TOTAL ASSETS...............................................................     $  9,199,313       $14,388,166
                                                                                ============       ===========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY
                                     ------------------------------------
CURRENT LIABILITIES:
 Accounts payable and accrued expenses                                          $  2,116,028       $   732,158
 Participations payable                                                            1,342,702         1,199,991
 Deferred revenue..........................................................        1,009,413         1,651,279
                                                                                ------------       -----------
TOTAL CURRENT LIABILITIES..................................................        4,468,143         3,583,428
PARTICIPATIONS PAYABLE - NON-CURRENT.......................................           88,009           598,461
DEFERRED REVENUE - NON-CURRENT.............................................          317,620           828,713
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST..........................................................          195,360            94,056
STOCKHOLDERS' EQUITY:
 Common stock, $.001 par value, authorized - 15,000,000 shares;
   issued and outstanding - 6,634,750 shares at June 30, 1997 and
   6,187,634 shares at June 30, 1996.......................................            6,635             6,188
 Additional paid-in capital................................................       17,504,536        12,579,402
 Accumulated deficit.......................................................      (13,380,990)       (3,302,082)
                                                                                ------------       -----------

TOTAL STOCKHOLDERS' EQUITY.................................................        4,130,181         9,283,508

                                                                                ------------       -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.................................     $  9,199,313       $14,388,166
                                                                                ============       ===========


               LANCIT MEDIA ENTERTAINMENT, LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                    Year ended June 30,
                                                                     -------------------------------------------------
                                                                           1997              1996              1995
                                                                     -------------       -----------       -----------

REVENUES:
 Production and royalties.......................................     $   1,943,807       $ 6,812,975       $15,532,607
 Licensing agent fees...........................................         1,208,250         2,248,238         2,349,872
                                                                     -------------       -----------       -----------
                                                                         3,152,057         9,061,213        17,882,479
                                                                     -------------       -----------       -----------

OPERATING EXPENSES:
 Production and royalties.......................................         3,026,577         6,580,666        13,550,150
 Licensing agent - direct costs.................................           809,823         1,175,699         1,184,345
 General and administrative.....................................         4,073,089         2,438,471         2,168,827
 Write-downs related to projects and restructuring charge.......         5,456,180         2,650,000               --
                                                                     -------------       -----------       -----------

                                                                        13,365,669        12,844,836        16,903,322
                                                                     -------------       -----------       -----------

INCOME (LOSS) FROM OPERATIONS...................................       (10,213,612)       (3,783,623)          979,157

INTEREST INCOME - NET...........................................           255,508           276,570           506,316
                                                                     -------------       -----------       -----------

INCOME (LOSS) BEFORE PROVISION FOR INCOME
 TAXES AND MINORITY INTEREST....................................        (9,958,104)       (3,507,053)        1,485,473

PROVISION FOR INCOME TAXES - CURRENT............................           (19,500)          (87,900)          (38,000)

MINORITY INTEREST...............................................          (101,304)         (105,760)         (199,974)
                                                                     -------------       -----------       -----------

NET INCOME (LOSS)...............................................     $ (10,078,908)      $(3,700,713)      $ 1,247,499
                                                                     =============       ===========       ===========

Basic income (loss) per common share............................     $       (1.54)      $     (0.60)      $      0.20
                                                                     =============       ===========       ===========

Basic weighted average shares used in computation...............         6,538,851         6,177,051         6,127,551
                                                                     =============       ===========       ===========

Diluted income (loss) per common share..........................     $       (1.54)      $     (0.60)      $      0.20
                                                                     =============       ===========       ===========

Diluted weighted average shares used in computation.............         6,538,851         6,177,051         6,365,741
                                                                     =============       ===========       ===========





                                        See notes to consolidated financial statements.




               LANCIT MEDIA ENTERTAINMENT, LTD. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                      Retained
                                            Common Stock           Additional         Earnings             Total
                                       ---------------------        Paid-in         (Accumulated       Stockholders'
                                        Shares        Amount        Capital           Deficit)            Equity
                                       ---------      ------      -----------      ------------       -------------
BALANCE - June 30, 1994..........      6,101,634      $6,102      $12,401,247      $   (848,868)       $ 11,558,481
 Shares issued in connection
   with exercise of options
   and warrants (net of
   expenses).....................         56,000          56          165,059               --              165,115
 Net income......................            --          --               --          1,247,499           1,247,499
                                       ---------      ------      -----------      ------------        ------------
BALANCE - June 30, 1995..........      6,157,634       6,158       12,566,306           398,631          12,971,095
 Shares issued in connection
   with exercise of options
   (net of expenses).............         30,000          30           13,096               --               13,126
 Net loss........................            --          --               --         (3,700,713)         (3,700,713)
                                       ---------      ------      -----------      ------------        ------------

BALANCE - June 30, 1996..........      6,187,634       6,188       12,579,402        (3,302,082)          9,283,508

 Shares issued in connection
   with exercise of options
   (net of expenses).............          9,000           9           16,241               --               16,250
 Shares issued in connection
   with investment by
   Discovery
   Communications, Inc. (net
   of expenses)..................        438,116         438        4,698,893               --            4,699,331
 Warrants issued in exchange
   for consulting services
   rendered......................            --          --           210,000               --              210,000
 Net loss........................            --          --               --        (10,078,908)        (10,078,908)
                                       ---------      ------      -----------      ------------        ------------

BALANCE - June 30, 1997..........      6,634,750      $6,635      $17,504,536      $(13,380,990)       $  4,130,181
                                       =========      ======      ===========      ============        ============



                                        See notes to consolidated financial statements.

               LANCIT MEDIA ENTERTAINMENT, LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                 Year ended June 30,
                                                                    ------------------------------------------------
                                                                         1997              1996             1995
                                                                    -------------      ------------     ------------
CASH FLOW FROM OPERATING ACTIVITIES:
 Net income (loss)............................................      $(10,078,908)      $(3,700,713)     $ 1,247,499
                                                                    ------------       -----------      -----------
 Adjustments to reconcile net income (loss) to net cash
   used in operating activities:
   Amortization of film and program costs.....................         1,465,831         3,869,945        6,334,297
   Write-down related to projects ............................         5,456,180         2,500,000              --
   Depreciation and other amortization........................           378,281           407,313          348,615
   Minority interest..........................................           101,304           105,760          199,974
   Grant of warrants in exchange for services.................           210,000               --               --
 Changes in operating assets and liabilities:
   Accounts receivable - current..............................           985,183         3,128,355       (3,796,488)
   Accounts receivable - non-current..........................         1,166,578         1,227,792       (3,105,670)
   Film and program costs.....................................        (3,113,431)       (7,076,993)      (8,557,597)
   Prepaid expenses...........................................            (2,040)         (186,308)         (24,491)
   Deposits...................................................            10,421           (17,056)           2,185
   Accounts payable and accrued expenses......................         1,383,870           320,501            6,440
   Participations payable - current...........................           142,711           293,628          906,363
   Participations payable - non-current.......................          (510,452)         (341,462)       1,220,148
   Deferred revenue - current.................................          (641,866)       (3,479,961)       1,611,401
   Deferred revenue - non-current.............................          (511,093)         (938,346)         111,921
                                                                    ------------       -----------      -----------
                                                                       6,521,477          (186,832)      (4,742,902)
                                                                    ------------       -----------      -----------
CASH USED IN OPERATING ACTIVITIES.............................        (3,557,431)       (3,887,545)      (3,495,403)
                                                                    ------------       -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment...........................           (54,753)         (162,589)        (334,680)
                                                                    ------------       -----------      -----------
CASH USED IN INVESTING ACTIVITIES.............................           (54,753)         (162,589)        (334,680)
                                                                    ------------       -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Issuance of common stock in connection with DCI
   agreement..................................................         4,699,331               --               --
 Issuance of common stock in connection with
   exercise of options........................................            16,250            13,126          165,115
                                                                    ------------       -----------      -----------
CASH PROVIDED BY FINANCING ACTIVITIES.........................         4,715,581            13,126          165,115
                                                                    ------------       -----------      -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS..................................................         1,103,397        (4,037,008)      (3,664,968)
CASH AND CASH EQUIVALENTS - beginning of year.................         3,358,230         7,395,238       11,060,206
                                                                    ------------       -----------      -----------
CASH AND CASH EQUIVALENTS - end of year.......................      $  4,461,627       $ 3,358,230      $ 7,395,238
                                                                    ============       ===========      ===========

CASH PAID DURING THE YEAR FOR:
 Income taxes.................................................      $     52,058       $    35,867      $    14,684
                                                                    ============       ===========      ===========



                                 See notes to consolidated financial statements

               LANCIT MEDIA ENTERTAINMENT, LTD. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


               Lancit Media Entertainment, Ltd. and Subsidiaries (the "Company") includes Lancit Media Entertainment, Ltd. ("Lancit"), its wholly-owned subsidiaries Frame Accurate, Inc. ("Frame"), Lancit Copyright Corp. ("LCC"), and The Strategy Licensing Company, Inc. ("Strategy") (see Note
13).

               Lancit creates, acquires, develops and produces high-quality children's "edutainment" and family programming.

               Frame is a provider of post-production services which include personnel, facilities, graphics and dubbing, as well as other editing and finishing services.

               LCC was formed to own and administer various copyrights created by the Company and currently administers all of the music publishing interests which the Company retains with respect to the music sound tracks for both The Puzzle Place and Backyard Safari, as well as for other productions created by the Company.

               Strategy is a merchandise licensing and promotions company that performs licensing agent functions for properties and characters owned by various copyright holders, including Strategy affiliates. Strategy is the majority partner in The Puzzle Place Marketing Company, a joint venture with Community Television of Southern California ("KCET").

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   A. Basis of Presentation - The consolidated financial statements include the accounts of Lancit, Frame, LCC and Strategy. All material intercompany accounts and transactions have been eliminated.

   B. Cash and Cash Equivalents - The Company considers to be cash equivalents all highly liquid temporary cash investments with an original maturity of three months or less when purchased.

   C. Accounts Receivable - Accounts receivable consists primarily of amounts to be received from minimum contractual royalties and underwriting agreements. Amounts to be received from minimum contractual royalties result from the copyright holder entering into agreements with licensees whereby the Company has licensed the right, during a specified term, to utilize the copyright holders' copyright. Such amounts are due no later than the conclusion of specified time periods which, for the most part, occur within the next twenty-four months after entering into an agreement. Amounts to be received from existing underwriting agreements are due mostly within the next fiscal year.

   D. Film and Program Costs - Film and program costs ("project costs"), which include acquisition and development costs (such as story rights, scenarios and scripts), production costs (including salaries and costs of talent), production overhead and post-production costs, are stated at the lower of cost less accumulated amortization or net realizable value and are deferred and amortized under the "individual film forecast method" as required by Statement of Financial Accounting Standards No. 53, "Financial Reporting by Producers and Distributors of Motion Picture Films" ("SFAS 53"). Film and program costs are re-evaluated, on a project-by-project basis, in each reporting period and, when necessary, are written down to net realizable value (See Note 12).

   E. Fixed Assets - Fixed assets are stated at cost. Depreciation on production and office equipment is provided for using the straight-line method over the estimated useful life of the related asset. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

   F. Goodwill - Goodwill resulting from business acquisitions represents the remaining unamortized value of the excess of the acquisition costs over the fair value of the net assets of the business acquired. Goodwill is amortized on the straight-line basis over a period not to exceed 20 years. The
   Company periodically reviews the recoverability of its goodwill. Any impairment is charged to expense when such determination is made. Accumulated amortization at June 30, 1997 and 1996 was $64,496 and $48,044, respectively.

   G. Participations Payable - Participations payable represent the amount due for profit participations and residuals. The participation amounts are recorded when the revenue which gives rise to such participations is recognized. Participants are paid when the actual cash is received and when the entitled payees have been identified.

   H. Deferred Revenue - Deferred revenue consists of licensing agent fees remaining to be recognized based on guaranteed royalties, as well as production funding received but not yet recognized as revenues based on percentage of completion. The fees from guaranteed royalties are recognized as revenue over a period which is no longer than the term of each individual license agreement. In addition, any royalty amounts received as advances by the Company as copyright holder are deferred and recognized as revenues when all obligations and commitments associated with such contracts have been met.

   I. Net Income (Loss) Per Share - The Company has adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share". Basic earnings (loss) per share is computed based on net income (loss) divided by the weighted average shares of common stock outstanding during the period.

   J. Revenue Recognition - Revenues are primarily derived from the following sources:

       (a) (i) Production - Revenues from such activities, when performed for a third party contracting entity such as a grantor, are recognized using the percentage of completion method, recognizing revenue relative to the proportionate progress on such contracts. When producing a project subject to a commercial network presale, revenues are generally recognized when the project is available for showing or exploitation and the other requirements of SFAS 53 have been met.
           (ii) Royalties - On many of the original projects it produces, the Company retains, in varying degrees, ownership in such projects, and derives royalties from their exploitation in both primary and secondary markets worldwide. Such revenues are recognized when firm sales are reported to the Company by designated sales representatives in each market area or upon the Company meeting all commitments and obligations (which are primarily broadcast-oriented) related to the minimum contractual royalties under the licensing agreement. Such agreements generally range from two to four years. Typically, on a licensing contract, the Company does not begin to recognize additional copyright-holder related royalty revenues beyond any previously recorded minimum contractual royalty amounts until such time as the licensee has recouped that full amount. Depending on the particular licensee category and on the initial sales success of the products in that category, such recoupment period may range anywhere from one year to several years. The nature of the primary market and the order of market exploitation varies from project to project, as does the length of each project's revenue producing cycle. However, such revenue cycles typically range from two to six years.

       (b) Licensing agent fees - Revenues from such activities are derived from a negotiated percentage, with the copyright holder, of overall royalty revenue in a wide variety of categories. Licensing agent fees derived from minimum contractual royalty commitments to the copyright holder are recognized over a period which is no longer than the term covered by each individual license. Once royalties generated on sales of licensed product exceed the minimum contractual royalties provided for in such agreements, the licensing agent will record, as revenue, its entitled share of all royalties generated from that point forward, upon knowing the royalties have been earned which may be at the time of receipt.

   K. Income Taxes - The Company accounts for income taxes by the liability method as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under this method, deferred tax assets and liabilities are recognized with respect to the future tax consequences attributable to differences between the financial statement carrying values and tax bases of existing assets and liabilities and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

   L. Compensation Expense Associated with Stock Options and Stock Appreciation Rights ("SARs") - The Company's policy is to record compensation expense when stock options or SARs are granted at an exercise price which is less than the fair market value of the Company's common stock on the date of the grant. The amount recorded as compensation expense is equal to the difference between the exercise price or the measuring value, and the fair market value of the Company's common stock on the date of grant. In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 prescribes accounting and reporting standards for all stock-based compensation plans and stock appreciation rights and requires that compensation expense be recorded (i) using the new fair value method or (ii) using existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with pro forma disclosure of what net income (loss) and earnings per share would have been had the Company adopted the new fair value method. Effective July 1, 1996, the Company has adopted SFAS 123 and, as allowed by the statement, intends to continue to account for its stock-based compensation plans in accordance with the provisions of APB 25.

   M. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates.

   N. Restatement - The financial statements have been restated to reflect the effect of Statement of Financial Accounting Standards No. 128 "Earnings per Share" ("SFAS 128"). The primary elements of this standard are: (i) replacement of primary earnings per share with basic earnings per share, which eliminates the dilutive effect of options and warrants; (ii) use of an average share price in applying the treasury method to compute dilution for options and warrants for diluted earnings per share; and (iii) disclosure reconciling the numerator and denominator of earnings per share calculations.

2. CAPITAL REQUIREMENTS

               Notwithstanding the Company's cash position at June 30, 1997, the Company believes that additional funding will be necessary to sustain the Company's operations through the fourth quarter of fiscal 1998. The Company is actively seeking additional funding and has retained an investment banking firm to assist it in these efforts. Among the alternatives being considered by the Company are a sale of an interest in the Company, an acquisition of the Company, and/or strategic alliances with industry partners. The Company continues to pursue marketing efforts to generate cash from production and licensing activities and, where appropriate, may explore turning to account certain non-strategic assets. While there can be no assurance that any such transactions will be available to the Company or, if available, that they will be on terms favorable to the Company or its shareholders, the Company is devoting considerable management and other resources to these efforts.

               The Company also has taken steps to reduce, where appropriate, its operating expenses. These steps include relocating Strategy, its merchandising and licensing agent subsidiary, from Westport, Connecticut to the Company's New York City offices, and certain staff reductions.

3. ACCOUNTS RECEIVABLE

               The allowance for doubtful accounts was $530,052 and $448,175 at June 30, 1997 and 1996, respectively.

4. FIXED ASSETS

               Fixed assets consists of the following:

                                                              June 30,
                                                     -------------------------
                                                        1997           1996
                                                     ----------     ----------
Production and office equipment.................     $1,858,191     $1,826,639
Leasehold Improvements..........................        413,928        390,727
                                                     ----------     ----------
                                                      2,272,119      2,217,366
Less accumulated depreciation and amortization..      1,746,589      1,384,760
                                                     ----------     ----------
Fixed assets, net...............................     $  525,530     $  832,606
                                                     ==========     ==========


5. COMMITMENTS AND CONTINGENCIES

               A. Leases

               The Company leases facilities and office equipment under the terms of several operating leases. The major portion of these operating leases relate to the Company's four leases covering its facilities. One lease expires in April 1998, two expire in September 1998 and the fourth expires in February 1999.

               The following is a schedule of minimum future lease payments under all operating leases at June 30, 1997:


     Year Ending June 30,                                   Total
     --------------------                                 --------
           1998.....................................      $315,000
           1999.....................................       107,000
                                                          --------
                                                          $422,000
                                                          ========

               Rent expense was approximately $299,000, $296,000 and $355,000 for the years ended June 30, 1997, 1996 and 1995, respectively. Facility leases, in some cases, also provide for escalations based on increases in real estate taxes and maintenance charges.

               B. Employment Agreements

               The Company has employment agreements with seven individuals, all of whom are officers of Lancit. The agreements expire at various times through March 2000. Remaining commitments under the terms of these agreements are approximately $2,019,000.

               C. Bonus Plans

               Officers as a group, under an incentive bonus plan (the "Bonus Plan"), receive a bonus of 5% of pretax income (before bonus), for a fiscal year, provided that (i) pretax income (before bonus) for such fiscal year is at least $250,000, (ii) net income for such fiscal year exceeds net income for the prior fiscal year and (iii) net income is at least $.05 per share (adjusted for stock splits and stock dividends), on a diluted basis. No amounts were accrued under the Bonus Plan for fiscal 1997 or fiscal 1996 and $78,000 was accrued under the Bonus Plan for fiscal 1995.

               D. Production Funding

               In fiscal 1997, the Company substantially completed production on episodes 41-65 of The Puzzle Place. After taking into account the portion of the project funding expected to be contributed via existing underwriting agreements and the Company's partner on the project, KCET, the Company estimates less than $0.1 million will ultimately be required from the Company to meet the current budget needs of the project.

               The Company also substantially completed production on the initial 13 episodes of Backyard Safari, which has been funded partially through a grant from the National Science Foundation. In the event the Company were to receive no outside production funding, the Company estimates that the remaining cash outlay required for this project would be less than $0.5 million.

               E. Consulting Agreements

               The Company entered into several consulting agreements and entered into an agreement terminating its relationship with a previous consultant, during the fiscal year ended June 30, 1997. The term of the ongoing agreements are month-to-month, with cancellation notices required from one to three months in advance, with fees ranging from $5,000 to $10,000 per month. The minimum commitment under the terms of these agreements, in the aggregate, is approximately $206,000.

6. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

               For the fiscal year ended June 30, 1997, two customers accounted for 64% and 30% of total revenues from production and royalties and two customers accounted for 34% and 13% of licensing agent fees. For the fiscal year ended June 30, 1996, two customers accounted for 35% and 24% of total revenues from production and royalties and three customers accounted for 36%, 10% and 10% of licensing agent fees. For the fiscal year ended June 30, 1995, four customers accounted for 14%, 12%, 12% and 10% of total revenues from production and royalties and two customers accounted for 40% and 20% of licensing agent fees.

               Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments and trade receivables. The Company restricts placement of its temporary cash investments to financial institutions with high credit ratings and limits the amount of credit exposure with any one financial institution. At June 30, 1997, amounts receivable from three different entities accounted for 37%, 16% and 12% of the Company's total accounts receivable. At June 30, 1996, amounts receivable from three different entities accounted for 33%, 20% and 15% of the Company's total accounts receivable. Allowances are maintained, as necessary, for any potential credit losses.

7. FILM AND PROGRAM COSTS

               Components of film and program costs (net of accumulated amortization) consist of the following:

                                                         June 30,
                                                 --------------------------
                                                   1997            1996
                                                 ----------      ----------
Productions completed and released.........      $  828,905      $2,329,015
Productions completed and not released.....         376,165             --
Productions in progress....................         110,340       2,851,378
Story rights and scenarios.................         403,116         346,713
                                                 ----------      ----------
Total film and program costs, net..........      $1,718,526      $5,527,106
                                                 ==========      ==========

               Film and program costs are substantially made up of capitalized television, production, and development costs incurred by the Company. The Company capitalizes such costs and amortizes them to expense in accordance with SFAS 53, which requires the Company to use estimates to determine the future revenue-generating potential of its project which is subject to a variety of risk factors. Revenues generated by television and movie programming and related ancillary products depend in part upon general economic conditions, but are more directly affected by the viewer and retail response to the entertainment product made available to the marketplace. The estimates used are re-evaluated periodically, and such re-evaluations have, in the past, and may, in the future, require that the Company write down unamortized capitalized amounts (See Note 12).

8. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

               In July 1990, the Company adopted a stock option plan (as amended, the "1990 Plan") authorizing the issuance of options covering 200,000 shares of the Company's common stock, which, over the years has been increased to cover the issuance of up to 1,000,000 shares of the Company's common stock. Officers, directors, consultants and employees are eligible to participate in the 1990 Plan and to receive non-qualified or, to the extent allowable, incentive stock options pursuant to the 1990 Plan. Options granted under the Plan are exercisable for a period of not more than ten years from the date of grant. Selection of participants, allotment of shares, determination of exercise price and other conditions of the granting of options is determined by the Company. Additionally, the 1990 Plan provides that no options may be issued at an exercise price which is less than the fair market value of the Company's common stock on the date of grant. In June 1997, the Company initiated a stock option rejuvenation program in which options with an exercise price considerably higher than current market value could be exchanged for a lesser number of shares at an exercise price that was reflective of current market value. The effective date of the cancellation of the existing options and the issuance of the new options was June 20, 1997.

               The Company has outstanding stock options under the 1990 Plan as follows:

                                                                                              Weighted Average
                                                               Exercise Price Per            Exercise Price Per
                                              Options               Share ($)                     Share ($)
                                              -------          ------------------            ------------------
Outstanding at June 30, 1994...........       181,500               1.67-16.29                      12.02
 Options granted.......................       154,000              11.69-16.13                      12.70
 Options exercised.....................        (7,000)                    3.75                       3.75
                                              -------              -----------                      -----
Outstanding at June 30, 1995...........       328,500               1.67-16.29                      12.61
 Options granted.......................       383,200               9.31-15.50                      10.79
 Options exercised.....................       (10,000)               1.67-3.75                       2.92
 Options cancelled.....................       (28,500)             10.44-15.94                      12.64
                                              -------              -----------                      -----
Outstanding at June 30, 1996...........       673,200               1.67-16.29                      11.72
 Options granted.......................       797,350               3.16-11.75                       3.42
 Options exercised.....................        (8,000)               1.67-3.65                       3.39
 Options cancelled.....................      (645,300)              5.06-16.29                      10.94
                                             --------              -----------                      -----
Outstanding at June 30, 1997...........       817,250               3.16-15.50                       4.31
                                             ========              ===========                      =====

               At June 30, 1997, 762,750 options were exercisable with an average remaining term of 9.32 years. The weighted average exercise price of such options is $4.45. At June 30, 1997, 3,750 options remained available for grant.

               In April 1991, the Company adopted the Stock Performance Based Stock Option Plan (as amended, the "1991 Plan") authorizing the issuance of options covering 250,000 shares of the Company's common stock. Executive management in place at the time of the adoption of the 1991 Plan, was eligible to participate in the 1991 Plan and to receive non-qualified options pursuant to the 1991 Plan at an exercise price of $0.01 per share. Options granted under the 1991 Plan became exercisable at any time after the second anniversary of the effective date of the initial public offering of the Company's common stock upon the Company's common stock meeting certain performance levels.

               The Company had outstanding stock options under the 1991 Plan as follows:

                                                                                                      Weighted Average
                                                                         Exercise Price Per          Exercise Price Per
                                                    Options                   Share ($)                   Share ($)
                                                    --------             ------------------          ------------------
Outstanding at June 30, 1994..................       195,000                     0.01                       0.01
 Options exercised............................       (15,000)                    0.01                       0.01
                                                    --------                     ----                       ----
Outstanding at June 30, 1995..................       180,000                     0.01                       0.01
 Options exercised............................       (20,000)                    0.01                       0.01
 Options cancelled............................      (160,000)                    0.01                       0.01
                                                    --------                     ----                       ----
Outstanding at June 30, 1996 and 1997.........           --                       --                         --
                                                    ========                     ====                       ====

               In December 1994, the Company adopted the 1994 Non-Employee Director Non-Qualified Stock Option Plan (as amended, the "1994 Plan") authorizing the issuance of options covering 45,000 shares of the Company's common stock. Non-employee directors of the Company are eligible to participate in the 1994 Plan. Each non-employee director is granted 3,000 options on the day of his or her initial appointment and annually thereafter on the day of his or her reelection. The exercise price per share for each option granted is the fair market value of the Company's common stock on the date of grant. Each option is exercisable one year from the date of grant and expires no later than ten years from the date of grant.

               The Company has outstanding stock options under the 1994 Plan as follows:

                                                                                             Weighted Average
                                                              Exercise Price Per            Exercise Price Per
                                             Options              Share ($)                     Share ($)
                                             -------          ------------------            ------------------
Outstanding at June 30, 1994...........          --                      --                         --
 Options granted.......................        9,000             13.19-13.69                      13.35
                                              ------             -----------                      -----
Outstanding at June 30, 1995...........        9,000             13.19-13.69                      13.35
 Options granted.......................        9,000                   13.13                      13.13
                                              ------             -----------                      -----
Outstanding at June 30, 1996...........       18,000             13.13-13.69                      13.24
 Options granted.......................       15,000               3.50-6.25                       5.44
                                              ------             -----------                      -----
Outstanding at June 30, 1997...........       33,000              3.50-13.69                       9.69
                                              ======             ===========                      =====

               At June 30, 1997, 18,000 options were exercisable with an average remaining term of 8.7 years. The weighted average exercise price of such options is $13.24. At June 30, 1997, 12,000 options remained available for grant.

               In June 1997, the Company adopted the 1997 Incentive Stock Option Plan (as amended, the "1997 Plan") authorizing the issuance of options and other awards covering 650,000 shares of the Company's common stock, and the 1997 Value Incentive Bonus Program (as amended, the "1997 Incentive Program"). Any officer, key employee, directors who are also officers and consultants are eligible to participate in the 1997 Plan and receive non-qualified or, to the extent allowable, incentive stock options pursuant to the 1997 Plan. Options granted under the 1997 Plan are exercisable for a period of not more than ten years from the date of the grant. With the exception of grants to two officers/directors, of which a portion is immediately exercisable, grants which have been made are exercisable one year from the date of the grant. The exercise price per share for each option granted is the fair market value of the Company's common stock on the date of the grant. The 1997 Plan is subject to approval by the Company's shareholders.

               The Company has outstanding stock options under the 1997 Plan as follows:

                                                                                            Weighted Average
                                                                 Exercise Price Per         Exercise Price Per
                                             Options                   Share ($)                  Share ($)
                                             -------             ------------------         ------------------
Outstanding at July 1, 1996............           --                      --                         --
 Options granted.......................      370,000                    3.16                       3.16
                                             -------                    ----                       ----
                                             370,000                    3.16                       3.16
                                             =======                    ====                       ====

               At June 30, 1997, 45,000 options were exercisable with an average remaining term of 10 years. The weighted average exercise price of such options is $3.16. At June 30, 1997, 280,000 options are available for grant.

               The Company has outstanding SARs under the 1997 Incentive Program as follows:

                                                                                             Weighted Average
                                                                 Exercise Price Per         Exercise Price Per
                                              SARs                    Share ($)                  Share ($)
                                             -------             ------------------         ------------------
Outstanding at July 1,1996.............           --                      --                         --
 SARs granted..........................      255,000                    3.16                       3.16
                                             -------                    ----                       ----
Outstanding at June 30, 1997...........      255,000                    3.16                       3.16
                                             =======                    ====                       ====

               These SARs are subject to cancellation upon approval of the 1997 Plan by the Company's shareholders on or prior to December 31, 1997.

               The Company's other various options/warrants, not under any form of a plan, covering shares of the Company's common stock are as follows:

                                                                                                           Weighted Average
                                                                             Exercise Price Per           Exercise Price Per
                                                       Options/Warrants           Share ($)                    Share ($)
                                                       ----------------      ------------------           ------------------
Outstanding at June 30, 1994................                 5,000                     3.75                       3.75
 Options exercised..........................                (4,000)                    3.75                       3.75
                                                           -------               ----------                      -----
Outstanding at June 30, 1995 and 1996.......                 1,000                     3.75                       3.75
 Warrants Issued............................               560,209               3.62-13.00                      10.96
 Options Exercised..........................                (1,000)                    3.75                       3.75
                                                           -------               ----------                      -----
Outstanding at June 30, 1997................               560,209               3.62-13.00                      10.96
                                                           =======               ==========                      =====

               The remaining warrants outstanding at June 30, 1997 covering 560,209 shares of common stock were exercisable with a weighted average remaining term of 4.0 years. The weighted average exercise price of such warrants is $10.96.

               Pro forma information regarding net income (loss) and earnings
(loss) per share is required by SFAS 123, and has been determined as if the Company had accounted for its employees' stock options and SARs under the fair value method provided by that Statement. The fair value of the stock options and SARs was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for vested and non-vested options and SARs:

                                    Assumptions
                                    -----------                                         June 30, 1997      June 30, 1996
                                                                                        -------------      -------------
Risk-Free Interest Rate............................................................         6.82%              5.56%
Dividend Yield.....................................................................          0%                 0%
Volatility factor of the expected market price of the Company's Common Stock.......         0.678              0.431
Average Life.......................................................................        5 years            5 years

               The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options and SARs.

               For purposes of pro forma disclosures, the estimated fair value of the options under SFAS 123 is amortized to expense over the options' vesting period. For the year ended June 30, 1997, pro forma net loss and pro forma net loss per share would have increased under SFAS 123 by approximately $3,248,000 and $0.49, respectively. For the year ended June 30, 1996, pro forma net loss and pro forma net loss per share would have increased under SFAS 123 by approximately $1,548,000 and $0.25, respectively.

9. 401(k) AND PROFIT SHARING PLAN

               Effective as of January 1, 1994, the Company adopted a combined 401(k) Savings and Profit Sharing Plan (as amended, the "Retirement Plan").
The Retirement Plan provides for immediate eligibility for all employees of the Company as of January 1, 1994 and eligibility after completion of six months of service for all employees of the Company employed after January 1, 1994.
The 401(k) Savings portion of the Retirement Plan provides for an employer match which is determined on an annual basis. The Profit Sharing portion of the Retirement Plan provides for an employer discretionary contribution which is determined on an annual basis and which is reduced by any 401(k) employer match already received. Amounts expensed under the Retirement Plan were approximately $85,000, $72,000 and $70,000 for the fiscal years ended June 30, 1997, 1996 and 1995, respectively.

10. RELATED PARTY TRANSACTIONS

               Legal fees incurred to one of the Company's law firms, where a principal of that law firm is the Corporate Secretary and Director of the Company, were $195,040, $121,157 and $135,140 for the fiscal years ended June 30, 1997, 1996 and 1995, respectively.

               Consulting fees incurred to one of the Company's consulting firms, where a principal of that firm is a director of the Company were $5,000 and $13,054 for the fiscal years ended June 30, 1997 and 1996, respectively. In addition, that consulting firm, in October 1995, was granted stock options covering 13,400 shares of the Company's common stock, exercisable at $12.25 per share and expiring in October 2000.

11.   INCOME TAXES

               The following table illustrates the sources and status of the Company's major deferred tax asset and (liability) items at June 30, 1997 and 1996:

                                                                                     June 30,
                                                                        ----------------------------------
                                                                            1997                   1996
                                                                        -----------            -----------
Tax benefit of net operating loss carryforward...............           $ 6,534,068            $ 2,349,000
Royalty revenue not yet collected............................              (229,347)              (154,000)
Excess of tax over book depreciation.........................              (158,989)               (73,000)
Other........................................................                62,952                 48,000
                                                                        -----------            -----------
Net deferred tax asset.......................................             6,208,684              2,170,000
Valuation allowance..........................................            (6,208,684)            (2,170,000)
                                                                        -----------            -----------
Net deferred tax asset recorded..............................           $        --            $        --
                                                                        ===========            ===========

               The provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate to income (loss) before provision for income taxes and minority interest as follows:

                                                                                     June 30,
                                                                ---------------------------------------------
                                                                    1997               1996            1995
                                                                -----------        -----------       --------
Income tax provision (benefit) computed
 at the statutory rate....................................      $(3,528,000)       $(1,265,000)      $450,000
Income tax benefit of disqualifying dispositions..........               --           (110,000)      (127,000)
Net tax effect of other permanent differences.............           20,000             34,000        (39,000)
Tax effect of temporary differences.......................               --             33,000       (369,000)
Income tax benefit not recognized.........................        3,508,000          1,308,000         85,000
Provision for state income taxes..........................           19,500             87,900         38,000
                                                                -----------        -----------       --------
Income tax provision......................................      $    19,500        $    87,900       $ 38,000
                                                                ===========        ===========       ========

               The Company has net operating loss carryforwards for tax purposes totaling approximately $14,850,000 at June 30, 1997 that expire in the years 2006 to 2012.

               Certain of the Company's subsidiaries file state income tax returns on an unconsolidated basis, and as such, losses may not be available to offset income in all states.

12. WRITE-DOWNS RELATED TO PROJECTS AND RESTRUCTURING

               The write-down of film and program costs amounted to approximately $5.5 million and $2.5 million in fiscal 1997 and 1996, respectively, of which approximately $2.1 million and $2.5 million relates to The Puzzle Place for fiscal 1997 and 1996, respectively, and approximately $3.3 million relates to Backyard Safari for fiscal 1997. Such write-down reflects the Company's revision of its estimated future net royalty stream with respect to The Puzzle Place and the Company's revision of its anticipated production funding sources and its estimated future net royalty stream with respect to Backyard Safari. As part of the fiscal 1997 charge, the Company accrued for estimated remaining costs on these projects.

               Also, in fiscal 1996, the Company recorded a restructuring charge of $150,000 which included severance and other benefits paid to terminated employees due to reduced production activity.

13. SUBSEQUENT EVENT

               In October 1997, the Company entered into an agreement with Arlene J. Scanian, pursuant to which the Company acquired the remaining 15% of the outstanding shares of the capital stock of Strategy held by her. Additionally, Ms. Scanlan's employment with Strategy and the Company was terminated. In consideration of the foregoing, the Company paid Ms. Scanlan an aggregate of $30,788 and has released Ms. Scanlan from certain restrictions contained in a covenant not to compete with respect to specified properties and entities.

14. PENDING ACQUISITION BY RCN CORPORATION

               (Unaudited)

               The Company has entered into an Agreement and Plan of Merger, dated as of February 27, 1998, as amended on April 6, 1998 (the "Merger Agreement"), between RCN Corporation ("RCN"), LME Acquisition Corporation ("LME") and the Company pursuant to which LME will be merged with and into the Company and the Company will be the surviving corporation and a wholly owned subsidiary of RCN. A special meeting of the Company's shareholders is currently anticipated to occur in late May or June 1998 to vote on the Merger Agreement. In the opinion of management, if the Merger Agreement and the transactions contemplated thereby are not approved by the Company's shareholders, it is unlikely that the Company would be able to sustain its operations, whether in order to pursue an alternative transaction or otherwise, for any significant period beyond the date of such meeting, absent a source of additional funding which does not currently exist.


                        Report of Independent Auditors


The Board of Directors and Stockholders
Lancit Media Entertainment, Ltd.

               We have audited the consolidated financial statements of Lancit Media Entertainment, Ltd. and Subsidiaries as of June 30, 1997 and for the year then ended, and have issued our report thereon dated October 13, 1997 (included elsewhere in this Proxy Statement--Prospectus). Our audit also included the financial statement schedule listed in this Proxy Statement--Prospectus. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.

               In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein for the periods stated above.


                                           /s/ ERNST & YOUNG LLP
                                           ---------------------
                                           Ernst & Young LLP

New York, New York
October 13, 1997


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Lancit Media Productions, Ltd.

               We have audited the consolidated financial statements of Lancit Media Entertainment, Ltd. and Subsidiaries for the years ended June 30, 1996 and June 30, 1995 and have issued our report thereon dated August 28, 1996 (included elsewhere in this Proxy Statement--Prospectus). Our audit also included the financial statement schedule listed in this Proxy Statement--Prospectus. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

               In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein for the periods stated above.



                            /s/ FELDMAN SHERB EHRLICH & CO., P.C.
                            -------------------------------------------
                            Feldman Sherb Ehrlich & Co., P.C.
                              (Formerly Feldman  Radin  & Co., P.C.)


New York, New York
August 28, 1996


               LANCIT MEDIA ENTERTAINMENT, LTD. AND SUBSIDIARIES
               SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS


                       Column A                                  Column B        Column C        Column D           Column E
                                                                                 Additions
                                                                Balance at      Charged to
                                                               Beginning of     Costs and          (a)             Balance at
                      Description                                 Period         Expenses       Deductions       End of period
                      -----------                              ------------     ----------      ----------       -----------
Year Ended June 30, 1995
Allowances deducted from assets to which they apply:
 Allowance for doubtful accounts.......................          $111,182        $128,869        $ 94,483           $145,568
Year ended June 30, 1996
Allowances deducted from assets to which they apply:
 Allowance for doubtful accounts.......................          $145,568        $411,787        $109,180           $448,175
Year ended June 30, 1997
Allowances deducted from assets to which they apply:
 Allowance for doubtful accounts.......................          $448,175        $143,112        $ 61,235           $530,052

(a) Uncollectible receivables written off


               LANCIT MEDIA ENTERTAINMENT, LTD. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                                                                      December 31,               June 30,
                                                                         1997                     1997
                                                                      ------------             ----------
                                                                       (UNAUDITED)
                                                  ASSETS
                                                  ------

CURRENT ASSETS:
 Cash and cash equivalents                                            $ 3,219,462             $ 4,461,627
 Accounts receivable, net                                                 510,291               1,698,250
 Film and program costs, net                                            2,010,625               1,718,526
 Prepaid expenses                                                          96,944                 270,215
                                                                      -----------             -----------
TOTAL CURRENT ASSETS                                                    5,837,322               8,148,618
ACCOUNTS RECEIVABLE - NON-CURRENT                                         171,500                 211,500
FIXED ASSETS, NET                                                         378,627                 525,530
GOODWILL, NET                                                             255,076                 263,302
DEPOSITS                                                                   50,363                  50,363
                                                                      -----------             -----------
TOTAL ASSETS                                                           $6,692,888              $9,199,313
                                                                      ===========             ===========


                                   LIABILITIES AND STOCKHOLDERS' EQUITY
                                   ------------------------------------

CURRENT LIABILITIES:
 Accounts payable and accrued expenses                                $ 1,977,267             $ 2,116,028
 Participation payable                                                  1,151,243               1,342,702
                                                                        1,646,396               1,009,413
 Deferred revenue
                                                                      -----------             -----------
TOTAL CURRENT LIABILITIES                                               4,774,906               4,468,143
PARTICIPATION PAYABLE - NON-CURRENT                                        59,644                  88,009
DEFERRED REVENUE - NON-CURRENT                                             24,832                 317,620
MINORITY INTEREST                                                         239,078                 195,360
STOCKHOLDERS' EQUITY:
 Common stock, $.001 par value, authorized 15,000,000
   shares; issued and outstanding 6,634,750 shares at
   December 31, 1997 and June 30, 1997                                      6,635                   6,635
 Additional paid-in capital                                            17,604,536              17,504,536
 Retained earnings (accumulated deficit)                              (16,016,743)            (13,380,990)
                                                                      -----------             -----------
TOTAL STOCKHOLDERS' EQUITY                                              1,594,428               4,130,181
                                                                      -----------             -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $ 6,692,888             $ 9,199,313
                                                                      ===========             ===========

                See notes to consolidated financial statements.


               LANCIT MEDIA ENTERTAINMENT, LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                              SIX MONTHS ENDED
                                                                                DECEMBER 31,
                                                                  -----------------------------------------
                                                                       1997                         1996
                                                                  ------------                  -----------
                                                                                 (UNAUDITED)
REVENUES:
 Production and royalties                                          $   381,732                  $   746,008
 Licensing agent fees                                                  450,788                      643,875
                                                                   -----------                  -----------
                                                                       832,520                    1,389,883
                                                                   -----------                  -----------

OPERATING EXPENSES:
 Production and royalties                                            1,120,320                      978,991
 Licensing agent - direct costs                                        275,277                      440,248
 General and administrative                                          2,111,400                    1,500,770
                                                                   -----------                  -----------

                                                                     3,506,997                    2,920,009
                                                                   -----------                  -----------

LOSS FROM OPERATIONS                                                (2,674,477)                  (1,530,126)

INTEREST INCOME - NET                                                   82,441                      113,813
                                                                   -----------                  -----------

LOSS BEFORE MINORITY INTEREST                                       (2,592,036)                  (1,416,313)

MINORITY INTEREST                                                       43,717                       51,601
                                                                   -----------                  -----------

NET LOSS                                                           $(2,635,753)                 $(1,467,914)
                                                                   ===========                  ===========

Basic income (loss) per common share.........................      $     (0.40)                 $     (0.23)
                                                                   ===========                  ===========

Basic weighted average shares used in computation............        6,634,750                    6,443,952
                                                                   ===========                  ===========

Diluted income (loss) per common share.......................      $     (0.40)                 $     (0.23)
                                                                   ===========                  ===========

Diluted weighted average shares used in computation..........        6,634,750                   6,443,952
                                                                   ===========                  ==========



                                    See notes to consolidated financial statements.





               LANCIT MEDIA ENTERTAINMENT, LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                         SIX MONTHS ENDED
                                                                                           DECEMBER 31,
                                                                             -----------------------------------------
                                                                                1997                          1996
                                                                             ------------                 ------------
                                                                                           (UNAUDITED)

CASH FLOW FROM OPERATING ACTIVITIES:
  Net loss                                                                   $(2,635,753)                 $(1,467,914)
                                                                             -----------                  -----------
 Adjustments to reconcile net loss to net cash used in operating activities:
   Amortization of film and program costs                                        320,833                      207,231
   Depreciation and other amortization                                           178,691                      197,644
   Minority interest                                                              43,717                       51,601
 Changes in operating assets and liabilities:
 (Increase) decrease in accounts receivable, net - current                     1,187,959                      596,728
 (Increase) decrease in accounts receivable - non-current                         40,000                      478,661
 Additions to film and program costs                                            (612,932)                  (1,053,943)
 (Increase) decrease in prepaid expenses                                         173,271                       77,465
 (Increase) decrease in deposits receivable                                          --                        12,421
 Increase (decrease) in accounts payable and accrued expenses                   (138,761)                     296,015
 Increase (decrease) in participations payable - current                        (191,459)                     (55,528)
 Increase (decrease) in participations payable - non-current                     (28,365)                     (59,320)
 Increase (decrease) in deferred revenue - current                               636,983                     (349,436)
 Increase (decrease) in deferred revenue - non-current                          (292,788)                    (269,088)
                                                                             -----------                  -----------
CASH USED IN OPERATING ACTIVITIES                                             (1,318,604)                  (1,337,463)
                                                                             -----------                  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment                                              (23,561)                      (8,409)
                                                                             -----------                  -----------
CASH USED IN INVESTING ACTIVITIES                                                (23,561)                      (8,409)
                                                                             -----------                  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Issuance of common stock                                                        100,000                    4,701,001
                                                                             -----------                  -----------
CASH PROVIDED FROM FINANCING ACTIVITIES                                          100,000                    4,701,001
                                                                             -----------                  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                                                  (1,242,165)                   3,355,129
CASH AND CASH EQUIVALENTS - beginning of period                                4,461,627                    3,358,230
                                                                             -----------                  -----------
CASH AND CASH EQUIVALENTS - end of period                                    $ 3,219,462                  $ 6,713,359
                                                                             ===========                  ===========
CASH PAID DURING THE PERIOD FOR:
 Interest                                                                    $        --                  $        --
                                                                             ===========                  ===========
 Income taxes                                                                $        --                  $        --
                                                                             ===========                  ===========

                See notes to consolidated financial statements.


              LANCIT MEDIA ENTERTAINMENT, LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
                                  (UNAUDITED)




1. BASIS OF PRESENTATION

               Reference is made to the Company's Annual Report on Form 10-K/A for the fiscal year ended June 30, 1997.

               The accompanying financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations for the interim periods presented. All such adjustments are of a normal and recurring nature. The results of operations for any interim period are not necessarily indicative of the results for a full fiscal year.

2. NET INCOME (LOSS) PER SHARE

               In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share (Statement 128). Statement 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the Statement 128 requirements.

3. STRATEGY LICENSING COMPANY MINORITY INTEREST

               In October 1997, the Company entered into an agreement with Arlene J. Scanlan, pursuant to which the Company acquired the remaining 15% of the outstanding shares of the capital stock of Strategy held by her. Additionally, Ms. Scanlan's employment with Strategy and the Company was terminated. In consideration of the foregoing, the Company paid Ms. Scanlan an aggregate of approximately $31,000 and has released Ms. Scanlan from certain restrictions contained in a covenant not to compete with respect to specified properties and entities.



                             INDEX OF DEFINED TERMS


                                                                          Page

   10% Senior Notes.........................................................11
   11 1/8% Senior Discount Notes............................................11
   1992 Act.................................................................23
   1996 Act.................................................................19
   1997 Notes...............................................................11
   1997 Notes Offering......................................................11
   1998 Notes...............................................................11
   9.80% Senior Discount Notes..............................................11
   Acquisition Proposal......................................................5
   Acquisition Proposals....................................................51
   Adjusted Purchase Price..................................................43
   Affiliates...............................................................45
   Agency Agreement.........................................................86
   Agreement Period.........................................................53
   Amendment................................................................38
   America Online...........................................................20
   Assigned Agreements......................................................87
   Assignment of Benefits Agreement.........................................86
   Average Closing Price....................................................ii
   Bartholdi Cable..........................................................22
   BECO.....................................................................17
   BECO Operating Agreement.................................................84
   BECOCOM..................................................................18
   BOCs.....................................................................21
   Boston Joint Venture Agreement...........................................84
   Boston Market............................................................84
   Boston Services..........................................................84
   C-SPAN..................................................................119
   C-TEC.....................................................................3
   C-TEC ESPP..............................................................122
   Cable Michigan............................................................3
   Cable Michigan Group.....................................................92
   Cable Michigan Indemnitees...............................................92
   Cable Michigan Liabilities...............................................93
   CDA......................................................................26
   CEDI....................................................................120
   Certificate of Merger.....................................................4
   Children's Trust..........................................................1
   CLECs....................................................................19
   Code......................................................................7
   Commission...............................................................46
   Commonwealth Telephone....................................................3
   Commonwealth Telephone Group.............................................92
   Commonwealth Telephone
      Indemnitees...........................................................92
   Commonwealth Telephone
      Liabilities...........................................................93
   Communications Act.......................................................90
   Company..................................................................80
   Comparable Companies.....................................................43
   Construction Group......................................................126
   Contribution Agreement...................................................86
   CPB.....................................................................111
   Credit Agreement.....................................................11, 70
   curtailed plan...........................................................66
   DBS......................................................................19
   DCI......................................................................33
   DGCL.....................................................................28
   Distribution..............................................................3
   Distribution Agreement...................................................64
   Distribution Documents...................................................92
   DTV.....................................................................102
   EBIT.....................................................................43
   Effective Time...........................................................ii
   ENET.....................................................................88
   Enterprise Value.........................................................43
   EPS......................................................................43
   Equity Cost..............................................................43
   Erols....................................................................11
   Erols Acquisition........................................................11
   Erols Escrow Agreement...................................................88
   Erols Merger.............................................................88
   Erols Merger Agreement...................................................88
   Erols Registration Rights
      Agreement.............................................................88
   ESMRS....................................................................96
   ESOP.....................................................................26
   ESPP....................................................................123
   Excess Transaction Expenses..............................................48
   Exchange Act..............................................................5
   Exchange Agent..........................................................130
   Exchange Agreement.......................................................84
   Extensions...............................................................84
   FCC......................................................................20
   February 27 Opinion.......................................................i
   Fiber Agreements.........................................................84
   Fiber Optic Facilities...................................................84
   Fiber Use Agreement......................................................86
   Frame...................................................................109
   Freedom...................................................................9
   Freedom Acquisition......................................................65
   Gold & Appel.............................................................88
   GPN.....................................................................111
   HSDs.....................................................................96
   Hybrid Fiber/Coaxial.....................................................63
   IBM......................................................................25
   IDLC....................................................................105
   Indemnification Agreement................................................89
   Indentures...............................................................18
   Initial Decision.........................................................22
   IRS......................................................................46
   IRU Agreement............................................................84
   ISPs.....................................................................17
   IXCs.....................................................................19
   Joint Investment Agreement...............................................84
   KCET......................................................................3
   Lancit....................................................................i
   Lancit Audited Financial Statements......................................12
   Lancit Board..............................................................i
   Lancit Bylaws.............................................................7
   Lancit Certificate of Incorporation.......................................7
   Lancit Common Stock.......................................................i
   Lancit Financial Statements..............................................12
   Lancit Shareholders......................................................ii
   Lancit Stock Option......................................................45
   Lancit Unaudited Financial Statements....................................12
   Lancit Waiver............................................................39
   Lancit Warrant...........................................................45
   LCC.....................................................................109
   LCI......................................................................14
   LECs.....................................................................19
   Letter of Intent.........................................................19
   Level 3 Telecom..........................................................85
   Liberty Cable............................................................64
   LMDS.....................................................................19
   LME.......................................................................i
   Losses...................................................................92
   LTM......................................................................43
   Management Agreement.....................................................84
   May 7 Opinion.............................................................i
   MCM......................................................................92
   MDUs.....................................................................83
   Megacable...........................................................,.....3
   Merger....................................................................i
   Merger Agreement..........................................................i
   Merger Consideration.....................................................ii
   Merger Shares...........................................................iii
   MFS/WorldCom.............................................................17
   MMDS.....................................................................92
   Named Executive Officers................................................121
   NASDAQ...................................................................ii
   Netscape................................................................107
   Network..................................................................84
   New PKS.................................................................126
   Non-competition Agreement................................................86
   Notes....................................................................16
   NSF.....................................................................111
   NYBCL.....................................................................5
   Old PKS.................................................................126
   Other Operations.........................................................63
   OVS......................................................................21
   PBS.......................................................................3
   PCI......................................................................85
   PCS......................................................................96
   PEPCO....................................................................16
   Pepco Communications.....................................................16
   PKS Split-Off...........................................................126
   POP......................................................................25
   PPMC....................................................................109
   PUCs.....................................................................20
   RBOCs....................................................................20
   RCN.......................................................................i
   RCN Board...............................................................iii
   RCN Bylaws................................................................7
   RCN Cable................................................................64
   RCN Certificate of Incorporation..........................................7
   RCN Class B Stock........................................................14
   RCN Common Equity........................................................14
   RCN Common Stock.........................................................ii
   RCN Financial Statements..................................................9
   RCN Group................................................................93
   RCN Indemnitees..........................................................93
   RCN Liabilities..........................................................93
   RCN Massachusetts........................................................18
   RCN Preferred Stock......................................................14
   RCN Stock Dividend......................................................iii
   RCN Washington...........................................................18
   RCN-BECOCOM..............................................................84
   Record Date..............................................................ii
   Registration Statement...................................................49
   Relevant Business........................................................86
   Revolving Credit Facility................................................70
   Risk Factors..............................................................8
   SBC Decision.............................................................21
   Schroders.................................................................i
   Schroders' Opinion........................................................i
   Second Bidder............................................................35
   Section 203.............................................................132
   Securities Act............................................................5
   Senior Secured Notes.....................................................10
   Service Areas............................................................84
   Shared Liability.........................................................93
   SMATV....................................................................96
   Solomon Agreements.......................................................39
   SONET...................................................................104
   Special Meeting...........................................................i
   Starpower................................................................16
   Starpower Closing........................................................86
   Starpower Operating Agreement............................................18
   Stock Exchange Ratio.....................................................ii
   Strategy.................................................................74
   Support Services Agreement...............................................86
   Surviving Corporation.....................................................2
   Tax Sharing Agreement....................................................92
   TCP/IP...................................................................25
   Term Credit Facility.....................................................70
   Third Party...............................................................5
   Transaction Expenses.....................................................48
   Transaction Expenses
      Adjustment........................................................ii, 48
   True Cable Michigan Liabilities..........................................93
   True Commonwealth Telephone
      Liabilities...........................................................93
   True RCN Liabilities.....................................................93
   Truett Waiver............................................................39
   Twin County...............................................................9
   U.S. GAAP................................................................11
   Ultranet.................................................................17
   Ultranet Merger Agreement................................................88
   Ultranet Registration Rights Agreeement..................................89
   VDT......................................................................22
   Voting Agreement..........................................................1
   VPPs.....................................................................22
   Washington, D.C. Market..................................................86
   Wireless Video...........................................................63
   WNED....................................................................111
   WorldCom.................................................................17


                                                                       Annex I

                          AGREEMENT AND PLAN OF MERGER


                         Dated as of February 27, 1998


                                    between


                                RCN CORPORATION,

                          LME ACQUISITION CORPORATION


                                      and

                        LANCIT MEDIA ENTERTAINMENT, LTD.





                                TABLE OF CONTENTS
                             ----------------------

                                                                           PAGE
                                                                           ----

                                    ARTICLE 1
                                   THE MERGER

SECTION 1.01.  The Merger......................................................2
SECTION 1.02.  Effect of the Merger............................................2
SECTION 1.03.  Certificate of Incorporation and By-laws of Surviving
                 Corporation...................................................2
SECTION 1.04.  Merger Subsidiary Common Stock..................................3
SECTION 1.05.  Conversion of Lancit Shares.....................................3
SECTION 1.06.  Exchange of Certificates; Fractional Shares.....................4
SECTION 1.07.  Stock Transfer Books............................................7
SECTION 1.08.  Treatment of Lancit Common Stock Options........................7
SECTION 1.09.  Closing.........................................................7
SECTION 1.10.  Dissenting Shares...............................................8

                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF LANCIT

SECTION 2.01.  Due Incorporation and Qualification of Lancit...................8
SECTION 2.02.  Capitalization..................................................9
SECTION 2.03.  Subsidiaries....................................................9
SECTION 2.04.  Authority, Due Authorization; Valid Obligation; Fairness
                 Opinion......................................................10
SECTION 2.05.  No Conflicts or Defaults.......................................11
SECTION 2.06.  Copies of Charter Documents and Stock Records..................12
SECTION 2.07.  Authorizations.................................................12
SECTION 2.08.  SEC Filings; Financial Statements..............................12
SECTION 2.09.  Compliance with Law and Court Orders...........................14
SECTION 2.10.  Taxes..........................................................14
SECTION 2.11.  Employee Benefits..............................................15
SECTION 2.12.  Litigation.....................................................19
SECTION 2.13.  Agreements and Commitments.....................................19
SECTION 2.14.  Intellectual Property..........................................21
SECTION 2.15.  Lancit Brokers; Transaction Expenses...........................23
SECTION 2.16.  Miscellaneous..................................................23
SECTION 2.17.  Disclosure Documents...........................................24
SECTION 2.18.  Absence of Certain Changes.....................................24
SECTION 2.19.  Environmental Matters..........................................26
SECTION 2.20.  Properties.....................................................28
SECTION 2.21.  Insurance Coverage.............................................28
SECTION 2.22.  Licenses and Permits...........................................29
SECTION 2.23.  Employees......................................................29
SECTION 2.24.  Labor Matters..................................................30
SECTION 2.25.  Books and Records..............................................30
SECTION 2.26.  Interested Party Transactions..................................30

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.  Due Incorporation and Qualification............................30
SECTION 3.02.  Authority; Due Authorization; Valid Obligation.................31
SECTION 3.03.  No Conflicts or Defaults.......................................31
SECTION 3.04.  Authorizations.................................................31
SECTION 3.05.  Litigation.....................................................32
SECTION 3.06.  SEC Documents..................................................32
SECTION 3.07.  Company Brokers................................................33
SECTION 3.08.  No Material Adverse Change.....................................33
SECTION 3.09.  Disclosure Documents...........................................33
SECTION 3.10.  Company Common Stock...........................................33
SECTION 3.11.  Miscellaneous..................................................34

                                    ARTICLE 4
                               CERTAIN AGREEMENTS

SECTION 4.01.  Conduct of Lancit's Business...................................34
SECTION 4.02.  Preserve Accuracy of Representations and Warranties;
                 Updates......................................................36
SECTION 4.03.  Further Investigation and Information..........................36
SECTION 4.04.  Consents, Waivers and Filings..................................37
SECTION 4.05.  Subsequent Filings.............................................37
SECTION 4.06.  Preparation of Registration Statement and Proxy................37
SECTION 4.07.  Accountants' Letters...........................................38
SECTION 4.08.  Shareholders Meeting...........................................38
SECTION 4.09.  No Solicitation................................................38
SECTION 4.10.  Directors and Officers Insurance...............................41
SECTION 4.11.  Notices of Certain Events......................................41
SECTION 4.12.  Certain Rights.................................................41
SECTION 4.13.  Interim Financing..............................................41

                                    ARTICLE 5
       CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND MERGER SUBSIDIARY

SECTION 5.01.  Due Performance: Accuracy of Representations and
                 Warranties..................................................42
SECTION 5.02.  Corporate Action; Documents...................................42
SECTION 5.03.  Legal Opinions................................................43
SECTION 5.04.  Registration Statement; Listing...............................43
SECTION 5.05.  No Prohibition................................................43
SECTION 5.06.  Consents; Approvals...........................................43
SECTION 5.07.  Governmental Action...........................................44
SECTION 5.08.  Appraisal Rights..............................................44
SECTION 5.09.  Rule 145(c)...................................................44

                                    ARTICLE 6
                     CONDITIONS TO THE OBLIGATIONS OF LANCIT

SECTION 6.01.  Due Performance; Accuracy of Representations and
                 Warranties..................................................45
SECTION 6.02.  Corporate Action..............................................45
SECTION 6.03.  Legal Opinions................................................45
SECTION 6.04.  Registration Statement; Listing...............................46
SECTION 6.05.  Governmental Action; No Prohibition...........................46

                                    ARTICLE 7
                         TERMINATION; AMENDMENT; WAIVER

SECTION 7.01.  Termination...................................................46
SECTION 7.02.  Effect of Termination; Representations and Warranties.........48
SECTION 7.03.  Amendment; Extension; Waiver..................................48

                                    ARTICLE 8
                               FURTHER ASSURANCES


                                    ARTICLE 9
                                  MISCELLANEOUS

SECTION 9.01.  Entire Agreement..............................................49
SECTION 9.02.  Communications................................................49
SECTION 9.03.  No Assignment; Successors and Assigns; No Third Party
                 Beneficiaries...............................................50
SECTION 9.04.  Public Announcements..........................................51
SECTION 9.05.  Survival of Representations, Warranties and Agreements........51
SECTION 9.06.  Expenses......................................................51
SECTION 9.07.  Governing Law; Consent to Jurisdiction........................51
SECTION 9.08.  WAIVER OF JURY TRIAL..........................................52
SECTION 9.09.  Savings Clause................................................52
SECTION 9.10.  Counterparts..................................................52
SECTION 9.11.  Construction..................................................52
SECTION 9.12.  Schedules.....................................................52




                                                        EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         AGREEMENT AND PLAN OF MERGER, dated as of February 27, 1998, between RCN CORPORATION, a Delaware corporation (the "Company"), LME ACQUISITION CORPORATION, a New York corporation (the "Merger Subsidiary"), and LANCIT MEDIA ENTERTAINMENT, LTD., a New York corporation ("Lancit").


                             W I T N E S S E T H :
                             -------------------
         WHEREAS, the respective Boards of Directors of the Company, Merger Subsidiary and Lancit have approved this Agreement and the merger of Merger Subsidiary with and into Lancit pursuant to the terms and conditions of this Agreement; and

         WHEREAS, the parties intend that the Merger (as such term is defined in Section 1.01) qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the Company is unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, certain beneficial and record shareholders of Lancit enter into a Voting Agreement providing for certain actions relating to certain of the shares of common stock of Lancit owned by them; and

         WHEREAS, the Company is unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, Laurence A. Lancit executes a Waiver to an Employment Agreement dated as of October 1, 1995 between Lancit and Laurence A. Lancit, waiving his right thereunder to terminate his employment upon a change of control of Lancit resulting from the Merger or any other actions or transactions contemplated by this Agreement; and

         WHEREAS, the Company is unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, Cecily Truett executes a Waiver to an Employment Agreement dated as of October 1, 1995 between Lancit and Cecily Truett, waiving her right thereunder to terminate her employment upon a change of control of Lancit resulting from the Merger or any other actions or transacions contemplated by this Agreement; and

         WHEREAS, the Company is unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, Susan L. Solomon enters into an agreement regarding certain matters under the Employment Agreement dated as of March 31, 1997, as amended, between Susan L. Solomon and Lancit; and

         WHEREAS, Lancit is engaged in the business of developing, producing and marketing children's, family and other television programs and movies and related merchandising and licensing activities (the "Business");

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                   THE MERGER

         SECTION 1.01. The Merger. On the Closing Date (as such term is defined in Section 1.09), and subject to the terms and conditions of this Agreement, the parties shall file a certificate of merger substantially in the form of Exhibit A (the "Certificate of Merger") with the Secretary of State of the State of New York under the Business Corporation Law of the State of New York, as amended (the "BCL"), and make all other filings or recordings required by BCL in connection with the Merger (as defined below). Effective as of the filing of the Certificate of Merger or at such other time as is set forth therein (the "Effective Time"), Merger Subsidiary shall be merged with and into Lancit (the "Merger"). Upon and following the Merger, the separate existence of Merger Subsidiary shall cease and Lancit shall continue as the surviving corporation (the "Surviving Corporation").

         SECTION 1.02. Effect of the Merger. The separate corporate existence of Lancit, as the Surviving Corporation, with all its purposes, objects, rights, privileges, powers, certificates and franchises, shall continue unimpaired by the Merger. The Surviving Corporation shall succeed, insofar as permitted by law, to all rights, assets, liabilities and obligations of Merger Subsidiary in accordance with the BCL.

         SECTION 1.03. Certificate of Incorporation and By-laws of Surviving Corporation. (a) From and after the Effective Time until further amended in accordance with the BCL, the certificate of incorporation of Merger Subsidiary, as in effect at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation.

          (b) From and after the Effective Time until further amended in accordance with the BCL, the By-laws of Merger Subsidiary, as in effect at the Effective Time, shall be the By-laws of the Surviving Corporation until altered, amended or repealed in accordance with law.

          (c) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of Merger Subsidiary as of the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation.

         SECTION 1.04. Merger Subsidiary Common Stock. At the Effective Time, each issued and outstanding share of common stock, par value $.01 per share, of Merger Subsidiary ("Merger Subsidiary Common Stock") shall remain outstanding as one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         SECTION 1.05. Conversion of Lancit Shares. (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof,

          (i) each share of common stock, par value $.001 per share, of Lancit (each, a "Lancit Share" and, collectively, the "Lancit Shares") held by Lancit as treasury stock or owned by the Company or any subsidiary of the Company immediately prior to the Effective Time shall be canceled and no payment shall be made with respect thereto; and

         (ii) each Lancit Share issued and outstanding immediately prior to the Effective Time shall, except as otherwise provided in clause 1.05(a)(i) above or as provided in Section 1.10 with respect to Lancit Shares as to which appraisal rights have been exercised, be converted into the right to receive a fraction of a share of the Company's common stock (the "Company Common Stock"), par value $1.00 per share, equal to the Stock Exchange Ratio (as defined below) (including any cash paid in lieu of fractional shares in accordance with Section 1.05(c), the "Merger Consideration").

As used herein, the term "Stock Exchange Ratio" means a fraction, the numerator of which is 1.20 (the "Transaction Value") and the denominator of which is the average closing price (last sale) (the "ACP") of the Company Common Stock on The Nasdaq Stock Market, Inc. ("NASDAQ") for the 5 trading day period ending one trading day prior to the Effective Time; provided that if the ACP is greater than $58.00, the Stock Exchange Ratio will be calculated as if the ACP were $58.00, and if the ACP is less than $48.00, the Stock Exchange Ratio will be calculated as if the ACP were $48.00. If the Lancit Transaction Expenses (as defined below) exceed $602,000, then for purposes of calculating the Stock Exchange Ratio, the Transaction Value shall be reduced by an amount equal to such excess divided by the number of outstanding Lancit Shares immediately prior to the Effective Time.

          (b) As of the Effective Time, and except as set forth in Section 1.10 with respect to Lancit shares as to which dissenters rights have been validly exercised, each holder of a certificate representing any Lancit Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (and cash in lieu of any fractional share) upon surrender of such certificate in accordance with Section 1.06.

          (c) No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of certificates representing Lancit Shares, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation. Notwithstanding any other provision of this Agreement, each holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Company Common Stock (after taking into account all Lancit Shares delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the ACP of Company Common Stock on the NASDAQ for each of the five trading days immediately prior to the Effective Time.

          (d) If, between the date of this Agreement and the Effective Time, the outstanding Lancit Shares or shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, distribution or a stock dividend thereon shall be declared with a record date within said period, such that the amount of the Merger Consideration as calculated in accordance with Section 1.05(a) would be affected thereby, the Merger Consideration shall be correspondingly adjusted.

         SECTION 1.06. Exchange of Certificates; Fractional Shares. (a) After the Effective Time, each holder of a certificate(s) formerly evidencing Lancit Shares which have been converted into the right to receive the Merger Consideration pursuant to Section 1.05(a), upon surrender of the same to First Union National Bank or another exchange agent appointed by the Company (the "Exchange Agent") as provided in Section 1.06(d), shall be entitled to receive the Merger Consideration payable in respect of such Lancit Shares.

          (b) Until surrendered to the Exchange Agent pursuant to Section 1.06(a), each certificate formerly evidencing Lancit Shares which have been converted pursuant to Section 1.05(a) will be deemed for all corporate purposes of the Company to evidence ownership of the number of whole shares of Company Common Stock into which Lancit Shares formerly evidenced by such certificate were converted and the right to receive cash for fractional shares, as provided in Section 1.05; provided, however, that until such certificate is so surrendered, no dividend payable to holders of record of Company Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect of the shares of Company Common Stock evidenced thereby and such holder shall not be entitled to vote such shares of Company Common Stock. Upon surrender of a certificate formerly evidencing Lancit Shares which have been so converted, there shall be paid to the record holder of any certificates of Company Common Stock issued in exchange therefor, without interest thereon, any dividends and other distributions which between the Effective Time and the time of such surrender shall have become payable with respect to the number of whole shares of Company Common Stock represented thereby.

          (c) The Company shall deposit with the Exchange Agent, as promptly as practicable and in no event later than three business days following the Effective Time, the number of shares of Company Common Stock (and, as and when requested by the Exchange Agent, the cash (in immediately available funds) to be paid in lieu of fractional shares) to which holders of Lancit Shares shall be entitled at the Effective Time pursuant to Section 1.05. Any interest on the amount so deposited shall be payable to the Company.

          (d) Promptly after the Effective Time, the Exchange Agent shall send a notice and a transmittal form (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates formerly representing Lancit Shares to the Exchange Agent (subject to Section 1.06(f))) to each holder of certificates formerly evidencing Lancit Shares (other than certificates formerly evidencing Lancit Shares to be canceled pursuant to Section 1.05(a)(i)) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificates for exchange into the Merger Consideration as contemplated by Section 1.05(a). The notice and transmittal form provided for in this Section 1.06(d) shall be sent by the Exchange Agent to the address for each holder of Lancit Shares contained in the stock record books of Lancit promptly after the Effective Time. Each holder of certificates formerly evidencing Lancit Shares, upon proper surrender thereof to the Exchange Agent together and in accordance with such transmittal form, shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of such Lancit Shares. Notwithstanding the foregoing, neither the Exchange Agent nor any party shall be liable to a holder of certificates formerly evidencing Lancit Shares for any amount which may be required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (e) If any portion of the Merger Consideration is to be delivered to a Person other than the Person in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to such payment that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

          (f) In the event any certificate theretofore representing Lancit Shares shall have been lost, stolen or destroyed, upon the making of an appropriate affidavit of that fact by the Lancit shareholder claiming such certificate to be lost, stolen or destroyed, such Lancit shareholder shall be paid the Merger Consideration in respect of such Lancit Shares; provided that when the Merger Consideration is paid to such Lancit shareholder, the Board of Directors of the Company may, in its discretion and as a condition precedent to the issuance thereof, require the claiming Person to give the Company a bond or indemnification in such form and sum as the Company may reasonably direct as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

          (g) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.06(c) that remains unclaimed by the holders of Lancit Shares entitled thereto six months after the Effective Time shall be returned to the Company and any such holder who has not exchanged his Lancit Shares for the Merger Consideration in accordance with this Section 1.06 prior to that time shall thereafter look only to the Company for payment of the Merger Consideration in respect of his Lancit Shares. Notwithstanding the foregoing, the Company shall not be liable to any holder of Lancit Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Lancit Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

          (h) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.06(c) to pay for Lancit Shares for which appraisal rights have been perfected shall be returned to the Company, upon demand.

         SECTION 1.07. Stock Transfer Books. There shall be no further registration or transfers of Lancit Shares on the stock transfer books of Lancit after the Effective Time. If, after the Effective Time, certificates representing Lancit Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1.

         SECTION 1.08.  Treatment of Lancit Common Stock Options.

          (a) Except for the Lancit Warrants (as defined below), each option to purchase shares of Lancit common stock outstanding under any option plan of Lancit or any Subsidiary or any employment contract or other arrangement granting such options, whether or not vested, shall be canceled as of the Effective Time.

          (b) Prior to the Effective Time, Lancit shall give any required notices to (and, if necessary, obtain any required consents from) affected optionees and, if necessary, shall revise such stock option plans or arrangements to give effect to the cancellation of such options as provided in
Section 1.08(a).

         (c) The warrants held be Discovery Communications, Inc. ("DCI"), Robinson Lerer Montgomery, LLC and Allen & Company Incorporated to purchase 660,209 Lancit Shares in the aggregate (collectively, the "Lancit Warrants") shall be converted into warrants to purchase Company Common Stock in accordance with their respective terms, as set forth on Schedule 1.08(c) hereto.

         SECTION 1.09. Closing. Subject to Section 7.01, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be not more than five business days after all of the conditions precedent set forth in Articles 5 and 6 to be satisfied prior to the Closing have been satisfied or waived, at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, or such other date, time and place as is agreed to by the parties (including any postponement or adjournment of a previously scheduled date). At the Closing, Lancit shall execute and deliver the certificates, documents and instruments contemplated to be delivered by Lancit pursuant to Article 5, and the Company shall execute and deliver the certificates, documents and instruments contemplated to be delivered by it pursuant to Article 6. The Certificate of Merger shall be filed with the Secretary of State of the State of New York on the Closing Date.

         SECTION 1.10. Dissenting Shares. Notwithstanding Section 1.05, if the Lancit Shares are not designated as a National Market System security on an interdealer quotation system by the National Association of Securities Dealers, Inc. on the record date for the Lancit Shareholders Meeting (as such term is defined in Section 4.08), Lancit Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Lancit Shares in accordance with BCL shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Lancit Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. Lancit shall give the Company prompt notice of any demands received by Lancit for appraisal of Lancit Shares, and the Company shall have the right to participate in all negotiations and proceedings with respect to such demands. Lancit shall not, except with the prior written consent of the Company, make any payment with respect to, or settle or offer to settle, any such demands.

                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF LANCIT

         Lancit represents and warrants to the Company as of the date hereof and, except as to representations made as of a specific date, immediately prior to the Effective Time that:

         SECTION 2.01. Due Incorporation and Qualification of Lancit. (a) Lancit is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, with full corporate power and authority required to own, lease and operate its properties and to carry on its business in the place and in the manner as currently conducted.

          (b) Set forth in Item 2.01(b) of the Disclosure Schedule attached hereto and made a part hereof (the "Disclosure Schedule") is a list of all jurisdictions in which Lancit is qualified to do business and is in good standing as a foreign corporation, which are the only jurisdictions where the character of the property owned or leased by Lancit or the nature of Lancit's activities makes such qualification necessary, except for jurisdictions where the failure to so qualify could not, individually or in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Lancit and its consolidated Subsidiaries (as such term is defined in Section 2.03(a)), considered as a whole (such a material adverse effect with respect to Lancit and its Subsidiaries being hereinafter referred to as a "Material Adverse Effect").

         SECTION 2.02. Capitalization. The authorized capital stock of Lancit consists of 15,000,000 shares of Common Stock, $.001 per value. As of the date hereof, there are outstanding (i) 6,634,750 Lancit Shares, (ii) stock options issued to present and former employees, directors and consultants to purchase an aggregate of 1,235,250 Lancit Shares ("Lancit Options") with an average exercise price of $4.081 per Lancit Share, as detailed in Item 2.02 of the Disclosure Schedule, (iii) warrants to purchase an aggregate of 660,209 Lancit Shares with the respective exercise prices shown on Schedule 1.08(c) (defined above as the "Lancit Warrants"). All outstanding Lancit Shares have been duly authorized and validly issued and are fully paid and nonassessable, and were not issued in violation of any preemptive rights. Except as set forth in this Section 2.02 or in Item 2.02 of the Disclosure Schedule, there are outstanding (i) no shares of capital stock or other securities of Lancit, (ii) no securities of Lancit or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of Lancit, and (iii) no options, warrants or other rights to acquire from Lancit or any Subsidiary, and no obligation of Lancit or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Lancit (collectively, "Lancit Securities"). There are no outstanding obligations of Lancit or any Subsidiary to repurchase, redeem or otherwise acquire any Lancit Securities.

         SECTION 2.03. Subsidiaries. (a) Set forth in Item 2.03(a) of the Disclosure Schedule is a list of all direct and indirect subsidiaries of Lancit and any other entities which Lancit otherwise controls or in which it has an investment or ownership interest (collectively, the "Subsidiaries"), showing the date and jurisdiction of incorporation of each thereof and Lancit's percentage beneficial interest therein (and, if less than 100%, the holders of the remaining interests). Each of the Subsidiaries is a corporation, or other entity as reflected in Item 2.03(a) of the Disclosure Schedule, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate or other power and authority required to own, lease and operate its properties and to carry on its business in the places and in the manner as currently conducted. Except as set forth in Item 2.03(a) of the Disclosure Schedule, each Subsidiary is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (b) Except as set forth in Item 2.03(a), all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is validly issued, fully paid and nonassessable, and is owned by Lancit, directly or indirectly, free and clear of any Lien (as defined below) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of Lancit or any Subsidiary convertible into or exchangeable for capital stock or other ownership interests in any Subsidiary,
(ii) options, warrants or other rights to acquire from Lancit or any Subsidiary, and no other obligation of Lancit or any Subsidiary to issue, any capital stock of or other ownership interests in, or any securities convertible into or exchangeable for any capital stock of or ownership interests in, any Subsidiary, or (iii) securities of any Subsidiary other than capital stock of such Subsidiary owned by Lancit (collectively, "Subsidiary Securities"). There are no outstanding obligations of Lancit or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

         SECTION 2.04. Authority, Due Authorization; Valid Obligation; Fairness Opinion. (a) Lancit has all requisite corporate power and authority to execute, deliver and perform this Agreement and the further agreements contemplated by this agreement (the "Additional Agreements") to be executed and delivered by it and to consummate the transactions contemplated hereby and thereby. The Board of Directors of Lancit has unanimously approved the Merger and this Agreement. At a meeting duly called and held, the Board of Directors of Lancit has (i) unanimously determined that this Agreement and the Additional Agreements and the transactions contemplated hereby and thereby, including the Merger, are fair to and in the best interest of Lancit's shareholders, (ii) unanimously approved this Agreement and the Additional Agreements and the transactions contemplated hereby and thereby, including the Merger, which approval satisfies in full the requirements of the BCL regarding approval by a board of directors, and (iii) unanimously resolved to recommend approval and adoption of this Agreement and the Merger by the Lancit shareholders. The execution, delivery and performance by Lancit of this Agreement and the Additional Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, except for any required approval by Lancit's shareholders in connection with the consummation of the Merger (by a two-thirds majority of the shares entitled to vote thereon). In addition, the Board of Directors has taken all requisite action such that the freezeout, special shareholder voting and other requirements imposed by Section 912 of the BCL are not applicable to the Merger.

          (b) This Agreement constitutes a valid and binding agreement of Lancit, enforceable against Lancit in accordance with its terms. When executed and delivered by Lancit, the Additional Agreements to which it is a party will constitute valid and binding agreements of Lancit, enforceable against Lancit in accordance with their respective terms.

          (c) The Board of Directors of Lancit has received an opinion dated February 27, 1998 of its financial advisor, Schroder & Co. Inc., that, as of such date, the consideration to be received by the holders of Lancit Shares in the Merger was fair to such holders from a financial point of view (copies of which have been delivered to the Company), and such opinion has not been withdrawn, revoked or modified in any material respect.

         SECTION 2.05. No Conflicts or Defaults. The execution, delivery and performance of this Agreement and the Additional Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not as of the Effective Time (a) contravene the Certificate of Incorporation or By-laws (or other organizational or governing documents), of Lancit or any Subsidiary;
(b) assuming compliance with the matters referred to in Section 2.07, violate any applicable law, rule, regulation, judgment, order or decree binding upon Lancit or any Subsidiary or (c) except as set forth in Item 2.05 of the Disclosure Schedule, (i) require notice, violate or conflict with, result in a breach of, or a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of Lancit or any Subsidiary or to a loss of any material benefit to which Lancit or any Subsidiary is entitled under, (x) any provision of any agreement, mortgage, indenture, lease, instrument, permit, license or other instrument to which Lancit or any Subsidiary is a party or by which it or any of its assets is bound which is required to be disclosed pursuant to Section 2.13, 2.14 or 2.22 (or, to the knowledge of Lancit, any provision of any other agreement, mortgage, indenture, lease, instrument, permit, license or other instrument), (y) any judgment, order or decree, to which it or any of its assets is subject, or (z) any license, franchise, permit or other similar authorization held by Lancit or any Subsidiary, or (ii) result in the creation or imposition of, or give any party the right to create or impose, any liens, mortgages, pledges, charges, security interests, equities, restrictions, adverse interests, claims or encumbrances of any kind (collectively, "Liens") upon Lancit, any Subsidiary or any of their respective assets, except any such violation, conflict, breach, default, lien, termination or failure of performance referred to in this clause 2.05(c)(ii) as could not, individually or in the aggregate, (x) have a Material Adverse Effect or (y) materially adversely affect the consummation of the transactions contemplated by this Agreement.

         SECTION 2.06. Copies of Charter Documents and Stock Records. Correct and complete copies of the Certificate of Incorporation and By-laws and other organizational or governing instruments of Lancit and each Subsidiary as currently in effect and all documents filed with any state authority with respect to any merger, or consolidation or reincorporation in which Lancit or any Subsidiary has been a participant, have been delivered to the Company by Lancit. Lancit has made available to the Company correct and complete copies of the minute books and stock ledgers of Lancit and each Subsidiary.

         SECTION 2.07. Authorizations. No authorization, approval, order, license, permit, consent or other action of, or filing or registration with, any federal, state, foreign, provincial or local court or governmental body, agency, official or authority, or consent of any other party, is required in connection with the execution, delivery and performance by Lancit of this Agreement, the Additional Agreements and/or the Merger, except (a) as set forth in Item 2.07 of the Disclosure Schedule, (b) the filing of the Certificate of Merger with the Secretary of State of the State of New York, (c) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"); (d) compliance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"); (e) compliance with any applicable foreign or state securities or Blue Sky laws and (f) approval and adoption of this Agreement and the Merger by Lancit's shareholders.

         SECTION 2.08. SEC Filings; Financial Statements. (a) Lancit has furnished to the Company true and complete copies of (i) its annual reports on Form 10-K, as amended, for each of the three fiscal years ended June 30, 1995, 1996 and 1997 as filed with the Securities and Exchange Commission (the "SEC") and annual reports to shareholders for each of the two fiscal years ended June 30, 1995 and 1996, (ii) its quarterly reports on Form 10-Q for the fiscal quarters ended September 30, 1997 and December 31, 1997, as filed with the SEC,
(iii) its proxy or information statements relating to the meetings of, or actions taken without a meeting by, Lancit's shareholders held since December 6, 1995 and (iv) all of its other reports, statements, schedules and registration statements (in the form in which it became effective) filed with the SEC since July 1, 1994 (as amended, collectively, the "Lancit SEC Documents"). Lancit has made all required filings since July 1, 1994 with the SEC when due in accordance with the rules and regulations promulgated under the Exchange Act and the Securities Act. As of their respective dates, all of the Lancit SEC Documents complied in all material respects with the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC thereunder. As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933 as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. All material agreements, contracts and other documents required to be filed as exhibits to any of the Lancit SEC Documents have been so filed.

         (b) The audited consolidated financial statements and unaudited interim financial statements of Lancit included in the Lancit SEC Documents or otherwise delivered to the Company by Lancit (collectively, the "Financial Statements") were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis, are reconcilable to the books and records of Lancit and present fairly the consolidated financial position of Lancit and its Subsidiaries as of the dates thereof and their consolidated results of operations, cash flows and changes in financial position for the periods then ended, except, in the case of such unaudited financial statements, for the omission of footnote information and for normal year end audit adjustments which are not, singly or in the aggregate, material. For the purposes of this Agreement, "Interim Balance Sheet" means the unaudited consolidated balance sheet of Lancit and the Subsidiaries as of December 31, 1997 included in Lancit's quarterly report on Form 10-Q for the quarter ended on such date and the notes thereto and "Interim Balance Sheet Date" means December 31, 1997.

          (c) Neither Lancit nor any Subsidiary has any liabilities of any nature, whether accrued, absolute, contingent (to the extent known), determined, determinable or otherwise, and whether due or to become due ("Liabilities"), other than (i) liabilities disclosed or provided for in the Interim Balance Sheet, (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date which individually or in the aggregate are not material to Lancit and the Subsidiaries, taken as a whole,
(iii) liabilities disclosed or arising pursuant to agreements disclosed in any Item of the Disclosure Schedule, (iv) the Lancit Transaction Expenses (as defined below), (v) other liabilities that could not reasonably be expected to exceed $50,000 in the aggregate and (vi) liabilities incurred with the express written consent of the Company. All such Liabilities since the Interim Balance Sheet Date required by GAAP to be reflected on a month-end balance sheet are fully reflected or reserved on the books and records of Lancit or the applicable Subsidiaries, as the case may be.

          (d) Since December 31, 1996, except as set forth in Item 2.08(d) of the Disclosure Schedule, neither Lancit nor any of the Subsidiaries has entered into any off balance sheet financial arrangements, including any transaction involving a hedge or derivative financial instrument.

         SECTION 2.09. Compliance with Law and Court Orders. Neither Lancit nor any Subsidiary nor the Business is in material violation of, or has materially violated, or, to the knowledge of Lancit, is under investigation with respect to or has been threatened to be charged with or given notice of any material violation of, any applicable law, rule, regulation, judgment, injunction, order or decree.

         SECTION 2.10. Taxes. All federal, state, county, local, foreign, income, property, transfer, excise, sales, use, recording, payroll, withholding and other taxes and assessments of any kind, including interest and penalties (collectively, "Taxes"), which are due and payable by Lancit have been paid or adequate provision has been made for the payment thereof. There are no Liens on Lancit or any Subsidiary or any of their respective assets in respect of Taxes, other than any Permitted Liens (as such term is defined in Section 2.20). The liabilities for Taxes reflected on the Interim Balance Sheet represent adequate provision, in accordance with GAAP, for the payment of all accrued and unpaid Taxes for all periods ended on or prior to the Interim Balance Sheet Date, whether or not disputed and whether or not asserted prior to the date hereof. All returns and reports of any nature for Taxes ("Tax Returns") required to be filed prior to the date hereof by Lancit have been duly filed. All Taxes shown on such Tax Returns and on assessments received have been paid to the extent that such Taxes have become due. The Company has been furnished with access to true and complete copies of all Tax Returns required to be filed by Lancit for each of the three taxable years ending on or before June 30, 1996. Except as set forth in Item 2.10 of the Disclosure Schedule, no claims have been asserted against Lancit which are currently unresolved for Taxes, including interest or penalties. The federal income tax returns of Lancit have been closed by applicable statute for all taxable years prior to and including the taxable year ended June 30, 1994. Except as set forth in Item 2.10 of the Disclosure Schedule, none of the Tax Returns of Lancit has ever been audited, there has been no extension of any applicable statute of limitations and, to the knowledge of Lancit, none of the Tax Returns of Lancit is currently under examination. Lancit has not waived any statute of limitations relating to the assessment or collection of Taxes with respect to any taxable year for any audits or years that are not closed. All Taxes or other assessments with respect to Taxes which Lancit is required by law to withhold or collect have been duly withheld and collected and have been paid over to the proper governmental authorities or are properly held by Lancit for such payment. Neither Lancit nor any Subsidiary has made or has any obligations to make a payment that is or will not be deductible under Section 280G of the Code. Neither Lancit nor any Subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither Lancit nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Lancit nor any Subsidiary has (A) been a member of an affiliated group as defined under Section 1504 of the Code (other than an affiliated group of which the common parent was Lancit) and (B) any liability for Taxes of another Person (other than Lancit or another Subsidiary) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

         SECTION 2.11. Employee Benefits. (a) The Lancit Media Entertainment, Ltd. & Affiliates Retirement Plan, as amended (the "401(k) Plan") is the only "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) currently maintained by Lancit or any Subsidiary or to which Lancit or any Subsidiary has any liability or obligation. For purposes of this Section 2.11, "Subsidiary" means any entity that with Lancit is a member of a controlled group of corporations, within the meaning of section 414(b) of the Code, or is a trade or business under common control within the meaning of section 414(c) of the Code, or is a member of the same affiliated service group, within the meaning of section 414(m) of the Code. Lancit (formerly Lancit Media Productions, Ltd.) previously maintained the Lancit Media Productions, Ltd. Defined Benefit Pension Plan (the "Defined Plan") and the Lancit Media Profit Sharing Plan (together, the "Prior Plans"). Neither Lancit nor any Subsidiary has any liability or obligation remaining under the Prior Plans.

         The 401(k) Plan, the Prior Plans, and each bonus, pension, retirement, profit sharing, deferred compensation, stock ownership, stock bonus, stock option, phantom stock, retirement, vacation, disability, death benefit, unemployment, hospitalization, medical, severance, or other plan, or agreement, including individual employment agreements, providing benefits to any current or former employees, officers or directors of Lancit or any Subsidiary or to which Lancit or any Subsidiary has or had any liability or obligation (collectively, the "Lancit Benefit Plans"), and any related trust, complies currently, and has complied at all times in the past with respect to the 401(k) Plan and the Prior Plans and since July 1, 1994, with respect to all other Lancit Benefit Plans, both as to form and operation, in all material respects with the terms of such Lancit Benefit Plan and with the applicable provisions of ERISA, the Code and other applicable United States laws. All Lancit Benefit Plans are set forth in
Item 2.11(a) of the Disclosure Schedule, as well as the Employee Policy and Procedures Manual and any other employment policies. Lancit has provided the Company copies of all such documents set forth in Item 2.11(a).

         (b) Collectively Bargained Agreements and Plans. (i) Item 2.11(b) of the Disclosure Schedule sets forth all union retirement, pension or welfare plans to which Lancit or any Subsidiary is obligated to contribute, including each multiemployer pension benefit plan (as defined in section 3(37) of ERISA) to which Lancit or any Subsidiary contributes or is required to contribute, and, with respect to each such plan for the plan year in which the Effective Time occurs, (A) the amount of any payment made and the approximate amount of any payment to be made; (B) the number of contribution base units (as defined in section 4001(a)(11) of ERISA) for which Lancit or any Subsidiary has an obligation to contribute to such plan; and any conditions to such contribution.
(ii) Neither Lancit nor any Subsidiary has any unfulfilled current or past due obligation to contribute to any multiemployer plan (as defined in section 3(37) of ERISA) or collectively-bargained welfare plan listed on Item 2.11(b). (iii) Neither Lancit nor any Subsidiary would have incurred any withdrawal liability pursuant to Title IV of ERISA if it had withdrawn from the AFTRA Retirement Fund as of November 30, 1996 or from any other multiemployer pension benefit plan to which it is obligated to contribute as of December 31, 1996, and neither Lancit nor any Subsidiary knows or has any reason to know of any change since said November 30, 1996 or December 31, 1996 dates such that it would incur withdrawal liability upon a complete withdrawal from any of said multiemployer pension benefit plans effective as of the date of this Agreement. (iv) Neither Lancit nor any Subsidiary is a party to any collective bargaining agreement, except as disclosed on Item 2.11(b) of the Disclosure Schedule.

          (c) COBRA. Item 2.11(c) lists each employee or former employee of Lancit or any Subsidiary eligible for continuation coverage under Title X of the Consolidated Omnibus Reconciliation Act of 1986, as amended ("COBRA"), the date on which they were given the notice of their COBRA eligibility, whether they elected COBRA coverage, and the last date on which a premium was received from the employee or former employee for COBRA coverage.

          (d) Leaves of Absence. Item 2.11(d) of the Disclosure Schedule lists all employees for whom Lancit or any Subsidiary has approved any type of leave of absence (paid or unpaid) extending until or after the Effective Time and a description of the terms of the leave.

          (e) Claims. Item 2.11(e) of the Disclosure Schedule lists for each Lancit Benefit Plan any pending or threatened litigation, claims, lawsuits, administrative proceedings, or pending appeals for benefits that have been denied, and any similar action or claim that may result in liability to Lancit or any Subsidiary.

          (f) Prohibited Transactions. To Lancit's knowledge, no fiduciary, party in interest, or disqualified person of any plan set forth in Items 2.11
(a) or (b) has engaged in any transaction described in section 406(a) or (b) of ERISA or in any transaction described in section 4975 of the Code.

         (g) Tax Qualification. With respect to each Lancit Benefit Plan that is an employee pension benefit plan under section 3(2) of ERISA, including any such plan that is frozen, terminated or partially terminated: (i) there is no accumulated funding deficiency, as defined in section 302(a)(2) of ERISA or section 412 of the Code; (ii) there has not been issued a waiver of the minimum funding standard under section 412 of the Code; (iii) there is no liability for tax imposed by section 4971 of the Code; (iv) the contribution and benefit limitations of section 415 of the Code have not been exceeded; (v) there is no unfulfilled obligation to contribute; (vi) there has been issued a favorable determination by the Internal Revenue Service with respect to the qualified status of the Plan under section 401(a) of the Code as amended to the Effective Time except as set forth on Item 2.11(g) of the Disclosure Schedule; (vii) the Internal Revenue Service has not revoked a prior favorable determination of the Plan's qualified status or issued technical advice regarding the Plan's qualified status; and (viii) to Lancit's knowledge, no event has occurred in the operation or administration of the Plan which could form a basis for revocation of the Plan's qualified status by the Internal Revenue Service.

          (h) Defined Benefit Plans. Except with respect to the Defined Plan, neither Lancit nor any Subsidiary sponsor or have sponsored, maintained or contributed to a defined benefit pension plan that is or was subject to Title IV of ERISA. Neither Lancit nor any Subsidiary is liable to the Pension Benefit Guaranty Corporation with respect to the Lancit Media Productions, Ltd. Defined Benefit Pension Plan or any plan sponsored or maintained by any other party, including any predecessor of Lancit or any Subsidiary, former employer of employees of Lancit or any Subsidiary, or any party which, with Lancit and any Subsidiary, forms a controlled group of corporations, a group of trades or businesses under common control, or an affiliated service group, all within the meaning of section 414 of the Code. There does not exist any lien under section 412(n) of the Code upon any property belonging to Lancit or any Subsidiary or any entity which is a member of a controlled group (within the meaning of section 412(n)(6)) of which Lancit or any Subsidiary is a member.

          (i) Reporting and Disclosure. To Lancit's knowledge, (i) Each party in interest described in section 3(14)(A) and (B) of ERISA has complied with, and neither Lancit nor any Subsidiary will knowingly permit at any time through the Effective Time any such party in interest to fail to comply with, all material requirements of ERISA and (ii) Lancit and each Subsidiary have caused to be filed on a timely basis each and every return, report and notice required to be furnished to any governmental agency with respect to each employee benefit plan sponsored or maintained by Lancit or any Subsidiary and have furnished to plan participants and beneficiaries the information required to be furnished to them. Lancit shall deliver to Company at the Effective Time all records as are requested by Company.

          (j) General ERISA Compliance. To Lancit's knowledge, (i) each party in interest described in section 3(14)(A) and (B) of ERISA has complied, and neither Lancit or any Subsidiary will knowingly permit at any time through the Effective Time any such party in interest to fail to comply, with all material requirements of ERISA and (ii) each Lancit Benefit Plan which otherwise provides benefits or compensation for services to any employee, his dependents or beneficiaries has been maintained and administered at all times in full compliance with applicable state and federal law, including without limitation the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, and Title X of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended and the Health Insurance Portability and Accountability Act of 1996.

          (k) Severance. Except as specifically provided in written contracts with employees or Lancit Benefit Plans listed in Item 2.11(a), or as otherwise reflected in Item 2.11(k) of the Disclosure Schedule, no employee of Lancit or any Subsidiary is entitled to severance pay for a voluntary or an involuntary termination of employment with Lancit or any Subsidiary.

          (l) Post-retirement Welfare Benefits. No employee is receiving or entitled to any postretirement compensation or benefits other than benefits to which he or she is entitled under the Lancit Benefit Plans listed in Items 2.11(a) or 2.11(b).

          (m) Non-conforming Group Health Plans. To Lancit's knowledge, neither Lancit nor any Subsidiary has contributed to a non-conforming group health plan (as that term is defined in Code section 5000(c)) or incurred any tax liability under Code section 5000(a).

          (n) Leased Employees. To Lancit's knowledge, any leased employees, as defined in section 414(n) of the Code, of Lancit or any Subsidiary have been covered under the terms of the applicable Lancit Benefit Plans, or, if excluded, all applicable coverage requirements have been satisfied with such leased employees taken into consideration. No individual who has provided services to Lancit or any Subsidiary and who has not been treated by Lancit or any Subsidiary as an employee of Lancit or any Subsidiary has any right to benefits under any Lancit Benefit Plan.

         SECTION 2.12. Litigation. Except as described in Item 2.12 of the Disclosure Schedule, as of the date of this Agreement, there is no claim, action, suit, proceeding, investigation or criminal proceeding, at law or in equity, pending against, or to the knowledge of Lancit, threatened against or affecting, Lancit or any Subsidiary or any of their respective properties before any national, state or provincial, local or other governmental authority, agency, court, official, arbitration tribunal or other forum, (collectively, "Proceedings"), (i) which, if adversely determined, could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or (ii) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger. Except as described in Item 2.12 of the Disclosure Schedule, there is no Proceeding pending (or to Lancit's knowledge, threatened) against Lancit or any Subsidiary or any of their respective properties, (i) which has a significant possibility of success on the merits and could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or
(ii) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger and has a significant possibility of success on the merits in respect of such challenge or such relief. There is no material outstanding and unsatisfied judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or governmental authority against or relating to Lancit, any Subsidiary or any of its or their respective assets.

         SECTION 2.13. Agreements and Commitments. (a) Except as disclosed in
Item 2.13(a) of the Disclosure Schedule, neither Lancit nor any Subsidiary is a party to or bound by, and none of the assets of Lancit or any Subsidiary is covered by or subject to, any of the following (whether oral or written):

              (i) any lease (a) for real property or (b) for personal property providing for annual rentals for such personal property lease of $5,000 or more or aggregate payments (per lease) for such personal property lease of $10,000 or more;

              (ii) any agreement for the purchase of materials, software, supplies, goods, services, equipment or other assets providing for either (A) annual payments by Lancit and the Subsidiaries of $5,000 or more or (B) aggregate payments (per agreement) by Lancit and the Subsidiaries of $10,000 or more;

              (iii) any funding, agency, licensing, development, production, co-production, output, air commitment, distribution, rights sharing or back-end agreement or any agreement similar to any of the foregoing;

              (iv) any partnership, joint venture or other similar agreement or arrangement;

              (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

              (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

              (vii) any option, license, franchise or similar agreement;

              (viii) any agency, dealer, sales representative, marketing, merchandising, licensing or other similar agreement;

              (ix) any agreement that limits the freedom of Lancit or any Subsidiary to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Surviving Corporation or any Subsidiary after the Effective Time;

              (x) any agreement pursuant to which Lancit or any Subsidiary has hired or retained a consultant;

              (xi) any agreement pursuant to which Lancit or any Subsidiary is subject to confidentiality or non-disclosure obligations;

              (xii) any union or collective bargaining contracts with respect to any employees of Lancit or any Subsidiary;

              (xiii) any employment or talent agreement; or

              (xiv) any other agreement, commitment, arrangement or plan that is material.

In lieu of a list, certain types of agreements and other instruments which are not individually material to Lancit are identified in Item 2.13(a) by category, together with a representative sample. Documents in each such category do not differ from the representative sample in any material respect.

          (b) Each agreement, contract, plan, lease, arrangement or commitment disclosed in the Disclosure Schedule or required to be disclosed in the Disclosure Schedule is a valid and binding agreement of Lancit or a Subsidiary, as the case may be, and is in full force and effect, and none of Lancit, any Subsidiary or, to the knowledge of Lancit, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the knowledge of Lancit, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder, other than any breaches or defaults which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered or made available to the Company.

          (c) A complete list (except as to the categories referred to in the last two sentences of Section 2.13(a)) of all funding, agency, licensing, production, employee, talent, distribution and other contracts or other arrangements between the Company or any Subsidiary and any third party in connection with the development, preparation, production and distribution of new episodes of Reading Rainbow, Outward Bound and The Puzzle Place for the 1998 season in effect as of the date hereof is set forth in Item 2.13(c) of the Disclosure Schedule. Such contracts and arrangements are all of the contracts and arrangements that will be necessary for the development preparation, production and distribution of such episodes, other than contracts and agreements to be entered into in the ordinary course of production consistent with past practice, and Lancit has no reason to believe that there will be any difficulties encountered in connection with entering into such ordinary course contracts and arrangements.

          (d) Except as set forth in Item 2.13(d) of the Disclosure Schedule, to Lancit's knowledge, its relationships with the parties to the contracts required to be disclosed under Sections 2.13(a) (i), (ii), (iii), (iv), (vii), (viii),
(x) and (xiii) are good and no such party has threatened to terminate or fail to renew any such contract, agreement or relationship, which termination or failure would, singly or in the aggregate, have a Material Adverse Effect.

          SECTION 2.14. Intellectual Property. Lancit or one of its Subsidiaries owns or has valid and enforceable rights with respect to all trademarks, trade names, service marks and copyrights (whether or not registered) and any registrations or applications for the registration of any thereof, all trade secrets, and all rights of similar or equivalent effect however or wherever arising (together, the "Intellectual Property") which are necessary and sufficient in all material respects to conduct the Business as currently conducted or proposed to be conducted, and all such Intellectual Property which is not owned is licensed to Lancit or one of its Subsidiaries pursuant to license agreements listed in Item 2.14 of the Disclosure Schedule. Item 2.14 identifies all Intellectual Property owned by or licensed to Subsidiaries that are not wholly owned by Lancit. Neither Lancit nor any of the Subsidiaries nor, to the knowledge of Lancit, any other party is in breach of or default under any such license agreement and each such license or other agreement is valid and in full force and effect. Lancit and its Subsidiaries hold the Intellectual Property owned by them free of any Liens or contractual or other restrictions other than the rights of licensees pursuant to the license agreements set forth in Item 2.14 of the Disclosure Schedule. Except as set forth in Item 2.14 of the Disclosure Schedule, Lancit has not received any claims, and Lancit does not believe, that it or its Subsidiaries or its or their Intellectual Property has infringed, diluted or otherwise violated any third party's marks, copyrights, trade secrets, patents, right of publicity, right of privacy, moral rights, or other proprietary rights, libeled any third party, or engaged in false advertising or unfair competition. Except as set forth in Item 2.14 of the Disclosure Schedule, since January 1, 1996, neither Lancit nor any of its Subsidiaries has made any claims that a third party has infringed, diluted, or otherwise violated any of its or their Intellectual Property or engaged in false advertising or unfair competition. No order, holding, decision or judgment has been rendered by any governmental authority, and except as set forth in Item
2.14 no agreement, consent or stipulation exists, which would limit Lancit's or its Subsidiaries' use of any Intellectual Property or any advertising or promotional claim or campaign. Item 2.14 of the Disclosure Schedule contains a complete and accurate list of all U.S. and foreign trademark and copyright registrations and applications for registration held or filed by Lancit or any of its Subsidiaries. All such registrations are in full force, are held of record in Lancit's or Lancit Copyright Corporation's name (either alone or jointly with Community Television of Southern California or KCET Music Publishing), and are not the subject of any cancellation proceeding, and all such applications are pending in Lancit's or Lancit Copyright Corporation's name alone or in Lancit's name together with Community Television of Southern California or KCET Music Publishing, and are not the subject of any final refusal to register or any opposition proceeding. Registrations have been issued for, or applications are pending to register, all trademarks and service marks in all jurisdictions where the failure to obtain such a registration could have a Material Adverse Effect or could result in a breach of Lancit's obligations under any material license or distribution agreement. Except as set forth in
Item 2.14, each individual who would be considered an author or co-author under U.S. copyright law of any episode of The Puzzle Place or Backyard Safari has either (1) made his or her contribution to that episode as a work for hire under U.S. copyright law for Lancit or, in the case of The Puzzle Place, for Lancit and Community Television of Southern California, or (2) executed a written assignment and transfer of his or her copyright interest in the episode to Lancit or, in the case of The Puzzle Place, to Lancit and Community Television of Southern California. To Lancit's knowledge, none of Lancit's or its Subsidiaries' trade secrets, know-how or other confidential or proprietary information, the unauthorized use of which could reasonably be expected to have a Material Adverse Effect, has been disclosed to any person unless such disclosure was made pursuant to an appropriate confidentiality agreement. Except as reflected in Item 2.14 of the Disclosure Schedule, to Lancit's knowledge, its relationships with the parties to the licenses identified in Item 2.14 of the Disclosure Schedule, the loss or absence of which could reasonably be expected to have a Material Adverse Effect, are good and no such party has threatened to terminate or fail to renew any such license or relationship. Except for software which is "off-the-shelf," all software that is material to the operations of Lancit or its Subsidiaries is year 2000 compliant.

         SECTION 2.15. Lancit Brokers; Transaction Expenses. (a) Except as set forth in Item 2.15(a) of the Disclosure Schedule, no broker, investment banker, financial advisor or other intermediary which has been retained by, or is authorized to act on behalf of, Lancit or any Subsidiary who might be entitled to any broker's, finder's, financial advisor's or other similar fee or commission upon consummation of the transactions contemplated by this Agreement.

          (b) Set forth in Item 2.15(b) is Lancit's estimate of the maximum aggregate amount of the fees and expenses (including printing costs, filing fees and the fees and expenses of brokers, investment bankers, financial advisors, other intermediaries, attorneys and accountants) that Lancit expects to incur in connection with the transactions contemplated hereby ("Lancit Transaction Expenses").

         SECTION 2.16. Miscellaneous. To Lancit's knowledge, and subject to the last sentence of this Section 2.16, none of the documents or information delivered or provided by Lancit to the Company in connection with the transactions contemplated by this Agreement (as updated by any more recent versions thereof delivered prior to the date hereof) contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading. There is no fact or information relating to Lancit or its Subsidiaries, other than publicly available information, that is known to Lancit, that could reasonably be expected to be material to Lancit and its Subsidiaries taken as a whole and that has not been disclosed to the Company. The cash flow projections for the six months ending June 30, 1998 relating to Lancit and the Subsidiaries delivered to the Company constitute Lancit's reasonable estimate of the amounts of the sources and uses of its funds for such period and the timing thereof (except in the case of the timing as to the items previously identified by Lancit). Except as set forth in the preceding sentence, Lancit makes no representation or warranty as to any projections or estimates that it may have furnished to the Company.

         SECTION 2.17. Disclosure Documents. (a) Each document required to be filed by Lancit with the SEC in connection with the transactions contemplated by this Agreement (the "Lancit Disclosure Documents"), including, without limitation, the proxy or information statement of Lancit (the "Lancit Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

          (b) At the time Lancit Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of Lancit, at the time such shareholders vote on adoption of this Agreement and at the Effective Time, the Lancit Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Lancit Disclosure Document other than Lancit Proxy Statement and at the time of any distribution thereof, such Lancit Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 2.17 will not apply to statements or omissions in Lancit Disclosure Documents based upon information furnished by the Company specifically for use therein.

          (c) The information with respect to Lancit or any Subsidiary that Lancit furnishes specifically for use in (or incorporation by reference in) the Company Disclosure Documents (as defined in Section 3.09) will not, at the time of the filing thereof, at the time of any distribution thereof and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 2.18. Absence of Certain Changes. Except as disclosed in Item
2.18 of the Disclosure Schedule, since the Interim Balance Sheet Date, Lancit and the Subsidiaries have conducted their business in the ordinary course consistent with past practice and, except as disclosed in Item 2.18 of the Disclosure Schedule, there has not been:

          (a) any event, occurrence or development of a state of circumstances or facts which has had or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Lancit or any Subsidiary, or, any repurchase, redemption or other acquisition by Lancit or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, Lancit or any Subsidiary;

          (c) any amendment of any material term of any outstanding security of Lancit or any Subsidiary;

          (d) any incurrence, assumption or guarantee by Lancit or any Subsidiary of any indebtedness for borrowed money;

          (e) any creation or assumption by Lancit or any Subsidiary of any Lien (other than Permitted Liens) on any asset;

          (f) any making of any loan or capital contributions to or investment in any Person other than loans or capital contributions to or investments in wholly owned Subsidiaries made in the ordinary course of business consistent with past practices;

          (g) any condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting the business or assets of Lancit or any Subsidiary;

          (h) any transaction or commitment made, or any contract or agreement entered into, amended or terminated by Lancit or any Subsidiary or any relinquishment by Lancit or any Subsidiary of any contract or other right, in either case, material to Lancit and its consolidated Subsidiaries taken as a whole, other than those contemplated by this Agreement;

          (i) any change in any method of accounting or accounting practice by Lancit or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

          (j) any (i) grant of any severance or termination pay to any director, officer or employee of Lancit or any Subsidiary except pursuant to agreements or Lancit's standard employment policies in effect on the Interim Balance Sheet Date, (ii) entering into or renewal of any employment, deferred compensation, severance, retirement or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Lancit or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of Lancit or any Subsidiary other than standard annual merit increases not in excess of $50,000 in the aggregate on a annual basis;

          (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Lancit or any Subsidiary, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

          (l) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in excess of $25,000, individually or in the aggregate; or

          (m) except for capital expenditures and commitments referred to in subsection 2.18(l) above, any acquisition or disposition of any assets or Intellectual Property in one or more transactions, or any commitment in respect thereof, that, individually or in the aggregate, involved or involve payments of $10,000 or more.

         SECTION 2.19. Environmental Matters. (a) Except as disclosed in Item 2.19(a) of the Disclosure Schedule,

              (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, or, to the knowledge of Lancit or any Subsidiary, is pending or threatened by any Person against, Lancit or any Subsidiary, nor has any material penalty been assessed against Lancit or any Subsidiary, with respect to any alleged violation of any Environmental Law or liability thereunder, alleged failure to have any Environmental Permits, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance or discharge, emission or release of any Hazardous Substance;

              (ii) to Lancit's knowledge, no Hazardous Substance has been discharged, emitted, released or is present at any property now or previously owned, leased or operated by Lancit or any Subsidiary, which circumstance, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and

              (iii) there are no Environmental Liabilities that have had or may, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Lancit has knowledge in relation to the current or prior business of Lancit or any Subsidiary or any property or facility now or previously owned or leased by Lancit or any Subsidiary which has not been delivered to the Company at least five days prior to the date hereof.

          (c) Except as set forth in Item 2.19(c) of the Disclosure Schedule, neither Lancit nor any Subsidiary owns or leases or has owned or leased any real property, or conducts or has conducted any operations, in New Jersey or Connecticut that trigger filing or other obligations under environmental transfer acts in those states in connection with the transactions contemplated hereby.

          (d) For purposes of this Section 2.19, the following terms shall have the meanings set forth below:

              (i) "Lancit" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of Lancit or any Subsidiary;

              (ii) "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other hazardous substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other hazardous substances or wastes or the clean-up or other remediation thereof;

              (iii) "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of Lancit or any Subsidiary as currently conducted;

              (iv) "Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

         SECTION 2.20. Properties. (a) Lancit and the Subsidiaries have good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets have valid leasehold interests in, all material property and assets (whether real, personal, tangible or intangible) reflected on the Interim Balance Sheet or acquired after the Interim Balance Sheet Date or otherwise necessary for the operation of the business of Lancit and the Subsidiaries, except for properties and assets sold since the Interim Balance Sheet Date in the ordinary course of business consistent with past practice. None of such property or assets is subject to any Lien, except:

              (i) Liens disclosed on the Interim Balance Sheet or Item 2.20(a) of the Disclosure Schedule;

              (ii) Liens for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Interim Balance Sheet);

              (iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets (Liens referred to in clauses (i)-(iii) of this Section 2.20(a) are, collectively, the "Permitted Liens").

          (b) Since December 31, 1997, there are no developments affecting any such material property or assets pending or, to the knowledge of Lancit threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets except for normal wear and tear on such property or assets.

          (c) Neither Lancit nor any Subsidiary owns any real property. The equipment owned or used by Lancit or any Subsidiary is adequate and suitable for its present and intended uses.

          (d) The property and equipment owned or leased by Lancit or any Subsidiary constitute all of the property and equipment used or held for use in connection with the business of Lancit and its Subsidiaries and all of the property and equipment necessary to conduct such business as currently conducted by Lancit.

         SECTION 2.21. Insurance Coverage. Set forth in Item 2.21 of the Disclosure Schedule is a list of all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of Lancit and the Subsidiaries (the "Lancit Policies"), and Lancit has provided the Company with or with access to true and complete copies of all such policies and bonds to the extent available to Lancit; otherwise, Lancit has provided the Company with access to true and complete copies of all binders or equivalent documents. Except as disclosed in Item 2.21 of the Disclosure Schedule, there is no claim by Lancit or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and Lancit and the Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds.
Item 2.21 indicates the dates since which such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect. To Lancit's knowledge, such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of Lancit and the Subsidiaries. Except as set forth in Item 2.21 of the Disclosure Schedule, Lancit does not know of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. The Surviving Corporation and the Subsidiaries shall after the Effective Time continue to have coverage under such policies and bonds with respect to events occurring prior to the Effective Time. Set forth in Item 2.21 is the amount of the premium payable for the current year for Lancit's directors and officers insurance policy.

         SECTION 2.22. Licenses and Permits. Lancit and the Subsidiaries have all material governmental licenses, authorizations, consents and approvals required to carry on the business of Lancit and its Subsidiaries as now conducted. Item 2.22 of the Disclosure Schedule correctly sets forth a list of each material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Lancit and its Subsidiaries (collectively, the "Permits"), and each pending application for any Permit, together with the name of the government agency or entity issuing such Permit or with which such application is pending. Except as set forth in Item 2.22, (i) the Permits are valid and in full force and effect,
(ii) neither Lancit nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

         SECTION 2.23. Employees. Item 2.23(a) of the Disclosure Schedule sets forth a true and complete list of the names, titles, annual salaries and other compensation of all officers of Lancit and its Subsidiaries and of all other employees of Lancit and its Subsidiaries and the wage rates for non-salaried employees of Lancit and the Subsidiaries (by classification). To the knowledge of Lancit as of the date of this Agreement and except as reflected in Item 2.02 or Item 2.23 of the Disclosure Schedule, (i) none of the employees identified in
Item 2.23(b) has notified Lancit that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Effective Time and (ii) no Person (other than as set forth in Items 2.02 or 2.23(a)) is entitled to any employee benefits from Lancit. The foregoing shall not be deemed a waiver of, or to impair or derogate from, the obligations of the Company to certain employees upon the occurrence of a change in control pursuant to employment agreements listed in Item 2.05 of the Disclosure Schedule.

         SECTION 2.24. Labor Matters. Lancit and the Subsidiaries are in compliance in all material respects with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no unfair labor practice complaint pending or, to Lancit's knowledge, threatened against Lancit or any Subsidiary before the National Labor Relations Board.

         SECTION 2.25. Books and Records. Since July 1, 1994, Lancit has maintained adequate business records with respect to the operation of its business, and Lancit is not aware of any material deficiencies in such business records.

         SECTION 2.26. Interested Party Transactions. Except as set forth in
Item 2.26 of the Disclosure Schedule or in the Lancit SEC Documents, since June 30, 1997, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.


                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Lancit as of the date hereof and immediately prior to the Effective Time that:

         SECTION 3.01. Due Incorporation and Qualification. Each of the Company and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted.

         SECTION 3.02. Authority; Due Authorization; Valid Obligation. Each of the Company and Merger Subsidiary has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company and Merger Subsidiary of this Agreement and such Additional Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement constitutes, and such Additional Agreements, when executed and delivered, will constitute, the valid and binding obligations of each of the Company and Merger Subsidiary.

         SECTION 3.03. No Conflicts or Defaults. The execution, delivery and performance by the Company and Merger Subsidiary of this Agreement and the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not as of the Effective Time (a) violate the Certificate of Incorporation or By-Laws of the Company or Merger Subsidiary; (b) assuming compliance with the matters referred to in Sections 3.04, violate any applicable law, rule, regulation, judgment, order or decree binding upon the Company or Merger Subsidiary; or (c) with such exceptions as could not, individually or in the aggregate, reasonably be expected to materially adversely affect the transactions contemplated hereby or have a Company MAE (as defined below), require notice, violate or conflict with, result in a breach of, or a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any agreement, contract or other instrument binding upon the Company. For purposes of this Agreement, the term the "Company MAE" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its subsidiaries taken as a whole.

         SECTION 3.04. Authorizations. No authorization, approval, order, license, permit or consent of, or filing or registration with, any federal, state, foreign, provincial or local court or governmental authority, or consent of any other party, is required in connection with the execution, delivery and performance by the Company and Merger Subsidiary of this Agreement and the Additional Agreements to which it is a party, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of New York, (b) compliance with any applicable requirements of the Exchange Act; (c) compliance with the applicable requirements of the Securities Act; (d) compliance with any applicable foreign or state securities or Blue Sky laws and (e) approval and adoption of this Agreement and the Merger by Lancit's shareholders.

         SECTION 3.05. Litigation. Except as set forth in Schedule 3.05, as of the date hereof, there are no Proceedings pending against the Company or Merger Subsidiary, and the Company has not received notice of any threatened Proceedings against it or Merger Subsidiary which, if adversely determined, would, individually or in the aggregate, have a Company MAE, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. Except as set forth in Item 3.05 of the Disclosure Schedule, there are no Proceedings pending against the Company or Merger Subsidiary, and the Company has not received notice of any threatened Proceedings against it or Merger Subsidiary which (i) has a significant possibility of success on the merits and could reasonably be expected to, individually or in the aggregate, have a Company MAE, or (ii) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger and has a significant possibility of success on the merits of such challenge or such relief.

         SECTION 3.06. SEC Documents. The Company has furnished to Lancit true and complete copies of each report, registration statement (in the form in which it became effective) and definitive proxy statement filed by the Company with the SEC since September 1, 1997 (the "Company SEC Documents"), which are all of the documents that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the applicable rules and regulations of the SEC thereunder. As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. All material agreements, contracts and other documents required to be filed as exhibits to any of the Company SEC documents have been so filed. The consolidated financial statements of the Company contained in the Company SEC Documents were prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as at the dates indicated and the consolidated results of operations and consolidated cash flows of the Company and its consolidated subsidiaries for the periods then ended, except as indicated in the notes thereto, and except, in the case of unaudited interim financial statements, for the omission of footnote information and normal year-end audit adjustments which are not, singly or in the aggregate, material.

         SECTION 3.07. Company Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions described in this Agreement based upon arrangements made by or on behalf of the Company.

         SECTION 3.08. No Material Adverse Change. To the Company's knowledge, from September 30, 1997 through the date of this Agreement, there has not been any Company MAE.

         SECTION 3.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the registration statement on Form S-4 to register the shares of Company Common Stock to be delivered in the Merger (the "Registration Statement"), and any supplements or amendments thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

          (b) At the time the Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, the Registration Statement, as amended or supplemented, if applicable, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading. The foregoing representations and warranties will not apply to statements or omissions included in the Registration Statement or any amendment or supplement thereto based upon information furnished to the Company or Merger Subsidiary by Lancit for use therein.

          (c) The information with respect to the Company or any subsidiary of the Company that the Company furnishes to Lancit for use in the Lancit Disclosure Documents will not, at the time of the filing thereof, at the time of any distribution thereof and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 3.10. Company Common Stock. The Company Common Stock to be issued pursuant to the Merger has been duly authorized and upon issuance in accordance with this Agreement will be duly authorized and validly issued, will be fully paid and non-assessable and will not be issued in violation of any preemptive rights.

         SECTION 3.11. Miscellaneous. To the Company's knowledge, none of the documents or information delivered by the Company to Lancit in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading. There is no fact or information relating to the Company or its subsidiaries, other than publicly available information, that is known to the Company, that could reasonably be expected to be material to the Company and its subsidiaries taken as a whole and that has not been disclosed to Lancit.


                                    ARTICLE 4
                               CERTAIN AGREEMENTS

         SECTION 4.01. Conduct of Lancit's Business. Between the date of this Agreement and the Effective Time (or the termination of this Agreement pursuant to Section 7.01, if earlier), Lancit and the Subsidiaries shall, except for actions to be taken pursuant to this Agreement and except as set forth in
Schedule 4.01 of the Disclosure Schedule, use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees and conduct their business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except in accordance with this Agreement, Lancit shall not, and shall not permit any Subsidiary to, without the prior written consent of the Company in each instance,

          (a) except pursuant to Lancit Options or Lancit Warrants in effect on the date hereof, issue, sell, purchase, repurchase, redeem or otherwise acquire any Lancit Securities or Subsidiary Securities;

          (b) declare, set aside, or pay any dividend or make any distribution with respect to any Lancit Shares or other capital stock of Lancit or any Subsidiaries, except from any Subsidiary to Lancit;

          (c) directly or indirectly redeem, purchase or otherwise acquire or commit to acquire any capital stock or ownership interest of any Person;

          (d) effect a split or reclassification of its capital stock, or a recapitalization;

          (e)   amend its certificate of incorporation or by-laws;

          (f) except as required by law, (A) grant or make any change in control, severance or termination payments to any officer or employee except pursuant to plans or agreements in existence on the date hereof, (B) enter into any option, employment, deferred compensation or other similar agreement (or enter into any amendment to any such existing agreement) with any officer, director, employee or consultant, (C) increase benefits payable under any existing severance or termination pay policies or agreements, or (D) except as contemplated by Section 2.18(j)(iv), grant or provide for any increase in (or commit, orally or in writing, to increase) the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable to or to become payable to, or any bonus, insurance, pension or other employee benefit plan benefitting any director, officer, employee or consultant;

          (g) merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

          (h) enter into any material transaction, contract or commitment;

          (i)   assume or guarantee any debt for borrowed money;

          (j) sell, lease, license, encumber or otherwise dispose of any material properties or assets;

          (k) make any reevaluation of the assets of Lancit or any of its Subsidiaries;

          (l) except as required by GAAP, change any of its accounting methods, principles or practices;

          (m) make any Tax election that would have an adverse effect on Lancit or any of the Subsidiaries;

          (n)   agree or commit to do any of the foregoing; or

          (o) (i) intentionally take or agree or commit to take any action that would make any representation and warranty of Lancit hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) intentionally omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

         Lancit shall (i) use its reasonable best efforts to maintain in full force and effect insurance policies providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under the policies of insurance now in effect for Lancit, (ii) timely file all tax returns due on or before the Effective Time and pay (or reserve for) all Taxes due and payable with respect to periods ending on or before or including the Effective Time and
(iii) notify the Company promptly of the occurrence of any matter, event or change in circumstances known to it after the date hereof that would have been required to be disclosed by it hereunder if it had occurred on or prior to the date hereof or which constitutes a breach of any of the representations, warranties or covenants or agreements hereunder by Lancit.

         SECTION 4.02. Preserve Accuracy of Representations and Warranties; Updates. Between the date of this Agreement and the Effective Time, the Company shall refrain from taking, without the prior written consent in each instance of Lancit, any action which would render any of the representations and warranties set forth in Article 3, inaccurate in any material respect as of the Effective Time, and shall notify Lancit promptly of the occurrence of any matter, event or change in circumstances known to it after the date hereof that would have been required to be disclosed by it hereunder if it had occurred on or prior to the date hereof or which constitutes a breach of any of the representations, warranties or covenants or agreements hereunder by the Company or Merger Subsidiary.

         SECTION 4.03. Further Investigation and Information. Between the date of this Agreement and the Effective Time, Lancit shall give the Company and its representatives full access during normal business hours, on reasonable prior notice, to the premises, properties, files, books, records and employees of Lancit and the Subsidiaries and shall cause their officers, employees and representatives to furnish or make available to the Company and its representatives such financial, operating and other data and information as such Persons may from time to time reasonably request and will instruct Lancit's employees, counsel and financial advisors to cooperate with the Company in its investigation of the business of Lancit and the Subsidiaries; provided that no investigation pursuant to this Section or other information received by the Company shall operate as a waiver or otherwise affect any representation, warranty or agreement given by Lancit to the Company hereunder; provided, further, that any such inquiry shall be conducted in such manner as not to interfere unreasonably with the operation of Lancit's business. Any information obtained in the course of such inquiry shall be subject to the confidentiality agreements entered into or to be entered into between Lancit and the Company.

         SECTION 4.04. Consents, Waivers and Filings. Upon the terms and subject to the conditions set forth in this Agreement, Lancit and the Company shall use their respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, reasonably necessary or desirable to consummate in an expeditious manner the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, the parties shall cooperate to obtain from all relevant third parties and governmental authorities, including any trade unions, all consents and waivers to, and permits, authorizations and licenses for, the transactions contemplated by this Agreement that may be required under any agreement, lease, financing arrangement, license, permit or other instrument or under any applicable law, rule or regulation, and to attempt to remove or vacate any legal prohibition or impediment to the consummation of the transactions contemplated hereby. Nothing herein shall require the expenditure or payment of any monies (other than in respect of normal and usual filing fees) or the giving of any other consideration by the Company or Lancit in order to obtain any of such consents and Lancit shall not make any such payment or expenditure without the consent of the Company. The Company shall not be required to agree to any consent decree or order in connection with any objections of the Department of Justice or the Federal Trade Commission to the transactions contemplated by this Agreement.

         SECTION 4.05. Subsequent Filings. Prior to the Effective Time, Lancit shall timely and properly file with the SEC all Lancit SEC Documents, and the Company shall timely and properly file with the SEC all Company SEC Documents, required to be filed by it under the Exchange Act and the rules and regulations promulgated thereunder and will promptly deliver to the other copies of each such report filed with the SEC.

         SECTION 4.06. Preparation of Registration Statement and Proxy. The Company and Lancit shall promptly prepare and file with the SEC the Registration Statement (which shall include the Proxy Statement as a part thereof) and shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act and the Proxy Statement cleared under the Exchange Act promptly after filing. Each of the Company and Lancit shall also take any action (other than (A) qualifying to do business in any jurisdiction in which it is not now so qualified, (B) consenting to general service of process in any such jurisdiction or (C) subjecting itself to taxation in any such jurisdiction) required to be taken under any applicable state and foreign securities laws in connection with the issuance of Company Common Stock in the Merger. The Company and Lancit shall (i) cooperate with each other in the preparation of, and furnish such information as may be required to be included in, the Registration Statement (including the Proxy Statement included therein) and (ii) take such actions as may be reasonably necessary in connection with the filing of the Registration Statement and any related state or foreign security law and in causing the same to become effective. The parties hereto shall execute such customary letters of representation as shall be necessary for tax counsel to Lancit to provide the tax opinion required to be filed as an exhibit to the Registration Statement.

         SECTION 4.07. Accountants' Letters. At the Company's request upon reasonable notice, Lancit shall use its reasonable efforts to have its independent auditors deliver to the Company a letter, addressed to the Company and dated a date within two business days prior to the date that the Registration Statement becomes effective, in form and substance reasonably acceptable to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements such as the Registration Statement.

         SECTION 4.08. Shareholders Meeting. Lancit shall cause a meeting of the shareholders of Lancit (the "Lancit Shareholders Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting upon the approval and adoption of this Agreement and the Merger. The Board of Directors of Lancit shall, subject to its fiduciary duties following consultation with counsel, recommend approval and adoption by Lancit's shareholders of this Agreement and the Merger. In connection with such meeting, Lancit will (i) promptly after the Proxy Statement is cleared by the SEC furnish to its shareholders as promptly as practicable the Proxy Statement and all other proxy materials for such meeting in accordance with the proxy rules under the Exchange Act, (ii) use its reasonable best efforts to cause the shareholders to approve and adopt the Merger, this Agreement and the transactions contemplated hereby as required under Section 903 of the BCL and (iii) otherwise comply with all legal requirements applicable to such meeting.

         SECTION 4.09. No Solicitation. (a) Following the date of this Agreement and prior to the Effective Time (or, if earlier, termination of this Agreement pursuant to Section 7.01), neither Lancit nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall Lancit or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to (i) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Third Party (as defined below) (other than the Company or Merger Subsidiary) relating to (A) any acquisition or purchase of 20% or more of the consolidated assets of Lancit and its Subsidiaries or of over 20% of any class of equity securities of Lancit or any of its Subsidiaries, (B) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 20% or more of any class of equity securities of Lancit or any of its Subsidiaries, (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Lancit or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Lancit other than the transactions contemplated by this Agreement, or
(D) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would or could reasonably be expected to materially dilute the benefits to the Company of the transactions contemplated hereby (collectively, "Acquisition Proposals"), or agree to or endorse any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Third Party any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Third Party (other than the Company) to do or seek any of the foregoing, or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Lancit or any of its Subsidiaries; provided, however, that the foregoing shall not prohibit Lancit (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to Lancit in any material respect than the Confidentiality Agreement dated as of December 10, 1997 between the Company and Lancit, and a copy of which shall be provided for informational purposes only to the Company) concerning Lancit and its businesses, properties or assets to a Third Party who has made a bona fide Acquisition Proposal, (ii) engaging in discussions or negotiations with such a Third Party who has made a bona fide Acquisition Proposal, (iii) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its shareholders, (iv) following receipt of a bona fide Acquisition Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 4.08 and/or (v) taking any non-appealable, final action ordered to be taken by Lancit by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through
(iv) only to the extent that the Board of Directors of Lancit shall have concluded, following consultation with outside counsel, that failure to take such action would result in a breach of the Board of Directors' fiduciary duties to the shareholders of Lancit; provided, further, that the Board of Directors of Lancit shall promptly notify the Company of the taking of any of the foregoing actions referred to in clauses (i) through (iv) and, in addition, if the Board of Directors of Lancit receives an Acquisition Proposal, then Lancit shall promptly notify and inform Merger Subsidiary of the material terms and conditions of such proposal and the identity of the person making it and thereafter promptly advise the Company of any material change in the status or terms and conditions thereof. Lancit will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall request that any such parties in possession of confidential information about Lancit that was furnished by or on behalf of Lancit return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. As used in this Agreement, the term "Third Party" means any Person or "group," as defined in Section 13(d) of the Exchange Act, other than the Company or any of its affiliates.

          (b) If a Payment Event (as hereinafter defined) occurs, Lancit shall pay to Merger Subsidiary, within two business days following such Payment Event, a fee of $500,000.

          (c) "Payment Event" means (w) the termination of this Agreement pursuant to Section 7.01(e); (x) the termination of this Agreement pursuant to
Section 7.01(f) in contemplation of a merger agreement or a tender or exchange offer or any transaction of the type listed in clause (z) below; (y) the termination of this Agreement by the Company pursuant to Section 7.01(c) if the breach referred to in Section 7.01(c) is willful; or (z) the occurrence of any of the following events within 12 months of the termination of this Agreement pursuant to Section 7.01(g) whereby shareholders of Lancit receive, pursuant to such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of Lancit or its Subsidiaries otherwise held by the shareholders of Lancit after such event, in excess of $1.20 per Lancit Share: Lancit is acquired by merger or otherwise by a Third Party; a Third Party acquires more than 50% of the total assets of Lancit and its Subsidiaries, taken as a whole; a Third Party acquires more than 50% of the outstanding Shares or Lancit adopts and implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Lancit Shares or an extraordinary dividend relating to more than 50% of the outstanding Lancit Shares or 50% of the assets of Lancit and its Subsidiaries, taken as a whole.

          (d) Lancit acknowledges that the agreements contained in this Section
4.09 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Lancit fails to promptly pay any amount due pursuant to this Section 4.09, and, in order to obtain such payment, the Company commences a suit which results in a judgment against Lancit for the fee set forth in this Section 4.09, Lancit shall also pay to the Company its costs and expenses incurred in connection with such litigation.

          (e) This Section 4.09 shall survive any termination of this Agreement however caused other than termination pursuant to any of Sections 7.01(a), 7.01(b) or 7.01(d) or by Lancit pursuant to Section 7.01(c).

         SECTION 4.10. Directors and Officers Insurance. For a period of 6 years after the Effective Time, the Company shall cause the Surviving Corporation to use its best efforts to provide directors' and officers' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each Lancit officer or director currently covered by Lancit's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less advantageous to such officers and directors (including, without limitation, not less than the same policy limits) than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section, the Company shall not be obligated to cause the Surviving Corporation to pay an aggregate premium in excess of 300% of the amount per annum Lancit paid for its current year of coverage (i.e., May 1, 1997 to April 30, 1998), ("Coverage Amount") which amount is set forth in Item 2.21 of the Disclosure Schedule; provided that if the aggregate premium would exceed 300% of the Coverage Amount, the Surviving Corporation shall use its best efforts to purchase equivalent coverage for the longest period (up to 6 years) that may be obtained for 300% of such amount. This Section 4.10 is for the benefit of such officers and directors only. Any officer or director who wishes to obtain the benefits of this Section shall provide such reasonable cooperation as the Company may request in connection with any matter in respect of which a claim is made under the foregoing insurance.

         SECTION 4.11. Notices of Certain Events. Lancit shall promptly notify the Company of the following, which notice shall provide reasonable detail regarding the relevant event and if applicable a copy of any related correspondence:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

         SECTION 4.12. Certain Rights. Lancit shall use its reasonable best efforts to obtain for the Company the right to show re-runs of episodes of The Puzzle Place and Reading Rainbow on terms satisfactory to the Company.

         SECTION 4.13. Interim Financing. The Company agrees that it will cooperate with Lancit in connection with Lancit obtaining interim financing or otherwise maintaining adequate available cash for the period between the date hereof and June 30, 1998 (or the Effective Time if sooner). Lancit agrees that it will take such reasonable actions as the Company may request following consultation with Lancit in order to obtain such financing or otherwise maintain adequate available cash and that any such financing or other arrangements will be on terms reasonably satisfactory to the Company. The Company agrees that such actions or terms shall not include the non-payment or deferral of, or render Lancit unable to timely pay, its obligations to its officers, employees, advisors, consultants and attorneys, in view of the importance of their continuing services to Lancit, provided that such payments for any given month do not in the aggregate exceed the aggregate amount thereof for such month set forth in the cash flow projections referred to in Section 2.16.


                                    ARTICLE 5
       CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND MERGER SUBSIDIARY

         The obligations of the Company and Merger Subsidiary to consummate the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

         SECTION 5.01. Due Performance: Accuracy of Representations and Warranties. Lancit shall have performed in all material respects all of its obligations required by this Agreement to be performed by it at or prior to the Effective Time. All representations and warranties of Lancit set forth in this Agreement and in any certificate or other writing delivered by Lancit pursuant hereto shall be true and correct at and as of the Effective Time (provided that representations made as of a specific date shall be required to be true as of such date only) as if made at and as of such time, except to the extent that any such incorrect representations or warranties relate to matters which, singly or in the aggregate, did not have and could not reasonably be expected to have a Material Adverse Effect (disregarding for purposes of such determination any exceptions for materiality or Material Adverse Effect contained therein so as not to "double-count"). The Company and Merger Subsidiary shall have received a certificate executed on behalf of Lancit by the Chief Executive Officer of Lancit, to the foregoing effect.

         SECTION 5.02. Corporate Action; Documents. The Merger and this Agreement shall have been approved and adopted by the vote required by Section 903 of the BCL. The Company shall have received copies, certified by the secretary of Lancit, of the resolutions of (i) the Board of Directors of Lancit authorizing and approving the Merger and the execution and delivery of this Agreement and the Additional Agreements and the consummation of the transactions contemplated hereby and thereby and (ii) holders of the requisite two-thirds majority, under applicable law, of the Lancit Shares approving and adopting this Agreement. The Company shall have received all other documents it may reasonably request relating to the existence of Lancit and the Subsidiaries and the authority of Lancit for this Agreement, all in form and substance satisfactory to the Company.

         SECTION 5.03. Legal Opinions. The Company shall have received an opinion of Christy & Viener, counsel for Lancit, dated the Effective Time, reasonably satisfactory in form and substance to counsel for the Company and covering the matters set forth in Sections 2.01, 2.02, 2.03, 2.04, 2.05 and
2.07. It is understood that in-house counsel may render the opinion with respect to the matters referred to in Section 2.05 insofar as it applies to contracts and agreements that Lancit and the Company reasonably agree are not material.

         SECTION 5.04. Registration Statement; Listing. (a) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (b) The shares of Company Common Stock issuable to Lancit shareholders pursuant to the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

         SECTION 5.05. No Prohibition. No provision of any applicable law, regulation, judgment, order, decree or injunction shall prohibit or restrain the consummation of the Merger.

         SECTION 5.06. Consents; Approvals. All actions by or in respect of or filings with and all consents, approvals and licenses of any governmental or other regulatory body and all consents from third parties, in each case required
(i) in connection with the execution, delivery and performance of this Agreement, (ii) for the consummation of the Merger, or (iii) for the Surviving Corporation and the Subsidiaries to conduct the Business in substantially the manner now conducted (but in the case of this clause (iii), such actions, filings, consents, approvals and licenses shall, with respect to third parties, only include those arising under or in connection with any agreement or contract), including, without limitation, those consents set forth in Schedule 5.06, shall have been obtained in form and substance reasonably satisfactory to the Company and no such consent, authorization or approval shall have been revoked.

         SECTION 5.07. Governmental Action. There shall not be instituted or pending any action or proceeding by (a) any government or governmental authority or agency, or (b) any other Person (which, in the case of any action or proceeding by any other Person, has a significant possibility of success on the merits), before any court or governmental authority or agency, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain damages which, individually or in the aggregate, would have a Material Adverse Effect or a Company MAE or, in the case of an action or proceeding by any government or governmental authority or agency, otherwise directly or indirectly relating to the transactions contemplated by this Agreement, (ii) seeking to restrain or prohibit the Company's (including its subsidiaries and affiliates) ownership or operation of all or any material portion of the business or assets of Lancit and its Subsidiaries, taken as a whole, or to compel the Company or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of Lancit and its Subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of the Company or any of its subsidiaries or affiliates to effectively control the business or operations of Lancit and its Subsidiaries, taken as a whole, or effectively to exercise full rights of ownership of the Surviving Corporation, or (iv) seeking to require divestiture by the Company or any of its subsidiaries or affiliates of any shares of stock of the Surviving Corporation, and no court, arbitrator or governmental body, agency or official shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation, that, in the reasonable judgment of the Company is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (i) through (iv).

         SECTION 5.08. Appraisal Rights. If the holders of the Lancit Shares are entitled to appraisal rights under the BCL, the holders of not more than 5% of the outstanding Lancit Shares shall have properly filed demands for appraisal of their Lancit Shares in accordance with the BCL.

         SECTION 5.09. Rule 145(c). The Company shall have received undertakings in writing from each person, if any, who might reasonably be considered "affiliates" of the Company within the meaning of Rule 145(c) of the SEC pursuant to the Securities Act (each, an "Affiliate"), in each case in form and substance satisfactory to counsel for the Company providing (i) such Affiliate will agree to procedures to place an appropriate legend on the shares of Company Common Stock to be received by such Affiliate in the Merger, (ii) such Affiliate will notify the Company in writing before offering for sale or selling or otherwise disposing of any shares of Company Common Stock owned by such Affiliate and (iii) no such sale or other disposition shall be made unless and until the Affiliate has supplied to the Company an opinion of counsel for the Affiliate (which opinion and counsel shall be reasonably satisfactory to the Company) to the effect that such transfer is not in violation of the Securities Act.


                                    ARTICLE 6
                     CONDITIONS TO THE OBLIGATIONS OF LANCIT

         The obligations of Lancit to consummate the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

         SECTION 6.01. Due Performance; Accuracy of Representations and Warranties. The Company shall have performed in all material respects all obligations required by this Agreement to be performed by it at or prior to the Effective Time. All representations and warranties of the Company set forth in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct at and as of the Effective Time (provided that representations made as of a specific date shall be required to be true as of such date only) as if made at and as of such time except to the extent that any such incorrect representations or warranties relate to that which, singly or in the aggregate, did not have and could not reasonably be expected to have a Company MAE (disregarding for purposes of such determination any exceptions for materiality or Company MAE contained therein so as not to "double-count"). Lancit shall have received a certificate executed on behalf of the Company by a duly authorized officer of the Company to the foregoing effect.

         SECTION 6.02. Corporate Action. The Merger and this Agreement shall have been approved and adopted by the vote required by Section 903 of the BCL. Lancit shall have received copies of the resolutions, certified by the Secretary of the Company and Merger Subsidiary, respectively, of the Boards of Directors or Executive Committee of the Company and Merger Subsidiary, authorizing and approving the execution and delivery of this Agreement and the Additional Agreements and the consummation of the transactions contemplated hereby and thereby.

         SECTION 6.03. Legal Opinions. Lancit shall have received an opinion of counsel for the Company, dated the Effective Time, reasonably satisfactory in form and substance to counsel for Lancit and covering the matters set forth in Sections 3.01, 3.02, 3.03, 3.04 and 3.10.

         SECTION 6.04. Registration Statement; Listing. (a) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (b) The shares of Company Common Stock issuable to Lancit shareholders pursuant to the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

         SECTION 6.05. Governmental Action; No Prohibition. No provision of any applicable law, regulation, judgment, order, decree or injunction shall prohibit or restrain the consummation of the Merger.


                                    ARTICLE 7
                         TERMINATION; AMENDMENT; WAIVER

         SECTION 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (except in the case of Section 7.01(f), notwithstanding any approval of this Agreement by the shareholders of Lancit):

          (a) by mutual written consent of Lancit on the one hand and the Company on the other hand;

          (b) by either Lancit or the Company, if the Merger has not been consummated by June 30, 1998, provided that (i) the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement and (ii) if the Merger has not been consummated by June 30, 1998 because of a delay caused by the Company (even if such delay does not constitute a material breach by the Company of its obligations under this Agreement), the Company shall not be permitted to terminate this Agreement under this Section 7.01(b) prior to August 1, 1998;

          (c) by either Lancit or the Company, if the Company (in the case of termination by Lancit), or Lancit (in the case of termination by the Company) shall have breached in any material respect any of its obligations under this Agreement or any representation and warranty of the Company (in the case of termination by Lancit) or Lancit (in the case of termination by the Company) shall have been incorrect in any material respect when made or, except as to representations made as of a specific date, at any time prior to the Closing, except to the extent that any such incorrect representations or warranties relate to matters which, singly or in the aggregate (disregarding for purposes of such determination any exceptions for materiality, Material Adverse Effect or Company MAE contained therein so as not to "double-count"), did not have and could not reasonably be expected to have a Company MAE or Material Adverse Effect, as the case may be; provided, that prior to exercising any termination right pursuant to this Section 7.01(c), the party seeking to terminate shall give written notice of its intention to terminate to the other party, and the other party shall have 15 business days to cure the breach or failure of compliance giving rise to such right to terminate;

          (d) by either Lancit or the Company, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the Company or Lancit from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

          (e) by the Company if the Board of Directors of Lancit shall have withdrawn or modified or amended, in a manner adverse to the Company, its approval or recommendation of this Agreement and the Merger or its recommendation that the shareholders of Lancit adopt and approve this Agreement and the Merger, or approved, recommended or endorsed any Acquisition Proposal for a transaction other than the Merger (including a tender or exchange offer for Lancit Shares) or if Lancit has failed promptly to call Lancit Shareholders Meeting or failed as promptly as practicable after the Registration Statement is declared effective to mail the Proxy Statement to its shareholders or failed to include in such statement the recommendation referred to above;

          (f) prior to approval of the Merger by Lancit shareholders, by Lancit on 48 hours prior notice if prior to the Effective Time, and based on a good faith determination (following consultation with outside counsel) that failure to take such action would result in a breach of the Board of Directors' fiduciary duties, the Board of Directors of Lancit shall have withdrawn or modified or amended, in a manner adverse to the Company, its approval or recommendation of this Agreement and the Merger or its recommendation that shareholders of Lancit adopt and approve this Agreement and the Merger in order to permit Lancit to execute a definitive agreement providing for the acquisition of Lancit or in order to approve a tender or exchange offer for any or all of the Shares, in either case, that is determined by the Board of Directors of Lancit to be on financial terms more favorable to Lancit's shareholders than the Merger; provided that Lancit shall be in compliance with Section 4.09; and

          (g) by either Lancit or the Company if, at a duly held shareholders meeting of Lancit or any adjournment thereof at which this Agreement and the Merger is voted upon, the requisite shareholder adoption and approval shall not have been obtained.

         The party desiring to terminate this Agreement pursuant to Sections 7.01(b)-7.01(g) shall give written notice of such termination to the other party in accordance with Section 9.02.

         SECTION 7.02. Effect of Termination; Representations and Warranties. In the event of termination of this Agreement in accordance with Section 7.01, no party or parties hereto shall have any liability or further obligation to the other party or parties to this Agreement and Plan of Merger, except as provided in Sections 4.09 and 9.06, and except that the foregoing shall not relieve any party of liability for damages in the event of the breach by such party of its obligations under this Agreement.

         SECTION 7.03. Amendment; Extension; Waiver. This Agreement (including the Exhibits hereto) may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by Lancit's shareholders, except as precluded by the BCL. Any such amendment shall be in writing signed on behalf of each of the parties. At any time prior to the Effective Time, either Lancit or the Company may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


                                    ARTICLE 8
                               FURTHER ASSURANCES

         At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Lancit or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Lancit or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Lancit acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.


                                    ARTICLE 9
                                  MISCELLANEOUS

         SECTION 9.01. Entire Agreement. This Agreement, together with the schedules hereto, the Disclosure Schedule and the exhibits thereto, sets forth the entire understanding of the parties with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings of the parties hereto with respect to its subject matter, except any confidentiality agreements executed by Lancit and the Company. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such or any other provision.

         SECTION 9.02. Communications. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States post office enclosed in a postage prepaid registered or certified envelope addressed to, or (c) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or telecopier number for such party set forth below, or to such other address or telecopier number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt.

         If to the Company or Merger Subsidiary:

                  RCN Corporation
                  105 Carnegie Center
                  Princeton, New Jersey 08540
                  Attention:   General Counsel
                               Facsimile No.: (609) 734-3830

         With a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Ave.
                  New York, NY 10017
                  Attention:   William L. Taylor
                               Facsimile No.: (212) 450-4800

         If to Lancit:

                  Lancit Media Entertainment, Ltd.
                  601 West 50th Street
                  New York, New York 10019
                  Attention:   Susan L. Solomon
                               Facsimile No.: (212) 977-9164
                                            and (212) 245-2541

         With a copy to:

                  Christy & Viener
                  620 Fifth Avenue
                  New York, New York 10020
                  Attention:   Anthony J. Carroll
                               Facsimile No.: (212) 632-5555

         SECTION 9.03. No Assignment; Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding on, enforceable against and inure to the benefit of the parties hereto and their respective successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other Person. Neither Lancit nor the Company may assign its rights or delegate its obligations under this Agreement without the express written consent of the other. Except as set forth in Section 4.10, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         SECTION 9.04. Public Announcements. Each party will consult with the others before issuing any press release or making any public statement or disclosure with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with NASDAQ, will not issue any such press release or make any such public statement prior to such consultation. Following the execution hereof, the Company and Lancit shall issue press releases in the forms previously agreed upon.

         SECTION 9.05. Survival of Representations, Warranties and Agreements. None of the representations and warranties made by Lancit or the Company in this Agreement, the Disclosure Schedule, the schedules to this Agreement or any document or certificate delivered pursuant hereto shall survive the Effective Time. This Section 9.05 shall not limit any covenant or agreement which by its terms contemplates performance after the Effective Time.

         SECTION 9.06. Expenses. All printing and filing fees shall be paid one-half by Lancit and one-half by the Company. In the event the Merger occurs, the Company shall bear and pay all costs, expenses and fees incurred by Lancit in respect of the transactions contemplated herein. Except as otherwise provided in this Section 9.06 and in Section 4.09, each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

         SECTION 9.07. Governing Law; Consent to Jurisdiction. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court, Southern District of New York or any competent court of the State of New York sitting in Manhattan, New York and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Each party hereby waives the right to any other jurisdiction or venue to which any of them may be entitled by reason of its present or future domicile. The parties agree that service of process may be made by U.S. registered mail, return receipt requested, to a party at its address set forth in Section 9.02 shall be deemed effective.

         SECTION 9.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 9.09. Savings Clause. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

         SECTION 9.10. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 9.11. Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to the Agreement shall be deemed to include all Schedules (including the Disclosure Schedule) and Exhibits hereto, and references herein to Sections, Schedules and Exhibits are to the sections, schedules and exhibits of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

         SECTION 9.12. Schedules. Any matter disclosed on any Item of the Disclosure Schedule shall be deemed to be disclosed in all other Items of the Disclosure Schedule to the extent it would reasonably be expected to relate thereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                              LANCIT MEDIA ENTERTAINMENT, LTD.


                              By: /s/ Susan L. Solomon
                                 ---------------------------------------------
                                   Susan L. Solomon
                                   Chairman of the Board and Chief
                                     Executive Officer


                              RCN CORPORATION


                              By: /s/ Paul Sigmund
                                 ---------------------------------------------
                                  Name:  Paul Sigmund
                                  Title: Executive Vice President


                              LME ACQUISITION CORPORATION

                              By:  /s/ Paul Sigmund
                                 ---------------------------------------------
                                  Name:  Paul Sigmund
                                  Title: Executive Vice President



                              AMENDMENT NO. 1 TO
                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

               AMENDMENT NO. 1 dated as of April 6, 1998 between RCN CORPORATION, a Delaware corporation ("RCN"), LME ACQUISITION CORPORATION, a New York corporation (the "Merger Subsidiary"), and LANCIT MEDIA
ENTERTAINMENT, LTD., a New York corporation ("Lancit"), to AGREEMENT AND PLAN OF MERGER ("Merger Agreement"), dated as of February 27, 1998, between RCN, Merger Subsidiary and Lancit.


                             W I T N E S S E T H :
                             -------------------

               WHEREAS, RCN, Merger Subsidiary and Lancit entered into the Merger Agreement on February 27, 1998; and

               WHEREAS, RCN declared a one for one stock dividend (the "Stock Dividend") on its common stock, par value $1.00 per share, on March 9, 1998 which was paid on April 3, 1998; and

               WHEREAS, the parties hereto wish to amend the Merger Agreement to correctly state the par value per share of the common stock of the Merger Subsidiary and to adjust the formula for calculating the Stock Exchange Ratio (as defined therein) in order to account for the Stock Dividend in accordance with Section 1.05(d) of the Merger Agreement;

               NOW, THEREFORE, the parties hereto hereby amend the Merger Agreement as follows:

               1. The reference to "$.01" as the par value per share of the common stock of the Merger Subsidiary in Section 1.04 shall be deleted and replaced with "$1.00";

               2. The references to "$58" in Section 1.05(a) shall be deleted and replaced with references to "$29";

               3. The references to "$48" in Section 1.05(a) shall be deleted and replaced with references to "$24";

               4. This Amendment shall be in all respects governed by and construed in accordance with the laws of the State of New York;

               5. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument;

               6. Except as expressly amended by this Amendment, the Merger Agreement will remain in full force and effect; and

               7. Capitalized terms used in this Amendment and not otherwise defined herein are used herein as defined in the Merger Agreement.


                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                     LANCIT MEDIA ENTERTAINMENT, LTD.


                                     By: /s/ Susan L. Solomon
                                        ---------------------------------
                                         Susan L. Solomon
                                         Chairman of the Board and Chief
                                            Executive Officer


                                     RCN CORPORATION


                                     By:  /s/ Paul Sigmund
                                        ---------------------------------
                                          Name:  Paul Sigmund
                                          Title: Executive Vice President


                                     LME ACQUISITION CORPORATION


                                     By:  /s/ Paul Sigmund
                                        ---------------------------------
                                          Name:  Paul Sigmund
                                          Title: Executive Vice President


                                VOTING AGREEMENT

         In consideration of RCN Corporation, a Delaware corporation (the "Company"), LME Acquisition Corporation, a New York corporation ("Merger Subsidiary") and Lancit Media Entertainment, Ltd., a New York corporation ("Lancit") entering into on the date hereof an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") which provides, among other things, that Merger Subsidiary, upon the terms and subject to the conditions thereof, will be merged with and into Lancit (the "Merger") and each outstanding share of common stock, $0.01 par value, of Lancit (the "Lancit Common Stock") will be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement) in accordance with the terms of such Agreement, the undersigned holders (each, a "Shareholder") of shares of Lancit Common Stock, severally and not jointly, agree with the Company as follows (all capitalized terms not otherwise defined herein have the respective meanings set forth in the Merger Agreement):

           1. During the period (the "Agreement Period") beginning on the date hereof and ending on the earlier of (i) the Effective Time (as defined in the Merger Agreement), (ii) the date that is 1 year after the termination of the Merger Agreement in accordance with Section 7.01(c) (in the case of a termination by the Company for a willful breach by Lancit of its obligations under the Merger Agreement), (e), (f) or (g) thereof (and, in the case of termination pursuant to subsection (e) or (f), payment in full of all amounts payable to the Company pursuant to Section 4.09 of the Merger Agreement), (iii) the date of termination of the Merger Agreement for any other reason and (iv) February 27, 2000, the Shareholder hereby agrees to vote all of its Shares to approve and adopt the Merger Agreement and the Merger (provided that such Shareholder shall not be required to vote in favor of the Merger Agreement or the Merger if the Merger Agreement has, without the consent of such Shareholder, been amended in any manner that is material and adverse to such Shareholder) and any actions directly and reasonably related thereto at any meeting or meetings of the shareholders of Lancit, and at any adjournment thereof or pursuant to action by written consent, at or by which such Merger Agreement, or such other actions, are submitted for the consideration and vote of the shareholders of Lancit so long as such meeting is held (including any adjournment thereof) or written consent adopted prior to the termination of the Agreement Period. For purposes of this Agreement, "Shares" shall mean any and all shares of Lancit Common Stock now owned and/or subsequently acquired by the Shareholder through purchase, gift, stock splits, stock dividends and exercise of stock options.

           2. During the Agreement Period, the Shareholder hereby agrees that it will vote all of its Shares against the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of Lancit or any other extraordinary transaction involving Lancit or any matters related to or in connection therewith.

           3. From the date hereof until the termination hereof, except in its capacity as an officer or director of Lancit and in accordance with Section 4.09 of the Merger Agreement, the Shareholder will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or
(ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to Lancit or any Subsidiary or afford access to the properties, books or records of Lancit or any Subsidiary to, or otherwise assist, facilitate or encourage, any Third Party that may be considering making, or has made, an Acquisition Proposal. The Shareholder will promptly notify the Company after receipt of any Acquisition Proposal or any indication from any Third Party that it is considering making an Acquisition Proposal or any request for nonpublic information relating to Lancit or any Subsidiary or for access to the properties, books or records of Lancit or any Subsidiary by any Third Party that may be considering making, or has made, an Acquisition Proposal and will keep the Company fully informed of the status and details of any such Acquisition Proposal, indication or request.

           4. The Shareholder agrees not to exercise any rights (including, without limitation, under Section 910 of the BCL) to demand appraisal of any shares of Lancit Common Stock owned by the Shareholder.

           5. The Shareholder hereby represents and warrants to the Company that as of the date hereof:

          (a) the Shareholder (i) owns beneficially all of the Shares set forth opposite the Shareholder's name in Schedule A hereto, (ii) has the full and unrestricted legal power, authority and right to enter into, execute and deliver this Voting Agreement without the consent or approval of any other person and
(iii) has not entered into any voting agreement with or granted any person any proxy (revocable or irrevocable) with respect to such Shares (other than this Voting Agreement).

          (b) This Voting Agreement is the valid and binding agreement of the Shareholder.

          (c) No investment banker, broker or finder is entitled to a commission or fee from the Shareholder or Lancit in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Shareholder except as disclosed pursuant to Section 2.15 of the Merger Agreement.

           6. If any provision of this Voting Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting Agreement.

           7. This Voting Agreement may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

           8. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Voting Agreement, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such-injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Voting Agreement.

           9. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          10. The Shareholder will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete and effectuate the covenants contained herein.

          11. This Agreement shall terminate upon the termination of the Agreement Period.

          12. This Agreement shall bind each Shareholder only in such Shareholder's capacity as a shareholder of Lancit and only with respect to the specific matters set forth herein, and shall not prohibit the Shareholder from acting in accordance with the Shareholder's fiduciary duties as an officer or director of Lancit.

          13. The Shareholder agrees that if it sells, transfers, assigns, encumbers or otherwise disposes (each a "Transfer") of any Shares (whether to an affiliate or otherwise) during the term of this Agreement, it shall require the transferee of such Shares to execute and deliver to the Company and Lancit a voting agreement identical in form to this Voting Agreement except for the identity of the Shareholder prior to or concurrent with the consummation of such Transfer. The Company and Lancit understand and acknowledge that, subject to the preceding sentence, the Shareholder is free to Transfer any Shares at such times and in such manner as it deems appropriate.

         IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of this 27th day of February, 1998.


                                                     RCN CORPORATION


                                                     By_______________________
                                                          Name:
                                                          Title:


                                                     LME ACQUISITION
                                                     CORPORATION


                                                     By ______________________
                                                          Name:


                                                     LANCIT MEDIA
                                                     ENTERTAINMENT, LTD.


                                                     By ______________________
                                                          Name:
                                                          Title:


                                                     Cecily Truett


                                                     ------------------------
                                                     Name: Cecily Truett


                                                     Laurence A. Lancit


                                                     ------------------------
                                                     Name: Laurence A. Lancit


                                                 THE LANCIT CHILDREN'S TRUST


                                                 By: __________________
                                                 Name:  Paula J. Boze,
                                                 Title: as sole Trustee



                                   SCHEDULE A
                                   ----------



                                                          Shares of Lancit
Shareholder                                                 Common Stock
-----------                                                 ------------
Cecily Truett                                                  553,113
Laurence A. Lancit                                             553,113
The Lancit Children's Trust                                    40,080


                                                                      Annex III



                       [LETTERHEAD OF SCHRODER & CO. INC.]


                                        February 27, 1998

The Board of Directors
Lancit Media Entertainment, Ltd.
601 West 50th Street
New York, NY 10019

Members of the Board of Directors:

         We understand that Lancit Media Entertainment Ltd. ("Lancit" or the "Company") and RCN Corporation ("RCN") have entered into an Agreement and Plan of Merger substantially similar to a draft agreement dated as of February 27, 1998 (the "Merger Agreement"), whereby LME Acquisition Corporation, a wholly-owned subsidiary of RCN, will merge with Lancit (the "Transaction"). The Merger Agreement provides, among other things, that each issued and outstanding share of common stock, par value $.001 per share, of Lancit ("Lancit Common Stock") be converted into the right to receive a fraction of a share of RCN common stock, par value $1.00 per share, equal to the Stock Exchange Ratio (the "Merger Consideration"). The Stock Exchange Ratio means a fraction, the numerator of which is $1.20 and the denominator of which is the average closing price of RCN common stock on The Nasdaq Stock Market, Inc. ("NASDAQ") for the five trading day period ending one trading day prior to closing (the "ACP"); provided that if the ACP is greater than $58.00, the Stock Exchange Ratio will be calculated as though the ACP were $58.00, and if the ACP is less than $48.00, the Stock Exchange Ratio will be calculated as if the ACP were $48.00, subject to certain adjustments.

         You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Lancit Common Stock in the Transaction (the "Opinion"). It is understood that the Opinion shall be used by you solely in connection with your consideration of the fairness of the Merger Consideration to be received by holders of Lancit Common Stock and for no other purpose, and that Lancit will not furnish the Opinion or any other material prepared by Schroder & Co. Inc. ("Schroders") to any other person or persons or use or refer to the Opinion for any other purpose without Schroders' prior written approval. Schroders understands and agrees that its Opinion may be referred to and reproduced in full in a form S-4 to be filed with the Securities and Exchange Commission in connection with the Transaction and in any proxy document mailed to Lancit common shareholders or other soliciting document.

         Schroders, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

         In connection with our opinion set forth herein, we have, among other things:

i. reviewed the Company's Annual Reports on Form 10-K filed with the Securities and Exchange Commission for the fiscal years ended June 30, 1995, 1996 and 1997; its Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997 and December 31, 1997; and its Proxy Statement dated November 14, 1996;

ii. reviewed the Report of Independent Auditors of the Company dated October 13, 1997, contained in Form 10-K for the fiscal year ended June 30, 1997, in which the Company anticipates that additional funding will be necessary to sustain the Company's operations through the fiscal year ending June 30, 1998. These conditions raise substantial doubt about the Company's ability to continue as a going concern;

iii. reviewed a certain near-term cash flow forecast dated February 16, 1998 prepared by management of the Company which relates to the six months ended June 30, 1998;

iv. visited the principal office of the Company and conducted discussions with the senior management of the Company concerning its historical financial results and near-term cash flow forecast as presented and described in (i), (ii), and (iii) above;

v. performed various financial analyses, as we deemed appropriate, of Lancit using generally accepted analytical methodologies, including: (i) the application to the financial results of Lancit of the public trading multiples of companies which we deemed comparable; (ii) the application to the financial results of Lancit of the multiples reflected in recent mergers and acquisitions for businesses which we deemed comparable; and
       (iii) a review of Lancit's near-term cash flow forecast as described in
       (iii) above;

vi. reviewed the historical trading prices and volumes of Lancit Common Stock on NASDAQ from January 1, 1996 to February 25, 1998;

vii.   reviewed the draft Merger Agreement dated February 27, 1998;

viii.  discussed the transaction with RCN;

ix. reviewed RCN's Amendment No. 2 to Form 10/A filed with the Securities and Exchange Commission on September 5, 1997; its Form 10-Q for the quarter ended September 30, 1997; its 144A offering memorandum, dated January 30, 1998, for its 9.8% Senior Discount Notes due 2008; and its Form 8-K dated February 5, 1998.

x. reviewed the historical trading prices and volumes of RCN Common Stock on NASDAQ from September 19, 1997 to February 25, 1998;

xi. Reviewed projections for RCN contained in research reports by Merrill Lynch & Co., dated February 9, 1998, and by Prudential Securities Incorporated dated February 9, 1998.

xiii. taken into account the results of the extended solicitations of interest by the Company from persons thought likely to have a possible interest in acquiring the Company; and

xiv. performed such other financial studies, analyses, inquiries and investigations as we deemed appropriate.

         In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by Lancit or obtained by us from other sources, and upon the assurance of Lancit's management that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have not attempted to independently verify any of such information. We have not undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of Lancit, nor have we been furnished with any such appraisals. In addition, we have not reviewed any information with respect to RCN other than that referred to in items (viii), (ix), (x), and (xi) in the preceding paragraph. Lancit has advised us that RCN has not made available to it any projections prepared by management of RCN. With respect to the near-term cash flow forecast for Lancit (as described in (iii) above), we have been advised by Lancit, and we have assumed, without independent investigation, that it has been reasonably prepared and reflects Lancit management's reasonable estimate of the aggregate amounts of the sources and uses of its funds for the six month period covered thereby.

         Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated by us on the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion which may come or be brought to our attention after the date of the opinion unless specifically requested to do so.

         Our opinion does not constitute a recommendation as to any action the Board of Directors of the Company or any shareholder of the Company should take in connection with the Merger Agreement or any aspect thereof or alternative thereto. Without limitation to the foregoing, this letter does not constitute a recommendation to any shareholder with respect to whether to vote in favor of the Transaction, and should not be relied upon by any shareholder as such. In rendering our opinion, we have not been engaged as an agent or fiduciary of the Company's shareholders or of any other third party. Our opinion relates solely to the fairness, from a financial point of view, to the shareholders of the Company of the Merger Consideration to be received by the holders of Lancit Common Stock. We express no opinion herein as to the structure, terms or effect of any other aspect of the Transaction or the Merger Agreement.

         Given the strategic alternatives and based upon and subject to all the foregoing, we are of the opinion, as investment bankers, that as of the date hereof, the Merger Consideration to be received by the holders of Lancit Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

                                                 Very truly yours,

                                                 SCHRODER & CO. INC.

                                                 By: /s/ Ivan L. Lustig
                                                    -------------------------
                                                      Ivan L. Lustig
                                                      Managing Director


                                                          [Schroders Logo]



                                                May 7, 1998



The Board of Directors
Lancit Media Entertainment, Ltd.
601 West 50th Street
New York, NY 10019

Members of the Board of Directors:

               We understand that Lancit Media Entertainment Ltd. ("Lancit" or the "Company") and RCN Corporation ("RCN") have entered into an Agreement and Plan of Merger dated as of February 27, 1998, as amended on April 6, 1998 (the "Merger Agreement"), whereby LME Acquisition Corporation, a wholly-owned subsidiary of RCN, will merge with and into Lancit (the "Transaction"). The Merger Agreement provides, among other things, that each issued and outstanding share of common stock, par value $.001 per share, of Lancit ("Lancit Common Stock") be converted into the right to receive a fraction of a share of RCN common stock, par value $1.00 per share, equal to the Stock Exchange Ratio (the "Merger Consideration"). The Stock Exchange Ratio means a fraction, the numerator of which is $1.20 and the denominator of which is the average closing price of RCN common stock on The Nasdaq Stock Market, Inc. ("NASDAQ") for the five trading day period ending one trading day prior to closing (the "ACP"); provided that if the ACP is greater than $29.00, the Stock Exchange Ratio will be calculated as though the ACP were $29.00, and if the ACP is less than $24.00, the Stock Exchange Ratio will be calculated as if the ACP were $24.00, subject to certain adjustments.

               You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Lancit Common Stock in the Transaction (the "Opinion"). It is understood that the Opinion shall be used by you solely in connection with your consideration of the fairness of the Merger Consideration to be received by holders of Lancit Common Stock and for no other purpose, and that Lancit will not furnish the Opinion or any other material prepared by Schroder & Co. Inc. ("Schroders") to any other person or persons or use or refer to the Opinion for any other purpose without Schroders' prior written approval. Schroders understands and agrees that its Opinion may be referred to and reproduced in full in a Form S-4 to be filed with the Securities and Exchange Commission in connection with the Transaction and in any proxy document mailed to Lancit common shareholders or other soliciting document.

               Schroders, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

               In connection with our opinion set forth herein, we have, among other things:

i. reviewed the Company's Annual Reports on Form 10-K filed with the Securities and Exchange Commission for the fiscal years ended June 30, 1995, 1996 and 1997; its Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997 and December 31, 1997; its Proxy Statement dated November 14, 1996 and the draft Proxy Statement - Prospectus of Lancit and RCN dated May 5, 1998; and a draft balance sheet dated March 31, 1998, draft consolidated statement of operations for the three and nine months ended March 31, 1998, and draft consolidated statement of cash flows for the nine months ended March 31, 1998;

ii. reviewed the Report of Independent Auditors of the Company dated October 13, 1997, contained in Form 10-K for the fiscal year ended June 30, 1997, in which the Company anticipates that additional funding will be necessary to sustain the Company's operations through the fiscal year ending June 30, 1998. These conditions raise substantial doubt about the Company's ability to continue as a going concern;

iii. reviewed a certain near-term cash flow forecast dated February 16, 1998 prepared by management of the Company which relates to the six months ended June 30, 1998 and an updated forecast for the six months reflecting actual results through March 31, 1998 dated April 15, 1998;

iv. visited the principal office of the Company and conducted discussions with the senior management of the Company concerning its historical financial results and near-term cash flow forecast as presented and described in (i), (ii), and (iii) above;

v. performed various financial analyses, as we deemed appropriate, of Lancit using generally accepted analytical methodologies, including: (i) the application to the financial results of Lancit of the public trading multiples of companies which we deemed comparable; (ii) the application to the financial results of Lancit of the multiples reflected in recent mergers and acquisitions for businesses which we deemed comparable; and
       (iii) a review of Lancit's near-term cash flow forecast as described in
       (iii) above;

vi. reviewed the historical trading prices and volumes of Lancit Common Stock on NASDAQ from January 1, 1996 to May 7, 1998;

vii. reviewed the Merger Agreement dated February 27, 1998 as amended April 6, 1998;

viii.  discussed the transaction with RCN;

ix. reviewed RCN's Amendment No. 2 to Form 10/A filed with the Securities and Exchange Commission on September 5, 1997; its Form 10-Q for the quarter ended September 30, 1997; its Form 10-K for the fiscal year ended December 31, 1997; its 144A offering memorandum, dated January 30, 1998, for its 9.8% Senior Discount Notes due 2008; its Form 8-K dated February 5, 1998; its Form S-1 filed March 27, 1998; and its Amendment No. 1 to Form S-4 filed May 6, 1998;

x. reviewed the historical trading prices and volumes of RCN Common Stock on NASDAQ from September 19, 1997 to May 7, 1998;

xi. Reviewed projections for RCN contained in research reports by Merrill Lynch & Co., dated February 9, 1998, and by Prudential Securities Incorporated dated February 9, 1998;

xii. taken into account the results of the extended solicitations of interest by the Company from persons thought likely to have a possible interest in acquiring the Company prior to entering into the Transaction and the fact that after announcement of the Transaction no interested parties made themselves known to the Company or to Schroders; and

xiii. performed such other financial studies, analyses, inquiries and investigations as we deemed appropriate.

               In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by Lancit or obtained by us from other sources, and upon the assurance of Lancit's management that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have not attempted to independently verify any of such information. We have not undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of Lancit, nor have we been furnished with any such appraisals. In addition, we have not reviewed any information with respect to RCN other than that referred to in items (viii),
(ix), (x), and (xi) in the preceding paragraph. Lancit has advised us that RCN has not made available to it any projections prepared by management of RCN. With respect to the near-term cash flow forecast and updated forecast for Lancit (as described in (iii) above), we have been advised by Lancit, and we have assumed, without independent investigation, that each has been reasonably prepared and reflects Lancit management's reasonable estimate of the aggregate amounts of the sources and uses of its funds for the periods covered thereby.

               Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated by us on the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion which may come or be brought to our attention after the date of the opinion unless specifically requested to do so.

               Our opinion does not constitute a recommendation as to any action the Board of Directors of the Company or any shareholder of the Company should take in connection with the Merger Agreement or any aspect thereof or alternative thereto. Without limitation to the foregoing, this letter does not constitute a recommendation to any shareholder with respect to whether to vote in favor of the Transaction, and should not be relied upon by any shareholder as such. In rendering our opinion, we have not been engaged as an agent or fiduciary of the Company's shareholders or of any other third party. Our opinion relates solely to the fairness, from a financial point of view, to the shareholders of the Company of the Merger Consideration to be received by the holders of Lancit Common Stock. We express no opinion herein as to the structure, terms or effect of any other aspect of the Transaction or the Merger Agreement.

               Given the strategic alternatives and based upon and subject to all the foregoing, we are of the opinion, as investment bankers, that as of the date hereof, the Merger Consideration to be received by the holders of Lancit Common Stock pursuant to the Merger Agreement is fair, form a financial point of view, to such holders.

                                              Very truly yours,



                                              SCHRODER & CO. INC.




                                              By: /s/ Ivan L. Lustig
                                                 -----------------------------
                                                 Ivan L. Lustig
                                                 Managing Director


                                           PART II

                            INFORMATION NOT REQUIRED IN PROSPECTUS




Item 20.  Indemnification of Directors and Officers

               Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or it stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

               Section 145 of the DGCL empowers RCN Corporation ("RCN") to indemnify, subject to the standards set forth therein, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that RCN may purchase insurance on behalf of any such director, officer, employee or agent.

               RCN's Amended and Restated Articles of Incorporation provides in effect for the elimination of the personal liability of RCN directors for breaches of fiduciary duty and the indemnification by RCN of each director and officer of RCN, in each case, to the fullest extent permitted by applicable law.

Item 21.  Exhibits and Financial Statement Schedules

              (a) Exhibits

Exhibit No.                                         Document
-----------                                         --------
   2.1*       Form of Distribution Agreement among C-TEC Corporation, Cable Michigan, Inc. and RCN
              Corporation ("RCN") (incorporated by reference to Exhibit 2.1 to Amendment No. 2 to RCN's
              Information Statement on Form 10/A ("Form 10A") filed on September 5, 1997)

   2.2*       Agreement and Plan of Merger dated as of February 27, 1998 among RCN, LME Acquisition
              Corporation and Lancit Media Entertainment, Ltd. (incorporated by reference to Exhibit 2 to RCN's filing on Schedule 13-D ("Schedule 13-D") filed on March 6, 1998)

   2.3        Amendment No. 1 dated as of April 6, 1998 between RCN, LME Acquisition Corporation and
              Lancit Media Entertainment, Ltd. to Agreement and Plan of Merger dated February 27, 1998
              (included as Annex I of the Prospectus)

   2.4*       Voting Agreement dated as of February 27, 1998 among RCN, LME Acquisition Corporation,
              Lancit Media Entertainment, Ltd., Cecily Truett, Laurence A. Lancit and The Lancit Children's
              Trust  (incorporated by reference to Exhibit 1 to RCN's Schedule 13-D)

   2.5*       Agreement and Plan of Merger dated as of January 21, 1998 among Erols Internet, Inc., Erol
              Onaran, Gold & Appel Transfer, S.A., RCN and ENET Holding, Inc. (incorporated by reference to Exhibit 2.1 to RCN's Current Report on Form 8-K ("Form 8-K") filed on March 6, 1998)

   2.6*       Amendment No. 1 to Agreement and Plan of Merger dated as of January 21, 1998 among Erols
              Internet, Inc., Erol Onaran, Gold & Appel Transfer, S.A., RCN and ENET Holding, Inc.
              (incorporated by reference to Exhibit 2.2 to RCN's Form 8-K)

   3.1*       Amended and Restated Articles of Incorporation of RCN (incorporated by reference to Exhibit 3.1 to RCN's Form 10A)

   3.2*       By-laws of RCN (incorporated by reference to Exhibit 3.2 to RCN's Form 10A)

   4.1*       Indenture dated as of February 6, 1998 between RCN, as Issuer, and The Chase Manhattan Bank, as Trustee, with respect to the 9.80% Senior Discount Notes due 2008 (incorporated by reference to Exhibit 4.1 to RCN's Registration Statement on Form S-4 (Commission File No. 333-48487)
              ("1998 Form S-4") filed on March 23, 1998)

   4.2*       Form of the 9.80% Senior Discount Notes due 2008 (included in Exhibit 4.1) (incorporated by reference to Exhibit 4.2 to RCN's 1998 Form S-4)

   4.3*       Registration Rights Agreement dated as of February 6, 1998 by and among RCN and Merrill
              Lynch, Pierce, Fenner & Smith Incorporated, Salomon Brothers Inc and NationsBanc Montgomery
              Securities, Inc., as Initial Purchasers (incorporated by reference to Exhibit 4.3 to RCN's 1998 Form
              S-4)

   4.4*       Indenture dated as of October 17, 1997 between RCN, as Issuer, and The Chase Manhattan Bank, as Trustee, with respect to the 10% Senior Notes due 2007 (incorporated by reference to Exhibit
              4.1 to RCN's Registration Statement on Form S-4 (Commission File No. 333-41081) ("1997 Form
              S-4") filed on November 26, 1997)

   4.5*       Form of the 10% Senior Exchange Notes due 2007 (included in Exhibit 4.4) (incorporated by reference to Exhibit 4.2 to RCN's 1997 Form S-4)

   4.6*       Indenture dated as of October 17, 1997 between RCN, as Issuer, and The Chase Manhattan Bank, as Trustee, with respect to the 11 1/8% Senior Discount Notes due 2007 (incorporated by reference to Exhibit 4.3 to RCN's 1997 Form S-4)

   4.7*       Form of the 11 1/8% Senior Discount Exchange Notes due 2007 (included in Exhibit 4.6)
              (incorporated by reference to Exhibit 4.4 to RCN's 1997 Form S-4)

   4.8*       Escrow Agreement dated as of October 17, 1997 among The Chase Manhattan Bank, as escrow agent, The Chase Manhattan Bank, as Trustee under the Indenture (as defined therein), and RCN
              (incorporated by reference to Exhibit 4.6 to RCN's 1997 Form S-4)

   5.1        Opinion of Davis Polk & Wardwell

   8.1        Opinion of Christy & Viener

  10.1*       Tax Sharing Agreement by and among C-TEC Corporation, Cable Michigan, Inc. and the
              Registrant (incorporated by reference to Exhibit 10.1 to RCN's Form 10A)

  10.2*       Dark Fiber IRU Agreement dated as of May 8, 1997 among Metropolitan Fiber Systems/McCourt,
              Inc. and RCN Telecom Services of Massachusetts, Inc. (incorporated by reference to Exhibit 10.2 to RCN's Form 10A)

  10.3*       Dark Fiber IRU Agreement dated as of May 8, 1997 among Metropolitan Fiber Systems of New
              York, Inc. and RCN Telecom Services of New York, Inc. (incorporated by reference to Exhibit 10.3 to RCN's Form 10A)

  10.4*       Telephone Service to Reseller Agreement for Boston among Metropolitan Fiber Systems/McCourt,
              Inc. and RCN Telecom Services of Massachusetts, Inc. (incorporated by reference to Exhibit 10.4 to RCN's Form 10A)

  10.5*       Telephone Service to Reseller Agreement for New York among Metropolitan Fiber Systems of New
              York, Inc. and RCN Telecom Services of New York, Inc. (incorporated by reference to Exhibit 10.5 to RCN's Form 10A)

  10.6*       OVS Agreement dated May 8, 1997 between RCN Telecom Services, Inc. and MFS
              Communication Company, Inc. (incorporated by reference to Exhibit 10.6 of RCN's Form 10A)

  10.7*       Joint Venture Agreement dated as of December 23, 1996 between RCN Telecom Services, Inc. and
              Boston Energy Technology Group, Inc. (incorporated by reference to Exhibit 10.7 to RCN's Form
              10A)

  10.8*       Amended and Restated Operating Agreement of RCN-BECOCOM, LLC dated as of June 17, 1997
              (incorporated by reference to Exhibit 10.8 to RCN's Form 10A)

  10.9*       Management Agreement dated as of June 17, 1997 among RCN Operating Services, Inc. and
              BECOCOM, Inc. (incorporated by reference to Exhibit 10.9 to RCN's Form 10A)

  10.10*      Construction and Indefeasible Right of Use Agreement dated as of June 17, 1997 between
              BECOCOM, Inc. and RCN-BECOCOM, LLC (incorporated by reference to Exhibit 10.10 to
              RCN's Form 10A)

  10.11*      License Agreement dated as of June 17, 1997 between Boston Edison Company and BECOCOM,
              Inc. (incorporated by reference to Exhibit 10.11 to RCN's Form 10A)

  10.12*      Joint Investment and Non-Competition Agreement dated as of June 17, 1997 among RCN Telecom
              Services of Massachusetts, Inc., BECOCOM, Inc. and RCN-BECOCOM, LLC (incorporated by reference to Exhibit 10.12 to RCN's Form 10A)

  10.13*      Credit Agreement dated as of July 1, 1997 among C-TEC Cable Systems, Inc., ComVideo Systems,
              Inc., C-TEC Cable Systems of New York, Inc. and First Union National Bank, as agent**
              (incorporated by reference to Exhibit 4.1 to RCN's Form 10A)

  10.14*      Amended and Restated Operating Agreement of Starpower Communications, LLC dated as of
              December 18, 1997 by and between Pepco Communications, L.L.C. and RCN Telecom Services
              of Washington, D.C., Inc. (incorporated by reference to Exhibit 10.M to RCN's Annual Report on
              Form 10-K filed on March 31, 1998 ("10-K"))

  10.15       Agreement dated as of February 27, 1998 among Susan Solomon, RCN, Lancit Media
              Entertainment, Ltd. and LME Acquisition Corporation

  10.16       Waiver dated as of February 27, 1998 signed by Cecily Truett, RCN and Lancit Media
              Entertainment, Ltd.

  10.17       Waiver dated as of February 27, 1998 signed by Laurence A. Lancit, RCN and Lancit Media
              Entertainment, Ltd.

  11.1        Statement regarding Computation of Per Share Earnings of RCN (included in the Notes to the
              Consolidated Financial Statements of RCN)

  11.2        Statement regarding Computation of Per Share Earnings of Lancit

  21.1*       Subsidiaries of RCN (incorporated by reference to Exhibit 21 to RCN's 10-K)

  23.1        Consent of Coopers & Lybrand L.L.P. with respect to RCN

  23.2        Consent of Ernst & Young LLP, Independent Auditors, with respect to Erols Internet, Inc.

  23.3        Consent of Ernst & Young LLP, Independent Auditors, with respect to Lancit Media Entertainment,
              Ltd.

  23.4        Consent of Feldman Sherb Ehrlich & Co., P.C. (formerly Feldman, Radin & Co., P.C.), Predecessor
              Independent Auditors with respect to Lancit Media Entertiament, Ltd.

  23.5        Consent of Schroder & Co. Inc., Financial Advisor to Lancit

  24.1        Power of Attorney (included on the signature page of the Registration Statement)

  99.1        Form of Proxy

  99.2        Form of Letter of Transmittal

  99.3        Form of letter to holders

------------
     *Previously filed.

     **Exhibits and schedules which have not been filed with Exhibit 10.13 will be provided to the Commission by the Registrant upon request.

              (b) Financial Statement Schedules

                  Description

                  Condensed Financial Information of RCN for the Year Ended December 31, 1997 (Schedule I) (incorporated by reference to
                  Item 14(a)(2) to RCN's 10-K)

                  Valuation and Qualifying Accounts and Reserves for the Years Ended December 31, 997, 1996 and 1995 (Schedule II) (incorporated by reference to Item 14(a)(2) to RCN's 10-K)


Item 22.  Undertakings

              (a) the undersigned Registrant hereby undertakes:

                  (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) For the purpose of determining any liability under the
              Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That prior to any public reoffering of the securities
             registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (5) That every prospectus: (i) that is filed pursuant to
              paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

              (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (c) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.
This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

              (d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 8th day of May, 1998.

                                          RCN CORPORATION




                                          By: /s/ Bruce C. Godrey
                                             ---------------------------------
                                             Bruce C. Godfrey
                                             Executive Vice President
                                             and Chief Financial Officer

               The registrant and each person whose signature appears below constitutes and appoints Michael J. Mahoney and Bruce Godfrey his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof,

               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


        Signature                      Title                          Date
        ---------                      -----                          ----
   /s/ David C. McCourt      Director, Chairman and Chief          May 8, 1998
---------------------------  Executive Officer

     David C. McCourt
  /s/ Michael J. Mahoney     Director, President and Chief         May 8, 1998
---------------------------  Operating Officer
    Michael J. Mahoney

   /s/ Bruce C. Godfrey      Director, Executive Vice President    May 8, 1998
---------------------------  and Chief Financial Officer
     Bruce C. Godfrey

     /s/ Dennis Spina        Director, Vice Chairman and           May 8, 1998
---------------------------  President, Internet Services
       Dennis Spina

    /s/ James Q. Crowe                    Director                 May 8, 1998
---------------------------
      James Q. Crowe

      /s/ Thomas May                      Director                 May 8, 1998
---------------------------
        Thomas May

  /s/ Walter Scott, Jr.                   Director                 May 8, 1998
---------------------------
    Walter Scott, Jr.

  /s/ Michael B. Yanney                   Director                 May 8, 1998
---------------------------
    Michael B. Yanney

    /s/ Alfred Fasola                     Director                 May 8, 1998
---------------------------
    Michael B. Yanney

/s/ Thomas P. O'Neill, III                Director                 May 8, 1998
---------------------------
  Thomas P. O'Neill, III

   /s/ Richard R. Jaros                   Director                 May 8, 1998
---------------------------
     Richard R. Jaros

     /s/ Eugene Roth                      Director                 May 8, 1998
---------------------------
       Eugene Roth

   /s/ Stuart E. Graham                   Director                 May 8, 1998
---------------------------
     Stuart E. Graham

    /s/ Ralph Hromisin       Vice President and Corporate          May 8, 1998
---------------------------  Controller
      Ralph Hromisin

                                                 EXHIBIT INDEX

Exhibit No.                                         Document                                                          Page
-----------                                         --------                                                          ----
   2.1*       Form of Distribution Agreement among C-TEC Corporation, Cable Michigan, Inc. and RCN
              Corporation ("RCN") (incorporated by reference to Exhibit 2.1 to Amendment No. 2 to RCN's
              Information Statement on Form 10/A ("Form 10A") filed on September 5, 1997)

   2.2*       Agreement and Plan of Merger dated as of February 27, 1998 among RCN, LME Acquisition
              Corporation and Lancit Media Entertainment, Ltd. (incorporated by reference to Exhibit 2 to RCN's filing on Schedule 13-D ("Schedule 13-D") filed on March 6, 1998)

   2.3        Amendment No. 1 dated as of April 6, 1998 between RCN, LME Acquisition Corporation and
              Lancit Media Entertainment, Ltd. to Agreement and Plan of Merger dated February 27, 1998
              (included as Annex I of the Prospectus)

   2.4*       Voting Agreement dated as of February 27, 1998 among RCN, LME Acquisition Corporation,
              Lancit Media Entertainment, Ltd., Cecily Truett, Laurence A. Lancit and The Lancit Children's
              Trust  (incorporated by reference to Exhibit 1 to RCN's Schedule 13-D)

   2.5*       Agreement and Plan of Merger dated as of January 21, 1998 among Erols Internet, Inc., Erol
              Onaran, Gold & Appel Transfer, S.A., RCN and ENET Holding, Inc. (incorporated by reference to Exhibit 2.1 to RCN's Current Report on Form 8-K ("Form 8-K") filed on March 6, 1998)

   2.6*       Amendment No. 1 to Agreement and Plan of Merger dated as of January 21, 1998 among Erols
              Internet, Inc., Erol Onaran, Gold & Appel Transfer, S.A., RCN and ENET Holding, Inc.
              (incorporated by reference to Exhibit 2.2 to RCN's Form 8-K)

   3.1*       Amended and Restated Articles of Incorporation of RCN (incorporated by reference to Exhibit 3.1 to RCN's Form 10A)

   3.2*       By-laws of RCN (incorporated by reference to Exhibit 3.2 to RCN's Form 10A)

   4.1*       Indenture dated as of February 6, 1998 between RCN, as Issuer, and The Chase Manhattan Bank, as Trustee, with respect to the 9.80% Senior Discount Notes due 2008 (incorporated by reference to Exhibit 4.1 to RCN's Registration Statement on Form S-4 (Commission File No. 333-48487)
              ("1998 Form S-4") filed on March 23, 1998)

   4.2*       Form of the 9.80% Senior Discount Notes due 2008 (included in Exhibit 4.1) (incorporated by reference to Exhibit 4.2 to RCN's 1998 Form S-4)

   4.3*       Registration Rights Agreement dated as of February 6, 1998 by and among RCN and Merrill
              Lynch, Pierce, Fenner & Smith Incorporated, Salomon Brothers Inc and NationsBanc Montgomery
              Securities, Inc., as Initial Purchasers (incorporated by reference to Exhibit 4.3 to RCN's 1998 Form
              S-4)

   4.4*       Indenture dated as of October 17, 1997 between RCN, as Issuer, and The Chase Manhattan Bank, as Trustee, with respect to the 10% Senior Notes due 2007 (incorporated by reference to Exhibit
              4.1 to RCN's Registration Statement on Form S-4 (Commission File No. 333-41081) ("1997 Form
              S-4") filed on November 26, 1997)

   4.5*       Form of the 10% Senior Exchange Notes due 2007 (included in Exhibit 4.4) (incorporated by reference to Exhibit 4.2 to RCN's 1997 Form S-4)

   4.6*       Indenture dated as of October 17, 1997 between RCN, as Issuer, and The Chase Manhattan Bank, as Trustee, with respect to the 11 1/8% Senior Discount Notes due 2007 (incorporated by reference to Exhibit 4.3 to RCN's 1997 Form S-4)

   4.7*       Form of the 11 1/8% Senior Discount Exchange Notes due 2007 (included in Exhibit 4.6)
              (incorporated by reference to Exhibit 4.4 to RCN's 1997 Form S-4)

   4.8*       Escrow Agreement dated as of October 17, 1997 among The Chase Manhattan Bank, as escrow agent, The Chase Manhattan Bank, as Trustee under the Indenture (as defined therein), and RCN
              (incorporated by reference to Exhibit 4.6 to RCN's 1997 Form S-4)

   5.1        Opinion of Davis Polk & Wardwell

   8.1        Opinion of Christy & Viener

  10.1*       Tax Sharing Agreement by and among C-TEC Corporation, Cable Michigan, Inc. and the
              Registrant (incorporated by reference to Exhibit 10.1 to RCN's Form 10A)

  10.2*       Dark Fiber IRU Agreement dated as of May 8, 1997 among Metropolitan Fiber Systems/McCourt,
              Inc. and RCN Telecom Services of Massachusetts, Inc. (incorporated by reference to Exhibit 10.2 to RCN's Form 10A)

  10.3*       Dark Fiber IRU Agreement dated as of May 8, 1997 among Metropolitan Fiber Systems of New
              York, Inc. and RCN Telecom Services of New York, Inc. (incorporated by reference to Exhibit 10.3 to RCN's Form 10A)

  10.4*       Telephone Service to Reseller Agreement for Boston among Metropolitan Fiber Systems/McCourt,
              Inc. and RCN Telecom Services of Massachusetts, Inc. (incorporated by reference to Exhibit 10.4 to RCN's Form 10A)

  10.5*       Telephone Service to Reseller Agreement for New York among Metropolitan Fiber Systems of New
              York, Inc. and RCN Telecom Services of New York, Inc. (incorporated by reference to Exhibit 10.5 to RCN's Form 10A)

  10.6*       OVS Agreement dated May 8, 1997 between RCN Telecom Services, Inc. and MFS
              Communication Company, Inc. (incorporated by reference to Exhibit 10.6 of RCN's Form 10A)

  10.7*       Joint Venture Agreement dated as of December 23, 1996 between RCN Telecom Services, Inc. and
              Boston Energy Technology Group, Inc. (incorporated by reference to Exhibit 10.7 to RCN's Form
              10A)

  10.8*       Amended and Restated Operating Agreement of RCN-BECOCOM, LLC dated as of June 17, 1997
              (incorporated by reference to Exhibit 10.8 to RCN's Form 10A)

  10.9*       Management Agreement dated as of June 17, 1997 among RCN Operating Services, Inc. and
              BECOCOM, Inc. (incorporated by reference to Exhibit 10.9 to RCN's Form 10A)

  10.10*      Construction and Indefeasible Right of Use Agreement dated as of June 17, 1997 between
              BECOCOM, Inc. and RCN-BECOCOM, LLC (incorporated by reference to Exhibit 10.10 to
              RCN's Form 10A)

  10.11*      License Agreement dated as of June 17, 1997 between Boston Edison Company and BECOCOM,
              Inc. (incorporated by reference to Exhibit 10.11 to RCN's Form 10A)

  10.12*      Joint Investment and Non-Competition Agreement dated as of June 17, 1997 among RCN Telecom
              Services of Massachusetts, Inc., BECOCOM, Inc. and RCN-BECOCOM, LLC (incorporated by reference to Exhibit 10.12 to RCN's Form 10A)

  10.13*      Credit Agreement dated as of July 1, 1997 among C-TEC Cable Systems, Inc., ComVideo Systems,
              Inc., C-TEC Cable Systems of New York, Inc. and First Union National Bank, as agent**
              (incorporated by reference to Exhibit 4.1 to RCN's Form 10A)

  10.14*      Amended and Restated Operating Agreement of Starpower Communications, LLC dated as of
              December 18, 1997 by and between Pepco Communications, L.L.C. and RCN Telecom Services
              of Washington, D.C., Inc. (incorporated by reference to Exhibit 10.M to RCN's Annual Report on
              Form 10-K filed on March 31, 1998 ("10-K"))

  10.15       Agreement dated as of February 27, 1998 among Susan Solomon, RCN, Lancit Media
              Entertainment, Ltd. and LME Acquisition Corporation

  10.16       Waiver dated as of February 27, 1998 signed by Cecily Truett, RCN and Lancit Media
              Entertainment, Ltd.

  10.17       Waiver dated as of February 27, 1998 signed by Laurence A. Lancit, RCN and Lancit Media
              Entertainment, Ltd.

  11.1        Statement regarding Computation of Per Share Earnings of RCN (included in the Notes to the
              Consolidated Financial Statements of RCN)

  11.2        Statement regarding Computation of Per Share Earnings of Lancit

  21.1*       Subsidiaries of RCN (incorporated by reference to Exhibit 21 to RCN's 10-K)

  23.1        Consent of Coopers & Lybrand L.L.P. with respect to RCN

  23.2        Consent of Ernst & Young LLP, Independent Auditors, with respect to Erols Internet, Inc.

  23.3        Consent of Ernst & Young LLP, Independent Auditors, with respect to Lancit Media Entertainment,
              Ltd.

  23.4        Consent of Feldman Sherb Ehrlich & Co., P.C. (formerly Feldman, Radin & Co., P.C.), Predecessor
              Independent Auditors with respect to Lancit Media Entertiament, Ltd.

  23.5        Consent of Schroder & Co. Inc., Financial Advisor to Lancit

  24.1        Power of Attorney (included on the signature page of the Registration Statement)

  99.1        Form of Proxy

  99.2        Form of Letter of Transmittal

  99.3        Form of letter to holders

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     *Previously filed.

     **Exhibits and schedules which have not been filed with Exhibit 10.13 will be provided to the Commission by the Registrant upon request.